 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-252190
PROSPECTUS
Romeo Power, Inc.
Up to 62,150,554 Shares of Common Stock
Up to 12,266,648 Shares of Common Stock Issuable Upon Exercise of Warrants
Up to 4,763,058 Warrants

This prospectus relates to the issuance by us of up to an aggregate of up to 12,266,648 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 4,600,000 shares of Common Stock that are issuable upon the exercise of 4,600,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of RMG Acquisition Corp., a Delaware corporation (“RMG”), by the holders thereof, and (ii) up to 7,666,648 shares of Common Stock that are issuable upon the exercise of 7,666,648 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of RMG, by the holders thereof. We will receive the proceeds from any exercise of any Warrants for cash.
This prospectus also relates to the offer and sale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of (i) up to 62,150,554 shares of Common Stock (including up to 4,600,000 shares of Common Stock that may be issued upon exercise of the Private Warrants and 163,058 shares of Common Stock that may be issued upon exercise of 163,058 Public Warrants) and (ii) up to 4,763,058 Warrants, which consists of up to 4,600,000 Private Warrants and up to 163,058 Public Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.
We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Our Common Stock and Public Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “RMO” and “RMO.WT,” respectively. On January 25, 2021, the closing price of our Common Stock was $18.49 and the closing price for our Public Warrants was $6.75.

See the section entitled “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 26, 2021

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
On December 29, 2020 (the “Closing Date”), we consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger, dated as of October 5, 2020 (as amended, the “Merger Agreement”), by and among RMG, RMG Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of RMG (“Merger Sub”), and Romeo Systems, Inc., a Delaware corporation (“Legacy Romeo”). Pursuant to the terms of the Merger Agreement, a business combination between RMG and Legacy Romeo was effected through the merger of Merger Sub with and into Legacy Romeo, with Legacy Romeo surviving as the surviving company and as a wholly-owned subsidiary of RMG (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), RMG Acquisition Corp. changed its name to Romeo Power, Inc.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Romeo,” “we,” “us,” “our” and similar terms refer to Romeo Power, Inc. (f/k/a RMG Acquisition Corp.) and its consolidated subsidiaries (including Legacy Romeo). References to “RMG” refer to RMG Acquisition Corp. prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus, our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “contemplate,” “intend,” “believe,” “estimate,” “continue,” “goal,” “project” or the negative of such terms or other similar terms. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.
Forward-looking statements in this prospectus may include, for example, statements about:
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our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

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our financial and business performance following the Business Combination, including financial projections and business metrics;

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our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

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our ability to maintain the listing of our securities on the NYSE;

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the potential liquidity and trading of our securities;

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the implementation, market acceptance and success of our business model;

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our ability to scale in a cost-effective manner;

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developments and projections relating to our competitors and industry;

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our ability to develop new products, improve existing products and adapt our business model to keep pace with industry trends;

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our ability to operate in highly competitive markets and the potential adverse effects of this competition;

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our ability to maintain a high-level of client service and expand operations;

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our ability to comply with various trade restrictions, such as sanctions and export controls;

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our ability to comply with the anti-corruption laws of the United States and various international jurisdictions;

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our ability to execute our business model, including market acceptance of our planned products and services;

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the impact of health epidemics, including the novel coronavirus (“COVID-19”) pandemic, on our business and the actions we may take in response thereto;

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our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

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our future capital requirements and sources and uses of cash;

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our ability to obtain funding for our operations;

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our business, expansion plans and opportunities; and

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the outcome of any known and unknown litigation and regulatory proceedings.

These statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following:
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the outcome of any legal proceedings;

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our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

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costs related to the Business Combination;

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our success in retaining or recruiting, or changes required in, officers, key employees or directors following the Business Combination;

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risks that we are unsuccessful in integrating potential acquired businesses and product lines;

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risks of decreased revenues due to pricing pressures;

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risks that our products and services fail to interoperate with third-party systems;

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potential unavailability of third-party technology or battery cells that we use in our products;

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potential disruption of our products, offerings, website and networks;

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our ability to deliver products and services following a disaster or business continuity event;

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increased risks resulting from our international operations;

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potential unauthorized use of our products and technology by third parties;

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potential impairment charges related to goodwill, identified intangible assets and fixed assets;

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changes in applicable laws or regulations;

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potential failure to comply with privacy and information security regulations governing the client datasets we process and store;

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expectations regarding the time during which we will be an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, as amended (the “JOBS Act”);

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that we have identified a material weakness in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements;

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the possibility that the COVID-19 pandemic may adversely affect our results of operations, financial position and cash flows; and

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the possibility that we may be adversely affected by other economic, business or competitive factors.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.
Should one or more of the risks or uncertainties described in this prospectus or any of the underlying assumptions thereof prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” beginning on pag e 7 of this prospectus and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

Before investing in our securities, you should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements.
The Company
We are an industry leading energy storage technology company focused on designing and manufacturing lithium-ion battery modules and packs for commercial electric vehicles. Through our energy dense battery modules and packs, we enable large-scale sustainable transportation by delivering safe, longer lasting batteries that have shorter charge times and longer life. With greater energy density, we are able to create lightweight and efficient solutions that deliver superior performance and provide improved acceleration, range and durability compared to battery packs provided by our competitors. Our modules and packs are customizable and scalable and are optimized by our proprietary battery management systems. We believe we produce superior battery products compared to our competitors by leveraging our technical expertise and depth of knowledge of energy storage systems.
Background
We were originally known as RMG Acquisition Corp. On December 29, 2020, RMG consummated the Business Combination with Legacy Romeo pursuant to the Merger Agreement, dated as of October 5, 2020, among RMG, Legacy Romeo and Merger Sub. In connection with the Closing of the Business Combination, RMG changed its name to Romeo Power, Inc. Legacy Romeo was deemed to be the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification 805. While RMG was the legal acquirer in the Merger, because Legacy Romeo was deemed the accounting acquirer, the historical financial statements of Legacy Romeo became the historical financial statements of the combined company, upon the consummation of the Merger.
At the effective time of the Merger (the “Effective Time”):
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each share of Legacy Romeo common stock and preferred stock issued and outstanding immediately prior to the Effective Time (with each share of Romeo preferred stock being treated as if it were converted into Legacy Romeo common stock immediately prior to the Effective Time) (other than shares owned by Legacy Romeo as treasury stock or dissenting shares) converted into the right to receive 0.121730 shares (the “Exchange Ratio”) of our Common Stock and, if applicable, a cash amount payable in respect of fractional shares of Common Stock that would otherwise be issued in connection with the foregoing conversion;

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each Legacy Romeo convertible note converted into the right to receive a number of shares our Common Stock equal to the Exchange Ratio for each share of Legacy Romeo common stock into which such note would convert at a price equal to $0.4339 and, if applicable, a cash amount payable in respect of fractional shares of our Common Stock that would otherwise be issued in connection with the foregoing conversion; and

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the holders of Legacy Romeo options and holders of Legacy Romeo warrants continue to hold such options or warrants, as applicable, but such options and warrants became exercisable to purchase a number of shares of our Common Stock equal to the number of shares of Legacy Romeo common stock subject to such Legacy Romeo options and Legacy Romeo warrants multiplied by the Exchange Ratio (rounded down to the nearest whole share) at an exercise price per share divided by the Exchange Ratio (rounded up to the nearest whole cent).

At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time was converted into and exchanged for one validly issued, fully paid and nonassessable share of Legacy Romeo common stock.
On December 29, 2020, a number of purchasers (each, a “Subscriber”) purchased from the Company an aggregate of 16,000,000 shares of Class A Common Stock (the “PIPE Shares”), for a purchase price of

$10.00 per share and an aggregate purchase price of $160,000,000, pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into effective as of October 5, 2020. Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of PIPE Shares was consummated concurrently with the Closing.
Pursuant to our prior amended and restated certificate of incorporation, each share of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), converted into one share of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), at the Closing. After the Closing and following the effectiveness of our second amended and restated certificate of incorporation (“Certificate of Incorporation”), each share of Class A Common Stock was automatically reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock, without any further action by us or any stockholder.
Our Common Stock and Public Warrants are currently listed on the on the NYSE under the symbols “RMO” and “RMO.WT,” respectively.
The rights of holders of our Common Stock and Warrants are governed by our Certificate of Incorporation, our amended and restated bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and, in the case of the Warrants, that certain Warrant Agreement, dated February 7, 2019 (the “Warrant Agreement”), between RMG and American Stock Transfer & Trust Company, LLC (the “Warrant Agent”). See the sections entitled “Description of Securities” and “Certain Relationships and Related Person Transactions.”
Emerging Growth Company
We are an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.
We will remain an emerging growth company until the earlier of (1) December 31, 2024 (the last day of the fiscal year following the fifth anniversary of the consummation of the Initial Public Offering), (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which we have issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.
Corporate Information
RMG was incorporated on October 22, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. RMG completed its initial public offering (the “Initial Public Offering”) in February 2019. In December 2020, Merger Sub merged with and into Legacy Romeo, with Legacy Romeo surviving the Merger as a wholly-owned subsidiary of RMG. In connection with the Merger, we changed our name to Romeo Power, Inc. Our principal executive offices are located at 4380 Ayers Avenue, Vernon, California 90058. Our telephone number is (844) 257-8557. Our website address is www.romeopower.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING
Issuer
Romeo Power, Inc. (f/k/a RMG Acquisition Corp.)
Issuance of Common Stock
Shares of Common Stock Offered by us
12,266,648 shares of Common Stock issuable upon exercise of the Warrants, consisting of (i) 4,600,000 shares of Common Stock that are issuable upon the exercise of 4,600,000 Private Warrants by the holders thereof and (ii) 7,666,648 shares of Common Stock that are issuable upon the exercise of 7,666,648 Public Warrants by the holders thereof.
Shares of Common Stock Outstanding Prior to Exercise of All Warrants
126,787,151 shares (as of December 29, 2020).
Shares of Common Stock Outstanding Assuming Exercise of All
Warrants
139,053,817 shares (based on total shares outstanding as of December 29, 2020, and excluding any Legacy Romeo warrants).
Exercise Price of Warrants
$11.50 per share, subject to adjustment as described herein.
Use of Proceeds
We will receive up to an aggregate of approximately $141.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”
Resale of Common Stock and Warrants
Shares of Common Stock Offered by the Selling Securityholders
62,150,554 shares (including up to 4,600,000 shares of Common Stock that may be issued upon exercise of the Private Warrants and up to 163,058 shares of Common Stock that may be issued upon exercise of 163,058 Public Warrants).
Warrants Offered by the Selling Securityholders
4,763,058 Warrants, consisting of (i) 4,600,000 Private Warrants and (ii) 163,058 Public Warrants.
Redemption
The Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Use of Proceeds
We will not receive any proceeds from the sale of shares of Common Stock or Private Warrants by the Selling Securityholders.
Lock-Up Restrictions
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Certain Relationships and Related Person Transactions” for further discussion.
Market for Common Stock and Warrants
Our Common Stock and Public Warrants are currently traded on the NYSE under the symbols “RMO” and “RMO.WT,” respectively.
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Summary Risk Factors
An investment in shares of our Common Stock involves a high degree of risk. If any of the factors enumerated below or in the section entitled “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected.
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Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

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We have identified material weaknesses in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements and have other adverse consequences.

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Our business and future growth depends on the growth in demand for electric vehicles, hybrid vehicles and alternative fuel.

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We are currently dependent on a limited number of customers for a significant portion of our revenues.

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Many of our target customers are large commercial vehicle OEM customers and large volume customers, and the failure to obtain such customers, loss of sales to such customers or failure to negotiate acceptable terms in contract renewal negotiations could have an adverse impact on our business.

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Under certain circumstances, our customers can cancel or terminate our contracts.

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If any of our battery products fails to perform as expected, our ability to develop, market and sell our current products or future technology could be harmed.

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We operate in an extremely competitive industry and are subject to pricing pressures. Further, many other battery manufacturers have significantly greater resources than we have.

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Entering into strategic alliances, such as our joint venture with BorgWarner Inc. (“Borg Warner”), and relying on third party manufacturing expose us to risks.

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We may be restricted from growing sales of battery packs beyond those that we can produce in our current manufacturing facility.

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BorgWarner indirectly controls our research and development budget and critical research and development activities and priorities, which may require us to divert research and development resources away from activities that would grow our business in non-mobility sectors.

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BorgWarner has rights in Legacy Romeo’s intellectual property, and the option to expand such rights under certain circumstances.

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Legacy Romeo must disclose all of its technology to BorgWarner and may not be able to (i) effectively monitor whether BorgWarner is using such technology in accordance with applicable restrictions or (ii) obtain adequate compensation for any infringement or misappropriation of our intellectual property rights in such technology.

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BorgWarner could obtain a broad commercial license to Legacy Romeo’s intellectual property in the event of its insolvency or breach of any debt covenant.

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Our interest in the BorgWarner JV (as defined below) and the Legacy Romeo intellectual property are pledged to BorgWarner to secure Legacy Romeo’s performance of all of its obligations to BorgWarner relating to the BorgWarner JV.

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BorgWarner will have a call option to purchase our interest in the BorgWarner JV for an amount that may be less than the value that we could obtain for such interest on the open market.

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We are dependent on our suppliers to fulfill our customers’ orders, and if we fail to manage our relationships effectively with, or lose the services of, these suppliers and we cannot substitute suitable alternative suppliers, our operations would be materially adversely affected.

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Increases in costs, disruption of supply or shortage of any of our battery components, particularly cells, could harm our business.

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Our failure to keep up with rapid technological changes and evolving industry standards may cause our products to become obsolete and less marketable, resulting in loss of market share to our competitors or a decrease in demand for our battery packs and modules due to substitute products.

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If we cannot continue to develop new products in a timely manner and at favorable margins, we may not be able to compete effectively.

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Developments in alternative technology may adversely affect the demand for our battery modules, packs, and battery management systems (“BMS”) for electric vehicles.

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Lithium-ion battery cells have been observed to catch fire or vent smoke and flame.

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Manufacturing or use of our products may cause accidents, which could result in significant production interruption, delay or claims for substantial damages.

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We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

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As components of electric vehicles, our products as installed in the products of our customers are subject to motor vehicle standards, and the failure of the vehicles to satisfy such mandated safety standards could have a material adverse effect on the demand for our products, our business and our operating results.

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Future product recalls could materially adversely affect our business, prospects, financial condition and operating results.

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Third-party claims or litigation alleging infringement of patents or infringement or misappropriation of other proprietary rights, or seeking to invalidate our patents may adversely affect our business.

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Maintaining our manufacturing operations will require significant capital expenditures, and our inability or failure to maintain our operations would have a material adverse impact on our market share and ability to generate revenue.

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We rely on complex machinery for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

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We are currently dependent on a single manufacturing facility. If our facility becomes inoperable, we will be unable to produce our battery products and our business will be harmed.

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Our operations are subject to a variety of environmental, health and safety rules that can bring scrutiny from regulatory agencies and increase our costs.

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Our battery packs and BMS rely on software and hardware that are highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

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The unavailability, reduction or elimination of government and economic incentives due to policy changes or government regulation could have a material adverse effect on our business, prospects, financial condition and operating results.

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Failure to maintain adequate financial, information technology and management processes and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies, which could lead to errors in our financial reporting and adversely affect our business.

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We rely on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm our ability to operate our business effectively.

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A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for our products.

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Ownership of our Common Stock is concentrated, and as a result, certain stockholders may exercise significant influence over us.

RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements” and “Summary Risk Factors,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business, financial condition, liquidity, results of operations and prospects.
Risks Related to Our Business and Industry
Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.
You must consider the risks and difficulties we face as an early stage company with a limited operating history. If we do not successfully address these risks, our business, prospects, financial condition, and operating results will be materially and adversely harmed. Legacy Romeo was incorporated in June 2014 and has a very limited operating history on which investors can base an evaluation of our business, prospects, financial condition and operating results. We derive, and intend to continue to derive, the majority of our revenues from the sale of our battery packs, modules, and battery management systems. As of September 30, 2020, we had a backlog (as defined below) of approximately $310 million, of which approximately $240 million represented the minimum revenue that would be received under such contracts to satisfy take or pay minimum order commitments. We define contracted revenue (or “backlog”) as revenue expected to be received under our existing customer contracts from sales of battery packs, modules, battery management system software and services not yet built and delivered or provided. The difference between our backlog and our minimum revenue that would be received in satisfaction of take or pay minimum order commitments reflects that our backlog does not represent a guarantee that our customers will complete purchases of our products and services in the quantities that we anticipate, and some of our contracts allow our customers to purchase in smaller quantities with certain minimum order penalties. Although we have attempted to de-risk such backlog through minimum value commitments in existing contracts, there are no assurances that we will be able to maintain our current customers or supplier relationships, or secure future business with customers, such as major commercial vehicle original equipment manufacturers (“OEMs”), trucking companies and other fleet owners.
It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial condition could be materially affected.
We have identified material weaknesses in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements and have other adverse consequences.
We have identified material weaknesses in our internal control over financial reporting that we are currently working to remediate, which relate to: (a) Legacy Romeo’s general segregation of duties, including the review and approval of journal entries; and (b) a lack of sufficient technical accounting resources.
A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s financial statements would not be prevented or detected on a timely basis. These deficiencies could result in material misstatements to its consolidated financial statements that would not be prevented or detected on a timely basis.
Our management has concluded that these material weaknesses in our internal control over financial reporting are due to the fact that, prior to the completion of the Business Combination, Legacy Romeo was a private company with limited resources and did not have the necessary business processes and related internal controls formally designed and implemented coupled with the appropriate resources with the appropriate level of experience and technical expertise to oversee its business processes and controls.
Our management is in the process of developing a remediation plan. The material weaknesses will be considered remediated when management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate.
If not remediated, these material weaknesses could result in further material misstatements to our annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could be adversely affected and we could become subject to litigation or investigations by the NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.
Our business and future growth depends on the growth in demand for electric vehicles, hybrid vehicles and alternative fuel.
As the demand for our products is directly related to the market demand for electric vehicles, a fast-growing e-mobility market will be critical to the success of our business. In anticipation of an expected increase in the demand for electric vehicles in the next few years, we have developed our manufacturing facility and sought long-term strategic partnerships, such as our strategic alliance with tier 1 automotive supplier BorgWarner Inc. (“BorgWarner”). However, the markets we have targeted, primarily those in North America (North American commercial vehicles Class 6 through 8) and Europe (European high-performance vehicles), may not achieve the level of growth we expect during the time frame projected. If either of these markets fails to achieve our expected level of growth, we may have excess production capacity and may not be able to generate enough revenue to obtain profitability. If the market for alternative fuel, hybrid vehicles and electric vehicles does not develop at the rate or in the manner or to the extent that we expect, or if critical assumptions that we have made regarding the efficiency of our energy solutions are incorrect or incomplete, our business, prospects, financial condition and operating results could be harmed.
Our future depends on the needs and success of our customers, as well as the demand for our customers’ products or services.
The demand for our battery products will ultimately depend on our end-market users. Decisions to purchase our battery packs, modules, and BMS may depend on the performance of the industries of our customers and if demand for output in those industries decreases, then the demand for our products may decrease as well. Demand in these industries is impacted by numerous factors, including, but not limited to, commodity prices, infrastructure spending, consumer spending, customer fleet ICE replacement schedules, travel restrictions, fuel costs, energy demands, municipal spending and government mandates and incentives. Increases or decreases in these variables may significantly impact the demand for our products. If we are unable to predict demand accurately, we may be unable to meet our customers’ needs, resulting in the loss of potential sales, or we may produce excess products, resulting in increased inventories and overcapacity in our production facilities, increasing our unit production cost and decreasing our operating margins.
Further, our customers’ inability to market and sell their products or services successfully, whether from lack of market acceptance or otherwise, could materially and adversely affect our business and prospects because such customers may not order new or additional products from us. If we cannot achieve the expected level of sales, we will not be able to make sufficient profits to offset the expenditures we have incurred to expand our production capacity, nor will we be able to grow our business. Accordingly, our business, financial condition, results of operations and future success would be materially and adversely affected.

We are currently dependent on a limited number of customers for a significant portion of our revenues.
We have been dependent on a limited number of customers for a significant portion of our revenue. For the year ended December 31, 2019, Agility Fuel Systems LLC and Zume, Inc. accounted for approximately 74% of total revenue, and BorgWarner JV engineering services revenue accounted for 23% of total revenue. For the year ended December 31, 2018, four customers accounted for 78% of revenue. For the nine months ended September 30, 2020, BorgWarner JV engineering services revenue accounted for 47% of total revenue and Agility Fuel Systems, LLC accounted for approximately 47% of total revenue. For the nine months ended September 30, 2019, Agility Fuel Systems LLC, Zume, Inc. and BorgWarner JV engineering services revenue accounted for approximately 97% of revenue. Our top customer, Nikola, accounted for approximately 66% of our contracted revenues as of September 30, 2020, and, had our contract with Lion Buses been entered into as of such date (instead of the actual November 2, 2020 contract date), Nikola and Lion would have accounted for approximately 38% and 43%, respectively, of our contracted revenues as of September 30, 2020. Dependence on a few customers could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if a single dominant customer stops purchasing our products or if we lose a single dominant customer due to reasons out of our control. We expect that a limited number of customers will continue to contribute a significant portion of our sales in the near future. Our ability to maintain close relationships with these top customers is essential to the growth and profitability of our business. If we fail to sell our products to one or more of these top customers in any particular period, or if a large customer purchases fewer of our products, defers orders or fails to place additional orders with us, or if we fail to develop additional major customers, our revenue could decline and our results of operations could be adversely affected.
Our customers may fail to fulfill their purchase commitments.
Our order backlog currently consists of commitments by a small number of customers to purchase hundreds of millions of dollars of our products over the next several years. Our customers operate in a relatively new industry of commercial vehicles powered by electric batteries and have based their commitments to us on assumptions that sales in their industry will experience considerable growth over the next several years and that they will capture a significant portion of those sales. Further, those customers do not yet have a track record of profitability and may need to rely partially on invested capital to fulfill their commitments to us, and the products of those customers have not yet demonstrated broad market acceptance. If the market for commercial vehicles powered by electric batteries does not grow as expected, if some of our major customers fail to obtain necessary financial backing, or if their products are not widely accepted by the market, those customers may fail to satisfy their minimum purchase commitments to us. In that event, our revenue and profitability could be adversely effected.
Many of our target customers are large commercial vehicle OEM customers and large volume customers, and the failure to obtain such customers, loss of sales to such customers or failure to negotiate acceptable terms in contract renewal negotiations could have an adverse impact on our business.
Although we intend to sell predominantly to commercial vehicle OEMs and other large volume customers, we may not be able to establish or continue our relationships with such OEMs or large volume customers if customer demand is not as high as we expect or if commercial vehicle OEMs face pressure or contractual obligations from their existing suppliers not to purchase our products. We may enter into long-term contracts with certain of these commercial vehicle OEMs and other large volume customers who have substantial bargaining power with respect to price and other commercial terms, and any long-term contracts would be subject to renegotiation and renewal from time to time. Failure to obtain new customers, maintain existing customers, loss of all or a substantial portion of sales to any future or current customers for whatever reason (including, but not limited to, loss of contracts or failure to negotiate acceptable terms in contract renewal negotiations, loss of market share by these customers, insolvency of such customers, reduced or delayed customer requirements, plant shutdowns, strikes or other work stoppages affecting production by such customers) or continued reduction of prices to these customers could have a significant adverse effect on our financial results and business prospects. There can be no assurance that we will be able to obtain large volume customers, maintain our current large volume customers, not lose all or a portion of sales to any future large volume customers, or offset any reduction of prices to these customers with reductions in our costs or by obtaining new contracts.

The level of any future sales to commercial vehicle OEMs, including the realization of future sales from awarded business or obtaining new business or customers, is inherently subject to a number of risks and uncertainties, including the number of vehicles that these commercial vehicle OEMs actually manufacture and sell. Further, to the extent that the financial condition, including bankruptcy or market share, of any of our largest customers deteriorates or their sales otherwise continue to decline, our business, prospects, financial condition and operating results could be adversely affected. Accordingly, we may not in fact realize all of the future sales represented by our awarded business. Any failure to realize these sales could have a material adverse effect on our business, prospects, financial condition and operating results.
We may not be able to engage target customers successfully and to convert such contacts into meaningful orders in the future.
Our success, and our ability to increase revenue and operate profitably, depends in part on our ability to identify target customers and convert such contacts into meaningful orders or expand on current customer relationships. In some cases, our battery products have been delivered to certain customers on an early trial deployment basis, where such customers have the ability to evaluate whether our products meet their performance requirements before such customers commit to meaningful orders.
In addition to new customers, our future success depends on whether our current customers are willing to continue using our battery products as well as whether their product lines continue to incorporate our products. As our customers expand their product lines, we hope to be the primary supplier for their fleets. Our products are fully customizable and our R&D efforts strive to create products that are on the cutting edge of technology, but competition in our industry is high. To secure acceptance of our products, we must constantly develop and introduce longer-range and more cost-effective batteries with enhanced functionality and performance to meet evolving industry standards. If we are unable to meet our customers’ performance requirements or industry specifications, retain target customers, or convert early trial deployments into meaningful orders, our business, prospects, financial condition and operating results could be materially adversely affected.
Under certain circumstances, our customers can cancel or terminate our contracts.
We have ongoing arrangements with our customers and target customers. Some of these arrangements are evidenced by non-binding letters of intent and memoranda of understanding, early stage agreements that are used for design and development purposes but will require renegotiation at later stages of development or production or master agreements that have yet to be implemented under separately negotiated statements of work, each of which could be terminated or may not materialize into next-stage contracts or long-term contract partnership arrangements. For instance, we have entered into non-binding letters of intent or memoranda of understanding with certain commercial vehicle companies in the United States and Canada. If these arrangements are terminated or if we are unable to enter into next-stage contracts or long-term operational contracts, our business, prospects, financial condition and operating results may be materially adversely affected.
If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts and within our industry or are subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.
Customers may be less likely to purchase our battery products if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in our products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, customer unfamiliarity with our battery products, any delays in scaling production, delivery and service operations to meet demand, competition, future changes in the evolving hybrid electric and electric vehicle market or uncertainty regarding our production and sales performance compared with market expectations.

If any of our battery products fails to perform as expected, our ability to develop, market and sell our current products or future technology could be harmed.
Our products, such as our battery modules, packs and BMS, could contain defects in design and production that may cause them not to perform as expected or to require repair. We currently have a limited frame of reference by which to evaluate the performance of our products upon which our business prospects depend. There can be no assurance that we will be able to detect and fix any defects in our battery products. We may experience recalls in the future, which could adversely affect our brand and could adversely affect our business, prospects, financial condition and operating results.
Further, our products may not perform consistent with customers’ expectations or consistent with other vehicles that may become available. Any product defects or any other failure of our battery modules, packs and software to perform as expected could harm our reputation and result in lost revenue, delivery delays, product recalls, negative publicity, product liability claims and significant warranty and other expenses and could have a material adverse impact on our business, prospects, financial condition and operating results. Additionally, problems and defects experienced by other alternative fuel commercial vehicle companies or electric consumer vehicles could by association have a negative impact on public perception and customer demand for our products.
We operate in an extremely competitive industry and are subject to pricing pressures. Further, many other battery manufacturers have significantly greater resources than we have.
We compete with a number of major international manufacturers and distributors, as well as a number of smaller, regional competitors. We expect competition to become more intense as our end-markets transition to zero-emission transportation. Increased competition may result in declines in average selling prices of our products, causing a decrease in margins. Due to excess capacity in some sectors of our industry and consolidation among industrial battery purchasers, we may be subjected to significant pricing pressures.
Many of our competitors have greater financial, personnel, technical, manufacturing, marketing, sales and other resources than we do, which may place us at a competitive disadvantage. In addition, certain of our competitors may have a lower overall cost structure. As a result, these competitors may be in a stronger position to respond quickly to market opportunities, new or emerging technologies and evolving industry standards. Many of our competitors are developing a variety of battery technologies, such as solid state batteries and fuel cells, which are expected to compete with our existing product lines. It is possible that our competitors will be able to introduce new products with more desirable features than ours and their new products will gain greater market acceptance. If our competitors successfully do so, we may not be able to maintain our competitive position, and our business and future success would be materially and adversely affected.
We anticipate continued competitive pricing pressure as foreign producers are able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in our major end markets. Several of our competitors have strong technical, marketing, sales, manufacturing, distribution and other resources, as well as significant name recognition, established positions in the market and long-standing relationships with our industry’s potential customer base. In addition, certain of our competitors may have long-standing relationships with suppliers, which may provide them with a competitive pricing advantage and reduce their exposure to volatile raw material costs. Our ability to maintain and improve our operating margins has depended, and continues to depend, on our ability to control and reduce our costs. We cannot assure you that we will be able to continue to control our operating expenses, to raise or maintain our prices or increase our unit volume, in order to maintain or improve our operating results.
Entering into strategic alliances, such as our joint venture with BorgWarner, and relying on third party manufacturing expose us to risks.
We have entered into, and may in the future enter into additional, strategic alliances, including joint ventures or minority equity investments with various third parties to further our business. For example, in May 2019, Legacy Romeo joined forces with a subsidiary of tier 1 automotive supplier BorgWarner to form a joint venture named BorgWarner Romeo Power LLC (the “BorgWarner JV”). Our strategic alliance with

BorgWarner gives us, through our ownership interest in the BorgWarner JV, an opportunity to benefit from BorgWarner’s and its affiliates’ manufacturing expertise, superior purchasing power with our existing suppliers, and longstanding relationships with many of our target customers. With BorgWarner’s global footprint, we believe we have an opportunity through the BorgWarner JV to significantly and efficiently expand into the European and Asian electric vehicle markets.
While offering potential benefits, these strategic alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the partners and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party. For example, if we rely on BorgWarner’s manufacturing facilities, those operations would be outside of our control. We could experience delays if our partners do not meet agreed upon timelines or experience capacity constraints, and in turn, we could lose customers and face reputational harm.
Further, there is risk of potential disputes with partners, and we could be affected by adverse publicity related to our partners whether or not such publicity is related to their collaboration with us. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our partners’ products. In addition, because we rely on our partners and third parties to meet our quality standards, there can be no assurance that we will successfully maintain quality standards. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.
We may be restricted from growing sales of battery packs beyond those that we can produce in our current manufacturing facility.
Legacy Romeo has the right to exploit its own intellectual property pursuant to an Intellectual Property License Agreement (the “IP License”) that it entered into with BorgWarner at the time BorgWarner invested in Legacy Romeo and the parties formed the BorgWarner JV. However, rights of first refusal in the Joint Venture Operating Agreement that Legacy Romeo entered into with BorgWarner (the “JV Agreement”) limit Legacy Romeo’s right to exploit its intellectual property. Those rights give the BorgWarner JV a right of first refusal to manufacture all of Legacy Romeo’s mobility products, and give BorgWarner a right of first refusal to manufacture all of Legacy Romeo’s stationary products once Legacy Romeo exceeds the projected 6.8 gigawatt hour annual production capacity of our existing manufacturing facility. If the BorgWarner JV exercised its right to manufacture all of Legacy Romeo’s mobility battery products over such annual production capacity limit, Legacy Romeo would benefit from such sales through its ownership of 40% of the BorgWarner JV and through its right to collect a royalty based on the BorgWarner JV’s revenue. Further, if BorgWarner were to exercise its right to manufacture Legacy Romeo’s stationary battery products over such annual production capacity limit, BorgWarner would be required to do so via a joint venture with Legacy Romeo on terms that Legacy Romeo and BorgWarner would negotiate at the time of forming such venture.
The relevant provisions in the JV Agreement and the IP License arguably could be interpreted by BorgWarner to restrict our right to exploit Legacy Romeo’s intellectual property to expand production operations and/or sell products beyond the products that we can manufacture within our projected 6.8 gigawatt hour annual production capacity regardless of whether BorgWarner or the BorgWarner JV exercise their rights of first refusal, which may limit our business growth potential and make our company less attractive than it otherwise would be to potential investors and/or acquirors.
BorgWarner indirectly controls our research and development (“R&D”) budget and critical R&D activities and priorities, which may require us to divert R&D resources away from activities that would grow our business in non-mobility sectors.
Our success depends on our ability to continue to effectively develop our technology and intellectual property through our R&D program. However, Legacy Romeo’s overall annual R&D budget is subject to approval by the board of directors of the BorgWarner JV (the “JV Board”), which BorgWarner controls. Our inability to exclusively determine our own R&D budget may impair our competitiveness.

Further, we have the sole right under the Legacy Romeo intellectual property to commercialize stationary applications anywhere in the world, and the sole right in North America relating to certain recreational vehicles and specialty items. However, generally Legacy Romeo may only allocate 20% of its total R&D spend to activities directed to non-mobility applications. That limitation may impair our ability to effectively pursue non-mobility market opportunities.
Legacy Romeo’s other R&D activities (i.e., activities accounting generally for at least 80% of Legacy Romeo’s total R&D budget) must be focused on technology for use in mobile applications, including vehicles that move on air, in water, on-road, or off-road, and any application that transports people or cargo. Our pursuit of such activities also must be directed, prioritized and approved by the JV Board, and agreed to by Legacy Romeo’s board of directors.
Because the markets in which the BorgWarner JV has an intellectual property license to operate differ from the markets in which Legacy Romeo has an intellectual property license to operate (for example, only the BorgWarner JV is licensed to operate in the market for passenger vehicle batteries), the R&D priorities that we may have apart from our interest in and obligations to the BorgWarner JV may not always align with the R&D priorities of the BorgWarner JV. Further, BorgWarner owns 60% of the BorgWarner JV but only 15.2% of our outstanding Common Stock, so BorgWarner’s portion of any gain in the value of the BorgWarner JV is greater than its portion of any gain in the value of the Company. As a result, by enforcing its contractual rights, the BorgWarner JV could require us to divert our R&D resources away from activities that we believe would most benefit us and towards activities that would primarily benefit the BorgWarner JV.
BorgWarner has rights in Legacy Romeo’s intellectual property, and the option to expand such rights under certain circumstances.
Under the IP License, BorgWarner has a perpetual, irrevocable, worldwide license to use all of Legacy Romeo’s current and future intellectual property. The license is currently limited to noncommercial uses. However, under certain circumstances, such as if Legacy Romeo sells or grants rights under its intellectual property to a direct competitor of either BorgWarner or the BorgWarner JV, if Legacy Romeo is acquired by a direct competitor of either BorgWarner or the BorgWarner JV, or if Legacy Romeo performs certain activities such as R&D in relation to mobility applications without BorgWarner’s approval, BorgWarner would have the right to expand its license to Legacy Romeo’s intellectual property so that the license becomes transferable, sub-licensable and arguably exclusive, enabling BorgWarner to commercialize any products, without any obligation to pay any license or other fee in connection with such license expansion. Because BorgWarner is a large enterprise, the range of automotive businesses that may be considered a direct competitor of BorgWarner is quite broad. Further, BorgWarner may disagree with us as to whether any particular business not already identified is a direct competitor.
Although we would argue, if necessary, that BorgWarner’s expanded license described above would not restrict or limit Legacy Romeo’s rights to sublicense or otherwise exploit the rights granted to Legacy Romeo under the IP License, BorgWarner could argue that, if the license were interpreted as being exclusive, the effect would limit Legacy Romeo’s rights under the IP License.
BorgWarner’s rights to expand the scope of its license under such agreement in the event that Legacy Romeo is acquired by a direct competitor may make our company less attractive than it otherwise would be to potential strategic acquirors and thus impair the value of our Common Stock.
Legacy Romeo must disclose all of its technology to BorgWarner and may not be able to (i) effectively monitor whether BorgWarner is using such technology in accordance with applicable restrictions or (ii) obtain adequate compensation for any infringement or misappropriation of our intellectual property rights in such technology.
Legacy Romeo is obligated to provide the BorgWarner JV and BorgWarner access to all of its proprietary technology, including the source code for our battery management system. It would be possible for BorgWarner to use that technology and related intellectual property without our knowledge or in ways that the IP License does not permit. If this happened, we might have limited monetary remedies available to us given contractual limitations of liability.

BorgWarner could obtain a broad commercial license to Legacy Romeo’s intellectual property in the event of its insolvency or breach of any debt covenant.
If Legacy Romeo becomes insolvent, forms an intent to evaluate potential insolvency proceedings, or breaches any debt covenant that results in an event of default under any debt instrument, or if the BorgWarner JV is dissolved based on any breach by Legacy Romeo of any agreement relating to the BorgWarner JV, then BorgWarner would have the option, to the extent that it is valid and enforceable under applicable law, to convert its license from a noncommercial license to a perpetual, irrevocable, worldwide, transferrable and sub-licensable license to commercialize any products. BorgWarner may elect to obtain such commercial license on a nonexclusive basis by paying three times the then prior year’s Romeo IP Royalty (as defined below) (see the section entitled “Business — Joint Venture with BorgWarner”) or may elect to obtain such commercial license on an exclusive basis (subject to Legacy Romeo’s license from IP Holdco) by paying five times such Romeo IP Royalty.
Although we would argue, if necessary, that BorgWarner’s exclusive license described above would not restrict or limit Legacy Romeo’s rights to sublicense or otherwise exploit the rights granted to Legacy Romeo under the IP License, BorgWarner could argue that, if such exclusive license is triggered, the effect would be to limit Legacy Romeo’s rights under the IP License.
Our interest in the BorgWarner JV and the Legacy Romeo intellectual property are pledged to BorgWarner to secure Legacy Romeo’s performance of all of its obligations to BorgWarner relating to the BorgWarner JV.
Legacy Romeo has granted security interests to BorgWarner in its ownership interests in the BorgWarner JV and in Romeo IP Holdco (as defined below) (which holds all of Legacy Romeo’s intellectual property), as well as in Legacy Romeo’s intellectual property, to secure its obligations under all of the agreements relating to the formation or operation of the BorgWarner JV, including, but not limited to, its R&D-related obligations. Those security interests may impair our ability to raise debt or equity capital.
BorgWarner will have a call option to purchase our interest in the BorgWarner JV for an amount that may be less than the value that we could obtain for such interest on the open market.
BorgWarner’s subsidiary will have the right at any time after June 28, 2022 to purchase our entire interest in the BorgWarner JV. The purchase price will be the value of our interest as determined by an independent appraiser (the choice of which must be approved by Legacy Romeo and BorgWarner) using standard valuation methodologies taking into account a discount for lack of marketability. The purchase price determined by this method may be less than the amount that we could obtain for our interest in the BorgWarner JV from a willing buyer in an arm’s-length transaction.
We are dependent on our suppliers to fulfill our customers’ orders, and if we fail to manage our relationships effectively with, or lose the services of, these suppliers and we cannot substitute suitable alternative suppliers, our operations would be materially adversely affected.
We rely on third-party suppliers for the provision and development of many of the key components and materials used in our battery modules and packs, such as cells, electrical components, and enclosure materials. The inability of our suppliers to deliver necessary components of our battery products at prices and volumes, performance and specifications acceptable to us could have a material adverse effect on our business, prospects, financial condition and operating results. While we plan to obtain components from multiple sources whenever possible, some of the components used in our vehicles may be purchased by us from a single source. While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short term (or at all) at prices or quality levels that are favorable to us, which could have a material adverse effect on our business, prospects, financial condition and operating results.
Our third-party suppliers may not be able to meet their product specifications and performance characteristics or our desired specifications, performance and pricing, which would impact our ability to achieve our product specifications and performance characteristics as well. Additionally, our suppliers may be unable to obtain required certifications for their products for which we plan to use or provide warranties that are necessary for our solutions. If we are unable to obtain components and materials used in our battery products from our suppliers or if our suppliers decide to create or supply a competing product, our business could be materially adversely affected.
Increases in costs, disruption of supply or shortage of any of our battery components, particularly cells, could harm our business.
From time to time, we may experience increases in the cost or a sustained interruption in the supply or shortage of our components. Any such increase or supply interruption could materially and negatively impact our business, prospects, financial condition and operating results. The prices for our components fluctuate depending on market conditions and global demand and could adversely affect our business, prospects, financial condition and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for battery cells. These risks include, but are not limited to:
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the inability or unwillingness of our suppliers and their competitors to build or operate cell production facilities to supply the numbers of cells required to support the growth of the electric vehicle industry as demand for such cells increases;

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disruption in the supply of cells due to quality issues or recalls by the cell manufacturers;

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a decrease in the number of manufacturers of cells; and

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an increase in the cost of raw materials.

Any disruption in the supply of battery cells could temporarily disrupt production of our products until a different supplier is fully qualified. Moreover, cell manufacturers may refuse to supply electric vehicle manufacturers if they determine that the vehicles are not sufficiently safe. Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges. Substantial increases in the prices for raw materials may increase the cost of our components and consequently, the costs of products. There can be no assurance that we will be able to recoup increasing costs of our components by increasing prices, which in turn could reduce our profit margins.
Our failure to keep up with rapid technological changes and evolving industry standards may cause our products to become obsolete and less marketable, resulting in loss of market share to our competitors or a decrease in demand for our battery packs and modules due to substitute products.
The lithium-based battery market is characterized by changing technologies and evolving industry standards, which are difficult to predict. This, coupled with frequent introduction of new products and models, has shortened product life cycles and may render our products obsolete or unmarketable. Our ability to adapt to evolving industry standards and anticipate future standards and market trends will be a significant factor in maintaining and improving our competitive position and our prospects for growth. To achieve this goal, we have invested and plan to continue investing significant financial resources in our R&D infrastructure. R&D activities, however, are inherently uncertain, and we might encounter practical difficulties in commercializing our research results. Accordingly, our significant investment in our R&D infrastructure may not bear fruit. On the other hand, our competitors may improve their technologies or even achieve technological breakthroughs that would render our products obsolete or less marketable. Therefore, our failure to effectively keep up with rapid technological changes and evolving industry standards by introducing new and enhanced products may cause us to lose our market share and to suffer a decrease in our revenue.
We may experience significant delays in the design, production and launch of our new products, which could harm our business, prospects, financial condition and operating results.
Our R&D team is continually looking to improve our battery packs and modules. Production of light weight pack series, next generation module, and third generation BMS are not expected to begin until 2022 and may occur later or not at all. Any delay in the financing, design, production and launch of our new products could materially damage our brand, business, prospects, financial condition and operating results. There are often delays in the design, production and commercial release of new products, and to the extent we delay the launch of the items identified above, our growth prospects could be adversely affected as we may fail to grow our market share, to keep up with competing products or to satisfy customers’ demands or needs. We rely on third-party suppliers for the provision and development of many of the key components and materials used in our battery products, and to the extent they experience any delays, we may need to seek alternative suppliers. If we experience delays by our third-party suppliers, we could experience delays in delivering on our timelines.
If we cannot continue to develop new products in a timely manner and at favorable margins, we may not be able to compete effectively.
The battery industry has been notable for the pace of innovations in product life, product design and applied technology. We and our competitors have made and continue to make, investments in R&D with the goal of further innovation. Our ability to create new products and line extensions and to sustain existing products is affected by whether we can, among other things:
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develop and fund research and technological innovations;

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receive and maintain necessary intellectual property protections;

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obtain governmental approvals and registrations;

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comply with governmental regulations; and

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anticipate customer needs and preferences successfully.

The failure to develop and launch successful new products could hinder the growth of our business and any delay in the development or launch of a new product could also compromise our competitive position. If competitors introduce new or enhanced products that significantly outperform ours, or if they develop or apply manufacturing technology that permits them to manufacture at a significantly lower cost relative to ours, we may be unable to compete successfully in the market segments affected by these changes.
Developments in alternative technology may adversely affect the demand for our battery modules, packs, and BMS for electric vehicles.
Significant developments in alternative technologies, such as fuel cell technology, advanced diesel, ethanol or natural gas, or breathing batteries, may materially and adversely affect our business, prospects, financial condition and operating results in ways that we may not currently anticipate. Existing and other battery technologies, fuels or sources of energy may emerge as customers’ preferred alternatives to our battery products. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative products, which could result in decreased revenue and a loss of market share to our competitors.
Our R&D efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. As technologies evolve, we plan to upgrade or adapt our energy solutions with the latest technology, in particular lighter weight modules and packs, advanced cooling methods, and advanced battery chemistry, which may also negatively impact the adoption of our other products. However, we may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our battery products.
Lithium-ion battery cells have been observed to catch fire or vent smoke and flame.
Our battery packs and modules make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While our battery packs and modules are single cell fault tolerant and, therefore, designed to contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of our battery packs could occur. This faulty result could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve vehicles containing our battery packs, could seriously harm our business and reputation.
In addition, we store a significant number of lithium-ion cells at our facility. Any mishandling of battery cells may cause disruption to the operation of our facility. While we have implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt our operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition and operating results.
Manufacturing or use of our products may cause accidents, which could result in significant production interruption, delay or claims for substantial damages.
Due to the high energy density inherent in lithium-based batteries, our batteries can pose certain safety risks, including the risk of fire. Our battery modules and packs are single cell fault tolerant, meaning if for some reason a certain battery exhibits a thermal incident, the thermal incident will not propagate to the neighboring cells. Our state-of-the-art testing systems verify all critical specifications to assure everything is fully functional as intended. Nevertheless, accidents causing death or personal injury or property damage, can occur. Although we incorporate safety procedures in the research, development, manufacture and transportation of batteries that are designed to minimize safety risks, the manufacture or use of our products may still cause accidents. Any accident, whether occurring at the manufacturing facilities or from the use of our products, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damage.
We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
Product liability claims, even those without merit or those that do not involve our products, could harm our business, prospects, financial condition and operating results. The automobile industry in particular experiences significant product liability claims, and we face inherent risk of exposure to claims in the event that our battery products do not perform or are claimed not to have performed as expected. As is true for other commercial vehicle suppliers, we expect in the future that our battery products will be installed on vehicles that will be involved in crashes resulting in death or personal injury. Additionally, product liability claims that affect our competitors may cause indirect adverse publicity for us and our products.
A successful product liability claim against us could require us to pay a substantial monetary award. While we maintain product liability insurance, we may not be able to cover any substantial monetary judgment against us. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our products and business and could have a material adverse effect on our brand, business, prospects, financial condition and operating results.
As components of electric vehicles, our products as installed in the products of our customers are subject to motor vehicle standards, and the failure of the vehicles to satisfy such mandated safety standards could have a material adverse effect on the demand for our products, our business and our operating results.
Our products are used as components in electric vehicles. All vehicles sold must comply with applicable international, federal, and state motor vehicle safety standards, which vary by national and other jurisdictions. In the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by our vehicle manufacturing customers to satisfy motor vehicle standards could have a material adverse effect on our business and operating results.
Moreover, we may incur our own significant costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative energy industry are currently evolving and we face risks associated with changes to these regulations.
To the extent the laws become more stringent or otherwise change, our components or the vehicles into which they are incorporated may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

Internationally, there may be laws in jurisdictions we have not yet entered or laws of which we are unaware in jurisdictions we have entered that may restrict our sales or other business practices. Even for those jurisdictions we have analyzed, the laws in this area can be complex and difficult to interpret and may change over time. Continued regulatory limitations and other obstacles interfering with our or our customer’s ability to sell products could have a negative and material impact on our business, prospects, financial condition and results of operations.
Future product recalls could materially adversely affect our business, prospects, financial condition and operating results.
Any product recall in the future, whether it involves our or a competitor’s product, may result in negative publicity, damage our brand and materially adversely affect our business, prospects, financial condition and operating results. In the future, we may voluntarily or involuntarily, initiate a recall if any of our products are proven to, or possibly could, be defective or noncompliant with applicable federal motor vehicle safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image, as well as our business, prospects, financial condition and operating results.
Third-party claims or litigation alleging infringement of patents or infringement or misappropriation of other proprietary rights, or seeking to invalidate our patents may adversely affect our business.
Our success depends in part on our avoiding infringement, misappropriation and other violations of the patents and other intellectual property rights of third parties. Claims of infringement, misappropriation, or other violation of patents or other intellectual property rights are often expensive and time-consuming to defend, and if we were unsuccessful in defending such claims we could be forced to stop use of certain technologies and/or pay damages or on-going royalties. It is very difficult to determine whether products and technologies infringe, misappropriate or otherwise violate the patents or other intellectual property rights of third parties.
Some of our competitors may have more resources than we do to pursue claims of infringement, misappropriation or other violations of patents or other intellectual property rights. We may conclude that even if third parties are infringing, misappropriating or otherwise violating our patents or other intellectual property rights, the risk-adjusted costs of bringing claims against such third parties may be too high or otherwise not in the interest of our company. Finally, even if our patent applications are granted, competitors or infringers of such patents could successfully challenge their validity or enforceability.
Our patent applications may not result in issued patents and our patents may be invalidated or narrowly interpreted, in which event our competitiveness and value may be undermined.
Our key technological innovations, including innovations that are currently commercialized in our products and innovations that we plan to deploy in the future, are described in our one issued patent and in several pending patent applications. There is no assurance that the pending applications will result in issued patents. Further, to the extent that we endeavor to enforce our currently issued patent or any patents that are issued in the future, an alleged infringer is likely to assert that it has not infringed any claim of the applicable patent(s) and that the applicable patent(s) is, in any event, invalid or unenforceable. There can be no assurance that we will overcome those defenses. Further, if one or more of our patents are held to be invalid or unenforceable, or if claims of those patents are interpreted narrowly, or if patents fail to issue from our pending applications, our competitiveness and value may be undermined.
If the estimates and assumptions we use to determine the size of our total addressable market are inaccurate, our future growth rate may be affected and our business would be harmed.
Market estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all. The principal assumptions relating to our market opportunity include: a $225 billion total addressable market for commercial vehicles in North America and Europe, regulatory developments driven by consumer and societal pressures to reduce CO2, commitments by large logistics and commercial vehicle OEMs to convert to battery electric vehicle (“BEV”) fleets, and our ability to maintain and expand our technological and operational advantage over competitors. Our market opportunity is also based on the assumption that our existing and future offerings will be more attractive to our customers and potential customers than competing products. If these assumptions prove inaccurate, our business, financial condition, and results of operations could be adversely affected. For more information regarding our estimates of market opportunity and the forecasts of market growth included in this prospectus, see the section entitled “Business — Industry & Market.”
Maintaining our manufacturing operations will require significant capital expenditures, and our inability or failure to maintain our operations would have a material adverse impact on our market share and ability to generate revenue.
We released our first commercial vehicle products to the market in 2018, and we plan to begin producing these products at increased scale for existing and new customers. We will be required to incur significant capital expenditures as we grow our production operations to meet customer demand. If we are unable or fail to adequately maintain our manufacturing capacity or quality control processes, we could lose customers, and there could be a material adverse impact on our market share and our ability to generate revenue.
We rely on complex machinery for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.
We rely heavily on complex machinery for our operations, and our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our manufacturing facility consists of large-scale machinery combining many components. The manufacturing facility components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, environmental hazards and remediation, costs associated with decommissioning of machines, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, and seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, financial condition or prospects.
We are currently dependent on a single manufacturing facility. If our facility becomes inoperable, we will be unable to produce our battery products and our business will be harmed.
Our 113,000 square foot headquarters and manufacturing facility is based in Vernon, California, where all our production and R&D activities take place. Our plant and the equipment we use to manufacture our battery modules, packs, and BMS would be costly to replace and could require substantial lead time to replace and qualify for use. Our facility may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our products for some period of time. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all. The inability to produce our battery products or the backlog that could develop if our manufacturing facility is inoperable for even a short period of time may result in harm to our reputation, a loss of customers or a material adverse effect on our business, results of operations, financial condition or prospects.
We may not be able to accurately plan our production based on our sales contracts, which may result in carrying excess raw material inventory.
Our sales contracts typically provide for a forecast of twelve months on the quantity of products that our customers may purchase from us. We typically have a sixteen-week lead time to manufacture products to meet our customers’ requirements once our customers place orders with us. To meet this delivery deadline, we generally make decisions on our production level and timing, procurement, facility requirements, personnel needs and other resources requirements based on estimates made in light of this forecast, our past dealings with such customers, market conditions and other relevant factors. Our customers’ final purchase orders may not be consistent with our estimates. If the final purchase orders substantially differ from our estimates, we may have excess raw material inventory or material shortages. Excess inventory could result in unprofitable sales or write-offs as our products are susceptible to obsolescence and price declines. Expediting additional material to make up for any shortages within a short time frame could result in unprofitable sales or cause us to adjust delivery dates. In either case, our results of operation would fluctuate from period-to-period.
Our operations are subject to a variety of environmental, health and safety rules that can bring scrutiny from regulatory agencies and increase our costs.
Our operations are subject to environmental, health and safety rules, laws and regulations, including those governing hazardous material handling, transportation, and cleanup and occupational health and safety. While we believe that the policies and programs we have in place are reasonably designed and implemented to assure compliance with these requirements and to avoid hazardous substance release lability with respect to our manufacturing facility leasehold (see the section entitled “Business — Environmental, Health and Safety Regulations”), there can be no guarantee that we will not confront new or more stringent compliance obligations that could impose substantial costs.
We may be subject to declining average selling prices, which may harm our revenue and gross profits.
Electric vehicles, light electric vehicles and energy storage are subject to declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences. As a result, our customers may expect us as suppliers to cut our costs and lower the price of our products in order to mitigate the negative impact on their own margins.
We continue to refine and optimize our manufacturing process to provide our top-notch products at competitive prices. Our designs are optimized and inherently flexible for high rate manufacturing on the same automated lines. Automation of critical assembly steps, coupled with patented component designs, makes our module production process economical, reliable and speedy. Despite our cost-effective production, we expect to face possible market-driven downward pricing pressures in the future. Our revenue and profitability will suffer if we are unable to offset any declines in our average selling prices by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing the material costs of our products on a timely basis.
Our battery packs and BMS rely on software and hardware that are highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.
Our products rely on software and hardware, including software and hardware developed or maintained internally or by third parties, that are highly technical and complex and will require modification and updates over the life of a battery pack. In addition, certain of our products depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Our software and hardware may contain, errors, bugs or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet the objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects or technical limitations may be found within our software and hardware. Although we attempt to remedy any issues that we observe in our products as effectively and rapidly as possible, such efforts may not be timely, may hamper production, or may not be to the satisfaction of our customers. If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, we may suffer damage to our brand, loss of customers, loss of revenue or liability for damages, any of which could adversely affect our business and financial results.

Inability to leverage vehicle and customer data could impact our software algorithms and impact our research and development operations.
We rely on data collected from the use of fleet vehicles outfitted with our products, including vehicle data and data related to battery usage statistics. We use this data in connection with our software algorithms and the research, development and analysis of our products. Our inability to obtain this data or the necessary rights to use this data could result in delays or otherwise negatively impact our research and development efforts.
The unavailability, reduction or elimination of government and economic incentives due to policy changes or government regulation could have a material adverse effect on our business, prospects, financial condition and operating results.
Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle industry or other reasons may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally or our battery power solutions. While certain tax credits and other incentives for alternative energy production, alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future or that they will remain at current levels. In particular, our business is affected by federal, state and local tax credits, rebates, grants and other government programs and incentives that promote the use of electric vehicles. Additionally, our business is affected by laws, rules and regulations that require reductions in carbon emissions or the use of renewable fuels, such as the California Low Carbon Fuel Standards and the Oregon Clean Fuels Program. These programs and regulations, which have the effect of encouraging the demand for electric vehicles, could expire or be repealed or amended for a variety of reasons. For example, parties with an interest in gasoline and diesel, natural gas or other alternative vehicles or vehicle fuels, including lawmakers, regulators, policymakers, environmental or advocacy organizations, OEMs, trade groups, suppliers or other powerful groups, may invest significant time and money in efforts to delay, repeal or otherwise negatively influence regulations and programs that promote battery powered vehicles. Many of these parties have substantially greater resources and influence than we have. Further, changes in federal, state or local political, social or economic conditions, including a lack of legislative focus on these programs and regulations, could result in their modification, delayed adoption or repeal. Any failure to adopt, delay in implementation, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other alternative fuels or alternative vehicles over battery power, would reduce the market for batteries as a source of power and harm our operating results, liquidity and financial condition.
Government reviews, inquiries, investigations, and actions could harm our business or reputation.
Our operations are subject to significant governmental scrutiny and may be adversely impacted by the results of such scrutiny. The regulatory environment with regard to our business is evolving, and officials often exercise broad discretion in deciding how to interpret and apply applicable regulations. From time to time, we receive formal and informal inquiries from various government regulatory authorities, as well as self-regulatory organizations, about our business and compliance with local laws, regulations or standards. For example, the City of Vernon conducts an annual health inspection.
Any determination that our operations or activities, or the activities of our employees, are not in compliance with existing laws, regulations or standards could result in the imposition of substantial fines, interruptions of business, loss of supplier, vendor, customer or other third-party relationships, termination of necessary licenses and permits, or similar results, all of which could potentially harm our business and/or reputation. Even if an inquiry does not result in these types of determinations, regulatory authorities could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business, and it potentially could create negative publicity that could harm our business and/or reputation.
We will face risks associated with potential international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.
We will face risks associated with any potential international operations, including possible unfavorable regulatory, political, tax and labor conditions, which could harm our business. We anticipate having subsidiaries that are subject to the legal, political, regulatory and social requirements and economic conditions in international jurisdictions. We may be subject to a number of risks associated with international business activities that may increase our costs, impact our ability to manufacture or sell our products and require significant management attention. These risks include, but are not limited to:
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conforming our products to various international regulatory requirements where those products are sold, which requirements may change over time;

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United States and foreign government trade restrictions, tariffs and price or exchange controls;

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changes in diplomatic and trade relationships;

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political instability, natural disasters, war or events of terrorism; and

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the strength of international economies.

If we fail to address these risks successfully, our business and prospects could be negatively impacted.
Our business could be adversely affected by trade tariffs or other trade barriers.
In recent years, China and the United States have each imposed tariffs, and there remains a potential for further trade barriers. These barriers may escalate into a trade war between China and the United States. Tariffs could potentially impact our raw material prices and impact any plans to sell products in China. In addition, these developments could have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.
We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.
We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.
Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in our shares.
We are subject to governmental export and import control laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business, prospects, financial condition and operating results.
Our products and solutions, including components of our products, are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of our products and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and even some of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.
In addition, changes in our products or solutions or changes in applicable export or import laws and regulations may create delays in the introduction and sale of our products and solutions in international markets, increase costs due to changes in import and export duties and taxes, prevent our customers from deploying our products and solutions or, in some cases, prevent the export or import of our products and solutions to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of our products and solutions, decreased ability to export or sell our products and solutions to customers, and decreased ability to import components or parts critical to the manufacture of our products. Any decreased use of our products and solutions, limitation on our ability to export or sell our products and solutions, or limitation on our ability to import components or parts would likely adversely affect our business, prospects, financial condition and operating results.
Our products might fail to qualify as “domestic origin” for purposes of “Buy America” requirements imposed on the recipients of U.S. Government grants.
Some of our customers are recipients of grants subject to regulations implemented by the U.S. Federal Transit Authority for purchases of rolling stock, including “Buy America” requirements codified at 49 C.F.R. Part 661. In some cases our customers must ensure that our products, when incorporated into rolling stock subject to “Buy America” requirements, qualify as “domestic origin” components or subcomponents. Some of our products are manufactured using parts or components that are imported from other countries. If our products manufactured from imported parts or components fail to meet the regulatory thresholds to qualify as “domestic origin” under the applicable regulations, we might be disqualified or otherwise precluded from supplying those products to customers that are subject to applicable “Buy America” requirements, or we might be liable to those customers for having failed to comply with certifications or representations that are products are “domestic origin,” each of which would likely adversely affect our business, prospects, financial condition and operating results.
Changes in public policies affecting the development and more widespread adoption of electric vehicles could affect the demand for our products.
Sales to electric vehicle producers account for a large portion of our battery sales. If the market for electric vehicles does not develop, demand for our products could be harmed. As a result, our success depends, in part, on laws that affect demand for electric vehicles. For example, laws compelling the reduction of greenhouse gas emissions could create opportunity for increased sales of our batteries for incorporation in electric vehicles. California proposed the world’s first zero-emission sales mandate on commercial trucks, including that 40 percent of trucks be zero-emission by 2035. Twelve states have announced plans to require, by 2050, that every new medium- and heavy-duty vehicle be fully electric. Incentives, including tax credits or rebates, for electric vehicle purchases to reduce greenhouse gas emissions create a climate in which our sales may increase. Eliminating or phasing out such incentives could have the opposite effect. The financial success of our electric vehicle producing customers may depend, in part, on their ability to sell tradable regulatory emission credits. Laws that restrict or diminish the value of such credits may lessen our electric vehicle producing customers’ demand for our batteries.

If we fail to manage our growth effectively, including failing to attract and integrate qualified personnel, we may not be able to develop, produce, market and sell our battery pack, modules, or battery management systems successfully.
Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. We expect our future expansion to include, among other things:
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expanding the management team;

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hiring and training new personnel;

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leveraging consultants to assist with company growth and development;

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conducting market research and analysis;

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controlling expenses and investments in anticipation of expanded operations;

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expanding design, production, and service departments;

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implementing and enhancing administrative infrastructure, systems and processes; and

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expanding our market share in international markets, including Europe and Asia, through the BorgWarner JV.

Our success depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel, in particular engineers specializing in various disciplines, including battery design and production. Experienced and highly skilled employees are in high demand and competition for these employees can be intense. Our ability to hire, attract and retain them depends on our ability to provide competitive compensation packages. We may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel, and our failure to do so could adversely affect our business, prospects, financial condition and operating results.
Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and harm our financial results.
Our customers depend on our support organization to resolve any technical issues relating to our products. In addition, our sales process is highly dependent on the quality of our products, our business reputation and on strong recommendations from our existing customers. Any failure to maintain high-quality and highly-responsive technical support, or a market perception that we do not maintain high-quality and highly-responsive support, could harm our reputation, adversely affect our ability to sell our products to existing and prospective customers, and harm our business, operating results and financial condition.
We offer technical support services with our products and may be unable to respond quickly enough to accommodate short-term increases in demand for support services, particularly as we increase the size of our customer base. We also may be unable to modify the format of our support services to compete with changes in support services provided by competitors. It is difficult to predict demand for technical support services and if demand increases significantly, we may be unable to provide satisfactory support services to our customers. Additionally, increased demand for these services, without corresponding revenue, could increase costs and adversely affect our results of operations.
We may need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected.
The design, manufacture, sale and servicing of our battery products is capital-intensive. We currently have sufficient capital to fund our planned operations for the next three years, at which point we expect to be generating self-sustaining free cash flow. However, we may need to raise additional capital to scale our manufacturing, continue our R&D efforts, improve our infrastructure, and expand into emerging markets. Further, we may subsequently determine that additional funds are necessary earlier than anticipated. We may raise additional funds through the issuance of equity, equity related or debt securities, or through obtaining credit from government or financial institutions. This capital may be necessary to fund our ongoing operations, continue research, development and design efforts, and improve infrastructure. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects could be materially adversely affected.
We recently were the victim of a data breach resulting in publication of proprietary source code.
We discovered on August 5, 2020 that, without our knowledge or authorization, in mid-July 2020 a hacker published on the Internet the source code for the earliest version (1.0) of our battery management firmware (the individual also published source code belonging to 40 other companies). There is no evidence that the hacker obtained access to other source code of Legacy Romeo, which was stored on different servers with stronger security protections, and we are currently releasing a new version of the battery management firmware. Nevertheless, the unauthorized publication of version 1.0 of such firmware may have eliminated trade secret protection for such firmware, which would cause us to have to resort to copyright protection in case of unauthorized use.
We rely on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm our ability to operate our business effectively.
Experienced computer programmers and hackers may be able to penetrate our network and misappropriate or compromise our confidential information or that of third parties, create system disruptions or cause shutdowns. Computer programmers and hackers also may be able to develop and deploy viruses, worms and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. While we employ a number of protective measures, including firewalls, network infrastructure vulnerability scanning, anti-virus and endpoint detection and response technologies, these measures may fail to prevent or detect attacks on our systems. We have experienced one intrusion, and we may experience future intrusions, which could adversely affect our business, operations, or products.
In addition, our hardware and software or third party components and software that we utilize in our products may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation or security of the products. The costs to us to eliminate or mitigate cyber or other security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant and, if our efforts to address these problems are not successful, such problems could result in interruptions, delays, cessation of service and loss of existing or potential customers that may impede our sales, manufacturing, distribution or other critical functions.
Any claim that our products or systems are subject to a cybersecurity risk, whether valid or not, could damage our reputation and adversely impact our revenues and results of operations. We manage and store various proprietary information and sensitive or confidential data relating to our business as well as information from our suppliers and customers. Breaches of our or any of our third party suppliers’ security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about us or our customers or suppliers, including the potential loss or disclosure of such information or data as a result of fraud, trickery or other forms of deception, could expose us or our customers or suppliers to a risk of loss or misuse of this information, result in litigation and potential liability for us, damage our brand and reputation or otherwise harm our business.
To the extent we experience cyber-security incidents in the future, our relationships with our customers and suppliers may be materially impacted, our brand and reputation may be harmed and we could incur substantial costs in responding to and remediating the incidents and in resolving any investigations or disputes that may arise with respect to them, any of which would cause our business, operations, or products to be adversely affected. In addition, the cost and operational consequences of implementing and adding further data protection measures could be significant.
Risks Related to Ownership of Our Securities
The price of our Common Stock may be volatile.
The price of our Common Stock may fluctuate due to a variety of factors, including:

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actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

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mergers and strategic alliances in the industry in which we operate;

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market prices and conditions in the industry in which we operate;

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changes in government regulation;

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potential or actual military conflicts or acts of terrorism;

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announcements concerning us or our competitors; and

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the general state of the securities markets.

These market and industry factors may materially reduce the market price of our Common Stock, regardless of our operating performance.
Ownership of our Common Stock is concentrated, and as a result, certain stockholders may exercise significant influence over us.
As of December 29, 2020, BorgWarner beneficially owned approximately 15.2% of our outstanding Common Stock and Michael Patterson, the founder of Legacy Romeo, beneficially owned approximately 11.3% of our outstanding Common Stock. In addition, BorgWarner owns 60% of the BorgWarner JV and controls the JV Board. As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our Certificate of Incorporation and approval of significant corporate actions. This control could have the effect of delaying or preventing a change of control of us or changes in management and will make the approval of certain actions difficult without the support of these stockholders.
We do not expect to declare any dividends in the foreseeable future.
We do not anticipate declaring any cash dividends to holders of our Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Common Stock.
We expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on our business downgrades our securities or publishes inaccurate or unfavorable research about our business, the price of our Common Stock could decline. If one or more of these analysts ceases coverage of our business or fails to publish reports on our business regularly, the price of our Common Stock or its trading volume could decline. While we expect research analyst coverage of the Company, if no analysts commence coverage of it, the trading price and volume for our Common Stock could be adversely affected.
We may issue additional shares of Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our Common Stock.
As of December 29, 2020, we had warrants outstanding to purchase up to an aggregate of 15,458,583 shares of Common Stock and options outstanding to purchase up to an aggregate of 11,295,587 shares of Common Stock. We also have the ability to issue up to 15,000,000 shares under the 2020 Plan (as defined below) (see the section entitled “Market Information for Common Stock and Dividend Policy — Securities Authorized for Issuance under Equity Compensation Plans”). We may also issue additional shares of Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

Our issuance of additional shares of Common Stock or other equity securities of equal or senior rank would have the following effects:
•
our existing stockholders’ proportionate ownership interest will decrease;

•
the amount of cash available per share, including for payment of dividends in the future, may decrease;

•
the relative voting strength of each previously outstanding share of Common Stock may be diminished; and

•
the market price of shares of our Common Stock and/or Warrants may decline.

Our Certificate of Incorporation and Bylaws contain anti-takeover provisions that could adversely affect the rights of our stockholders.
Our Certificate of Incorporation and Bylaws contain provisions that will limit the ability of others to acquire control of the Company or cause it to engage in change-of-control transactions, including, among other things:
•
provisions that authorize our board of directors, without action by our stockholders, to issue additional shares of Common Stock and preferred stock with preferential rights determined by our board of directors;

•
provisions that permit only (i) the chairperson of our board, (ii) our chief executive officer, or (iii) a majority of our board of directors to call special meetings of stockholders and therefore do not permit our stockholders to call stockholder meetings; and

•
provisions that impose advance notice requirements and other requirements and limitations on the ability of stockholders to propose matters for consideration at stockholder meetings.

These provisions could have the effect of depriving our stockholders of an opportunity to sell their Common Stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of the Company in a tender offer or similar transaction.
Our Certificate of Incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or our directors, officers, employees or stockholders.
Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our Certificate of Incorporation provides that the exclusive forum provision is applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, the choice of forum provision will not apply to claims brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Future resales of our Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.
The sale or possibility of sale of shares of Common Stock, including by our officers and directors and certain of our stockholders granted rights to register the resale of Common Stock held by them under the Securities Act could have the effect of increasing the volatility in share price of our Common Stock or putting significant downward pressure on the price of our Common Stock. Such sale or the perception that these sales might occur could also impair our ability to raise capital through the sale of additional equity securities.
The shares of Common Stock offered by the Selling Securityholders represent approximately 44.9% of our outstanding Common Stock, not including the shares of Common Stock underlying our outstanding warrants. To the extent that the warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales or the potential sales of substantial numbers of shares of our Common Stock in the public market by the Selling Securityholders could have the effect of increasing the volatility in share price of our Common Stock or putting significant downward pressure on the price of our Common Stock.
There is no guarantee that the Warrants will be in the money at the time they become exercisable, and they may expire worthless.
The exercise price of the Warrants is $11.50 per share of Common Stock. There is no guarantee that the Warrants will be in the money following the time that they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless.
We may amend the terms of the Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Warrant could be decreased, all without your approval.
Our Warrants are issued pursuant to the terms of a Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but require the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Common Stock purchasable upon exercise of a Warrant.
We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to holders of the Warrants.
We have the ability to redeem outstanding Warrants for cash, in whole or in part, at a price of $0.01 per Warrant, at any time while the Warrants are exercisable, upon not less than 30 days’ prior written notice of redemption to each Warrant holder and if, and only if, the last reported sales price of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to the Warrant holders.
If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. The Private Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees.
In addition, we may redeem your Warrants after they become exercisable for a number of shares of Common Stock determined based on the redemption date and the fair market value of our Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Warrants are “out-of-the-money,” in which case, you would lose any potential embedded value from a subsequent increase in the value of our Common Stock had your Warrants remained outstanding.
Risk Relating to Our Management
Our business depends substantially on the continuing efforts of our key executive officers and senior management team and the loss of one or more of these employees could adversely affect our business.
Our success depends largely upon the continued services of our key executive officers. These executive officers are “at-will” employees and, therefore, may terminate employment with us at any time with no advance notice. We also rely on our management team in the areas of R&D, marketing, services and general administrative functions. If one or more of our other senior executives are unable or unwilling to continue to work for us in their present positions, we would be significantly disadvantaged. Moreover, if any of our current or former senior executives joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and key personnel. Each of our executive officers has entered into an employment agreement with us, which contains confidentiality clauses. The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business.
We do not currently maintain key man life insurance policies with respect to every officer and are evaluating whether to obtain such additional key man life insurance policies. Any failure by our management team and our employees to perform as expected may have a material adverse effect on our business, prospects, financial condition and operating results.
Our management has limited experience in operating a public company.
Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of our business. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.
The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than we anticipate.
As a result of operating as a public company (and particularly after we are no longer an “emerging growth company” or “smaller reporting company”), we will incur significant legal, accounting and other expenses that we did not incur as a private company. As a public company, we are subject to the reporting requirements of the Exchange Act, and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the NYSE, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance than we obtained as a private company, and could also make it more difficult for us to attract and retain qualified members of our board of directors as compared to when we were a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company” or a “smaller reporting company.” We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
General Risk Factors
The uncertainty in global economic conditions could negatively affect our operating results.
Our operating results are directly affected by the general global economic conditions of the industries in which our major customer groups operate. Our business segments are highly dependent on the economic and market conditions in each of the geographic areas in which we operate. Sales of our battery packs and battery management systems (“BMS”) for truck fleets, for example, depend significantly on demand for new electric vehicle transportation by large consumer companies. The uncertainty in global economic conditions varies by geographic segment and can result in substantial volatility in global credit markets. These conditions affect our business by reducing prices that our customers may be able or willing to pay for our products or by reducing the demand for our products, which could in turn negatively impact our sales and result in a material adverse effect on our business, cash flow, results of operations and financial condition.
If we are unable to grow, or if we fail to manage future growth effectively, our revenue may not increase and we may be unable to implement our business strategy.
Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our clients’ requirements, all of which could materially adversely affect our business, financial condition and results of operations. To manage our current and anticipated future growth effectively, we must continue to maintain and enhance our infrastructure, financial and accounting systems and controls. We must also attract, train and retain a significant number of engineers, sales and marketing personnel, customer support personnel, professional services personnel, software engineers, technical personnel and management personnel, and the availability of such personnel may be constrained.
As we continue to grow, including from the integration of employees and businesses acquired in connection with previous or future acquisitions, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our profitability and our ability to retain and recruit qualified personnel who are essential for our future success. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or manufacture high-quality products. Additionally, we may not be able to expand and upgrade our infrastructure to accommodate future growth.

Failure to effectively manage our growth could also lead us to over-invest or under-invest in development and operations; result in weaknesses in our infrastructure, systems or controls; give rise to operational mistakes, financial losses, loss of productivity or business opportunities; and result in loss of employees and reduced productivity of remaining employees. Our growth is expected to require significant capital expenditures and may divert financial resources from other projects such as the development of new products and services. If we are unable to manage our growth effectively, our expenses may increase more than expected, our revenue may not increase or may grow more slowly than expected and we may be unable to implement our business strategy.
A change in our product mix may cause our results of operations to differ substantially from the anticipated results in any particular period.
Our overall profitability may not meet expectations if our products, customers or geographic mix are substantially different than anticipated. Our profit margins vary among products, customers and geographic markets. Consequently, if our mix of any of these is substantially different from what is anticipated in any particular period, our profitability could be lower than anticipated.
We experience fluctuations in quarterly and annual operating results.
Our quarterly and annual operating results have fluctuated in the past and likely will fluctuate in the future. The demand for our products is driven largely by the demand for the end-product applications that are powered by our products. Accordingly, the battery industry for electric transportation is affected by market conditions that are often outside our control. Our results of operations may fluctuate significantly from period-to-period due to a number of factors, including seasonal variations in consumer demand for batteries and their end applications, industry-wide technological changes, the loss of a key customer and the postponement, rescheduling or cancellation of large orders by a key customer. As a result of these factors and other risks discussed in this section, period-to-period comparisons should not be relied upon to predict our future performance.
Failure to maintain adequate financial, information technology and management processes and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies, which could lead to errors in our financial reporting and adversely affect our business.
As a private company, we were not required to document and test our internal controls over financial reporting, our management was not required to certify the effectiveness of our internal controls and our auditors were not required to opine on the effectiveness of our internal control over financial reporting. As a publicly-traded company, we may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which would occur once we are subject to Exchange Act reporting requirements for 12 months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. We expect that we will be subject to the SEC’s internal control reporting and attestation requirements with respect to our annual report on Form 10-K for the year ending December 31, 2021. We might not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.
Our operations may be adversely affected by the coronavirus outbreak, and we face risks that could impact our business.
In December 2019, COVID-19 surfaced in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020 with respect to the outbreak, and several countries have initiated travel restrictions, closed borders and given social distancing directives, including instructions requiring “shelter-in-place.” In addition to these existing travel restrictions, some locales may impose prolonged quarantines and further restrict travel, which may significantly impact the ability of our employees to visit and qualify new production suppliers, may make it such that we are unable to obtain sufficient components or raw materials and component parts on a timely basis or at a cost-effective price or may significantly hamper our products from moving through the supply chain.
Our global business could be adversely affected by risks associated with public health crises and epidemics/pandemics, such COVID-19. We rely on our production facilities, as well as third-party suppliers, in the United States, Europe and Asia, which have been significantly impacted by COVID-19. This outbreak has resulted in the extended shutdown of certain businesses in many of these countries, which may result in disruptions or delays to our supply chain and either have resulted in or may result in significant disruptions to our customer base. Any disruption in these businesses will likely impact our sales and operating results. We have taken temporary precautionary measures intended to help minimize the risk of the virus to our employees including temporarily requiring some employees to work remotely and implementing social distancing protocol for all work conducted onsite. We have suspended non-essential travel worldwide for our employees and are discouraging employee attendance at other gatherings. Business disruptions elsewhere in the world could also negatively affect the sources and availability of components and materials that are essential to the operation of our business in the United States, Europe, and Asia. In 2020, COVID-19 had a limited adverse impact on our operations, supply chains and distribution systems, but did result in our sustaining higher losses on raw materials than we had previously expected. However, many regions, particularly the Southern California region where our operations are principally located, are experiencing increases in COVID-19 cases and governmental authorities are implementing temporary closures, lockdowns and restrictions to combat COVID-19. This increase in COVID-19 cases and these restrictions may have negative impacts on our operations, supply chains and distribution systems in 2021 and beyond. In addition, our efforts to qualify new suppliers, particularly in Asia, have been postponed indefinitely, which delay has required us to continue using higher cost components for our products. Because of travel restrictions we are not able to visit many prospective customers in person, which could delay the sales conversion cycle. Due to these precautionary measures and resulting global economic impacts, we may experience significant and unpredictable reductions in demand for certain of our products. The degree and duration of disruptions to future business activity due to COVID-19 are unknown at this time.
A widespread health crisis could adversely affect the global economy, resulting in an economic downturn that could impact demand for our products.
The future impact of the COVID-19 outbreak is highly uncertain and cannot be predicted and there is no assurance that such outbreak will not have a material adverse impact on our business, financial condition and results of operations. The extent of the impact will depend on future developments, including actions taken to contain COVID-19, and if these impacts persist or exacerbate over an extended period of time.
Changes in tax laws may materially adversely affect our business, prospects, financial condition and operating results.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect our business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, U.S. federal tax legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. Future guidance from the IRS with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation.
Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of our business and growth strategy and impact the price of our Common Stock and Warrants.
Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the price of our Common Stock and Warrants or other factors may in the future cause us to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our board of director’s attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult for us to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, the price of our Common Stock and Warrants could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

USE OF PROCEEDS
All of the Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $141.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on the NYSE under the symbol “RMO.WT.”
We cannot currently determine the price or prices at which shares of our Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our Common Stock and Public Warrants are currently listed on the NYSE under the symbols “RMO” and “RMO.WT,” respectively. Prior to the consummation of the Business Combination, our Common Stock and our Public Warrants were listed on the NYSE under the symbols “RMG” and “RMG.WT,” respectively. As of December 29, 2020 following the completion of the Business Combination, there were 252 holders of record of our Common Stock. We currently do not intend to list the Private Warrants offered hereby on any stock exchange or stock market.
Dividend Policy
We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and we have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.
Securities Authorized for Issuance under Equity Compensation Plans
As of December 29, 2020, there were 26,295,587 shares authorized for issuance under our equity incentive plans.
Our stockholders approved our 2020 Long-Term Incentive Plan (the “2020 Plan”) on December 28, 2020, which became effective immediately upon the Closing. Upon the Closing, all outstanding options under the Romeo Systems, Inc. 2016 Stock Plan (the “2016 Plan”) became exercisable to purchase a number of shares of our Common Stock equal to the number of shares of Legacy Romeo common stock subject to such Legacy Romeo options multiplied by the Exchange Ratio (rounded down to the nearest whole share) at an exercise price per share divided by the Exchange Ratio (rounded up to the nearest whole cent).
We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under the 2020 Plan and the assumed Legacy Romeo options. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover shares of Common Stock underlying the 2020 Plan and the assumed Legacy Romeo options. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

SELECTED HISTORICAL FINANCIAL INFORMATION
RMG’s balance sheet data as of December 31, 2019 and December 31, 2018 and statement of operations data for the fiscal year ended December 31, 2019 and the period from October 22, 2018 (inception) through December 31, 2018 are derived from RMG’s audited financial statements included elsewhere in this prospectus. The selected historical interim financial information of RMG as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 is derived from the unaudited interim financial statements of RMG included elsewhere in this prospectus.
Legacy Romeo’s consolidated balance sheet data as of December 31, 2019 and December 31, 2018, consolidated statement of operations data and consolidated statement of cash flow data for the fiscal years ended December 31, 2019 and December 31, 2018 are derived from Legacy Romeo’s audited financial statements, included elsewhere in this prospectus. The selected historical interim financial information of Legacy Romeo as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 is derived from the unaudited condensed consolidated interim financial statements of Legacy Romeo included elsewhere in this prospectus.
This information is only a summary and should be read in conjunction with each of Legacy Romeo’s and RMG’s consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The historical results included below and elsewhere in this prospectus are not indicative of the future performance of the Company. All amounts are in U.S. dollars.
RMG’s Selected Financial Information
	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019	Year Ended December 31, 2019	Period from October 22, 2018 (inception) to December 31, 2018
Income Statement Data
Loss from operations	$(1,199,222)	$(818,222)	$(1,093,066)	$(2,565)
Interest income	1,111	22,725	12,602	10
Gain on marketable securities (net), and dividends held in Trust Account	—	3,299,930	3,565,051	—
Net income (loss)	125,935	1,835,919	2,086,083	(2,555)
Basic and diluted net income per share, Class A	$0.05	$0.11	$0.13	$—
Basic and diluted net loss per share, Class B	$(0.18)	$(0.11)	$(0.15)	$0.00
Balance Sheet Data	As of September 30, 2020	As of December 31, 2019
Cash	$315,502	$1,175,207
Restricted cash equivalents held in Trust Account	234,179,516	233,232,730
Total assets	234,639,206	234,584,340
Total liabilities	8,900,550	8,971,619
Total stockholders’ equity	5,000,006	5,000,001

Legacy Romeo’s Selected Financial Information
(dollars in thousands)
	Nine Months Ended September 30,		Year Ended December 31,
Statement of Operations Data:	2020	2019	2019	2018
	(Unaudited)
Total revenue	$4,326	$5,357	$8,488	$3,064
Total cost of revenues	7,851	10,675	17,237	12,795
Gross loss	(3,525)	(5,318)	(8,749)	(9,731)
Total operating expenses	15,516	20,902	29,718	38,214
Operating loss	(19,041)	(26,220)	(38,467)	(47,945)
Interest expense	(783)	(10,848)	(10,954)	(8,802)
Interest income	—	266	269	—
Loss on extinguishment of debt	—	(9,181)	(9,181)	(2,580)
Other expense	(1,614)	—	—	—
Net loss before income taxes and equity (loss) in affiliates	(21,438)	(45,983)	(58,333)	(59,327)
Equity (loss) in affiliates	(1,272)	(669)	(1,520)	—
Income tax expense	—	(1)	(1)	(1)
Net loss	$(22,710)	$(46,653)	$(59,854)	$(59,328)

	Nine Months Ended September 30,		Year Ended December 31,
Statement of Cash Flow Data:	2020	2019	2019	2018
	(Unaudited)
Net cash provided by (used for):
Operating activities	$(14,126)	$(37,671)	$(46,964)	$(42,337)
Investing activities	$(561)	$(843)	$(1,171)	$(3,049)
Financing activities	$14,504	$42,295	$48,553	$41,027
	As of September 30, 2020 (Unaudited)	As of December 31,
Balance Sheet Data:		2019	2018
Cash and cash equivalents	$246	$429	$11
Restricted cash	$1,500	$1,500	$1,500
Total assets	$37,518	$32,578	$22,443
Total liabilities	$51,829	$30,005	$58,753
Total stockholders’ deficit	$(121,891)	$(101,007)	$(47,725)
	Nine Months Ended September 30,		Year Ended December 31,
Other Financial Data:	2020	2019	2019	2018
	(Unaudited)		(Unaudited)
EBITDA(1)	$(20,523)	$(34,683)	$(47,297)	$(48,952)
Adjusted EBITDA(1)	$(18,125)	$(24,553)	$(31,964)	$(43,424)

(1)
Management utilizes certain non-GAAP performance measures, EBITDA and Adjusted EBITDA, for purposes of evaluating Romeo’s ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with Romeo’s GAAP financial information, provide useful supplemental information to investors in assessing Romeo’s operating performance. See the section captioned “Non-GAAP Financial Measures” included within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a complete description of the non-GAAP performance measures and a reconciliation to the nearest GAAP measures.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. This information has been provided to aid in your analysis of the financial aspects of the Business Combination. For each of the periods presented, the pro forma financial information reflects the combination of historical financial information of RMG and Legacy Romeo, adjusted to give effect to (1) the Business Combination, inclusive of the issuance of Common Stock for Legacy Romeo’s issued and outstanding preferred stock and convertible notes as if each converted to Legacy Romeo common stock immediately prior to the Business Combination, (2) the repayment of certain of Legacy Romeo’s outstanding notes, (3) certain related equity financing transactions, and (4) the payment of transaction costs (collectively, the “Transactions”). Hereinafter, RMG and Legacy Romeo are collectively referred to as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the “Combined Company.”
The unaudited pro forma condensed combined balance sheet, which has been presented for the Combined Company as of September 30, 2020, gives effect to the transactions summarized below, as if they were consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations, which have been presented for the nine months ended September 30, 2020 and for the year ended December 31, 2019, give pro forma effect to the transactions summarized below, as if they had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the Combined Company would have been had the Business Combination taken place on September 30, 2020, nor is it indicative of the financial condition of the Combined Company as of any future date. The unaudited pro forma condensed combined statements of operations do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the Combined Company would have been had the Business Combination taken place on January 1, 2019, nor are they indicative of the results of operations of the Combined Company for any future period.
Accounting for the Business Combination
Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, RMG is treated as the acquired company for financial reporting purposes, and Legacy Romeo will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of Legacy Romeo issuing stock for the net assets of RMG, accompanied by a recapitalization. The net assets of RMG will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of Legacy Romeo. Legacy Romeo has been deemed the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:
1.
Legacy Romeo’s existing stockholders hold a majority ownership interest in the Combined Company;

2.
Legacy Romeo’s existing senior management team comprise the senior management of the Combined Company;

3.
Legacy Romeo is the larger of the companies based on historical operating activity and employee base; and

4.
Legacy Romeo’s operations comprise the ongoing operations of the Combined Company.

Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements give effect to the following events that are (i) directly attributable to the Transactions, (ii) factually supportable, and (iii) with respect to the pro forma statements of operations, expected to have a continuing impact on the Combined Company’s results following the Transactions:
•
The Merger between RMG’s newly-formed merger subsidiary and Legacy Romeo, with Legacy Romeo surviving as a wholly-owned subsidiary of RMG;

•
The issuance of shares of Common Stock for all of the issued and outstanding equity interests of Legacy Romeo, inclusive of Common Stock issued in exchange for both Romeo’s issued and outstanding preferred stock and issued and outstanding convertible notes (inclusive of interest accrued thereon), as if each had converted into Legacy Romeo common stock immediately prior to the Business Combination;

•
The sale and issuance of 16 million shares of Class A Common Stock for a purchase price of $10.00 per share, or $160 million in the aggregate, immediately prior to the Business Combination, pursuant to the Subscription Agreements entered into concurrently with the Merger Agreement (the “Private Placement”);

•
The settlement of all of Legacy Romeo’s issued and outstanding term notes, inclusive of accrued and unpaid interest;

•
The payment of transaction costs incurred by both RMG and Legacy Romeo;

•
The payment of deferred legal fees, underwriting commissions, and other costs incurred in connection with RMG’s Initial Public Offering (“IPO”);

•
The contribution of $35 million to Heritage Battery Recycling, LLC (“HBR”), a related party to both a pre-Business Combination stockholder of Legacy Romeo and Subscriber;

•
The settlement of $9.1 million of the notes receivable due to Legacy Romeo from stockholders, inclusive of the forgiveness of $3.8 million of the amount due; and

•
The exchange of all issued and outstanding warrants and stock options for the purchase of shares of Legacy Romeo common stock, inclusive of stock options for which vesting is fully contingent upon Legacy Romeo being acquired by a special purpose acquisition company (“SPAC”), for warrants and stock options for the purchase of Common Stock.

Pursuant to RMG’s prior amended and restated certificate of incorporation, public stockholders were offered the opportunity to redeem, upon the closing of the Business Combination, shares of RMG Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in a trust account at Deutsche Bank Trust Company Americas (the “Trust Account”). The unaudited condensed combined pro forma financial statements reflect that there were no properly elected redemptions of shares of RMG Class A Common Stock.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in the prospectus and incorporated herein by reference:
•
The historical unaudited condensed financial statements of RMG as of and for the nine months ended September 30, 2020, and the historical audited financial statements of RMG as of and for the year ended December 31, 2019; and

•
The historical unaudited condensed consolidated financial statements of Legacy Romeo as of and for the nine months ended September 30, 2020, and the historical audited consolidated financial statements of Legacy Romeo as of and for the year ended December 31, 2019.

This unaudited pro forma condensed combined financial information should also be read together with the section of the prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other information included elsewhere in the prospectus, which is incorporated herein by reference.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only. The pro forma adjustments represent estimates based on information available as of the dates of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available. Assumptions and estimates underlying the pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The actual financial position and results of operations of the Combined Company subsequent to consummation of the Transactions may differ significantly from the pro forma amounts reflected herein.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020
(UNAUDITED)
(in thousands)
	RMG (Historical)	Legacy Romeo (Historical)	Pro Forma Adjustments	Ref	Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$316	$246	$303,381	(A)	$303,943
Accounts receivable, net of allowance for doubtful accounts	—	996	—		996
Inventories, net	—	8,572	—		8,572
Insurance receivable	—	6,000	—		6,000
Deferred costs	—	2,357	—		2,357
Prepaid expenses	144	1,834	—		1,978
Total current assets	460	20,005	303,381		323,846
Restricted cash	—	1,500	—		1,500
Restricted cash equivalents held in Trust Account	234,179	—	(234,179)	(C)	—
Property, plant, and equipment, net	—	5,316	—		5,316
Investment in unconsolidated joint venture	—	1,208	—		1,208
Heritage battery recycling contribution	—	—	35,000	(D)	35,000
Operating lease right-of-use assets	—	5,531	—		5,531
Deferred Offering Costs	—	2,804	(2,804)	(E)	—
Other noncurrent assets	—	1,154	—		1,154
Total Assets	234,639	37,518	101,398		373,555
Liabilities
Current liabilities
Accounts payable	6	10,348	(2,149)	(F)	8,205
Accrued expenses	202	3,923	(815)	(F)	3,310
Contract liabilities	—	3,104	—		3,104
Franchise tax payable	150	—	—		150
Income tax payable	—	—	—		—
Current maturities of long-term debt	—	8,437	(6,700)	(G)	1,737
Current maturities of long-term debt to related parties	—	2,850	(2,850)	(G)	—
Operating lease liabilities — current	—	853	—		853
Legal settlement payable	—	6,000	—		6,000
Accrued interest	—	407	(407)	(G)	—
Other current related party liability	—	1,614	(1,614)	(K)	—
Other current liabilities	—	314	—		314
Total current liabilities	358	37,850	(14,535)		23,673
Deferred legal fees	450	—	(450)	(F)	—
Deferred underwriting commissions	8,050	—	(8,050)	(F)	—
Note payable	42	—	—		42

	RMG (Historical)	Legacy Romeo (Historical)	Pro Forma Adjustments	Ref	Pro Forma Combined
Long-term debt — net of current portion	—	8,712	(7,149)	(L)	1,563
Long-term accrued interest	—	429	(429)	(L)	—
Operating lease liabilities — noncurrent	—	4,782	—		4,782
Other noncurrent liabilities	—	56	—		56
Total liabilities	8,900	51,829	(30,613)		30,116
Preferred stock (R)
Series seed preferred stock	—	7,369	(7,369)	(M)	—
Series A-1 preferred stock	—	49,762	(49,762)	(M)	—
Series A-2 preferred stock	—	19,818	(19,818)	(M)	—
Series A-3 preferred stock	—	8,698	(8,698)	(M)	—
Series A-4 preferred stock	—	17,933	(17,933)	(M)	—
Series A-5 preferred stock	—	4,000	(4,000)	(M)	—
Total preferred stock	—	107,580	(107,580)		—
Class A common shares subject to possible redemption (R)	220,739	—	(220,739)	(N)	—
Stockholders’ equity (deficit):
RMG Class A Common Stock (R)	—	—	13	(O)	13
RMG Class B Common Stock (R)	1	—	(1)	(O)	—
Legacy Romeo Class A common stock (R)	—	1	(1)	(O)	—
Legacy Romeo Class B common stock (R)	—	1	(1)	(O)	—
Additional paid in capital	7,327	79,818	457,044	(O)	544,189
Notes receivable from stockholders	—	(9,175)	9,123	(P)	(52)
Accumulated deficit	(2,328)	(192,536)	(5,847)	(Q)	(200,711)
Total Stockholders’ equity (deficit)	5,000	(121,891)	460,330		343,439
Total Liabilities, Preferred stock and Stockholders’ equity (deficit)	$234,639	$37,518	$101,398		$373,555

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(UNAUDITED)
(in thousands, except share and per share data)
	RMG (Historical)	Legacy Romeo (Historical)	Pro Forma Adjustments	Ref	Pro Forma Combined	Ref
Total revenue	$—	$4,326	$—		$4.326
Total costs of sales	—	7,851	—		7,851
Gross loss	—	(3,525)	—		(3,525)
Operating expenses
Research and development	—	5,213	—		5,213
Selling, general, and administrative	1,049	10,303	(110)	(a)	11,242
Franchise tax expense	150	—	—		150
Legal settlement	—	—	—		—
Total operating expenses	1,199	15,516	(110)		16,605
Operating loss	(1,199)	(19,041)	110		(20,130)
Other income (expense)
Interest income	1	—	—		1
Interest earned on restricted cash equivalents held in Trust Account	1,153	—	(1,153)	(b)	—
Interest expense	—	(783)	744	(c)	(39)
Other expense	—	(1,614)	1,614	(d)	—
Total other income (expense)	1,154	(2,397)	1,205		(38)
Net loss before income taxes and equity (loss) in affiliates	(45)	(21,438)	1,315		(20,168)
Equity (loss) in affiliates	—	(1,272)	—		(1,272)
Income tax (expense) benefit	171	—	(171)	(e)	—
Net income (loss)	$126	$(22,710)	$1,144		$(21,440)
Weighted average number of shares outstanding					125,550,556	(f)
Basic and diluted net loss per share					$(0.17)	(f)
See the accompanying notes to the unaudited pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(UNAUDITED)
(in thousands, except share and per share data)
	RMG (Historical)	Legacy Romeo (Historical)	Pro Forma Adjustments	Ref	Pro Forma Combined	Ref
Total revenue	$—	$8,488	$—		$8,488
Total costs of sales	—	17,237	—		17,237
Gross loss	—	(8,749)	—		(8,749)
Operating expenses
Research and development	—	11,242	—		11,242
Selling, general, and administrative	893	13,890	—		14,783
Franchise tax expense	200	—	—		200
Legal settlement expense	—	4,586	—		4,586
Total operating expenses	1,093	29,718	—		30,811
Operating loss	(1,093)	(38,467)	—		(39,560)
Other income (expense)
Interest income	12	269	—		281
Interest earned on restricted cash equivalents held in Trust Account	399	—	(399)	(aa)	—
Gain on marketable securities (net) and dividends held in Trust Account	3,565	—	(3,565)	(bb)	—
Interest expense	—	(10,954)	92	(cc)	(10,862)
Loss on extinguishment of debt	—	(9,181)	—		(9,181)
Total other income (expense)	3,976	(19,866)	(3,872)		(19,762)
Net loss before income taxes and equity (loss) in affiliates	2,883	(58,333)	(3,872)		(59,322)
Equity (loss) in affiliates	—	(1,520)	—		(1,520)
Income tax (expense) benefit	(797)	(1)	797	(dd)	(1)
Net income (loss)	$2,086	$(59,854)	$(3,075)		$(60,843)
Weighted average number of shares outstanding					125,485,541	(ee)
Basic and diluted net loss per share					$(0.48)	(ee)
See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
NOTE 1 — BASIS OF PRO FORMA PRESENTATION
The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, RMG is treated as the acquired company for financial reporting purposes, and Romeo is treated as the accounting acquiror. Accordingly, the Business Combination is treated as the equivalent of Romeo issuing stock for the net assets of RMG, accompanied by a recapitalization. The net assets of RMG are stated at historical cost, with no goodwill or intangible assets recorded. Operations prior to the Business Combination are those of Romeo.
The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination was completed on September 30, 2020.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included in this prospectus and incorporated herein by reference:
•
The historical unaudited condensed financial statements of RMG as of and for the nine months ended September 30, 2020 and the historical audited financial statements of RMG as of and for the year ended December 31, 2019; and

•
The historical unaudited condensed consolidated financial statements of Romeo as of and for the nine months ended September 30, 2020 and the historical audited consolidated financial statements of Romeo as of and for the year ended December 31, 2019.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, cost savings or other benefits that may result from consummation of the Transactions. The pro forma adjustments that have been reflected to give effect to the Transactions are based on currently available information and certain assumptions and methodologies believed to be reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible for those differences to be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available at the time, and the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of the Combined Company would have been had the Transactions taken place on the dates indicated, nor is the information indicative of the future consolidated results of operations or financial position of the Combined Company. This unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of RMG and Romeo.
NOTE 2 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2020
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 includes the following adjustments:

A — Represents the aggregate impact of the following pro forma adjustments to cash to give effect to the Business Combination, the Private Placement, transaction costs and the cash settlement of certain obligations in accordance with the Merger Agreement:
Amount
(in thousands)
Cash inflow from Private Placement	$160,000 (B)
Cash inflow from RMG’s Trust account	234,179 (C)
Payment to fund operations of Heritage Battery Recycling	(35,000)(D)
Payment of RMG’s deferred IPO fees and Legacy Romeo’s accrued transaction-related liabilities	(11,464)(F)
Settlement of issued and outstanding term loans and related accrued interest	(10,100)(G)
Cash receipt for amounts due to Legacy Romeo under notes receivable from stockholders	5,314 (H)
Payment of estimated transaction fees incurred by Legacy Romeo	(17,893)(I)
Payment of estimated transaction fees incurred by RMG	(21,655)(J)
Net Pro Forma Adjustment to Cash	$303,381(A)
B — Represents the gross cash proceeds attributable to the issuance of 16 million shares of RMG Class A Common Stock for $10 per share, or $160 million in aggregate gross proceeds, upon the closing of the Private Placement that occurred immediately prior to consummation of the Business Combination.
C — Represents cash equivalents released from RMG’s Trust Account and relieved of restrictions regarding their use subsequent to consummation of the Business Combination and, therefore, available for general use by the Combined Company.
D — Represents payment of the cash contribution required to fund operating activities of HBR, in exchange for a 30% profit sharing interest in HBR, because the Transactions yielded net proceeds of greater than $200 million to the Combined Company, after the payment of transaction costs. The cash contribution of $35 million excludes the Combined Company’s future requirements and potential obligations to fund (1) up to $10 million for a one-year pilot program that HBR and an affiliate of HBR plan to conduct and (2) 30% of HBR’s future operating cash needs. These amounts have been excluded because the funding requirements, if any, are currently unknown.
E — Represents deferred legal, accounting, and other costs incurred and reported as liabilities on Legacy Romeo’s balance sheet that are directly related to the Transactions. For purposes of the reverse recapitalization transaction, these transaction costs are treated as a reduction of the cash proceeds resulting from the Transactions and, accordingly, the deferred asset is de-recognized as a reduction to additional paid-in capital upon consummation of the Transactions. Refer to balance sheet adjustments A and F for the corresponding adjustments to cash, accounts payable and accrued expenses reported for the Combined Company and balance sheet adjustment O for the corresponding adjustment to additional paid-in capital reported for the Combined Company.
F — Represents cash used to pay (1) underwriting, legal, and other fees incurred by RMG in connection with its IPO, for which payment was deferred until consummation of a business combination, and (2) transaction-related expenses accrued and reported as liabilities on Legacy Romeo’s balance sheet as of September 30, 2020. Details of amounts accrued on RMG and Legacy Romeo’s balance sheets are as follows:

	Amount
	(in thousands)
RMG’s deferred IPO legal fees	$450
RMG’s deferred IPO underwriting commissions	8,050
Other IPO expenses accrued by RMG	50
Legacy Romeo’s deferred transaction fees	2,804	(E)
Legacy Romeo’s accrued transaction-related bonuses	110
Total deferred costs and accrued expenses to be paid with RMG trust and private placement proceeds	$11,464
G — Represents cash proceeds used for the repayment of Legacy Romeo’s issued and outstanding term notes, inclusive of accrued and unpaid interest, upon consummation of the Business Combination. This adjustment includes all interest accrued and paid in settlement of Legacy Romeo’s term notes that were issued and outstanding as of September 30, 2020. The pro forma adjustment does not include payment of $2.07 million in term notes and accrued interest that Legacy Romeo incurred subsequent to September 30, 2020 and paid upon the consummation of the Business Combination, as the net cash inflows and outflows attributable to these notes substantially offset.
H — Represents cash proceeds received upon collection of the notes receivable that were due from stockholders upon consummation of the Business Combination.
I — Represents cash used to pay the estimated direct and incremental transaction costs, comprised of underwriting, legal and other fees, due from Legacy Romeo on the Business Combination close date, but not yet accrued and reported as a liability on Legacy Romeo’s balance sheet as of September 30, 2020. For purposes of a reverse recapitalization transaction, these direct and incremental transaction costs are treated as a reduction of the cash proceeds resulting from the Transactions and, accordingly, are reported as a reduction to additional paid-in capital. Refer to balance sheet adjustment O for the corresponding adjustment to additional paid-in capital reported for the Combined Company.
J — Represents cash used to pay the estimated direct and incremental transaction costs, comprised of underwriting, legal and other fees, due from RMG on the Business Combination close date, but not yet accrued and reported as a liability on RMG’s balance sheet as of September 30, 2020. For purposes of a reverse recapitalization transaction, these direct and incremental transaction costs are treated as a reduction of the cash proceeds resulting from the Transactions and, accordingly, are reported as a reduction to additional paid-in capital. Refer to balance sheet adjustment O for the corresponding pro forma adjustment to additional paid-in capital reported for the Combined Company.
K — Represents the derecognition of a derivative liability that has been recorded by Legacy Romeo to reflect the fair value of Legacy Romeo’s contractual obligation to forgive a portion of the notes receivable that were due from stockholders upon Legacy Romeo consummating the Business Combination. Refer to cash adjustment H and balance sheet adjustments P and Q for details of the pro forma impacts of (1) the cash collected on the outstanding notes receivable due from stockholders upon consummation of the Business Combination, (2) derecognition of Legacy Romeo’s notes receivable from stockholders upon settlement, and (3) the forgiveness of a portion of the notes receivable due from stockholders in excess of the derivative liability reported on Legacy Romeo’s balance sheet at September 30, 2020.
L — Represents the derecognition of Legacy Romeo’s issued and outstanding convertible notes payable and related interest accrued through the date of the Business Combination, for which shares of Common Stock were issued in connection with the Business Combination, as if the notes and interest had converted into shares of Legacy Romeo common stock at a conversion price of $0.4339 per share of Legacy Romeo common stock immediately prior to the Business Combination. Refer to balance sheet adjustment O for the pro forma impact of this exchange on additional paid-in capital reported for the Combined Company.
M — Represents the derecognition of Legacy Romeo’s issued and outstanding preferred stock, for which shares of Common Stock were issued in connection with the Business Combination, as if each share of preferred stock was converted into the following number of Legacy Romeo common shares for each respective class of preferred stock:
Class of preferred stock	Converted Legacy Romeo common shares
Series seed preferred stock	1.0180 shares
Series A-1 preferred stock	1.1519 shares
Series A-2 preferred stock	1.0288 shares
Series A-3 preferred stock	1.0185 shares
Series A-4 preferred stock	1.0123 shares
Series A-5 preferred stock	1.0000 shares
The exchange of Common Stock for Legacy Romeo preferred shares as if they were converted to Legacy Romeo common stock also results in the accretion of the preferred shares to their redemption value, which results in a pro forma adjustment totaling approximately $5.29 million. Refer to balance sheet adjustment O for the pro forma impact of the exchange of Common Stock for Legacy Romeo’s issued and outstanding preferred stock on the pro forma additional paid-in capital reported for the Combined Company. Refer to balance sheet adjustment Q for the pro forma impact that the accretion of the preferred stock to the redemption value has on the accumulated deficit reported for the Combined Company.
N — Represents the reclassification of RMG redeemable Class A Common Stock to permanent equity upon consummation of the Business Combination. Balance sheet adjustment O presents the corresponding pro forma impact that the reclassification of RMG redeemable Class A Common Stock to permanent equity would have on the pro forma amounts reported for both the par value of RMG Class A Common Stock and additional paid-in-capital of the Combined Company.
O — Represents the net impact of the following pro forma adjustments to the capital accounts of the Combined Company based upon (1) the Business Combination, inclusive of the issuance of Common Stock for Legacy Romeo’s issued and outstanding preferred stock and convertible notes as if each converted to Legacy Romeo common stock immediately prior to the Business Combination, (2) the Private Placement (3) transaction costs, and (4) certain other transactions triggered by the Business Combination:

	Amount
	(in thousands)
	RMG Par Value		Legacy Romeo Par Value		Additional Paid-In Capital
	Class A Stock(1)	Class B Stock	Class A Stock	Class B Stock
Reclassification of redeemable RMG shares to Class A Stock	$2				220,737
Conversion of RMG Class B shares to Common Stock(2)	1	(1)			—
Exchange of Common Stock for Legacy Romeo’s issued and outstanding convertible notes	—				7,709
Exchange of Common Stock for Legacy Romeo’s issued and outstanding preferred stock	5				112,870
Private Placement	2				159,998
Shares issued to Legacy Romeo common stockholders as consideration	3		(1)	(1)	(2)
Adjustment for share issuance and conversion transactions	13	(1)	(1)	(1)	501,312
Estimated RMG transaction costs					(21,655)
Incurred Legacy Romeo transaction costs					(2,804)
Estimated Legacy Romeo transaction costs					(17,893)
Elimination of RMG’s historical retained earnings					(2,328)
Issuance of stock options upon consummation of the transaction					412
Total adjustments to par value and additional paid-in capital	$13	$(1)	$(1)	$(1)	$457,044

(1)
Represents the par value of RMG’s Class A Common Stock prior to the Business Combination and the par value of RMG’s single class of Common Stock subsequent to the Business Combination.

(2)
RMG’s issued and outstanding Class B shares converted to the single class of Common Stock that is outstanding subsequent to the Business Combination on a one-for-one basis immediately prior to consummation of the Business Combination.

P — Represents the derecognition of certain notes receivable from stockholders, for which amounts were due from stockholders or forgiven upon consummation of the Business Combination. Refer to balance sheet adjustments A, K, and Q for the pro forma impacts of the collection of cash related to the notes receivable from stockholders, the derecognition of the derivative liability related to the notes receivable from stockholders, and the forgiveness of amounts due to Legacy Romeo in excess of the derivative liability, respectively.
Q — Represents the aggregate impact of the pro forma adjustments to the Combined Company’s accumulated deficit to give effect to the following items triggered by consummation of the Business Combination:
Amount
(in thousands)
Accretion of Legacy Romeo preferred stock to redemption value prior to exchange for Common Stock(1)	$(5,294)
Incremental expense for the forgiveness of a portion of the notes receivable due from stockholders upon settlement(2)	(2,195)
Vesting of stock options upon consummation of the Business Combination(3)	(412)

Amount
(in thousands)
Incremental interest expense incurred on outstanding term notes subsequent to September 30, 2020(4)	(143)
Incremental interest expense incurred on outstanding convertible notes subsequent to September 30, 2020(5)	(131)
Elimination of RMG accumulated deficit to additional paid-in capital	2,328
Net Pro Forma Adjustment to Accumulated Deficit	$(5,847)

(1)
Refer to balance sheet adjustment M for details regarding the exchange of Common Stock for Legacy Romeo’s issued and outstanding preferred shares upon consummation of the Business Combination.

(2)
Refer to balance sheet adjustment K for details regarding the liability (and associated expense) recognized by Legacy Romeo prior to the close of the Business combination.

(3)
Represents stock options for the purchase of Legacy Romeo Class A common stock, for which vesting occurred upon consummation of the Business Combination, as vesting was conditioned upon the close of the Business Combination. These options originally granted for the purchase of Legacy Romeo Class A common stock are exercisable to purchase shares of Common Stock subsequent to the close of the Business Combination. The expense to be recognized has been estimated using the Black-Scholes option pricing method. The pro forma adjustment excludes incremental stock compensation expense of up to $9.6 million that may be recognized based upon options for the purchase of 38.1 million shares of Legacy Romeo common stock granted to one of Legacy Romeo’s executive officers, for which the number of shares that may ultimately vest as a result of consummation of this Business Combination will be based upon the average market closing price of the Common Stock at the end of each of the five trading days following the expiration of all lock up periods. Accordingly, the number of shares expected to vest is not determinable at this time.

(4)
Refer to balance sheet adjustment G for details regarding the repayment of Legacy Romeo’s outstanding term notes and accrued interest upon consummation of the Business Combination.

(5)
Refer to balance sheet adjustment L for details regarding the exchange of Common Stock for Legacy Romeo’s outstanding convertible notes and accrued interest as if the notes and accrued interest had been converted to Legacy Romeo common stock immediately prior to consummation of the Business Combination.

R — Authorized, issued and outstanding shares for each class of common stock and preferred stock as of September 30, 2020 and on a pro forma basis is as follows:
	September 30, 2020			Pro Forma Combined Company
	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding
Legacy Romeo Preferred stock
Series seed preferred stock	46,729,574	44,900,782	44,900,782	N/A	N/A	N/A
Series A-1 preferred stock	137,741,046	137,741,046	137,741,046	N/A	N/A	N/A
Series A-2 preferred stock	56,016,884	54,918,474	54,918,474	N/A	N/A	N/A
Series A-3 preferred stock	29,161,738	29,161,738	29,161,738	N/A	N/A	N/A
Series A-4 preferred stock	93,465,679	93,465,679	93,465,679	N/A	N/A	N/A
Series A-5 preferred stock	32,000,000	32,000.000	32,000,000	N/A	N/A	N/A
RMG Class A common shares subject to possible redemption	23,000,000	22,073,865	22,073,865	—	—	—
RMG Class A Common Stock	100,000,000	926,135	926,135	250,000,000	125,550,556	125,550,556

	September 30, 2020			Pro Forma Combined Company
	Authorized	Issued	Outstanding	Authorized	Issued	Outstanding
RMG Class B Common Stock	10,000,000	5,750,000	5,750,000	—	—	—
Legacy Romeo Class A common stock	800,000,000	122,353,887	122,353,887	N/A	N/A	N/A
Legacy Romeo Class B common stock	108,297,023	107,295,776	107,295,776	N/A	N/A	N/A
N/A — As a result of the Business Combination, Common Stock was issued for Legacy Romeo’s issued and outstanding common and preferred stock. There is no longer any Legacy Romeo common or preferred stock issued and outstanding or authorized after the Business Combination
NOTE 3 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 includes the following adjustments:
a — Represents a reduction to Legacy Romeo’s selling, general, and administrative expense to eliminate non-recurring transaction bonuses that have been recognized and were due upon consummation of the Business Combination.
b — Represents the elimination of interest income earned on cash equivalents held in RMG’s Trust Account during the period. Cash equivalents were released from RMG’s Trust Account and became available for general use by the Combined Company upon consummation of the Business Combination.
c — Represents the elimination of interest expense recognized by Legacy Romeo on (1) term notes that were settled for cash upon consummation of the Business Combination and (2) convertible notes that were exchanged for Common Stock, as if the notes had been converted to Legacy Romeo common stock immediately prior to the Business Combination.
d — Represents the elimination of a non-recurring derivative expense attributable to Legacy Romeo’s agreement to forgive a portion of outstanding notes receivable due from stockholders upon consummation of the Business Combination. Refer to balance sheet adjustment K for the corresponding pro forma impact to the related derivative liability balance that has been reported on Legacy Romeo’s balance sheet.
e — Represents the elimination of the income tax benefit recognized by RMG. The income tax benefit has been eliminated, and no additional pro forma income tax adjustments have been recorded, as Legacy Romeo has recognized significant losses for all historical reporting periods, which has resulted in the recognition of only California state franchise tax and a full valuation allowance against any available deferred tax assets. Accordingly, if the Business Combination had occurred as of January 1, 2019, no income tax expense or benefit would have been recognized by the Combined Company.
f — Represents the pro forma weighted-average shares of Common Stock outstanding and pro forma loss per share calculated after giving effect to the Business Combination, as follows:
Numerator
Pro forma net loss (in thousands)	$(21,440)
Denominator
RMG public shares	23,000,000
Sponsor’s shares(1)	5,750,000
Private Placement investors’ shares(2)	16,000,000
Current Legacy Romeo stockholders’ shares(3)	80,800,556
Basic and diluted weighted average shares outstanding	125,550,556 (f)
Loss per share
Basic and diluted(4)	$(0.17)(f)

(1)
Represents the Sponsor’s holdings of Common Stock upon the one-for-one conversion of the Sponsor’s RMG Class B common stock into Common Stock immediately prior to the consummation of the Business Combination, thereby, resulting in a single class of Common Stock. Consistent with the assumption related to the Business Combination, this conversion is assumed to have occurred on January 1, 2019 and, accordingly, the shares are assumed to have been outstanding Common Stock for the entire nine-month period.

(2)
The Private Placement investors’ shares are assumed to have been issued on January 1, 2019, consistent with the assumed date of the Business Combination. Accordingly, these shares are assumed to have been outstanding for the entire nine-month period for purposes of calculating the weighted-average shares outstanding.

(3)
Shares issued to Legacy Romeo stockholders to consummate the Business Combination are assumed to have been issued on January 1, 2019. Accordingly, these shares are assumed to have been outstanding for the entire nine-month period for purposes of calculating the weighted-average shares outstanding. The pro forma shares attributable to current Legacy Romeo stockholders is calculated by multiplying the exchange ratio of 0.122 and the number of shares of Legacy Romeo common stock exchanged in the Business Combination, after giving effect to (1) Legacy Romeo’s issued and outstanding preferred stock as if it converted into Legacy Romeo common stock as described in balance sheet adjustment M and (2) Legacy Romeo’s issued and outstanding convertible notes, inclusive of interest accrued thereon, as if they converted into Legacy Romeo common stock at a conversion price of $0.4339 per share.

(4)
Potentially dilutive shares have been deemed to be anti-dilutive and, accordingly, have been excluded from the calculation of diluted loss per share. Potentially dilutive shares that have been excluded from the determination of diluted loss per share include (1) 12,266,648 outstanding warrants issued in connection with RMG’s Initial Public Offering and (2) 15,710,676 options and warrants originally granted for the purchase of shares of Legacy Romeo common stock that became exercisable for the purchase of Common Stock upon consummation of the Business Combination.

NOTE 4 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2019
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 includes the following adjustments:
aa — Represents the elimination of interest income earned on cash equivalents held in RMG’s Trust Account during the period. Cash equivalents were released from RMG’s Trust Account and became available for general use by the Combined Company upon consummation of the Business Combination.
bb — Represents the elimination of gains and dividends earned on marketable securities held in RMG’s Trust Account during the period. Upon consummation of the Business Combination, investments were released from RMG’s Trust Account and became available as a source of cash for general use by the Combined Company.
cc — Represents the elimination of interest expense recognized by Legacy Romeo on (1) issued and outstanding term notes that were settled for cash upon consummation of the Business Combination and (2) issued and outstanding convertible notes that were exchanged for Common Stock, as if the notes had been converted to Legacy Romeo common stock immediately prior to the Business Combination.
dd — Represents the elimination of the income tax expense recognized by RMG. The income tax expense has been eliminated, and no additional pro forma income tax adjustments have been recorded, as Legacy Romeo has recognized significant losses for all historical reporting periods, which has resulted in the recognition of only California state franchise tax and a full valuation allowance against any available deferred tax assets. Accordingly, if the Business Combination had occurred as of January 1, 2019, no incremental income tax expense or benefit would have been recognized by the Combined Company.
ee — Represents the pro forma weighted-average shares of Common Stock outstanding and pro forma loss per share calculated after giving effect to the Business Combination, as follows:

Numerator
Pro forma net loss (in thousands)	$(60,843)
Denominator
RMG public shares	22,934,985
Sponsor’s shares(1)	5,750,000
Private Placement investors’ shares(2)	16,000,000
Current Legacy Romeo stockholders’ shares(3)	80,800,556
Basic and diluted weighted average shares outstanding	125,485,541(ee)
Loss per share
Basic and diluted(4)	$(0.48)(ee)

(1)
Represents the Sponsor’s holdings of RMG Class A common stock upon the one-for-one conversion of the Sponsor’s RMG Class B common stock into RMG Class A common shares immediately prior to the consummation of the Business Combination, thereby, resulting in a single class of Common Stock. Consistent with the assumption related to the Business Combination, this conversion is assumed to have occurred on January 1, 2019 and, accordingly, the shares are assumed to have been outstanding RMG Class A common stock for the entire annual period.

(2)
The Private Placement investors’ shares are assumed to have been issued on January 1, 2019, consistent with the assumed date of the Business Combination. Accordingly, these shares are assumed to have been outstanding for the entire annual period for purposes of calculating the weighted-average shares outstanding.

(3)
Shares issued to Legacy Romeo stockholders to consummate the Business Combination are assumed to have been issued on January 1, 2019. Accordingly, these shares are assumed to have been outstanding for the entire annual period for purposes of calculating the weighted-average shares outstanding. The pro forma shares attributable to current Legacy Romeo stockholders is calculated by multiplying the exchange ratio of 0.122 and the number of shares of Legacy Romeo common stock exchanged in the Business Combination, after giving effect to (1) Legacy Romeo’s issued and outstanding preferred stock as if it converted into Legacy Romeo common stock as described in balance sheet adjustment M; and (2) Legacy Romeo’s issued and outstanding convertible notes, inclusive of interest accrued thereon, as if they converted into Legacy Romeo common stock at a conversion price of $0.4339 per share.

(4)
Potentially dilutive shares have been deemed to be anti-dilutive and, accordingly, have been excluded from the calculation of diluted loss per share. Potentially dilutive shares that have been excluded from the determination of diluted loss per share include (1) 12,266,648 outstanding warrants issued in connection with the Initial Public Offering and (2) 15,710,676 options and warrants originally granted for the purchase of shares of Legacy Romeo common stock that became exercisable for the purchase of Common Stock upon consummation of the Business Combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis is provided as a supplement to, and should be read in conjunction with, the section entitled “Selected Historical Financial Information”, the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements”, and our consolidated financial statements and notes thereto included elsewhere in this prospectus. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and the “Company” are intended to mean the business and operations of Romeo and its consolidated subsidiaries.
Overview
We are an industry leading energy storage technology company focused on designing and manufacturing lithium-ion battery modules and packs for commercial electric vehicles. Through our energy dense battery modules and packs, we enable large-scale sustainable transportation by delivering safe, longer lasting batteries that have shorter charge times and longer life. With greater energy density, we are able to create lightweight and efficient solutions that deliver superior performance and provide improved acceleration, range and durability compared to battery packs provided by our competitors. Our modules and packs are customizable and scalable and are optimized by our proprietary battery management systems. We believe we produce superior battery products compared to our competitors by leveraging our technical expertise and depth of knowledge of energy storage systems.
In 2019, Legacy Romeo formed the BorgWarner JV with a subsidiary of BorgWarner, a global tier one automotive supplier with world-class capabilities in manufacturing, engineering, and technology development. The BorgWarner JV is owned 40% by Legacy Romeo and 60% by BorgWarner’s subsidiary. Our strategic alliance with BorgWarner gives the joint venture an opportunity to benefit from BorgWarner’s manufacturing expertise, superior purchasing power with our existing suppliers, and longstanding relationships with many of our target customers. We believe that this strategic alliance also allows us, through the BorgWarner JV, to accelerate our reach into new markets, particularly in Europe and Asia, without the need to expend substantial capital developing new production facilities. We believe partnering with a highly regarded supplier significantly de-risks our production plan and allows us, through the BorgWarner JV, to leverage BorgWarner’s global production resources to scale production operations worldwide, while maintaining the highest levels of product quality. The rights of Legacy Romeo and BorgWarner with respect to the BorgWarner JV are set forth in the JV Agreement and the IP License. See the section entitled “Business — Joint Venture with BorgWarner.”
Since 2014, we have been designing and manufacturing battery modules and packs and enabling battery technology for key customers in the automotive industry. We currently focus on two key markets in mobility energy technology: North American commercial trucks and buses, and through the BorgWarner JV, commercial and high-performance vehicles outside of North America. We have also formed a partnership with Heritage Environmental Services to focus on sustainability and reuse applications of our battery technologies. These partnerships are critical in de-risking our business model, scaling the business, and delivering value to customers.
Our operations consist of two business segments: Romeo Power North America and Joint Venture Support. The Romeo Power North America business segment designs and manufactures industry leading battery modules, battery packs, and battery management system technologies for our customers in North America. The Joint Venture Support business segment provides engineering and other professional services to the BorgWarner JV.

Prior to the Business Combination we have financed our operations primarily through issuances of term notes and convertible notes (the “Notes”), as well as private placements of common stock and redeemable convertible preferred stock. From the date of Legacy Romeo’s incorporation in 2014, Legacy Romeo has raised aggregate gross proceeds of approximately $231 million from the issuance of Notes, common stock, and redeemable convertible preferred stock in exchange for cash. During the year ended December 31, 2019, Legacy Romeo incurred a net loss of $59.85 million and used $46.96 million in cash to fund operations. For the nine months ended September 30, 2020, Legacy Romeo incurred an additional net loss of $22.71 million and used $14.13 million in additional cash to fund operations. As of September 30, 2020, Legacy Romeo had $0.25 million of cash on hand to continue to fund operations.
We expect our capital and operating expenditures to increase significantly in connection with our ongoing activities, as we:
•
purchase production equipment and increase the number of production lines used to manufacture our products;

•
commercialize products;

•
continue to invest in research and development related to new technologies;

•
increase our investment in marketing and advertising, as well as the sales and distribution infrastructure for our products and services;

•
maintain and improve operational, financial, and management information systems;

•
hire additional personnel;

•
obtain, maintain, expand, and protect our intellectual property portfolio; and

•
enhance internal functions to support our operations as a publicly-traded company.

COVID-19
In December 2019, the 2019 novel coronavirus (“COVID-19”) surfaced in Wuhan, China. The World Health Organization (“WHO”) declared a global emergency on January 30, 2020 with respect to the outbreak, and several countries have initiated travel restrictions, closed borders and given social distancing directives, including instructions requiring “shelter-in-place”. On March 11, 2020, the WHO declared the COVID-19 outbreak a pandemic. In addition to existing travel restrictions, some locales may impose prolonged quarantines and further restrict travel, which may significantly impact the ability of our employees to get to their places of work to produce products, may make it such that we are unable to obtain sufficient components or raw materials and component parts on a timely basis or at a cost-effective price, or may significantly hamper our products from moving through the supply chain. We have taken temporary precautionary measures intended to help minimize the risk of the virus to our employees, including temporarily requiring some employees to work remotely and implementing social distancing protocols for all work conducted onsite. We have suspended non-essential travel worldwide for employees, and we are discouraging employee attendance at other gatherings.
To date, COVID-19 has had a limited adverse impact on our operations, supply chains, and distribution systems, and has resulted in higher losses on raw material than previously expected. Our efforts to qualify new suppliers, particularly in Asia, have been postponed indefinitely, which delay has required us to continue using higher cost components for our products. Because of travel restrictions, we are unable to visit many prospective customers in person, which could delay the sales conversion cycle. Due to these precautionary measures and resulting global economic impacts, we may experience significant and unpredictable reductions in demand for certain of our products. The degree and duration of disruptions to future business activity are unknown at this time.
Business Combination and Public Company Costs
We were originally known as RMG Acquisition Corp (“RMG”). On December 29, 2020, RMG consummated the Business Combination with Legacy Romeo pursuant to the Merger Agreement, dated as of October 5, 2020, among RMG, Legacy Romeo and Merger Sub. In connection with the Closing of the Business Combination, RMG changed its name to Romeo Power, Inc. (NYSE: RMO).
Following the Closing, Legacy Romeo was deemed to be the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification 805. While RMG was the legal acquirer in the Merger, because Legacy Romeo was deemed the accounting acquirer, the historical financial statements of Legacy Romeo became the historical financial statements of the Combined Company, upon the consummation of the Merger.
Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. The most significant change in our future reported financial position and results are an increase in cash and cash equivalents (as compared to Legacy Romeo’s consolidated balance sheet at September 30, 2020) as a result of the Business Combination and the PIPE transaction, offset by payments for operations. Our unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2020 is contained elsewhere in this prospectus.
As a result of the Business Combination, we are an SEC-registered and New York Stock Exchange listed company, which will require us to hire additional personnel and implement processes and procedures to address public company regulatory requirements and customary practices. We expect to incur incremental annual expenses as a public company for, among other things, increased directors’ and officers’ liability insurance; director fees; and additional internal and external accounting, legal, and administrative resources.
Components of Operating Results
The following discussion describes certain line items in our Consolidated Statements of Operations.
Revenue
We primarily generate revenue from the sale of battery modules, battery packs, and battery management systems, as well as the performance of engineering services, inclusive of the development of prototypes.
Cost of Revenues and Gross Loss
Cost of revenues is comprised primarily of product costs, personnel costs, logistics and freight costs, and depreciation and amortization of manufacturing and test equipment. Our product costs are impacted by technological innovations, such as advances in battery controls and battery configurations, new product introductions, economies of scale that result in lower component costs, and improvements in and automation of our production processes.
Gross loss may vary between periods and is primarily affected by average selling prices, product costs, product mix, customer mix, production volumes, production personnel costs, and warranty costs.
Operating Expenses
Operating expenses primarily consist of research and development costs and selling, general, and administrative costs. Personnel-related costs are the most significant component of each of these expense classifications and include salaries, benefits, payroll taxes, sales commissions, incentive compensation, and stock-based compensation.
Research and Development Expense
Research and development costs include personnel-related expenses, third-party design and development costs, testing and evaluation costs, and other indirect costs. Research and development employees are primarily engaged in the design and development of cell science design and engineering, modular technology and electro-mechanical engineering, thermal engineering, and battery management systems. We devote substantial resources to research and development programs that focus on both enhancements to, and cost efficiencies in, existing products and the timely development of new products that utilize technological innovation to drive down product costs, improve product functionality, and enhance product safety and reliability. We intend to continue to invest appropriate resources in research and development efforts, as we believe that this investment is critical to maintaining our competitive position.
Selling, General, and Administrative Expense
Selling, general, and administrative costs include both sales and marketing costs and general and administrative costs associated with back-office functions. Sales and marketing costs include personnel-related expenses, as well as travel, trade show, marketing, customer support, and other indirect costs. We expect to continue to make the necessary sales and marketing investments to enable the execution of our strategy, which includes increasing market penetration geographically, and entering into new markets through the expansion of our customer base and strategic partners. We currently offer products targeting the North American market for commercial trucks and buses and, through the BorgWarner JV, the European market for commercial and high-performance vehicles. Through the BorgWarner JV, we expect to continue to expand the geographic reach of our product offerings and explore new revenue channels in addressable markets in the future.
General and administrative costs include personnel-related expenses attributable to our executive, finance, human resources, and information technology organizations; certain facility costs; and fees for professional services. Fees for professional services consist primarily of outside legal, accounting, and information technology consulting costs.
Interest Expense
Interest expense primarily consists of interest incurred under the Notes, inclusive of non-cash interest expense related to the amortization of fees and debt discounts associated with beneficial conversion features and detachable warrants issued with the Notes. All outstanding Notes were converted or extinguished upon consummation of the Business Combination; as a result, we do not expect to incur material interest expense subsequent to the Business Combination.
Interest Income
Interest income includes interest earned on our cash balances.
Legal Settlement Expense
In November 2019, Legacy Romeo entered into a settlement agreement with a pre-existing holder of Legacy Romeo common stock to resolve a dispute related to a share purchase transaction. As a result of the settlement agreement, Legacy Romeo rescinded the share purchase transaction and made a cash payment to the former stockholder. The amount paid in excess of the estimated fair value of the shares that were rescinded resulted in the recognition of legal settlement expense.
Loss on Extinguishment of Debt
Loss on extinguishment of debt reported for the nine months ended September 30, 2019 and the years ended December 31, 2019 and 2018 is attributable to losses incurred upon the extinguishment of certain debt instruments.
Other Expense
In April 2020, Legacy Romeo agreed to cancel $1.79 million of the $9.12 million stockholder notes receivable balance outstanding as of December 31, 2019 in the event of a sale of the company or an initial public offering. As a result, we recorded $1.61 million in Other expense for the nine months ended September 30, 2020, which represents the estimated fair value of the cancellation liability as of September 30, 2020.
Equity (Loss) in Affiliates
Equity (loss) in affiliates reflects the recognition of our proportional share of the net losses of the BorgWarner JV, in which Legacy Romeo holds a 40% ownership interest.

Income Tax Expense
For the periods presented, income tax expense primarily consists of franchise and other state and local taxes, as we are currently incurring losses and have recorded a valuation allowance against our net deferred income tax assets.
Results of Operations for the Nine Months Ended September 30, 2020 and 2019
$ in thousands	Nine Months Ended		$ Change	% Change
	September 30, 2020	September 30, 2019
Revenue
Products	$2,097	$3,097	$(1,000)	(32.3)
Services	202	1,051	(849)	(80.8)
Related party services	2,027	1,209	818	67.7
Total revenue	4,326	5,357	(1,031)	(19.2)
Cost of sales
Products	5,182	8,779	(3,597)	(41.0)
Services	919	868	51	5.9
Related party services	1,750	1,028	722	70.2
Total cost of sales	7,851	10,675	(2,824)	(26.5)
Gross loss	(3,525)	(5,318)	1,793	(33.7)
Operating expenses
Research and development	5,213	9,697	(4,484)	(46.2)
Selling, general and administrative	10,303	11,205	(902)	(8.0)
Total operating expenses	15,516	20,902	(5,386)	(25.8)
Operating loss	(19,041)	(26,220)	7,179	(27.4)
Interest expense	(783)	(10,848)	10,065	(92.8)
Interest income	—	266	(266)	(100.0)
Loss on extinguishment of debt	—	(9,181)	9,181	(100.0)
Other expense	(1,614)	—	(1,614)	—
Net loss before income taxes and equity (loss) in affiliates	(21,438)	(45,983)	24,545	(53.4)
Equity (loss) in affiliates	(1,272)	(669)	(603)	90.1
Income tax expense	—	(1)	1	(100.0)
Net loss	$(22,710)	$(46,653)	$23,943	(51.3)
Revenues
$ in thousands	Nine Months Ended
	September 30, 2020	September 30, 2019
Products	$2,097	$3,097
% of total revenue	48.5%	57.8%
Services	202	1,051
% of total revenue	4.7%	19.6%
Related party revenue	2,027	1,209
% of total revenue	46.9%	22.6%
Total revenue	$4,326	$5,357

Product revenues
Product revenue decreased approximately $1.00 million, or 32.3%, during the nine months ended September 30, 2020, as compared to product revenues for the nine months ended September 30, 2019. The product revenue decrease of $1.00 million related to decreased deliveries of commercial vehicle products following completion of a large contract in April 2020. Average selling prices per unit did not have a significant impact on sales during the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019.
The decrease in our commercial vehicle pack and module production and delivery activity has been offset by an increased focus on the execution and delivery against new engineering and prototype development agreements with both new and prospective module and pack customers. As subsequently discussed, revenue under current engineering and prototype development contracts has been substantially deferred until all engineering services are complete and all prototypes have been delivered, and this revenue ultimately will be recognized as service revenue. However, in our typical sales cycle, these engineering and prototype agreements are expected to be precursors to future product supply agreements, for which product revenues are recognized as products are delivered.
As a result of the contract completed during April 2020 that was not subsequently replaced, we expect to report lower product revenues until we begin to produce and deliver modules and packs in accordance with our more recently signed customer supply contracts, certain of which provide for minimum take or pay minimum order commitments. Minimum take or pay order commitments related to contracts signed through November of 2020 exceed $500 million of backlog. While the recognition of product revenue related to certain of these module and pack contracts will not commence until after completion of the delivery of engineering and prototype services, we expect to recognize greater than 10% of this backlog revenue over the twelve-month period following September 30, 2020.
Service revenues
Service revenue decreased approximately $0.85 million, or 80.8%, during the nine months ended September 30, 2020, as compared to service revenue for the nine months ended September 30, 2019. The decrease is related to the timing of deliveries against engineering and prototype contracts. Revenues recognized from new non-recurring engineering and prototype service contracts did not offset the reduction in revenues attributable to completed contracts. However, the deferred revenue related to our engineering and prototype contracts for which revenue is recognized as of a point in time upon delivery of the developed prototypes was $2.36 million as of September 30, 2020, as compared to $0.59 million for the nine months ended September 30, 2019. We expect to recognize all of the deferred revenue reported as of September 30, 2020 during the fourth quarter of 2020, after final delivery of the related prototypes.
Related party revenues
Related party service revenue increased approximately $0.82 million, or 67.7%, for the nine months ended September 30, 2020, as compared to related party service revenue for the nine months ended September 30, 2019. Related party service revenue relates to engineering services that we provided to the BorgWarner JV during the period. As our joint venture with BorgWarner was not formed until June 28, 2019, and did not commence operations until July 2019, related party service revenue earned during the nine months ended September 30, 2020 exceeded the related party service revenue earned during the portion of the nine month-period ended September 30, 2019 during which we provided engineering services to the BorgWarner JV.

Cost of Sales
$ in thousands	Nine Months Ended
	September 30, 2020	September 30, 2019
Cost of sales – products	$5,182	$8,779
% of cost of sales	66.0%	82.2%
Cost of sales – services	919	868
% of cost of sales	11.7%	8.1%
Cost of sales – related party	1,750	1,028
% of cost of sales	22.3%	9.6%
Total cost of sales	$7,851	$10,675
Cost of sales — products
Cost of sales associated with product revenue decreased approximately $3.60 million, or 41.0%, during the nine months ended September 30, 2020, as compared to the cost of product revenue for the nine months ended September 30, 2019. Of the total decrease in cost of sales related to product revenue, approximately 36% relates to a reduction in labor costs historically attributable to the production of commercial vehicle products under supply contracts. As the concentration of production activities shifted significantly toward the production of prototypes under a significant engineering and prototype service contract during the most recent quarter, a significant portion of our production line labor was dedicated to delivering upon that significant engineering and prototype service contract for which revenues and costs are recognized at a point in time. Costs attributable to delivery upon the significant engineering and prototype service contract are expected to be reported as costs of sales related to services and recognized contemporaneously with the recognition of the associated deferred services revenue, which will occur upon prototype delivery.
The remaining 64% of the decrease in the cost of sales related to product revenue is primarily due to the decrease in deliveries of commercial vehicle products following the completion of a large contract in April 2020, as well as the write down of certain excess and obsolete inventory during the nine months ended September 30, 2019. The write-down of inventory totaled approximately $0.88 million for the nine months ended September 30, 2019; whereas, no inventory write-downs occurred during the comparable period in 2020.
Cost of sales — services
Cost of sales associated with services revenue increased approximately $0.05 million, or 5.9%, during the nine months ended September 30, 2020, as compared to the cost of service sales for the nine months ended September 30, 2019. The increase is related to fixed overhead costs that are not directly related to contracts. Our service revenue decreased due to the timing of deliveries against engineering and prototype contracts, but our fixed costs remained consistent. As of September 30, 2020, the recognition of costs incurred in connection with delivery against a significant engineering and prototype service contract has been deferred as a contract asset on our balance sheet, and these costs are expected to be reported as costs of sales related to services contemporaneously with the recognition of the associated deferred revenue, which is expected to occur upon completion of prototype production and delivery during the quarter ended December 31, 2020.
Cost of sales — related party services
Cost of sales associated with related party services revenue increased approximately $0.72 million, or 70.2%, during the nine months ended September 30, 2020, as compared to the cost of related party sales for the nine months ended September 30, 2019. Costs incurred for the nine months ended September 30, 2020 primarily relate to personnel costs attributable to employees that provided engineering services to the BorgWarner JV during the period. As our joint venture with BorgWarner was not formed until June 28,

2019, and did not commence operations until July 2019, we provided increased services to the joint venture and, accordingly, incurred increased engineering labor costs during the nine months ended September 30, 2020 in comparison to the nine months ended September 30, 2019.
Research and Development Expense
Research and development expense decreased approximately $4.48 million, or 46.2%, during the nine months ended September 30, 2020, as compared to research and development expense for the nine months ended September 30, 2019. The decrease was primarily attributable to the following drivers:
Primary Drivers ($ in thousands)	Increase / (Decrease)
Compensation and benefit costs	$(4,209)
Third-party design and development costs	(121)
Primary drivers of the total decrease in research and development expense	$(4,330)
The decrease in research and development expense for the nine months ended September 30, 2020 as compared to the same period in 2019 was primarily attributable to a $4.21 million decrease in compensation and benefits costs as a result of a 24% reduction in department headcount when we paused development of our stationary storage product line in May 2019 to focus development efforts solely on mobility products. In addition, third-party design and development costs decreased $0.12 million due to a decrease in the need for outside services for numerous activities including testing, validation, product certification, prototype creation, and instrument calibration. As we have matured our internal testing and prototype capacity, there is less reliance on third parties for these types of services. Furthermore, we obtained necessary product certifications in 2019 that do not require annual renewal or recertification. As we continue to scale our testing and increase our prototyping capacity, we do not expect to rely significantly on third party services to support our research and development activities.
Selling, General, and Administrative Expense
Selling, general, and administrative expense decreased approximately $0.90 million, or 8.0%, during the nine months ended September 30, 2020, as compared to selling, general, and administrative expense for the nine months ended September 30, 2019. The decrease was primarily attributable to the following drivers:
Primary Drivers ($ in thousands)	Increase / (Decrease)
Compensation and benefit costs	$(2,594)
Professional fees	2,088
Travel costs	(429)
Primary drivers of the total decrease in selling, general and administrative	$(935)
The decrease in selling, general and administrative expense for the nine months ended September 30, 2020, as compared to the same period in 2019, was primarily attributable to a decrease in compensation and benefits costs of approximately $2.59 million as a result of a 22% reduction in departmental headcount associated with the narrowing of our focus to our commercial vehicle business in May 2019, and a decrease in travel costs of approximately $0.43 million primarily due to travel restrictions that we implemented in response to the COVID-19 global pandemic. This decrease was offset by an increase in professional fees of $2.09 million primarily as a result of audit and accounting fees associated with the Business Combination. As discussed above in the “Business — Business Combination and Public Company Costs’” section, we expect selling, general, and administrative expense to increase following the Business Combination, including increased investment in marketing, advertising, and the sales and distribution infrastructure for our products and services; increased personnel in internal functions such as operations, finance, and information technology to support our operations as a publicly traded company. We also expect to make additional investments in our management information systems.
Interest Expense
Interest expense decreased $10.07 million, or 92.8%, for the nine months ended September 30, 2020, as compared to interest expense for the nine months ended September 30, 2019. The decrease was partially attributable to the absence of comparable non-cash interest expense related to the amortization of debt discounts associated with beneficial conversion features and detachable warrants in the current period. We incurred $5.59 million of non-cash interest expense during the nine months ended September 30, 2019, as compared to $0 of non-cash interest expense during the nine months ended September 30, 2020. This decrease was due to the conversion and/or extinguishment of the debt instruments to which the non-cash interest expense was related during 2019.
Additionally, interest expense decreased $4.50 million as a result of a decrease in debt outstanding during the period, accompanied by a reduction in the average interest rate charged for debt instruments outstanding. During the nine months ended September 30, 2019, we had approximately $50 million in outstanding debt obligations, prior to extinguishment and conversion in May 2019, as compared with $20.0 million in outstanding debt obligations at September 30, 2020.
Interest Income
We did not earn any interest income for the nine months ended September 30, 2020. Interest income for the nine months ended September 30, 2019 was approximately $0.27 million, which was earned on our cash balances.
Loss on Extinguishment of Debt
The decrease in loss on extinguishment of debt was attributable to $9.18 million in net losses incurred upon the extinguishment of debt during the nine months ended September 30, 2019. The extinguishment losses recognized during the first nine months of 2019 were incurred in connection with (1) our entering into amendments to extend certain outstanding Notes payable arrangements while we were pursuing the 2019 preferred stock subscription and (2) the extinguishment of certain Notes at the time of the 2019 preferred stock subscription. We did not incur comparable losses on the extinguishment of debt during the nine months ended September 30, 2020, as no losses were incurred on the debt that was modified or extinguished during the period.
Other Expense
In April 2020, we agreed to cancel $1.79 million of the $9.12 million stockholder notes receivable balance outstanding as of December 31, 2019 in the event of a sale of the company or an initial public offering. As a result, we recorded $1.61 million in Other expense for the nine months ended September 30, 2020, which represents the estimated fair value of the cancellation liability as of September 30, 2020.
Income Tax Expense
The effective tax rate of 0.0% realized for each period was significantly below the Federal statutory rate of 21.0%, as we incurred significant losses during each reporting period, and we have maintained a full valuation allowance against our net deferred income tax assets. Any amounts reflected in income tax expense represent various state and local tax obligations.
Equity (Loss) in Affiliates
We account for our investment in the BorgWarner JV under the equity method of accounting and, accordingly, recognize our proportionate share of the joint venture’s earnings and losses. Loss in affiliates increased $0.60 million, or 90.1%, for the nine months ended September 30, 2020, as compared to loss in affiliates for the nine months ended September 30, 2019. The loss in affiliates recognized for the nine months ended September 30, 2020 and 2019 represents our 40% share of the losses recognized by the joint venture for the corresponding period. The increase in loss in affiliates for the current period is due to our joint venture with BorgWarner not being formed until June 28, 2019 and not commencing operations until July 2019. Accordingly, the loss in affiliates amount incurred for the nine months ended September 30, 2019 did not relate to a full nine months of operations of the BorgWarner JV.

Net Loss
We reported a net loss of $22.71 million for the nine months ended September 30, 2020, as compared to a net loss of $46.65 million for the nine months ended September 30, 2019. The decrease in the net loss recognized for the nine months ended September 30, 2020 was due to the factors discussed above.
Business Segment Results of Operations
We operate in two business segments: Romeo Power North America and Joint Venture Support. We have organized our business segments based on the customers served. Romeo Power North America sells our products and services to unrelated external customers; whereas, the Joint Venture Support segment provides engineering services exclusively to the BorgWarner JV, which was formed in June 2019 and commenced operations in July 2019. Segment results of operations for the nine months ended September 30, 2020 and 2019 are as follows:
Business Segment Revenue
$ in thousands	Nine Months Ended		$ Change	% Change
	September 30, 2020	September 30, 2019
Revenue
Romeo Power North America	$2,299	$4,148	$(1,849)	(44.6)%
Joint Venture Support	2,027	1,209	818	67.7
Total revenue	$4,326	$5,357	$(1,031)	(19.2)
Romeo Power North America
Romeo Power North America revenues consist of all product and services revenue, with the exception of Romeo’s related party service revenues earned from providing services to the BorgWarner JV. Accordingly, the $1.85 million decrease in Romeo Power North America revenues includes the $1.00 million decrease in product revenue from sales of Romeo’s commercial vehicle battery modules and packs, which is primarily attributable to the completion of delivery under a large contract in April 2020. Average selling prices did not have a significant impact on product sales during the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019.
The remaining decrease in Romeo Power North America revenues is attributable to the $0.85 million decrease in service revenue, which has been significantly impacted by the timing of delivery against engineering and prototype contracts for which revenue is typically deferred until service delivery is complete. As of September 30, 2020, Romeo was in the process of delivering against a large engineering contract for which the recognition of $2.36 million of revenue is currently deferred. Revenue attributable to this large engineering contract is expected to be recognized during the quarter ended December 31, 2020, upon final delivery of the developed prototypes.
Joint Venture Support
The Joint Venture Support segment’s revenue for the nine months ended September 30, 2020 relates to engineering services provided to the BorgWarner JV during the period. The Joint Venture Support revenue increased $0.82 million, or 67.7%, for the nine months ended September 30, 2020, as compared to the Joint Venture Support segment’s revenue for the nine months ended September 30, 2019. The Joint Venture Support segment did not commence providing services to the BorgWarner JV until July 2019 and, consequently, this segment recognized substantially less revenue for the nine months ended September 30, 2019, as compared to the nine months ended September 30, 2020.

Business Segment Gross Income (Loss)
$ in thousands	Nine Months Ended		$ Change	% Change
	September 30, 2020	September 30, 2019
Business segment gross loss
Romeo Power North America	$(3,802)	$(5,499)	$1,697	(30.9)
Joint Venture Support	277	181	96	53.0
Total business segment gross loss	$(3,525)	$(5,318)	$1,793	(33.7)
Romeo Power North America
Romeo Power North America’s segment gross loss measure reflects product and service revenue generated from all customers except the BorgWarner JV, less the associated costs of sales. Romeo Power North America’s gross loss decreased approximately $1.70 million, or 30.9% during the nine months ended September 30, 2020, as compared to segment gross loss for the nine months ended September 30, 2019. The decrease in segment gross loss is due to costs of sales for the segment declining more significantly than revenues. While both segment revenues and costs declined in 2020 as a result of the completion of the large product supply contract in April of 2020, improved pricing related to the large engineering and prototype service contract that is in process, and our ability to absorb production labor costs in connection with executing upon the engineering and prototype contract, has contributed to the improvement in segment gross loss. Direct costs attributable to the large engineering and prototype contract have been deferred and recognized as a contract asset, and such amounts will be expensed upon the final delivery of the prototypes along with the recognition of the related deferred revenue.
As our revenues continue to scale, segment gross loss is expected to continue to benefit from cost savings attributable to advanced product design maturity, a reduction in direct materials costs for significant components of our battery modules and packs as we shift from customized production to more standardized production for key components that make up a significant portion of each unit’s materials cost, a reduction in the costs of inventory purchases driven by larger quantity purchases that will be supported by firm customer orders, and lower unabsorbed labor and overhead costs.
Joint Venture Support
The Joint Venture Support segment’s gross income is reflective of revenues earned from engineering services provided to the BorgWarner JV, less our internal costs to deliver those services — primarily consisting of personnel costs. The Joint Venture Support segment’s gross income increased $0.10 million, or 53.0%, for the nine months ended September 30, 2020, as compared to Joint Venture Support for the nine months ended September 30, 2019. We did not commence providing services to the BorgWarner JV until July 2019 and, consequently, the recognized gross income of $0.18 million for the nine months ended September 30, 2019 does not reflect a full nine months of operating activity.
Results of Operations for the Fiscal Years Ended December 31, 2019 and 2018
$ in thousands	Years Ended		$ Change	% Change
	December 31, 2019	December 31, 2018
Revenue
Products	$4,847	$842	$4,005	475.7
Services	1,665	2,222	(557)	(25.1)
Related party services	1,976	—	1,976	NM
Total revenue	8,488	3,064	5,424	177.0
Cost of sales
Products	12,703	6,540	6,163	94.2

$ in thousands	Years Ended		$ Change	% Change
	December 31, 2019	December 31, 2018
Services	2,877	6,255	(3,378)	(54.0)
Related party services	1,657	—	1,657	NM
Total cost of sales	17,237	12,795	4,442	34.7
Gross loss	(8,749)	(9,731)	982	(10.1)
Operating expenses
Research and development	11,242	18,446	(7,204)	(39.1)
Selling, general and administrative	13,890	19,768	(5,878)	(29.7)
Legal settlement expense	4,586	—	4,586	NM
Total operating expenses	29,718	38,214	(8,496)	(22.2)
Operating loss	(38,467)	(47,945)	9,478	(19.8)
Interest expense	(10,954)	(8,802)	(2,152)	24.4
Interest income	269	—	269	NM
Loss on extinguishment of debt	(9,181)	(2,580)	(6,601)	255.9
Net loss before income taxes and equity (loss) in affiliates	(58,333)	(59,327)	994	(1.7)
Equity (loss) in affiliates	(1,520)	—	(1,520)	NM
Income tax expense	(1)	(1)	—	—
Net loss	$(59,854)	$(59,328)	$(526)	0.9

Revenues
$ in thousands	Years Ended
	December 31, 2019	December 31, 2018
Products	$4,847	$842
% of total revenue	57.1%	27.5%
Services	1,665	2,222
% of total revenue	19.6%	72.5%
Related party revenue	1,976	—
% of total revenue	23.3%	—%
Total revenue	$8,488	$3,064
Product revenue
Product revenue increased approximately $4.01 million, or 475.7%, for the year ended December 31, 2019, as compared to product revenue for the year ended December 31, 2018. The increase in product revenue was primarily driven by an increase in the volume of commercial vehicle products delivered. This increase in deliveries of commercial vehicle products was due to increased maturity and commercialization of our commercial vehicle battery modules and packs in the beginning of 2019. Subsequent to the achievement of certain development milestones in 2018, we signed new firm contracts for product deliveries in 2019. The average selling price per unit did not have a significant impact on sales during the year ended December 31, 2019 as compared to the year ended December 31, 2018. Product revenue related to commercial vehicle battery modules and packs for the year ended December 31, 2019 was approximately $4.31 million, compared to approximately $0.28 million for the year ended December 31, 2018. The remaining product revenues reported for the years ended December 31, 2019 and 2018 related to sales of our ancillary consumer product and other products in development. We do not expect our sales of ancillary products or other products in development to be a material proportion of total sales in future periods.

Services revenue
Service revenue decreased approximately $0.56 million, or 25.1%, for the year ended December 31, 2019, as compared to service revenue for the year ended December 31, 2018. Substantially all of the decrease was related to non-recurring engineering services as customer sales shifted from non-recurring engineering and prototype services to product sales upon completion of the development and validation of customer prototypes.
Related party service revenue
Related party service revenue of approximately $1.98 million for the year ended December 31, 2019 was related to engineering services provided to the BorgWarner JV from July 2019 through December 31, 2019. As our joint venture with BorgWarner was not formed until June 28, 2019, and did not commence operations until July 2019, we did not earn comparable related party service revenue during the year ended December 31, 2018.
Cost of Sales
$ in thousands	Years Ended
	December 31, 2019	December 31, 2018
Cost of sales — products	$12,703	$6,540
% of cost of sales	73.7%	51.1%
Cost of sales — services	2,877	6,255
% of cost of sales	16.7%	48.9%
Cost of sales — related party	1,657	—
% of cost of sales	9.6%	—%
Total cost of sales	$17,237	$12,795
Cost of sales — products
Cost of sales associated with product revenue increased approximately $6.16 million, or 94.2%, during the year ended December 31, 2019, as compared to the cost of product revenue for the year ended December 31, 2018. Of the total increase in cost of sales related to product revenue, approximately 70% relates to increased materials costs associated with the increase in commercial vehicle product deliveries and other commercialization activities. This increase also includes aggregate inventory write downs which totaled approximately $1.74 million related to excess or obsolescent inventory, as well as inventory that was deemed to be carried at a value in excess of its estimated net realizable value. In comparison, write downs for excess or obsolescent inventory, and inventory deemed to be carried in excess of its estimated net realizable value, totaled approximately $0.29 million for the year ended December 31, 2018. The increase in materials costs was also a result of product mix, as the 2019 increase in commercial vehicle deliveries represents a shift in product sales towards our higher energy-density and more costly commercial modules and packs from the higher concentration of lower-priced consumer product sales in 2018. We expect customer demand for higher energy-density battery modules and packs to increase in the future as these products have broader applications to the customer’s needs and offer a better return on investment when considering the acquisition price of our products relative to total energy capacity.
The remaining increase in cost of product revenue was primarily related to increased labor costs associated with the increased deliveries of our commercial vehicle products.
Cost of sales — services
Cost of sales associated with services revenue decreased approximately $3.38 million, or 54.0%, for the year ended December 31, 2019, as compared to the cost attributable to service sales for the year ended December 31, 2018. Of the total decrease in costs attributable to services sales, approximately 60% of the decrease was primarily driven by decreased direct and indirect fixed labor costs. In connection with the formation of the BorgWarner JV in 2019, we realigned a portion of our personnel to provide engineering services either exclusively for or in part for the BorgWarner JV. Accordingly, compensation and benefit costs related to engineering services provided to the BorgWarner JV are recorded in ‘cost of sales — related party;’ whereas, such costs previously would have been reported as ‘costs of sales — services’ for personnel fully dedicated to providing engineering or other services to our external customers in 2018. For those employees that perform work for both the BorgWarner JV and our external customers, compensation and benefit costs are allocated based upon agreed upon relative time allocations between activities.
In addition to the decrease in labor costs resulting from the realignment of certain personnel to perform services for the BorgWarner JV, costs attributable to services for the year ended December 31, 2019 further decreased, as compared to the year ended December 31, 2018, due to a decrease in the allocated overhead expenses. In connection with the formation of the BorgWarner JV, which commenced operations in July 2019, we recover a portion of our overhead expenses from the BorgWarner JV as services are performed.
The decrease in total cost of sales associated with services was also driven by a decrease in services revenue volume as a result of customer sales shifting from non-recurring engineering and prototype service revenue to product revenue upon completion of the development and validation of customer prototypes.
Cost of sales — related party services
Cost of sales associated with related party services revenue was approximately $1.66 million for the year ended December 31, 2019, as compared to $0 for the year ended December 31, 2018. Costs incurred for the year ended December 31, 2019 primarily relate to personnel costs attributable to employees that provided engineering services to the BorgWarner JV during the period. As our joint venture with BorgWarner was not formed until June 28, 2019, and did not commence operations until July 2019, we did not provide comparable services to the joint venture or incur comparable costs during the year ended December 31, 2018.
Research and Development Expense
Research and development expense decreased approximately $7.20 million, or 39.1%, during the year ended December 31, 2019, as compared to research and development expense for the year ended December 31, 2018. The decrease was primarily attributable to the following drivers:
Primary Drivers ($ in thousands)	Increase / (Decrease)
Materials and consumables	$(3,364)
Compensation and benefits	(2,893)
Primary drivers of the total decrease in research and development	$(6,257)
The decrease in research and development expense for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily attributable to a $3.36 million decrease in materials and consumables costs due to the focusing of our engineering and development resources primarily on productionizing commercial vehicle products during 2019, as well as a decreases in compensation and benefits costs of $2.89 million due to a 19% reduction in department headcount.
Selling, General, and Administrative Expense
Selling, general, and administrative expense decreased approximately $5.88 million, or 29.7%, during the year ended December 31, 2019, as compared to selling, general, and administrative expense for the year ended December 31, 2018. The decrease was primarily attributable to the following drivers:

Primary Drivers ($ in thousands)	Increase / (Decrease)
Compensation and benefits	$(3,465)
IT costs	(694)
Professional fees	(651)
Equipment and supplies	(619)
Primary drivers of the total decrease in selling, general and administrative expense	$(5,429)
The decrease in selling, general and administrative expense for the year ended December 31, 2019, as compared to the year ended December 31, 2018, was primarily due to a $3.47 million decrease in compensation and benefits costs attributable to a 13% reduction in department headcount; a decrease in IT costs of $0.69 million due to investments made in 2018 being sufficient to cover 2019 requirements; a decrease in professional fees of $0.65 million due to a decrease in audit and consulting fees as well as a reduction in professional fees related to due diligence activities in 2018; and a decrease in equipment and supply costs of $0.62 million due to investments made in 2018 being sufficient to cover 2019 requirements.
Legal Settlement Expense
In November 2019, Legacy Romeo entered into a settlement agreement with a pre-existing holder of Legacy Romeo common stock to resolve a dispute related to a share purchase transaction. As a result of the settlement agreement, Legacy Romeo rescinded the share purchase transaction and made a cash payment to the former stockholder. The amount paid in excess of the estimated fair value of the shares that were rescinded resulted in the recognition of $4.59 million of settlement expense, which is reported as Legal settlement expense on the Consolidated Statements of Operations.
Interest Expense
Interest expense increased approximately $2.15 million, or 24.4%, for the year ended December 31, 2019, as compared to interest expense for the year ended December 31, 2018. The increase was attributable to increases in non-cash interest expense related to the amortization of debt discounts associated with beneficial conversion features and detachable warrants of approximately $0.75 million and interest incurred on new debt issued during the year ended December 31, 2019 of approximately $1.31 million.
Interest Income
Interest income for the year ended December 31, 2019 was approximately $0.27 million, which was earned on our cash balances. We did not earn any interest income for the year ended December 31, 2018.
Loss on Extinguishment of Debt
The loss on extinguishment of debt increased approximately $6.60 million, or 255.9%, for the year ended December 31, 2019, as compared to the year ended December 31, 2018. During the year ended December 31, 2019, in advance of conversion or repayment, we modified the terms of certain notes, which were accounted for as an extinguishment, and we recognized $5.14 million in loss on extinguishment of debt. Subsequently, during the year ended December 31, 2019, we converted $31.8 million of outstanding debt and accrued interest into 147,854,368 shares of Series A Preferred stock at an average loss of $0.02 per share. During the year ended December 31, 2018 we converted $3.16 million of outstanding notes and accrued interest into 19,796,399 shares Class A Common Stock at an average loss of $0.13 per share.
Income Tax Expense
We did not recognize any income tax expense or income tax benefit for the year ended December 31, 2019 and 2018. The effective tax rate of 0.0% realized for each period was significantly below the Federal statutory rate of 21.0%, as we incurred significant losses during each reporting period and did not recognize an income tax benefit associated with these losses because a full valuation allowance was maintained against our net deferred income tax assets. Any amounts reflected in income tax expense represent various state and local tax obligations.

Equity (Loss) in Affiliates
We account for our investment in the BorgWarner JV under the equity method of accounting and, accordingly, recognize our proportionate share of the joint venture’s earnings and losses. Our reported results for the year ended December 31, 2019 include our 40% share of the joint venture’s loss incurred from June 2019, when the joint venture was formed, through December 31, 2019. There were no earnings or losses to recognize with respect to the joint venture for the year ended December 31, 2018, since the joint venture was not formed until 2019.
Net Loss
We reported a net loss of approximately $59.85 million for the year ended December 31, 2019, as compared to a net loss of approximately $59.33 million for the year ended December 31, 2018. The increase in the net loss recognized for the year ended December 31, 2019 was due to the factors discussed above.
Business Segment Results of Operations
We operate in two business segments: Romeo Power North America and Joint Venture Support. We have organized our business segments based on the customers served. Romeo Power North America sells our products and services to unrelated external customers; whereas, the Joint Venture Support segment provides engineering services exclusively to the BorgWarner JV, which was formed in June 2019 and commenced operations in July 2019. Segment results for the years ended December 31, 2019 and 2018 are as follows:
Business Segment Revenue
$ in thousands	Years Ended		$ Change	% Change
	December 31, 2019	December 31, 2018
Revenue
Romeo Power North America	$6,512	$3,064	$3,448	112.5
Joint Venture Support	1,976	—	1,976	NM
Total revenue	$8,488	$3,064	$5,424	177.0
Romeo Power North America
Romeo Power North America revenues consist of all product and services revenue, with the exception of related party service revenues earned from providing engineering services to the BorgWarner JV. Accordingly, the $3.45 million increase in Romeo Power North America’s revenue includes the $4.03 million increase in revenue from sales of our commercial vehicle battery modules and packs. This increase in revenue reflects the increased maturity and commercialization of our commercial vehicle battery modules and packs, and the strategic decision to shift focus from our legacy consumer focused product to the commercial vehicle focused battery modules and packs in 2019. The average selling price per unit did not have a significant impact on sales during the year ended December 31, 2019 as compared to the year ended December 31, 2018. The increase in product revenues is partially offset by a $0.56 million decrease in services revenue, due to customer sales shifting from non-recurring engineering and prototype services to product sales upon completion of the development and validation of customer prototypes. We do not expect our sales of ancillary products or other products in development to be a material proportion of total sales in future periods.
Joint Venture Support
The Joint Venture Support business segment commenced providing services to the joint venture in July 2019. The Joint Venture Support segment’s revenues from July 2019 through December 31, 2019 relate to engineering services provided to the joint venture during the period. Comparable revenues were not earned during the period ended December 31, 2018 as the joint venture had not been formed yet.

Business Segment Gross Income (Loss)
$ in thousands	Years Ended		$ Change	% Change
	December 31, 2019	December 31, 2018
Business segment gross loss
Romeo Power North America	$(9,068)	$(9,731)	$663	(6.8)
Joint Venture Support	319	—	319	NM
Total business segment gross loss	$(8,749)	$(9,731)	$982	(10.1)
Romeo Power North America
Romeo Power North America’s segment gross loss measure reflects product and service revenues generated from all customers except for the BorgWarner JV, less the associated costs of sales. Romeo Power North America’s gross loss decreased approximately $0.66 million, or 6.8%, as compared to this segment’s gross loss for the year ended December 31, 2018. This decrease in gross loss was driven primarily by a reduction in costs of sales associated with services revenue. Of the total decrease in costs attributable to services sales, approximately 60% of the decrease was primarily driven by decreased direct and indirect fixed labor costs. In connection with the formation of the BorgWarner JV in 2019, we realigned a portion of our personnel to provide engineering services either exclusively for or in part for the BorgWarner JV. In addition to the decrease in costs resulting from the realignment of certain personnel to perform services for the BorgWarner JV, costs attributable to services for the year ended December 31, 2019 further decreased, as compared to the year ended December 31, 2018, due to a decrease in the allocated overhead expenses, which were allocated to and recovered from services performed for the BorgWarner JV.
Joint Venture Support
The Joint Venture Support business segment commenced providing services to the BorgWarner JV in July 2019. The Joint Venture Support segment’s gross loss is reflective of revenues earned from engineering services provided to the BorgWarner JV, less our internal costs to deliver those services — primarily consisting of personnel costs. The Joint Venture Support segment’s 2019 gross loss reflects earnings from the engineering services provided to the joint venture from July 2019 through December 31, 2019. As the joint venture was not established until 2019, comparable services were not provided, and comparable earnings were not recognized during the period ended December 31, 2018.
Non-GAAP Financial Measures
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), our management utilizes certain non-GAAP performance measures, EBITDA and Adjusted EBITDA, for purposes of evaluating our ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.
EBITDA and Adjusted EBITDA
“EBITDA” is defined as earnings before interest income and expense, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” has been calculated using EBITDA adjusted for losses on the extinguishment of debt, stock-based compensation, settlement of certain legal matters, and derivative expense. We believe that both EBITDA and Adjusted EBITDA provide additional information for investors to use in (1) evaluating our ongoing operating results and trends and (2) comparing our financial performance with that of comparable companies, which may disclose similar non-GAAP financial measures to investors. These non-GAAP measures provide investors with incremental information for the evaluation of our performance after isolation of certain items deemed unrelated to our core business operations.
EBITDA and Adjusted EBITDA are presented as supplemental measures to our GAAP measures of performance. When evaluating EBITDA and Adjusted EBITDA, you should be aware that we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Furthermore, our computation of Adjusted EBITDA may not be directly comparable to similarly titled measures computed by other companies, as the nature of the adjustments that other companies may include or exclude when calculating Adjusted EBITDA may differ from the adjustments reflected in our measure. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation, nor should these measures be viewed as a substitute for the most directly comparable GAAP measure, which is net loss. We compensate for the limitations of our non-GAAP measures by relying primarily on our GAAP results. You should review the reconciliation of our net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our performance.
The following table reconciles net loss to EBITDA and Adjusted EBITDA for the nine months ended September 30, 2020 and 2019, as well as the years ended December 31, 2019 and 2018.
	Nine Months Ended		Years Ended
$ in thousands	September 30, 2020	September 30, 2019	December 31, 2019	December 31, 2018
Net loss	$(22,710)	$(46,653)	$(59,854)	$(59,328)
Interest expense	783	10,848	10,954	8,802
Interest income	—	(266)	(269)	—
Income tax expense	—	1	1	1
Depreciation and amortization expense	1,404	1,387	1,871	1,573
EBITDA	(20,523)	(34,683)	(47,297)	(48,952)
Loss on debt extinguishment	—	9,181	9,181	2,580
Stock-based compensation	784	949	1,566	2,948
Settlement of certain legal matters	—	—	4,586	—
Derivative expense	1,614	—	—	—
Adjusted EBITDA	$(18,125)	$(24,553)	$(31,964)	$(43,424)
Liquidity and Capital Resources
Due to Legacy Romeo’s history of recurring losses and negative cash flows from operations as well as a significant accumulated deficit, management concluded that there was substantial doubt about Legacy Romeo’s ability to continue as a going concern at the time that the historical financial statements were issued. In addition, Legacy Romeo’s independent registered public accounting firm included an explanatory paragraph addressing the substantial doubt regarding Legacy Romeo’s ability to continue as a going concern in their audit opinion for the year ended December 31, 2019. Notwithstanding the preceding conclusions, Legacy Romeo’s financial statements have been prepared in accordance with U.S. GAAP, which contemplates that Legacy Romeo will continue to operate as a going concern. Legacy Romeo’s financial statements do not contain any adjustments that might result if Legacy Romeo is unable to continue as a going concern.
From Legacy Romeo’s inception in June 2014 through September 30, 2020, Legacy Romeo generated an accumulated deficit of $192.54 million, while pursuing substantial research and development activities to bring the products in its lithium-ion battery technology platform to market on a mass production scale.
Between 2016 and April 2019, Legacy Romeo’s operations were funded by the issuance of convertible notes, two classes of equity, and term notes. During this period, Legacy Romeo issued a total of $22.6 million in convertible notes, borrowed $51.33 million under term notes, sold $7.23 million in Series Seed preferred shares (2016 only), and sold $44.6 million in common stock. During the year ended December 31, 2019, Legacy Romeo issued $19.0 million of the term notes described above and repaid a total of $25.62 million of term notes. In December 2019, Legacy Romeo issued $5.2 million in new convertible notes.
In June 2019, Legacy Romeo closed a Series A preferred stock round of financing that included cash investments of $56.49 million and the conversion of outstanding debt and interest totaling $31.85 million in exchange for the issuance of an aggregate of 315,286,937 shares of newly authorized Series A-1, Series A-2,

Series A-3, and Series A-4 preferred stock. Also, in connection with the Series A preferred stock financing, Legacy Romeo redeemed approximately 35.4% of each Series Seed holder’s shares of Series Seed preferred stock issued and outstanding. Each Series Seed stockholder received a payment in cash equal to $0.33 per share. The Series Seed preferred stock was not mandatorily redeemable in advance of the Series A preferred stock sale. In connection with the execution of the Series A Preferred Stock Agreement, the Series Seed holders agreed to the redemption.
The June 2019 Series A Preferred Stock raise was led by BorgWarner. In conjunction with BorgWarner’s investment of $50 million into Legacy Romeo, BorgWarner and Legacy Romeo created a global joint venture, the BorgWarner JV, on June 28, 2019, which is intended to accelerate both companies’ reach into the European market in a capital efficient way. Legacy Romeo contributed $4.00 million of capital for a 40.0% ownership interest in the joint venture, which amount was funded through BorgWarner’s direct transfer of $4 million of the $50 million that was due to Legacy Romeo for the purchase of Series A Preferred Stock to the BorgWarner JV.
Between March and May 2020, Legacy Romeo closed a round of financing that included the issuance of 32.0 million shares of newly authorized Series A-5 preferred stock. Legacy Romeo issued the Series A-5 preferred shares at a purchase price of $0.1250 per share for a total raise of $4.00 million.
Between October 2020 and December 2020, Legacy Romeo borrowed approximately $2.03 million in debt , to provide additional financing until the closing of the Business Combination described below.
In addition, in December 2020, Legacy Romeo agreed to settle the $9.1 million of notes receivable from two of its existing stockholders for the receipt of $5.3 million, reflecting the forgiveness of $3.8 million of the original amount that had been due.
Cash from these borrowings and notes receivables provided Legacy Romeo with additional liquidity until the closing of the Business Combination.
Impact of the Business Combination:
Management’s plans to continue as a going concern included raising additional financing, specifically through the Business Combination. On December 29, 2020, the Business Combination was consummated, pursuant to which 82,037,151 shares of RMG Common Stock were issued for all of the issued and outstanding equity interests of Legacy Romeo, inclusive of shares of RMG Common Stock issued in exchange for both Legacy Romeo’s issued and outstanding preferred stock and issued and outstanding convertible notes (inclusive of interest accrued thereon), as if each had converted into Legacy Romeo common stock immediately prior to the Business Combination. In connection with the Business Combination, 16,000,000 PIPE Shares also were sold and issued for a purchase price of $10.00 per share, or an aggregate purchase price of $160.00 million, pursuant to the Subscription Agreements entered into on October 5, 2020.
The Business Combination resulted in a $331.28 million increase to the cash available to fund our future operations, potential future obligations to contribute cash to the BorgWarner JV, an initial contribution for a profit sharing interest in HBR, and our long-term business plan until we achieve positive free cash flow. The net proceeds received reflect the receipt of gross proceeds of $394.19 million from the Business Combination, inclusive of cash from the PIPE Shares, offset by the following: (i) settling all of Legacy Romeo’s issued and outstanding term notes, inclusive of accrued and unpaid interest, (ii) payment of transaction costs incurred by both RMG and Legacy Romeo, and (iii) payments of deferred legal fees, underwriting commissions, and other costs incurred in connection with RMG’s IPO. The net proceeds from the Business Combination were $331.28 million.
Immediately following the Business Combination on December 29, 2020, we contributed $35.00 million to HBR, a related party to an investor in Legacy Romeo and an investor in the PIPE Shares, to fund operating activities under the terms of our Battery Recycling Agreement with HBR. This contribution was made in exchange for a 30% profit sharing interest in HBR.
Our current business plan through 2025 includes substantial investments into expanded research and development capacity, as well as an allocation of capital for new factories or strategic acquisitions, which activities are expected to be funded using the cash available to the Company subsequent to the Business

Combination and long term revenues through multi-year supply agreements for our products and services. These activities are currently planned to occur even while we are in the process of achieving positive free cash flow from our existing business segments. The current business plan does not factor any type of working capital financing that, if needed, could extend our cash reserves until we become self-sustaining. As a result of the influx of cash from the Business Combination, we believe that we will have sufficient liquidity and resources to support the business until it is able to become free cash flow positive and self-sustaining.
Our continuing short-term and long-term liquidity requirements are expected to be impacted by the following, among other things:
•
The timing and the costs involved in bringing our products to market;

•
The expansion of production capacity;

•
Our ability to manage the costs of manufacturing;

•
The scope, progress, results, costs, timing and outcomes of the research and development for our battery modules and battery packs;

•
The costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities;

•
The costs of additional general and administrative personnel, including accounting and finance, legal and human resources, as a result of becoming a public company;

•
Our ability to collect revenues from start-up companies operating in a relatively new industry;

•
Our obligation to fund our proportional share of the operating expenses, working capital, and capital expenditures of the BorgWarner JV; and

•
Other risks discussed in the section entitled “Risk Factors.”

COVID-19
As discussed in the “Business — Overview” section, we have taken temporary precautionary measures intended to help minimize the risk of the COVID-19 virus to our employees including temporarily requiring some employees to work remotely and implementing social distancing protocol for all work conducted onsite. We have suspended non-essential travel worldwide for employees, and we are discouraging employee attendance at other gatherings.
To date COVID-19 has had a limited adverse impact on our operations, supply chains and distribution systems, and has resulted in higher losses on raw material than previously expected. Our efforts to qualify new suppliers, particularly in Asia, have been postponed indefinitely, which delay has required us to continue using higher cost components for our products. Because of travel restrictions, we are unable to visit many prospective customers in person, which could delay the sales conversion cycle. Due to these precautionary measures and resulting global economic impacts, we may experience significant and unpredictable reductions in demand for certain of our products. The degree and duration of disruptions to future business activity are unknown at this time.
Short-Term Liquidity Requirements
As of September 30, 2020, Legacy Romeo’s current assets were approximately $20.00 million, consisting primarily of inventory, insurance receivables and deferred costs. As of September 30, 2020, Legacy Romeo’s current liabilities were approximately $37.85 million, consisting primarily of accounts payable, accrued expenses, a legal settlement amount, and current debt obligations.
On December 29, 2020, the Business Combination was consummated and PIPE Shares were sold, providing net proceeds of $331.28 million. We believe that the proceeds from these transactions will be sufficient to fund both our liquidity needs over the near-term and the execution of our business strategy over the next 24 to 36 month period, which shall include (1) expanding and scaling our production capabilities, (2) investing in research and development activities, (3) expanding sales and marketing activities, and (4) pursuing strategic partnerships.

Long-Term Liquidity Requirements
Management anticipates that our most significant long-term liquidity and capital needs will relate to capital expenditures and the expansion of production capacity, working capital to support increased production volume, and general overhead and personnel expenses to support continued growth and scale. We believe the cash available to us subsequent to the consummation of the Business Combination and sale of the PIPE Shares will be sufficient to cover forecasted capital needs and operating expenditures for fiscal year 2021 through fiscal year 2022. Beginning in 2023, we anticipate that we will be able to generate sufficient free cash flow from the sale of our products and services to cover operating expenses, working capital, and capital expenditures. If adequate funds are not available to accomplish our anticipated long-term growth, we plan to fund future cash needs through debt financing. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of holders of our common stock. The availability and the terms under which we can borrow additional capital could be disadvantageous, and the terms of debt securities or borrowings could impose significant restrictions on our operations. Macroeconomic conditions and credit markets could also impact the availability and cost of potential future debt financing.
Cash Flow Analysis
For the Nine Months Ended September 30, 2020 and 2019
The following table provides a summary of cash flow data for the nine months ended September 30, 2020 and September 30, 2019:
	Nine Months Ended
$in thousands	September 30, 2020	September 30, 2019
Cash, cash equivalents, and restricted cash at beginning of period	$1,929	$1,511
Operating activities:
Net losses	(22,710)	(46,653)
Non-cash adjustments	5,461	18,808
Changes in working capital	3,123	(9,826)
Net cash used for operating activities	(14,126)	(37,671)
Net cash used for investing activities	(561)	(843)
Net cash provided by financing activities	14,504	42,295
Net change in cash, cash equivalents, and restricted cash	(183)	3,781
Cash, cash equivalents, and restricted cash at end of period	$1,746	$5,292
Cash Flows from Operating Activities
Net cash used for operating activities was approximately $14.13 million for the nine months ended September 30, 2020. The most significant contributor to the cash used during this period was a net loss of approximately $22.71 million, partially offset by approximately $5.46 million of non-cash expenses consisting primarily of $1.61 million of derivative expense, $1.40 million related to depreciation and amortization, $1.27 million related to losses on our equity method investment, and $0.78 million related to stock-based compensation. Net cash inflows attributable to changes in operating assets and liabilities totaled approximately $3.12 million. These net cash inflows were primarily the result of, an increase in accrued expenses of $2.16 million primarily due to the timing of payments for materials and professional fees, an increase in accounts payable of $2.73 million due to timing of outstanding invoices with vendors, and $0.74 million related to interest accrued on notes payable. The cash inflows were partially offset by an increase in inventories of $1.90 million due to an increase in raw materials purchasing in advance of production activities related to new contracts, and an increase in accounts receivable of $0.69 million related to timing of payments received.

Net cash used for operating activities was approximately $37.67 million for the nine months ended September 30, 2019. The most significant contributor to the cash used during this period was a net loss of approximately $46.65 million, partially offset by approximately $18.81 million of non-cash expenses consisting primarily of $9.18 million related to debt extinguishment losses recorded upon modification of outstanding convertible notes, $5.59 million of interest expense attributable to the amortization of the debt discount, $1.39 million related to depreciation and amortization, and $0.95 million related to stock-based compensation.
Net cash outflows attributable to changes in operating assets and liabilities totaled $9.83 million. These net cash outflows were primarily the result of a decrease in accounts payable of $1.74 million due to timing of outstanding invoices with vendors, an increase in inventories of $2.97 million due to the purchase of raw materials in advance of production activities, an increase in prepaid expenses of $0.57 million as a result of purchases from certain vendors that required prepayment, a decrease in accrued expenses of $1.64 million primarily due to the timing of payments for materials and professional fees, a decrease in contract liabilities of $1.40 million due to the liquidation of advance payments related to non-recurring engineering and prototype services contracts upon performance on the contact and recognition of sales and an increase in accounts receivable of $1.74 million related to timing of payments received.
Cash Flows from Investing Activities
For the nine months ended September 30, 2020, net cash used for investing activities was approximately $0.56 million and primarily related to purchases of property and equipment.
For the nine months ended September 30, 2019, net cash used for investing activities was $0.84 million and primarily related to purchases of property, plant and equipment.
Cash Flows from Financing Activities
For the nine months ended September 30, 2020, net cash provided by financing activities of $14.50 million was primarily related to $4.00 million of proceeds from the issuance of preferred stock, $1.92 million of proceeds from the issuance of convertible notes, $4.45 million from the issuance of term notes, $3.30 million of proceeds from a PPP loan, and $1.03 million from the issuance of common stock.
For the nine months ended September 30, 2019, net cash provided by financing activities of $42.30 million was primarily related to $56.49 million of proceeds from the issuance of preferred stock, $2.57 million of proceeds from the exercise of stock warrants, and $16.90 million of proceeds from the issuance of non-convertible notes. These inflows were partially offset by $25.62 million of payments related to our term and convertible notes, dividends paid to preferred stockholders of $4.09 million, and payments of $4.05 million related to the redemption of preferred stock.
For the Years Ended December 31, 2019 and 2018
The following table provides a summary of cash flow data for the years ended December 31, 2019 and December 31, 2018:
	Years Ended
$ in thousands	December 31, 2019	December 31, 2018
Cash, cash equivalents, and restricted cash at beginning of year	$1,511	$5,870
Operating activities:
Net losses	(59,854)	(59,328)
Non-cash adjustments	21,664	13,156
Changes in working capital	(8,774)	3,835
Net cash used for operating activities	(46,964)	(42,337)
Net cash used for investing activities	(1,171)	(3,049)
Net cash provided by financing activities	48,553	41,027
Net change in cash, cash equivalents, and restricted cash	418	(4,359)
Cash, cash equivalents, and restricted cash at end of year	$1,929	$1,511

Cash Flows from Operating Activities
Net cash used for operating activities was approximately $46.96 million for the year ended December 31, 2019. The most significant contributor to the cash used during this period was a net loss of approximately $59.85 million, partially offset by $21.66 million of non-cash expenses consisting primarily of $9.18 million related to debt extinguishment losses recorded upon modification of outstanding convertible notes, $5.59 million of interest expense attributable to the amortization of debt discounts, $1.87 million related to depreciation and amortization, $1.74 million related to a write-down of inventory, $1.57 million related to stock-based compensation, and $1.52 million related to losses on our equity method investment. Net cash outflows attributable to changes in operating assets and liabilities totaled $8.77 million. These net cash outflows were primarily the result of an increase in inventory of $2.57 million due to the purchase of raw materials in advance of production activities, a decrease in accounts payable of $2.13 million due to a focused effort to paydown outstanding invoices and reduce costs with vendors, a decrease in accrued expenses of $1.77 million due to a reduction in commissions, bonuses, and vacation accruals, a decrease in contract liabilities of $0.90 million due to the liquidation of advance payments related to non-recurring engineering and prototype services contracts upon performance on the contact and recognition of sales, and an increase to prepaid expenses of $1.43 million as a result of purchases from certain vendors that required prepayment.
Net cash used for operating activities was approximately $42.34 million for the year ended December 31, 2018. The most significant contributor to the cash used during this period was primarily a net loss of approximately $59.33 million, partially offset by $13.16 million of non-cash expenses consisting of $4.84 million of interest expense attributable to amortization of debt discount, $2.95 million related to stock-based compensation, $2.58 million related to debt extinguishment losses recorded upon the modification of convertible notes, and $1.57 million related to depreciation and amortization. Net cash inflows attributable to changes in operating assets and liabilities totaled $3.84 million. The net cash inflows from changes in operating assets and liabilities were primarily the result of an increase in accrued interest on notes payable of $3.52 million due to the accrual of interest on term notes, an increase in accrued expenses of $1.67 million due to accruals for commissions and legal expenses, an increase in contract liabilities of $1.15 million due to the timing of advance payments received in connection with new contract awards, and an increase in accounts payable of $0.53 million due to delays in payment of vendors in order to manage working capital. These cash inflows were partially offset by an increase in inventories of $3.40 million due to the purchase of raw materials in advance of production activities.
Cash Flows from Investing Activities
For the year ended December 31, 2019, net cash used for investing activities was $1.17 million, primarily driven by our capital expenditures for property and equipment. Capital expenditures for the year ended December 31, 2019 decreased approximately $1.88 million, from $2.98 million for the year ended December 31, 2018 to $1.10 million for the year ended December 31, 2019. We procured most of the property and equipment needed for the production line and test labs during 2018, which reduced the need for capital expenditures for the year ended December 31, 2019. Capital expenditures for the year ended December 31, 2018 primarily consisted of machinery and equipment used for production activities, including deployment of our first automated module line.
Cash Flows from Financing Activities
For the year ended December 31, 2019, net cash provided by financing activities of approximately $48.55 million was primarily reflective of approximately $56.49 million of proceeds from the issuance of preferred stock, approximately $19.00 million from the issuance of term notes, approximately $5.45 million from the issuance of convertible notes, and approximately $2.57 million from the exercise of stock warrants. These cash inflows were partially offset by approximately $25.62 million of cash paid against outstanding term and convertible note balances and approximately $4.05 million of cash paid to redeem preferred stock, and approximately $4.09 million of cash paid in dividends to preferred stockholders.
For the year ended December 31, 2018, net cash provided by financing activities of approximately $41.03 million was primarily reflective of proceeds from the issuance of convertible notes of $10.35 million, proceeds from the issuance of term notes of $32.18 million, and proceeds from the issuance of common stock totaling $7.20 million. These cash inflows were partially offset by $8.58 million of cash paid against outstanding term and convertible notes.
Contractual Obligations and Commitments
The following table describes our contractual obligations and commitments as of September 30, 2020.
$ in thousands	Total	Last Three Months of 2020		2021	2022 and 2023	2024 and 2025	Thereafter
Convertible notes*	$7,149	$		$—	$7,149	$—	$—
Term notes*	9,550			9,550
Other debt*	3,300			2,258	1,042
Operating leases	10,223		225	901	1,804	1,804	5,489
Finance leases	397		83	295	19	—	—
Interest**	2,013		9	672	1,332
Total***	$32,632		$317	$13,676	$11,346	$1,804	$5,489

*
Both the convertible notes principal amounts and any unpaid interest for the convertible notes converted to equity upon the Closing of the Business Combination.

**
Amounts include our future cash obligations for the related interest expense that would be due in accordance with the terms of the debt and finance leases. On December 29, 2020, $1.94 million of interest was settled upon completion of the Business Combination.

***
Amounts exclude a $6.00 million legal settlement payable related to an employee liability matter. Our business and umbrella insurance carriers have agreed to cover the cost of damages owed and we have recorded a $6.00 million insurance receivable to reflect that commitment.

Critical Accounting Policies
The preparation of our consolidated financial statements and related notes requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Management has based its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
For a description of our significant accounting policies see Note 2 — “Summary of Significant Accounting Policies,” of the notes to consolidated financial statements. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. Management believes the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our consolidated financial statements.
Revenue Recognition
We primarily generate revenue from the sale of battery packs, battery modules, and the performance of engineering services, inclusive of the development of prototypes. We account for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.
We determine the amount, timing, and pattern of revenue recognition by applying the following steps outlined in accounting standards codification (ASC) Topic 606 — Revenue from Contracts with Customers:
1.
identifying the contract with a customer

2.
identifying the performance obligations in the contract

3.
determining the transaction price

4.
allocating the transaction price to the performance obligations; and

5.
recognizing revenue as the performance obligations are satisfied.

Identifying the performance obligations contained in a contract, determining transaction price, allocating transaction price, and determining when performance obligations are satisfied can require the application of significant judgement, as further discussed below.
Identifying the performance obligations in a contract
We evaluate the products or services promised in each contract at inception to determine whether the contract should be accounted for as having one or more performance obligations. The prototypes and services in the contracts with our customers are typically not distinct from one another due to their complex integrated relationships and functions required to perform under the contract. Accordingly, our contracts are typically accounted for as one performance obligation. In limited cases, our contracts have more than one distinct performance obligation, which occurs when we perform activities that are not highly complex or interrelated or involve different products. Significant judgment is required in determining performance obligations, and these decisions could change the amount of revenue and profit or loss recorded in each period. We classify revenue as products or services on our consolidated statements of operations based on the predominant attributes of the performance obligations.
Customer arrangements that include the provision of developed or customized products that require the bundling of promises, such as providing non-recurring engineering and development services that lead to a prototype, are combined into a single performance obligation because the individual products and services that are required to fulfill the customer requirements do not meet the criteria for a distinct performance obligation. These customized products generally have no alternative use to us and are recognized over time or at a point in time depending on whether the terms and conditions of these arrangements give us the enforceable right to payment for performance completed to date, including a reasonable profit margin.
Determination of and Allocation of Transaction Price
Each customer purchase order sets forth the transaction price for the products and services purchased under the arrangement. For contracts with multiple performance obligations, we evaluate whether the stated selling prices for the products or services represent their standalone selling prices. We may sell customized solutions unique to a customer’s specifications. When it is necessary to allocate the transaction price to multiple performance obligations, we typically use the expected cost plus a reasonable profit margin to estimate the standalone selling price of each product or service. We also sell standard products or services with observable standalone revenue transactions. In these situations, the observable standalone revenue transactions are used to determine the standalone selling price.
Some customer arrangements include variable consideration, such as volume discounts, some of which depend upon the customers meeting specified performance criteria, such as a purchasing level over a period. We use judgment to estimate the most likely amount of variable consideration at each reporting date. When estimating variable consideration, we also apply judgment when considering the probability of whether a reversal of revenue could occur and only recognize revenue subject to this constraint.
Determination of when Performance Obligations are Satisfied
For arrangements which give an enforceable right to payment, control transfers over time and we measure progress towards completion by selecting the input or output method that best depicts the transfer of control of the underlying goods and services to the customer for each respective arrangement. Methods used by us to measure progress toward completion include estimating the percentage of completion using a cost-to-cost measure of progress because it best depicts the transfer of control to the customer as we incur costs on our contracts. Under the percentage-of-completion cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs to complete the performance obligation(s). For arrangements where no enforceable right to payment exists, we will recognize revenue at a point in time based on the title transfer of the final prototype or specified product.
Equity Valuations
As there was not a market for Legacy Romeo’s equity, valuations of our equity instruments prior to the Closing of the Business Combination required the application of significant estimates, assumptions, and judgements. These valuations impacted various amounts reported in our financial statements, inclusive of the recognition of equity-based compensation, debt discounts, and beneficial conversion features associated with convertible financial instruments. The following discussion provides additional details regarding the significant estimates, assumptions, and judgments that impact the determination of the fair values of equity-based compensation awards, warrants, and the preferred stock and common stock that comprised Legacy Romeo’s capital structure prior to the Business Combination. The following discussion also explains why these estimates, assumptions, and judgements could be subject to uncertainties and future variability.
Equity-Based Compensation and Warrants
We estimate the grant date fair value of stock options, warrants, and restricted stock awards granted to employees, non-employees and directors and use the estimated fair values to measure and recognize the costs for services received in exchange for the grants. We also estimate the grant date fair value of warrants issued in connection with debt instruments, as a portion of the debt proceeds must be allocated to the warrants.
We use the Black-Scholes option-pricing model in order to estimate the fair values of both time-based stock option awards and warrants. Estimating the fair value of stock options and warrants using the Black-Scholes option-pricing model requires the application of significant assumptions, such as the fair value of our underlying common stock, the estimated term of the option, the risk-free interest rates, the expected volatility of the price of our common stock and the expected dividend yield. Each of these assumptions is subjective, requires significant judgement, and is based upon management’s best estimates. If any of these assumptions were to change significantly in the future, equity-based compensation for future awards may differ significantly, as compared with awards previously granted.
The assumptions and estimates that we apply to derive the inputs for inclusion in the Black-Scholes pricing model are as follows:
•
Fair value of common stock — see “Preferred Stock and Common Stock Valuations” discussion below.

•
Expected Term — This is the period that the options or warrants that have been granted are expected to remain unexercised. We employ the simplified method to calculate the average expected term.

•
Volatility — This is a measure of the amount by which a financial variable, such as a share price, has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. As we do not yet have sufficient history of our own volatility, management has identified several guideline comparable companies and estimates volatility based on the volatility of those companies.

•
Risk-Free Interest Rate — This is the U.S. Treasury rate, having a term that most closely resembles the expected life of the stock option or warrant.

•
Dividend Yield — We have not and do not expect to pay dividends on our common stock in the foreseeable future.

Preferred Stock and Common Stock Valuations
We use valuations of our preferred stock and common stock for various purposes, including, but not limited to, the determination of the exercise price of stock options, inclusion in the Black-Scholes option pricing model, and assessing whether convertible instruments include a beneficial conversion feature. Prior to the Business Combination, as a privately held company, the lack of an active public market for Legacy

Romeo’s common stock required our management and board of directors to exercise reasonable judgment and consider a number of factors in order to make the best estimate of fair value of Legacy Romeo’s equity. As Legacy Romeo’s capital structure consisted of multiple classes of equity, we, with the assistance of a third-party valuation specialist, utilized an option pricing model (“OPM”) to determine the fair value of each class of equity. Under this approach, we first estimated the fair value of our total enterprise value and total equity value using a combination of the income approach, guideline public company method, and guideline transaction method and subsequently used the OPM model to allocate values to each individual equity class by creating a series of call options on Legacy Romeo’s equity value, with exercise prices based on the liquidation preferences, participation rights, and exercise prices of the equity instruments. Estimating our total enterprise value and total equity value required the application of significant judgment and assumptions. Factors considered in connection with estimating these values:
•
Recent arms-length transactions involving the sale or transfer of Legacy Romeo’s common stock;

•
The rights, preferences and privileges of Legacy Romeo’s Series A preferred stock relative to those of Legacy Romeo’s common stock;

•
Our historical financial results and future financial projections;

•
The market value of equity interests in substantially similar businesses, which equity interests can be valued through nondiscretionary, objective means;

•
The lack of marketability of Legacy Romeo’s common stock;

•
The likelihood of achieving a liquidity event, such as an initial public offering or business combination, given prevailing market conditions;

•
Industry outlook; and

•
General economic outlook, including economic growth, inflation and unemployment, interest rate environment and global economic trends.

The fair value ultimately assigned to Legacy Romeo’s common stock may take into account any number or combination of the various factors described above, based upon their applicability at the time of measurement. Determination of the fair value of Legacy Romeo’s common stock also may have involved the application of multiple valuation methodologies and approaches, with varying weighting applied to each methodology as of the grant date. Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows; discount rates; market multiples; the selection of comparable companies; and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impacted our valuations as of each valuation date.
During 2018, the estimated fair value of Legacy Romeo’s common stock fluctuated between $0.21 and $0.26 per share, and as of May 6, 2019, we estimated the fair value of the Legacy Romeo common stock to be $0.19 per share. The decrease in fair value when comparing the 2018 fair values to the May 6, 2019 fair value is primarily related to the dilution to common stockholders stemming from Legacy Romeo’s Series A preferred stock offering that occurred on May 6, 2019. While Legacy Romeo’s indicated equity value increased under both the income and market approaches, Legacy Romeo issued 315,286,937 shares of Series A preferred stock with a substantial liquidation preference, which reduced the estimated fair value of Legacy Romeo’s common stock.
As of December 31, 2019, we estimated the fair value of Legacy Romeo common stock to be $0.15 per share. The fair value decrease from $0.19 per share to $0.15 per share is primarily driven by downward revisions to our free cash flow projections under the discounted cash flow model, and a reduction in the estimated fair value of Legacy Romeo’s common stock under the market approach. Over the course of 2019, we increased the cost estimates to deliver on our contracts with customers and reduced the projections for our future free cash flow. As of May 6, 2019, the market approach relied upon the OPM backsolve approach due to the occurrence of the contemporaneous issuance of Series A preferred stock offering, which was deemed an arms-length transaction. As of December 31, 2019, there was a greater reliance placed on the income and market approaches to derive the indicated values using the discounted cashflow method, the guideline public company method and the guideline transaction method.
As of June 30, 2020, we estimated the fair value of Legacy Romeo’s common stock to be $0.74 per share, which represents an increase in value when compared to the common stock value of $0.15 per share determined as of December 31, 2019. The increase in fair value was due to both operational changes and our progress towards the Business Combination. Our operational changes include improved operating results and growth in the pipeline, including new contracts with key customers, driving up the Company’s near-term growth rate and financial projections. Additionally, we began taking the necessary steps to prepare for the Business Combination. The necessary steps undertaken to prepare for the Business Combination included meeting with RMG and investment bankers, discussing timing expectations, and negotiating the preliminary Letter of Intent between RMG and Legacy Romeo. As our ongoing negotiations related to the Business Combination reflected an increased likelihood of a near-term exit transaction and/or liquidity event, the valuation of the Company’s equity as of June 30, 2020 took into consideration the indicated equity value implied by the negotiations. While the June 30, 2020 valuation incorporated indicated equity values based upon traditional income and market approaches, consisting of the discounted cash flow method, guideline public company method, and guideline transaction method — the valuation also incorporated the equity value implied by planned Business Combination transaction. Accordingly, the valuation applied the probability-weighted expected return method (PWERM) to weight the indicated equity value determined under the traditional income and market approaches and the equity value implied by our planned Business Combination. Based upon management’s determination that there was a high probability that the Business Combination would occur, significant weighting was assigned to the implied value of the negotiated Business Combination transaction.
As of September 30, 2020, we estimated the fair value of Legacy Romeo’s common stock to be $1.05 per share, which represents an increase in value when compared to the common stock value of $0.74 per share determined as of June 30, 2020. Since June 30, 2020, we continued taking the necessary steps to prepare for the Business Combination. Because the Company’s time to a liquidity event was shorter as of September 30, 2020, and the likelihood of a public market for Legacy Romeo’s shares became greater since June 30, 2020, a lower discount for lack of marketability was applied to the estimated fair value of the common stock as of September 30, 2020 and the Company more heavily weighted its planned Business Combination under the transaction method. The increase in fair value of the common stock considers these factors.
Upon consummation of the Business Combination, RMG exchanged 0.121730 shares of RMG Common Stock for each Legacy Romeo common share equivalent, determined based upon the number shares of Legacy Romeo common stock that would be outstanding if each outstanding share of Legacy Romeo preferred stock and all of Legacy Romeo’s convertible notes were to convert to Legacy Romeo common stock immediately prior to the merger. Accordingly, the indicated fair value of Legacy Romeo’s equity based upon the terms of the Business Combination is $1.09 billion. As noted above, as of June 30, 2020 and September 30, 2020, we estimated the fair value of the Legacy Romeo common stock to be $0.74 per share and $1.05 per share, respectively, which equates to an implied equity value before the application of a lack of marketability discount of $601.7 million and $894.9 million, respectively. The concluded equity values as of June 30, 2020 and September 30, 2020 contemplated a scenario where we remained a private company, with the weighting to this scenario decreasing over time as the likelihood of the Business Combination scenario increased.
As of December 29, 2020, our stock is publicly traded and the fair value of our Common Stock is based on the closing price of our Common Stock on or around the date of grant.
Leases
We evaluate whether our contractual arrangements contain leases at the inception of such arrangements. Specifically, management considers whether we can control the underlying asset and has the right to obtain substantially all of the economic benefits or outputs from the asset.
Right-of-use (ROU) lease assets represent our right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments. Both the ROU lease asset and liability are recognized as of the lease commencement date based on the present value of the lease payments over the lease term. Most of our leases do not provide an implicit borrowing rate that can readily be determined. Therefore, the Company applies a discount rate based on the incremental borrowing rate as of the lease commencement date. The incremental borrowing rate is determined by using credit rating models, including adjustments to derive a borrowing rate reflective of our secured borrowings, as well as other information available as of the lease commencement date. These credit rating models require the Company to make judgments related to inputs such as its credit quality or comparable credit rating.
Our lease agreements may include options to extend the lease term or to terminate the lease early. We include options to extend or terminate leases upon determination of the ROU lease asset and liability when it is reasonably certain we will exercise these options. Determination of whether a lease is reasonably certain to be extended or terminated is a judgement made by management. For leases that include such options, we make a determination as to whether it is reasonably certain to exercise the options as of the lease commencement date. If facts and circumstances change such that the Company is no longer reasonably certain exercise its option, where it had previously concluded that it was reasonably certain to exercise the option as of the lease commencement date, we remeasure the ROU lease asset and liability.
Inventory
Our inventory primarily consists of raw materials and, to a lesser extent, work-in-process, and finished goods. We report inventory at the lower of cost or net realizable value. Cost is computed using standard costing, which approximates the value of inventory on a first-in, first-out method.
We write down the carrying value of inventory when the carrying value exceeds its net realizable value. We estimate write-downs for inventory obsolescence by continuously examining its inventories to determine if and when there are indicators that carrying values exceed net realizable values. Write-downs for excess or obsolete inventories are primarily based upon a comparison of our inventory on hand to assumptions about current and future product demand. If actual market conditions are less favorable than those projected by management, additional write-downs may be required. Factors such as the age of inventory, acceptance of our products in the markets in which we participate, the length of product life cycles, production volumes, production lead times, technological advancements of our products and those of our competitors, and changes in technical standards of our products may impact the demand for our products, the amount of inventory that the Company carries on hand, and the ultimate net realizable value of inventory items. Accordingly, these factors can be expected to impact if and when inventory write-downs may be required. When there is a write-down of inventory, a new, lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. If the Company ultimately sells inventory that has been previously written down, net income or loss reported in future periods would be impacted positively.
During the years ended December 31, 2019 and December 31, 2018, we recorded write-downs of inventory of $1.74 million and $0.29 million, respectively. These write-downs were primarily due to obsolescence of certain raw materials and work-in-progress, due to technological advances. There was no write-down in the nine-month period ended September 30, 2020. While we believe that adequate write-downs for inventory obsolescence have been made in the consolidated financial statements, actual demand could be less than forecasted demand for our products, and we could experience additional material inventory write-downs in the future.
Recent Accounting Pronouncements
See “Note 2 — Summary of Significant Accounting Policies” included in the notes to our consolidated financial statements included herein.

BUSINESS
Overview
We are an industry leading energy storage technology company focused on designing and manufacturing lithium-ion battery modules and packs for commercial electric vehicles. Through our energy dense battery modules and packs, we enable large-scale sustainable transportation by delivering safe, longer lasting batteries that have shorter charge times and longer life. With greater energy density, we are able to create lightweight and efficient solutions that deliver superior performance and provide improved acceleration, range and durability compared to battery packs provided by our competitors. Our modules and packs are customizable and scalable and are optimized by our proprietary BMS. We believe we produce superior battery products compared to our competitors by leveraging our technical expertise and depth of knowledge of energy storage systems.
At our 7 GWh-capable state-of-the-art 113,000-square-foot production facility in Los Angeles, California, we are able to innovate, develop and manufacture battery modules and packs in high volumes. We are battery cell agnostic so we can harness the best of current battery technologies, while being flexible enough to adopt next generation battery technologies when they are ready to meet our stringent standards and customer requirements. Our founders were former leaders at Tesla, SpaceX, Amazon, Apple, Bosch and Samsung, and our highly skilled team is experienced with multiple prolific vehicle launches and deep knowledge across all core engineering disciplines including electrical, thermal, chemical, mechanical, and electrochemistry. With over 60 battery-specific engineers, we have researched, developed, and deployed energy dense and space-saving battery pack designs, proprietary thermal management, and a smart, built-in BMS to support a wide range of customers with products featuring next-level range, performance and durability.
We currently focus on two key markets in mobility energy technology: North American Class 6-8 commercial trucks and buses, and European commercial and high-performance vehicles through the BorgWarner JV, of which we own a 40% interest. We also are forming a partnership with Heritage Environmental Services (“HES”) to focus on sustainability and reuse applications of our batteries. These partnerships are critical in de-risking our business model, scaling our business, and delivering value to our customers.
Since 2016, we have been designing and building battery modules, and we provide enabling battery technology to key customers in the automotive industry. We are not manufacturers of vehicles directly subject to regulatory requirements regarding the vehicles, rather our role is supplying the vehicle manufacturers with the most appropriate battery modules and battery technology for their specific vehicle designs and intended uses. The advantage we bring to the vehicle manufacturers with whom we partner is the ability to design lighter batteries with higher energy density and output, as described further below. While our customers are subject to specific regulatory requirements for vehicle safety standards, such regulations do not directly apply to us; our products are designed to integrate into vehicles required to meet these standards. Our business is working with these vehicle manufactures to provide them with the preeminent energy storage technology that works in their vehicles.
As the era of fossil fuel powered vehicles continues to decline, our mission is to lead the way towards the electrification of the global transportation industry and be the commercial electric vehicle energy provider of today and tomorrow, driving change to move people and goods efficiently with zero emissions.
Industry & Market
Total Addressable Market
Our energy technology has positioned us to lead the electrification of the global commercial vehicles market. Globally, the total addressable market (“TAM”) for commercial vehicles is estimated to be approximately $665 billion with over 17 million vehicles sold annually with steady growth expected to continue as global economic growth fuels the need for more commercial vehicles. In North America and Europe, the TAM is estimated to be approximately $225 billion with over 7 million vehicles sold annually.

Shift to Zero-Emission Vehicles
A variety of regulatory developments driven by consumer and societal pressures to reduce CO2 emissions are helping drive rapid adoption of zero-emission vehicles, thus accelerating the electrification of commercial vehicles. As a result, global electric vehicle sales are projected to grow at a CAGR of 19% from 2020-2040, while internal combustion engine, or ICE, sales are projected to decrease by 5% over the same period.
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California’s Air Resources Board proposed the world’s first zero-emission sales mandate on commercial trucks, including 40% of trucks sold to be zero-emission by 2035 and 100% by 2045.

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As of July 2020, 15 states in the United States have announced plans to make every new medium- and heavy-duty vehicle sold within their borders fully electric by 2050.

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The European Union Parliament and the Council adopted Regulation (EU) 2019/631, which introduced CO2 emission performance standards. Per this regulation, between 2025-2029, the fleet-wide average CO2 emissions must be 15% lower compared to 2019 levels and by 2030, they must be 30% lower compared to 2019 levels.

Logistics and OEM Commitments to EV
Similarly, the world’s largest logistics and OEM players have also committed to electric fleets, as electrification enables a reduction in total cost of ownership for logistics players:
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Walmart has committed to reducing emissions by 18% by 2025;

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Amazon has committed to being carbon neutral by 2040 and purchasing 100,000 electric vans;

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The United States Postal Service is electrifying the majority of its 200,000 vehicle fleet;

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UPS has placed orders for 10,000 electric delivery vehicles;

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DHL’s Mission 2050 targets zero-emission logistics by 2050, while operating 70% of pick-up and delivery services with clean solutions;

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IKEA is targeting 100% electric global deliveries by 2025;

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Paccar announced electric short haul and refuse fleet trials in 2019;

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ET-1 Class 8 truck announced production in 2019;

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Z.E. Lineup announced short haul and refuse pre-series model testing in H2 2019;

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AEOS Class 7 truck announced production in 2020;

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Mack Truck announced LR refuse model testing in 2020;

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Tesla announced Class 8 semi-truck limited production in 2020;

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Daimler eActros Class 8 truck announced serial production in 2021;

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Freightliner eCascadia Class 8 truck announced serial production in 2021;

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Mitsubishi Fuso Vision One Class 8 trucks announced serial production in 2021;

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Navistar International eMN medium duty production announced for 2021;

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Volvo announced FL and FE Medium and Heavy-Duty Production in March 2021;

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Volkswagen plans to spend over €1 billion in electro mobility by 2025;

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Rivian plans to begin production of the R1T Pickup and R1S SUV in 2021; and

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Proterra announced the electric Saf-T-Liner C2 Jouley School Bus production in 2020.

Competitive Strengths
Our competitive strengths include the following:
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Best-in-Class Performance and Durability:   Using our patent-protected technology, we produce batteries with the highest energy density, longest range and fastest charging time in the industry. An ISO 9001 certification ensures that our battery packs are built to meet our customers’ specific power needs while focusing on quality to promote long-term reliability. By providing our customers with the highest energy density in the market, while maintaining durability and reliability, we increase their vehicles’ performance and lower total cost of ownership, which in turn provides our customers with a key competitive advantage over their competitors.

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Flexible, Scalable Modules and Packs for a Wide Range of Customers:   Our modular battery design enables high scalability across a wide range of end-market requirements. Due to our adaptable battery pack architecture, we are able to provide our customers with drop-in solutions for vehicles across multiple platforms. This modular design also facilitates faster time to market for customers with large scale fleets.

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Unparalleled Battery Science Expertise:   We have assembled a world-class engineering team with deep battery science expertise that is focused on driving technological innovation in energy technology. Our founders were former leaders at Tesla, SpaceX, Amazon, Apple, Bosch and Samsung. We have deep knowledge and expertise across all core engineering disciplines including electrical, thermal, chemical, mechanical and electrochemistry. Our team combines experience from automotive, space and aviation technology to create the most advanced battery systems for commercial electric vehicles and high-performance passenger vehicles. Our cell centric approach makes it such that we work with the top tier cells available on the market, a component available to an elite few organizations. This approach ensures that our module and pack designs provide to the cells thermal, mechanical and electrical conditions that promote longest life and best power utilization. It also creates ramifications to a safer and more accurate BMS.

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Exhaustive Safety Testing:   Safety remains one of the most important aspects of battery engagement, and our safety methodology is industry leading. We have one of the most exhaustive in-house safety testing programs in the industry with proprietary safety design methods validated by Underwriters Laboratories (“UL”), a global independent safety science company. Our batteries are performance-tested under real-world thermal, safety, electrical and mechanical loads and subjected to vibrations, shocks and impacts to ensure our batteries stand up to the demands of our customers’ applications. We offer real-time diagnostics and proprietary BMS algorithms to optimize safety and utilization.

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Cost-Effective Global Second Life Program:   We have a plan to enable responsible and efficient recycling of batteries consistent with the latest regulatory requirements. We are partnering with HES, a leader in the environmental, waste management and recycling services industry with an extensive history of managing and recycling all battery types for thousands of customers. Our partnership with HES will enable us to deploy a dedicated program for our customers, designed for safe, compliant, and cost-effective lithium-ion battery recycling.

Business Strategy
We intend to leverage our competitive strengths to increase our market share and to enhance stockholder value. Key elements of our business strategy include the following:
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Low-Cost Design and Manufacturing:   The modular design of our battery products enables low cost and high-volume manufacturing. Automation of critical assembly steps coupled with patented component designs makes our module production process economical, reliable and efficient. We seek to expand our manufacturing footprint organically and through the BorgWarner JV.

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Integrated Product:   We have a massive end-market opportunity in commercial vehicles, with expansion opportunities to increase the range of our product portfolio across diverse markets. While focused on commercial vehicles initially, we will be opportunistic as other adjacent markets, such as stationary storage, aviation and other personal mobility solutions mature. The core technology in our modules and packs is translatable to new forms of modules and packs for alternative applications. In addition, our mastery of coupled structural and active thermal management means that current and next generation modules can be configured in different pack geometries for new applications all while meeting power needs.
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Efficient Modular Solution and Customer Configurability:   We design scalable products and solutions that can be efficiently configured to our customer needs. Our current off-the-shelf battery pack offerings, based off the highly configurable Prasini module, serve a wide range of growing end markets and customer demands. The flexibility of our off-the-shelf offerings allows us to respond quickly, with shortened delivery lead times. We also have the capability to design tailored, fully customized battery pack solutions for our customers.

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Strategic Partnerships and Strong Global Presence:   We have a strategic partnership with BorgWarner. Through the BorgWarner JV, we are able to leverage BorgWarner’s global manufacturing footprint, supply chain expertise, customer relationships and knowledge, and reputation for quality technology and manufacturing. Additionally, this partnership has allowed us to enter the European market in a capital efficient manner. By entering into strategic partnerships, we can reduce production execution risk and increase speed to market, which provides a critical advantage over our competitors.

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Continued Focus on Technological Innovations:   We intend to continue leveraging our world-class engineering team to innovate future products and enhance existing products. We continue to invest in R&D in areas such as materials, thermofluidics, algorithms, cell chemistry, computational methods and advanced manufacturing, to build on our intellectual property portfolio. Our team also conducts algorithms for life optimization of electric fleets based on field operation data. By using machine learning, we can maximize our customers’ fleet efficiency, providing our customers with a key competitive advantage over their competitors.

Business Segments
Our operations consist of two business segments:
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Romeo Power North America:   The Romeo Power North America business segment designs and manufactures industry leading battery modules, battery packs, and battery management system technologies for Romeo’s customers in North America.

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Joint Venture Support:   The Joint Venture Support business segment provides engineering services to the BorgWarner JV.

We have organized our business segments based on the customers served. The Romeo Power North America business segment sells our products and services to unrelated external customers; whereas, the Joint Venture Support business segment provides engineering services exclusively to the BorgWarner JV, which was formed in June 2019 and commenced operations in July 2019. The Joint Venture Support business segment commenced providing services to the BorgWarner JV in July 2019, pursuant to an Application Engineering Services Agreement between Legacy Romeo and the BorgWarner JV. See the section entitled “Business — Joint Venture with BorgWarner — Application Engineering Services Agreement.” For the fiscal year ended December 31, 2019, the Romeo Power North America business segment accounted for $6.51 million, or 76.7%, of our total revenue and the Joint Venture Support business segment accounted for $1.98 million, or 23.3%, of our total revenue. See Note 11 to our audited consolidated financial statements included elsewhere in this prospectus for additional financial information relating to our business segments.
Technology and Products
As the market trends toward zero-emission solutions, we believe there will be increasing demand for medium to high voltage battery packs for electric vehicles, ranging from niche performance cars to Class 8 commercial trucks and buses. By offering premium battery technology for the growing electric vehicle and truck industry, we believe we are well-positioned to supply an integral part required in zero-emission transportation products.
We design, engineer and produce energy-dense, commercially available lithium-ion battery products in a cost-effective manner, creating an efficient and powerful energy solution for our customers. We offer customized solutions using proprietary in-house technology allowing for optimized electrical, mechanical, thermal and structural aspects that are designed to meet our customers’ needs. We have demonstrated 20-30% improvements in both gravimetric and volumetric density relative to competitors, with longer lasting batteries and shorter charging times.
Our core products are battery packs and modules and battery management systems. Our core competency is focused on downstream elements, which include:
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Cell Science:   Cell testing, characterization, and evaluation of cells at early development stages.

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Electro-Mechanical Engineering:   Designed for durability and crashworthiness; fulfills requirements for volume production such as manufacturability and serviceability.

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Thermal Engineering:   Designed for consistent temperature distribution within and among all battery cells guaranteeing lifetime maximum battery performance.

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Battery Management System:   Maintains a common platform so all customers reap the benefit of field-tested electronics and software even for a prototype.

(1) Brain Machine Interface — Artificial Intelligence
Battery Modules
Our battery modules offer flexible and customizable design as building blocks that allow for custom packs without needing months or years of additional R&D for each prototype.
Prasini Module
As our standard automotive building block suitable for battery powered and plug-in hybrid vehicles, Prasini is the perfect module for trucks and buses. Prasini modules have active cooling, high stability and superior thermal management, and can be configured into eight unique different voltages. Our scalable recipe results in a faster time to market for our customers with off-the-shelf modules. The module functions as the ultimate “drop-in” solution; structure and cooling are seamlessly integrated into one package.
With a 10kWh capacity, 215 Wh/kg energy density, and a 2-hour charge time, Prasini has the highest energy density, longest range and fastest charging time on the market, even surpassing the Tesla Model 3 in energy density at the module and pack level. Prasini has a 21700 cell format in a modular design with high packaging efficiency, high power capability, and an integrated high cooling structure. Additionally, the Prasini modules are single-cell fault-tolerant by design, meaning that the risk of a catastrophic thermal incident is greatly mitigated. Prasini modules also meet SAE J2380 and J2464 vibration and shock requirements.
Hercules Battery Pack Family
The Hercules Pack Family is the first ever pack-family in the battery electric vehicle, or BEV, space. Our intellectual property portfolio gives us the technology to create such a powerful and flexible pack family that can be utilized from Class 3 delivery vehicles to the world’s largest long-haul Class 8 vehicles. Our packs are highly compatible with many of our customers’ current applications. Our Hercules BEV pack family features the following specifications:
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Up to 1000V working voltage

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Delivers a wide range of energy solutions (30 kWh to 1 MWh)

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Configurable in 10kWh increments

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Serviceable junction box

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Distributed BMS architecture

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Module & pack single cell fault tolerant

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Fast charge time

We believe there will be a greater need for medium to high voltage battery packs for electric vehicles ranging from specialty performance cars to Class 8 commercial trucks and buses. By offering battery pack solutions for various niche products within the growing electric vehicle and truck industry, we believe that we are well-positioned to supply an integral part required in the creation of zero-emission transportation products across segments.
Our modular battery design allows for mass production and easy application into an array of vehicles. Our batteries are designed around vehicle class requirements and, accordingly, are end-market agnostic.

Battery Management System
Our proprietary battery management system (“BMS”) is designed, tested and validated in-house. It offers a complete solution for monitoring and controlling complex battery systems for automotive applications, making it one of the most holistic systems in the market today. Our battery packs utilize a BMS that manages the modules and packs to ensure they operate at optimal performance while safely maintaining ideal operating conditions.
Our BMS can be customized to suit each customer’s specific application using our proprietary management algorithm to enable rapid charge or discharge of the battery while optimizing performance and longevity.
Our battery modules and packs are single-cell fault-tolerant. This means that in the outlying case, where for some reason a certain battery exhibits a thermal incident, the thermal incident will not propagate to the neighboring cells. Based on system requirements, our BMS can be programmed to shut off the system completely after a cell-related incident, or to keep operating safely in an actively derated fashion until servicing is conducted.
Non-recurring Engineering
We provide non-recurring engineering services to our customers as they look to implement a flexible solution across their entire fleets. Such services include design, prototype and testing services. We provide similar services to the BorgWarner JV for its customers.
Other Product Pipeline
Beyond the current battery modules, our R&D efforts continue to drive higher energy density, specific energy, continuous power, and safety. In addition to the current technology offered to the market, we have several products in development, which will demonstrate further advanced innovation in safety, reliability and energy density (both gravimetric and volumetric) characteristics.
Joint Venture with BorgWarner
In May 2019, Legacy Romeo joined forces with a subsidiary of Tier 1 automotive supplier BorgWarner to form a joint venture named BorgWarner Romeo Power LLC. Our strategic alliance with BorgWarner gives us, through our ownership interest in the joint venture, an opportunity to benefit from BorgWarner’s manufacturing expertise, superior purchasing power with our existing suppliers, and longstanding relationships with many of our target customers. We believe this strategic alliance allows us, through the joint venture, to accelerate our reach into new markets, particularly in Europe and Asia, without the need to expend substantial capital developing new production facilities. Furthermore, we believe partnering with a highly regarded supplier significantly de-risks our production plan and allows us, through the BorgWarner JV, to leverage BorgWarner’s global production resources to scale production operations worldwide while maintaining the highest levels of product quality.

The BorgWarner JV is owned 40% by Legacy Romeo and 60% by a subsidiary of BorgWarner, and the respective rights of Legacy Romeo and BorgWarner in respect of the BorgWarner JV are set forth in the JV Agreement and the IP License Agreement. Those agreements:
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allocate rights to exploit Legacy Romeo’s current and future intellectual property rights (“Romeo IP”) between Legacy Romeo and the BorgWarner JV based on geography and vehicle type;

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provide a license to Legacy Romeo and BorgWarner of the BorgWarner JV’s intellectual property rights;

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require the BorgWarner JV to pay Legacy Romeo a royalty for products sold by the BorgWarner JV;

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grant BorgWarner and the BorgWarner JV rights of first refusal to manufacture products in Legacy Romeo’s field if Legacy Romeo proposes to expand its manufacturing capacity;

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provide BorgWarner broad commercial rights to commercialize Romeo IP (or the option to acquire those rights for a payment) under circumstances involving the insolvency of Legacy Romeo, an event of default under any debt instrument, termination of the JV Agreement due to a breach or engagement with competitors of BorgWarner or the BorgWarner JV by Legacy Romeo;

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govern the management and funding mechanisms of the BorgWarner JV;

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include put and call options regarding the membership interests in the BorgWarner JV, as well as other customary provisions related to transfers or issuances of such interests;

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obligate Legacy Romeo to provide engineering services to the BorgWarner JV to support customer applications; and

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grant BorgWarner a first-priority security interest in our interest in the BorgWarner JV to secure the performance of Legacy Romeo’s obligations under any agreement relating to the BorgWarner JV or BorgWarner’s investment in Legacy Romeo.

Allocation of Rights Under Romeo IP
Under the IP License, Legacy Romeo is licensed to commercialize the Romeo IP solely in connection with:
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stationary applications worldwide; and

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on-road vehicles that have a gross vehicle weight rating (“GVWR”) greater than 20,000 lbs., certain recreational vehicles, and specialty market applications, in each case that are manufactured and sold in North America.

Legacy Romeo’s right under the IP License to manufacture products that would exceed the planned 6.8 GWh annual production capacity of our current manufacturing facility is subject to rights of first refusal in favor of the BorgWarner JV and BorgWarner.
The BorgWarner JV has the right under the IP License to commercialize Romeo IP in certain fields and territories other than those granted to Legacy Romeo (e.g., all mobility applications that are manufactured and sold outside of North America and all on-road vehicles having a GVWR of 20,000 lbs. or less that are manufactured and sold in North America).
Royalty
Each year, the BorgWarner JV must pay Legacy Romeo a royalty for use of Romeo IP (the “Romeo IP Royalty”), subject to Legacy Romeo satisfying minimum expenditure targets for Mobility R&D.
The Romeo IP Royalty is a function of the BorgWarner JV’s revenue. In any fiscal year, the Romeo IP Royalty will be:
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3% of the first $100 million of the BorgWarner JV’s revenue, plus

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1% of the next $400 million of the BorgWarner JV’s revenue, plus

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0.75% of the next $500 million of the BorgWarner JV’s revenue, plus

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0.5% of the next $4 billion of the BorgWarner JV’s revenue, plus

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0.25% of any additional BorgWarner JV revenue.

To date, the BorgWarner JV has not had any revenue.
Research and Development; Technology Transfer
BorgWarner is entitled to direct, prioritize and approve Legacy Romeo’s R&D activities focused on mobility applications. Further, BorgWarner is entitled to approve Legacy Romeo’s overall R&D budget.
Rights of First Refusal
If Legacy Romeo proposes to expand manufacturing in its lines of business other than stationary applications (i.e., commercial vehicles having a GVWR greater than 20,000 lbs., recreational vehicles and / or specialty items) to an extent that would cause total manufacturing production (including stationary applications) to exceed our projected 6.8 GWh manufacturing capacity, the BorgWarner JV will have a right of first refusal to incorporate that manufacturing expansion into its business.
If Legacy Romeo proposes to expand its stationary application business by selling outside of North America or by growing that business to an extent that would cause total production (including mobility applications) to exceed its current production capacity at any time during the period that BorgWarner and Legacy Romeo are both members of the BorgWarner JV and continuing for three years thereafter, BorgWarner will have a right of first refusal to partner with Legacy Romeo under a structure that is similar to the BorgWarner JV under the BorgWarner JV Agreement, with details to be negotiated by the parties.
In the event the BorgWarner JV and BorgWarner do not exercise their respective rights of first refusal, the JV Agreement and the IP License arguably could be interpreted by BorgWarner to limit Legacy Romeo’s rights under the IP License to our projected 6.8 GWh manufacturing capacity.
Management of the BorgWarner JV
The BorgWarner JV is managed by a board of directors (the “JV Board”) comprised of three members, two of whom are appointed by BorgWarner and one of whom is appointed by Legacy Romeo. All decisions are made by a majority vote of the members of the JV Board, except for certain specified material actions involving the BorgWarner JV that require unanimous approval, including approval of annual budgets, selling or purchasing material assets, business combinations, assigning or licensing material intellectual property, insolvency and equity and debt issuances.
Capital Calls
The JV Board may from time to time determine that the BorgWarner JV requires additional capital and, in that event, may issue capital calls as frequently as twice per year. The amount of such calls must be consistent with the annual budget, which must be approved by both Legacy Romeo and BorgWarner, but is not otherwise limited. If Legacy Romeo declines or lacks the funds required to participate in any capital call (within one hundred and fifty (150) days of receiving notice), BorgWarner may purchase Legacy Romeo’s equity allocation at the per-unit price of equity when the BorgWarner JV was formed.
Put and Call Options
BorgWarner will have the right to purchase our entire interest in the BorgWarner JV at any time after June 28, 2022. The purchase price will be the value of our interest as determined by a mutually agreed independent appraiser using standard valuation methodologies taking into account a discount for lack of marketability (“Market Value”).
Additionally, commencing when the BorgWarner JV has its first significant and profitable business award in accordance with the BorgWarner JV’s financial model mutually agreed to by BorgWarner and Romeo, which has not yet occurred (or, if sooner, 18 months after the formation of the BorgWarner JV in the event the JV Board has determined not to terminate the JV Agreement), BorgWarner will have the right to put its membership interest in the BorgWarner JV to Legacy Romeo. The purchase price will be 90% of the Market Value of the interest if the put right is exercised on or prior to June 28, 2021, 95% if the put right is exercised after June 28, 2021 and on or prior to June 28, 2022 and 100% if the put right is exercised after June 28, 2022.
If BorgWarner or any of its affiliates directly competes with the BorgWarner JV in a manner that is materially adverse to the BorgWarner JV at any time prior to June 28, 2024, the price at which BorgWarner may exercise its call option will be the Market Value of our interest plus 20% if it is exercised after June 28, 2022 and on or prior to June 28, 2023, and 10% if it is exercised after June 28, 2023 and on or prior to June 28, 2024.
Transfer Restrictions, Preemptive Rights, Tag Along / Drag Along Rights
We may not transfer our interest in the BorgWarner JV, except that we may pledge our interest to a lender (subject to BorgWarner’s security interest).
Each of BorgWarner and Legacy Romeo has preemptive rights and the right to tag along with any sale by the other of its interest in the BorgWarner JV. BorgWarner further has the right to drag Legacy Romeo along with any sale by BorgWarner of its interest in the BorgWarner JV.
Application Engineering Services Agreement
We entered into an Application Engineering Services Agreement (the “AESA”) with the BorgWarner JV, under which we are obligated to provide to the BorgWarner JV services with respect to the design, testing and validation of battery pack and module products manufactured by the BorgWarner JV to meet the requirements of its customers. The amount that the BorgWarner JV will pay us for any project under the AESA will be set forth in the applicable statement of work. The BorgWarner JV will own all intellectual property rights in any new work product produced under the AESA.
Strategic Partnership with Heritage Environmental Services
We also are forming a strategic partnership with HES, which has a long history of recycling all types of batteries.
We entered into an agreement dated October 2, 2020 (the “Heritage Agreement”) with Heritage Battery Recycling, LLC (“HBR”), an affiliate of HES. Under the Heritage Agreement, HBR has agreed to design, build and operate a system for redeploying, recycling or disposing of lithium-ion batteries (the “System”) to be located at HES’s facility in Arizona, and we have contributed $35 million to HBR to fund the operation, maintenance and repair of the System. Such agreement also provides that our batteries would receive first priority at the System for processing, subject to certain conditions, and we commit to use HBR as our exclusive provider of lithium-ion battery recycling and disposal services, subject to certain exceptions.
HBR will own and operate the System. We will receive 30% of the profit generated by the System during the term of the Heritage Agreement, which consists of an initial term of ten years from the date thereof with automatic one-year renewals. In the event of an operating shortfall, we would fund 30% and HBR would fund 70% of such shortfall. The Heritage Agreement does not specify when the System is to be completed or start generating revenue.
If HBR decides to develop any future lithium-ion battery processing facilities in North America or Europe, we would have a right of first offer to participate in any such facility under terms to be agreed upon by the parties, provided that we commit to funding at least 30% of the cost of such facility.
We have also committed to fund up to $10 million to purchase ten battery electric vehicle (“BEV”) trucks and the charging infrastructure for a one-year pilot program to determine the feasibility of transitioning HES’s or its affiliates’ fleet of trucks from diesel powered vehicles to BEVs that each utilize battery packs not smaller than 150 kWh. If such pilot program is successful, the parties would enter into an agreement for the procurement through us of at least 500 BEVs on terms acceptable to HBR, HES and us.

Other Strategic Partnerships
We intend to enter into a strategic alliance with Republic Services, Inc. (“Republic Services”). Republic Services is the second largest provider of non-hazardous solid waste collection, transfer, disposal, recycling, and environmental services in the United States, as measured by revenue. Republic Services Alliance Group III, Inc., an affiliate of Republic Services, was a participant in the Private Placement and currently owns 1,500,000 shares of our Common Stock.
Intellectual Property and Technology
Our success depends in part on the innovations generated by our research and development group, on that group’s ability to continue to innovate effectively, and on protecting those innovations using patents, trade secrets and copyrights.
Intellectual Property
All of Legacy Romeo’s current and future intellectual property (with the exception of certain trademarks) has been assigned to Romeo Systems Technology, LLC, an intellectual property holding company and wholly owned subsidiary of Legacy Romeo (“Romeo IP Holdco”). Romeo IP Holdco licenses Legacy Romeo’s intellectual property back to Legacy Romeo, the BorgWarner JV and BorgWarner Inc. as described above. See the section entitled “Business — Joint Venture with BorgWarner.”
Patents
We currently have one issued patent in the United States, five pending United States patent applications, with six invention disclosures based on which applications for additional patents may be prepared.
Additionally, we have three applications for patent pending in each of the European Patent Office, Hong Kong, South Korea, Japan and China and one Patent Cooperation Treaty application pending that is not yet in the national phase.
Trade Secrets
We protect our trade secrets and other confidential business information of any type by requiring our employees, contractors, customers and others who develop intellectual property (including confidential information) in the course of their work for us or to whom we disclose our confidential information to execute non-disclosure agreements, and we have implemented security protocols to protect our systems.
Copyrights
The software components of our BMS are protected by our copyrights from unauthorized adaptation, duplication or distribution.
Research and Development
The primary areas of focus of our research and development efforts have been thermal management for enhanced performance, longevity and safety; micro-laser welding manufacturing processes for higher throughput and more efficient use of floor space; BMS configurability to quickly and efficiently integrate our battery packs into customer platforms; and unique battery state monitoring and control algorithms for enhanced performance and safety.
Thermal Management
Our patent pending extruded cold plate is exceedingly thin and light weight, yet sufficiently rigid to serve as a structural member. Its unique design has enabled us to increase the energy density and safety of our batteries and to manufacture them at lower cost. In addition, our proprietary bonding materials enhance thermal control effectiveness and electrical safety.
Our research and development teams are also working on entirely new thermal management technology for possible use in future generations of our products. Our patent pending innovations include the use of a cooling rod inside the battery cell and a vapor chamber and wick to draw heat using phase change technology. These initiatives are intended to enhance further the performance and safety of our next-generation products.
Micro-Laser Welding
Our patented micro-laser welding technology eliminates the need to extrude and solder wires. This technology greatly simplifies assembly processes, enabling us to configure our assembly lines for new products quickly and efficiently while increasing throughput and using floor space more efficiently. It also facilitates the efficient commercialization of product variations by shortening the development time for new system voltage configurations.
BMS
Our BMS is highly configurable, accommodating systems that are as small as 12 volts to as large as 1,000 volts. As a result, we are able to integrate our battery packs into customer platforms quickly and efficiently, without rebuilding or redesigning.
Additionally, our engineers have developed unique estimation and control algorithms that improve mileage through more accurate battery state monitoring and optimized charge and discharge cycles. They also enhance safety by early detection and remediation of hazardous conditions.
Customers and Backlog
We currently serve fifteen customers in North America. Our existing customers include leaders in the electric vehicle sector, as well as companies committed to reducing the overall environmental impact and fuel costs of their owned and operated truck and bus fleets. Our customers include commercial and high-performance electric vehicle manufacturers, fleet operators, auto companies and electric boats. We supply automotive OEMs and fleet customers. Based on 2019 market estimates, we believe that our current customers collectively have approximately 68% market share of the Class 8 truck market in North America.
Our customers value safety, serviceability, and energy density. Our systems are the safest as a result of the cell selection and the material configuration in the module and pack. We have single cell or multiple cell fault tolerance, which means during an incident, when a cell or multiple go into a thermal runaway, the propagation is contained. We also have the highest energy density in the market today, and, due to our BMS software and modular design specifications, we are able to service our packs for specific module replacements instead of full pack replacement. In addition, by design, our electronics and junction box are serviceable and easy to access.
We also have the capabilities to tailor our modular products to our customers’ application. An example of one application-specific important feature is the ability to recover energy during braking for trucks. The combination of cell selected, coupled to our thermal management interface allows us to recover max load braking for 10 continuous minutes — the highest in industry — and represents the scenario of a truck going down the mountain to reach the coastline.
Target Customers
Our business targets large truck and bus fleet customers with established sustainability goals, as well as fleets operating along dedicated routes located in regions offering strong incentives for delivering zero-emission vehicles. We also are seeking to expand our market share in the European commercial electric vehicle and high-performance, luxury electric vehicle industry through the BorgWarner JV.
Key Customers
Our current customers are located in North America. Our key customers include the following:
Nikola Motor Company
Nikola Motor Company (NASDAQ: NKLA) (“Nikola”) is a leading hybrid commercial truck manufacturer based in Phoenix, Arizona. We have a supply agreement dated August 28, 2020, to provide battery modules and packs, both custom and off the shelf, for Nikola’s electric trucks. The agreement requires us to develop a customary battery pack design using our off-the-shelf modules and battery management system. It also requires us to manufacturer battery packs based on such custom design with the support of the BorgWarner JV. The term of the agreement runs until three years after we complete such design and commence commercial production of the custom battery packs. Nikola is committed to purchase approximately $206 million of battery modules and packs, subject to our compliance with customary quality and delivery requirements. The agreement does not specify financial penalties or minimum payment amounts if Nikola fails to satisfy its purchase commitment. If Nikola were to breach its minimum purchase commitment (for reasons other than our serious quality control deficiencies or failure to perform our obligations under the agreement), then we would have customary remedies for breach of contract, subject to an agreed limitation on damages of amounts paid or payable under the agreement in the 12 months before such breach occurs.
Phoenix Motorcars
Phoenix Motorcars (“Phoenix”) is a leading manufacturer of all-electric trucks based in Ontario, California. We have a supply agreement dated September 8, 2020, to supply off the shelf battery modules and packs for Phoenix’s electric trucks. The initial term of the agreement runs through December 31, 2022, with automatic one-year renewals unless either party decides not to renew. Phoenix is committed to purchase approximately $27 million of battery modules and packs during the initial term, subject to our timely completion of customary safety, functionality and performance tests and satisfaction of customary product quality requirements. If Phoenix’s orders fall short of its commitment, it would be required to pay us a make-whole payment based on the amount of its shortfall.
Lightning Systems
Lightning Systems (“Lightning”) designs and manufactures zero-emission all-electric powertrains for medium- and heavy-duty vehicles, including delivery trucks, shuttle buses, passenger vans, chassis-cab models, and city transit buses. We have a supply agreement dated July 13, 2020, to supply off the shelf battery modules and packs across Lightning’s electric vehicle portfolio. The initial term of the agreement runs through December 31, 2024, with automatic one-year renewals unless either party decides not to renew. After those tests are done, Lightning is committed to purchase approximately $56 million of battery modules and packs during the initial term, subject to our successful conclusion of customary tests of our products. If Lightning’s orders fall short of its commitment, it would be required to pay us a make-whole payment based on the amount of its shortfall.
Lion Buses Inc.
Lion Buses Inc. (“Lion”) is a leading battery electric bus and truck manufacturer based in Saint-Jérôme, Canada. On November 2, 2020, we entered into a purchase agreement with Lion to supply it battery modules and packs, with a minimum purchase commitment of approximately $234 million of battery modules and packs during the five-year initial term of the agreement. Lion’s purchase obligation is conditioned on Lion completing a customary technical and manufacturability assessment, commonly known as a failure mode and effects analysis (“FMEA”). To perform the FMEA, Lion has conducted a virtual conference with our senior engineering staff and submitted a detailed questionnaire to understand our risk mitigation against potential design and process failure modes. We have provided responses to all of those questions, and we are aware of no material concerns that would prevent successful sign-off of the assessment. We expect the process to conclude successfully by the end of 2020. We committed to using our best commercial efforts to have our fleet manager partners purchase Lion vehicles.
BorgWarner JV
The BorgWarner JV is a joint venture between us and a subsidiary of Tier 1 automotive supplier BorgWarner to manufacture and sell battery packs and modules to manufacturers of electric commercial vehicles outside North America and of other electric vehicles globally. Under our agreements with BorgWarner and the BorgWarner JV, we provide engineering services to support research and development activities and are entitled to receive royalties based on products sold by the BorgWarner JV. Consequently, the

BorgWarner JV is one of our key customers. See the section entitled “Business — Joint Venture with BorgWarner” for a more complete summary of the terms of the BorgWarner JV.
Historically, we have been dependent on a limited number of customers for a significant portion of our revenue. For the year ended December 31, 2019, Agility Fuel Systems LLC and Zume, Inc. accounted for approximately 74% of total revenue, and the BorgWarner JV engineering services revenue accounted for 23% of total revenue. For the year ended December 31, 2018, four customers accounted for 78% of revenue. For the nine months ended September 30, 2020, the BorgWarner JV engineering services revenue accounted for 47% of total revenue and Agility Fuel Systems, LLC accounted for approximately 47% of total revenue. For the nine months ended September 30, 2019, Agility Fuel Systems LLC, Zume, Inc. and the BorgWarner JV accounted for approximately 97% of revenue. Our top customer, Nikola, accounted for approximately 66% of our contracted revenues as of September 30, 2020, and, had our contract with Lion Buses been entered into as of such date (instead of the actual November 2, 2020 contract date), Nikola and Lion would have accounted for approximately 38% and 43%, respectively, of our contracted revenues as of September 30, 2020. We expect that a limited number of customers will continue to contribute a significant portion of our sales in the near future. Our ability to maintain close relationships with these top customers is essential to the growth and profitability of our business.
Customer Backlog
We define contracted revenue (or “backlog”) as revenue expected to be received under our existing customer contracts from sales of battery packs, modules, battery management system software and services not yet built and delivered or provided. As of September 30, 2020, we had a backlog of approximately $310 million, of which approximately $240 million represented the minimum revenue that would be received under such contracts to satisfy take or pay minimum order commitments. This compares to our contracted revenue from sales of products and services not yet built and delivered or provided of approximately $2.9 million as of September 30, 2019 (of which approximately $2.9 million represented the minimum revenue that would be received in satisfaction of take or pay minimum order commitments), and does not take into account approximately $234 million in revenue available to be earned under our most recent contract with Lion Buses that was executed subsequent to September 30, 2020 (of which approximately $234 million represents the minimum revenue that will be received in satisfaction of take or pay minimum order commitments). The portion of our backlog as of September 30, 2020, that is expected to be recognized in the twelve-month period following September 30, 2020 is approximately $59 million. The remaining backlog balance of approximately $251 million is expected to be recognized between the fourth quarter of 2021 and the end of year 2025. The difference between our backlog and our minimum revenue that would be received in satisfaction of take or pay minimum order commitments reflects that our backlog does not represent a guarantee that our customers will complete purchases of our products and services in the quantities that we anticipate, and some of our contracts allow our customers to purchase in smaller quantities with certain minimum order penalties. All contracted revenue amounts also assume continued performance of our contractual obligations and satisfaction of customary testing and quality required under each customer contract.
Competition
The energy technology and energy storage industry is highly competitive, and new regulatory requirements for vehicle emissions, technological advances, and shifting customer demands are causing the industry to evolve towards zero-emission solutions. We believe that the primary competitive factors in the market include, but are not limited to:
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total cost of ownership (“TCO”);

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safety, reliability and quality;

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gravimetric and volumetric energy density;

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product performance and uptime;

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charging characteristics;

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technological innovation;

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comprehensive solution from a single provider;

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ease of integration; and

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service options.

Similar to traditional OEMs in the passenger vehicle market, incumbent commercial transportation OEMs are burdened with legacy systems and the need to generate sufficient return on existing infrastructure, which has created a reluctance to embrace new zero-emission drivetrain technology. This reluctance creates opportunity for us and has allowed us to gain a significant head start against our competition. We believe the global push for lower emissions combined with vast technological improvements in fuel cell and battery-electric powertrain technologies have awakened well-established vehicle manufacturers to begin investing in zero-emission vehicle platforms.
Our key competitors include battery pack producers like AKASOL and KREISEL. The strong vertical position of cell suppliers like CATL and Samsung SDI reinforces the value of our cell agnostic strategy.
We believe we are positioned to compete favorably in the market for electric vehicle battery packs. Although we do not have the same name recognition or operating histories as many of our competitors, we are free from the burden of legacy infrastructure and design. We have the benefit of a head start and the advantage of beginning from a blank slate, which is critical when introducing revolutionary technology.
Our competitive advantages include the highest energy density, longest range, and fastest charge time. Our battery packs have high stability and superior thermal management. Our high volume of U.S.-based manufacturing, and competitive TCO are also key differentiators in the market.
Our highest safety requirements are a significant strategic advantage and big selling point against the competition. Our safety methodology is verified both internally, and by independent external entities like Underwriters Laboratories. Further, our design capabilities, advanced proprietary technology, and the flexibility to manufacture to design allows us to supply customers with exactly what they need at a low cost.
Suppliers
Our products use parts that are sourced from suppliers across the world. We have developed close relationships with vendors of key components of our battery products, in particular battery cells. We also work closely with suppliers to develop novel materials or configurations for specifically desired functionality within our system design. Certain components purchased from suppliers are common across our product lines, allowing us to take advantage of pricing efficiencies from economies of scale.
The price we pay for cells depends on a number of factors, including material grades of chemistry selected for cell recipe, volumes, long-term commitment, logistics and shipping, and tariffs.
Samsung
Samsung is a leading global supplier of electrical products and components. Through its supply of power cells to Romeo, Samsung currently supports the EV Program and is a candidate for stationary storage (“ESS”) applications. Samsung offers cylindrical and prismatic products.
LG Chem
LG Chem Ltd., often referred to as LG Chemical, is the largest Korean chemical company headquartered in Seoul, South Korea. LG Chem supplies Romeo with power cells, offers cell selection for non-EV Program and is an ESS candidate. LG Chem offers cylindrical and pouch products.
Murata
Murata Manufacturing Co., Ltd. is a Japanese manufacturer of electronic components. Murata is the best in market power cell for sports cars. Murata supplies Romeo with power cells and offers cylindrical and pouch products.

SK Innovation
SK Innovation is Korea’s first and largest energy chemical company. SK Innovation supplies Romeo with power cells and offers pouch products.
Headquarters, Manufacturing and Production
Our headquarters and 113,000 square foot manufacturing facility are located in the greater Los Angeles area, at 4380 Ayers Avenue, Vernon, California 90058. Our lease of this facility expires in January 2022, and we have the option to extend the lease for two additional five-year terms. We do not own any real property.
California Production Facility
Our state-of-the-art factory and design and testing labs are capable of producing 7 GWh. Our manufacturing facility can produce battery packs and modules quickly and reliably to meet our customers’ volume requirements. Our trained employees are veterans of renowned technology companies from California and automotive OEMs, and they are passionate about producing industry-leading battery modules and packs. Before leaving our facility, all modules and packs are tested according to stringent industry standards. Our facility is located close to port and intermodal transport networks for quick delivery.
Our designs are optimized and inherently flexible for high rate manufacturing on the same automated lines. Our trained technicians provide drop-in solutions for our customers’ vehicles by assembling our modules into custom high-capacity battery pack configurations. Single shift capacity easily scales to meet the quality and time of delivery demanded by our customers. ISO 9001 certification guarantees that our packs are built to meet our customers’ specific power needs with the strict adherence to quality every step of the way that assures long-term reliability.
Automation of critical assembly steps coupled with patented component designs makes our module production process economical, reliable, and able to meet aggressive production timelines. Our state-of-the-art laser welder combines vision-based guidance and precision fixturing to pinpoint an exact weld location on each battery cell. The welds connecting the cells are made at light speed, creating a repeatable, reliable, and vibration-resistant interconnection.
We’ve constructed a robust test plan strategy to characterize module performance, product life, construction and design. Our proprietary test plans, developed from past experience in automotive, aerospace, space and consumer electronics industries, specifically for battery applications and systems set us apart. We have a state-of-the-art in-house test lab offering comprehensive testing services for the entire product development lifecycle.
Our full range of test capabilities includes:
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mechanical, environmental, and electrical testing;

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engineering, qualification, and production testing for single cell, module and pack level battery systems;

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system characterization testing including: resonant searches, shock response, system temperature saturation identification, and battery performance;

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comprehensive failure analysis (“FA”) solutions including: cross section imaging, cell tear downs and FA reports; and

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test consulting and documentation services including: test plan development, test procedure development, test fixture design, and automated test equipment development.

No module or pack is considered complete until its functional and electrical characteristics are verified. Our state-of-the-art testing systems verify all critical specifications to assure everything is fully functional as intended and ready to plug into an electric vehicle.
Designing safe, reliable and robust systems with in-depth battery research means ensuring our customers’ standards are met at every step throughout the entire product maturity, development, and production process. As packs come off the production line, failure analysis includes:
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crush/impact;

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penetration;

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short circuit;

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cell spacing; and

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cell-to-cell & module-to-module passive propagation resistance.

Sales and Marketing
We have the technology, manufacturing knowledge and determination to maximize our market share in the United States, Mexico and Canada. We have similar aspirations within the BorgWarner JV for Europe and Asia. We take an insight-driven, strategic approach to our go-to-market strategy. Sales activities are generally carried out by our full-time sales employees. We believe that our relationships with existing customers are strong, both with the incumbents and new entrants in the commercial vehicle market. As our customers’ product pipeline expands, these entities will continue to be a source of organic growth. We have planned to hire additional sales staff in 2021 to increase substantially our presence at battery technology expos and provide regular thought leadership in industry publications.
Research and Development
Our R&D activities primarily take place at our manufacturing facility in Vernon, California.
The primary areas of focus for research and development include, but are not limited to, thermofluidics, materials science, stress engineering, cell chemistry, process technology, dissimilar metal joining, electronics, algorithms and safety. We undertake significant testing and validation of our products in order to ensure that we will meet the demands of our customers. We expect our R&D expenses to increase for the foreseeable future as we continue to invest in R&D activities to expand our product offering for both the U.S. and the European markets.
Employees
As of September 30, 2020, we had 133 employees based primarily in the greater Los Angeles area, of which 131 were full-time employees. A majority of our employees are engaged in product design, development, and manufacturing. Our targeted hires typically have significant experience working for well-respected original equipment manufacturers, energy technology, engineering firms and software companies. Our current employee base has extensive engineering and product launch experience across technologically driven mobility products. None of our employees is either represented by a labor union or subject to a collective bargaining agreement.

Environmental, Health and Safety Regulations
Facility Operations
We operate from a single, dedicated electric vehicle battery pack manufacturing facility located in Vernon, California. Operations at our Vernon, California facility are subject to a variety of environmental, health and safety regulations, including those governing the generation, handling, storage, use, transportation, and disposal of hazardous materials. To conduct our operations, we have to obtain environmental, health, and safety permits and registrations and prepare plans. We are subject to inspections and possible citations by federal, state, and local environmental, health, and safety regulators. In transit, lithium-ion batteries are subject to rules governing the transportation of “dangerous goods.” We have policies and programs in place to assure compliance with our obligations (for example, machine guarding, hot work, hazardous material management and transportation). We train our employees and conduct audits of our operations to assess our fulfillment of these policies.
We are also subject to laws imposing liability for the cleanup of releases of hazardous substances. Under the law, we can be liable even if we did not cause a release on real property that we lease. We believe we have taken commercially reasonable steps to avoid such liability with respect to our leased Vernon facility. Our facility is located in the city of Vernon, California, which is well known for its long industrial history. As with many sites in Vernon, there is onsite contamination below our facility in the form of soil vapors. However, there is currently no requirement to investigate or remediate this onsite contamination. Since we began operations at the Vernon facility in 2017, we have no reason to believe that our operations contributed to the contamination or otherwise caused any onsite releases. Liability to address these historical conditions rests primarily with the landlord of the Vernon facility and companies that originally released contaminants causing the soil vapors. However, as noted above, we could be held liable in certain limited circumstances as the lessee and operator of the Vernon facility. Ultimately, we do not believe that these soil vapor conditions represent a material risk.
Product Stewardship
We recognize that large-scale global adoption of lithium-ion batteries will require cost-effective recycling processes. Accordingly, we have a product stewardship program that addresses both ease of disassembly of our battery packs and collection. Balancing necessary ease of battery disassembly with safety and durability requirements, our battery packs’ layered design and low content of adhesives make separation processes less complex and recycling more cost effective. Romeo battery packs can have a “second life” as refurbished batteries or for use in stationary storage application for which reduced performance capability is acceptable.
We also are forming a strategic partnership with HES for the collection of our battery packs for recycling. HES has a long history of recycling all types of batteries. See the section entitled “Business — Strategic Partnership with Heritage Environmental Services.”
Legal Proceedings
From time to time, we may become involved in additional legal proceedings arising in the ordinary course of its business. We are currently not a party to any legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.

MANAGEMENT
Executive Officers and Directors
Our directors and executive officers and their ages (as of January 18, 2021) are as follows:
Name	Age	Position
Executive Officers:
Lionel E. Selwood, Jr.	31	President, Chief Executive Officer and Director
Lauren Webb	39	Chief Financial Officer and Director(4)
Michael Patterson	52	Chief Sales Officer
Abdul Kader (“AK”) El Srouji, Ph.D.	33	Chief Technology Officer
Criswell Choi	41	Chief Operating Officer
Non-Employee Directors:
Robert S. Mancini	63	Chairman of the Board(4)
Susan S. Brennan	58	Director(2)(4)
Brady Ericson	48	Director(4)
Donald S. Gottwald	54	Director(1)(3)
Philip Kassin	63	Director(1)(4)
Timothy E. Stuart	53	Director(2)(3)
Paul S. Williams	60	Director(1)(2)(3)

(1)
Member of the Audit Committee

(2)
Member of the Nominating and Corporate Governance Committee

(3)
Member of the Compensation Committee

(4)
Member of the Finance and Investment Committee

Executive Officers
Lionel E. Selwood, Jr.   Mr. Selwood has served as our President and Chief Executive Officer and a member of our board of directors since December 2020. Mr. Selwood is an accomplished Product Management Leader with expertise in Operations Management, Financial Management, Lean Six Sigma, Supplier Development, Strategic Sourcing and Product Quality Management. Since 2016, Mr. Selwood has held various roles at Legacy Romeo: from December 2016 to June 2018, he served as Vice President of Engineering Operations and Global Procurement; from June 2018 to February 2019, he served as Chief Operating Officer; from February 2019 to September 2020, he served as President and General Manager of North America; and since September 2020 he has served as Chief Executive Officer. Prior to Legacy Romeo, from November 2015 to December 2016, Mr. Selwood was Purchasing Manager of Powertrain, Battery & Thermal Systems at Faraday Future. Mr. Selwood has also held various roles at SpaceX and General Electric. Mr. Selwood holds a B.Sc. in Mechanical Engineering from Syracuse University and M.P.S. in Supply Chain Management from The Pennsylvania State University.
Mr. Selwood is well-qualified to serve on our board of directors due to his operational and historical expertise gained from serving as Chief Operating Officer and President and General Manager North America of Legacy Romeo and his extensive professional and educational experience in high-technology manufacturing industries.
Lauren Webb.   Ms. Webb has served as our Chief Financial Officer and a member of our board of directors since December 2020. Prior to this, Ms. Webb served as Legacy Romeo’s Chief Financial Officer since January 2017 and has over 14 years’ experience in finance and operations for early stage companies. Prior to Legacy Romeo, from January 2009 to July 2015, she was a founder and Vice President of Apollo

Services, LLC, a business services company specializing in operations for legal and audit firms. Ms. Webb was the Controller of InAuth, Inc. from February 2011 to May 2015, where she led the company through multiple rounds of financing leading up to a successful exit via acquisition by American Express. Ms. Webb started her career at the U.S. Department of Justice and spent ten years from May 2006 to December 2016 with the Ashcroft Group, a venture investment and consulting firm based in Washington D.C. Ms. Webb holds a B.A. from Texas A&M University.
Ms. Webb is well-qualified to serve on our board of directors due to her operational and historical expertise from serving as Chief Financial Officer of Legacy Romeo and her extensive professional experience in finance and operational leadership, financial reporting, investor relations and fundraising activities.
Michael Patterson.   Mr. Patterson has served as our Chief Sales Officer since December 2020. Mr. Patterson is the founder of Legacy Romeo and a seasoned entrepreneur who started his career building companies in the mobile market, solving complex problems for businesses, mobile carriers, and financial institutions. Mr. Patterson has led all three of his former companies through successful exits. From Legacy Romeo’s inception in January 2016 to September 2020, Mr. Patterson served as Founder, Chief Executive Officer and Chairman of the Board and since September 2020 he has served as Chief Sales Officer. Prior to Legacy Romeo, from December 2010 to December 2015. Mr. Patterson was the Founder and Chief Executive Officer of InAuth, Inc., which was acquired by American Express in 2016.
AK El Srouji, Ph.D.   Dr. Srouji has served as our Chief Technology Officer since December 2020. Dr. Srouji directs all technical and technological developments, including IP strategy, roadmaps, and future products, internally and in collaboration with strategic partners. Since 2017, Dr. Srouji has held various roles at Legacy Romeo: from May 2017 to May 2018, he served as Principal Battery Scientist; from May 2018 to May 2019, he served as Senior Director of Research and Development; and since June 2019 he has served as Chief Technology Officer. Prior to joining Legacy Romeo, Dr. Srouji held roles at Bosch North America where from June 2013 to June 2015 he served as Postdoctoral Research Engineer, and from June 2015 to May 2017, he served as Research Engineer developing advanced physico-chemical battery models at Robert Bosch’s Research & Technology Center in Silicon Valley. Throughout his energy storage technology career, he has successfully brought to market multiple programs funded by the U.S. Department of Energy. Dr. Srouji holds an M.S. degree in Mechanical Engineering, and a Ph.D. in Energy & Mineral Engineering with a focus on electrochemistry from The Pennsylvania State University.
Criswell Choi.   Mr. Choi has served as our Chief Operating Officer since December 2020. Since January 2018, Mr. Choi has served in various roles at Legacy Romeo. From January 2018 to September 2018, he was Director of Product Management; from October 2018 to September 2019, he served as Vice President of Operations; and from September 2019 to present, he has served as Chief Operating Officer. Prior to joining Legacy Romeo, Mr. Choi was Director of Product Management from July 2016 to December 2017 at Flo Technologies Inc., and from March 2015 to June 2016, he was Director of Product Management at Dragonfly Technology. Mr. Choi has over 18 years of experience in operations, engineering and business management within the electronics and semiconductor sectors including at SanDisk and Apple. Mr. Choi holds 12 patents. Mr. Choi holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.
Non-Employee Directors
Robert S. Mancini.   Mr. Mancini has served as the chairman of our board of directors since December 2020 and as a member of our board of directors since inception. From inception until December 2020, Mr. Mancini served as our Chief Executive Officer. He also serves as the Chief Executive Officer and a director of both RMG Acquisition Corporation II since its inception in July 2020 and RMG Acquisition Corp. III since its inception in December 2020. From June 2018 to December 2018, Mr. Mancini served as a Senior Advisor to Carlyle Power Partners and was a Partner and a Managing Director with The Carlyle Group and head or co-head of Carlyle’s power investment business from December 2012 until June 2018. Prior to joining Carlyle, from June 1993 to December 2012, Mr. Mancini was an employee of Goldman Sachs & Co., and from November 1999 through December 2012 was a Managing Director at Goldman Sachs & Co. From December 2003 to December 2012, Mr. Mancini led or co-led Goldman Sachs’ on-balance sheet power asset investment business. During that period Goldman Sachs conducted most of its power asset investment business through its wholly owned subsidiary, Cogentrix

Energy LLC, where Mr. Mancini served in various capacities, including as the President, co-President and Chief Executive Officer and serving as a member of the board of directors. Mr. Mancini was instrumental in the formation of and Goldman’s entry into the power asset investment business in 2003 and he was also responsible for the creation of Goldman’s proprietary Commodities Principal Investment business in 2006, where he led investments on Goldman’s behalf in companies involved in the processing, production and logistics for a broad range of commodities including base, precious and specialty metals, oil, gas, coal and other energy related raw materials, as well as CO2 offsets and mitigation. Prior to 2003, Mr. Mancini was a member of the legal department where he eventually became the Deputy General Counsel of the Securities Division. During his tenure at Goldman, Mr. Mancini sat on several committees including the firm-wide Risk Committee, Operational Risk Committee, and Divisional Risk Committee, as well as several portfolio company boards. Prior to joining Goldman, Mr. Mancini spent nine years in private practice as a lawyer with Debevoise & Plimpton LLP, where he established that firm’s derivatives practice. Mr. Mancini received his J.D. from New York University School of Law in 1984, where he was a member of Law Review, and received his B.A. degree from Binghamton University in 1980.
Mr. Mancini is well-qualified to serve on our board of directors due to his extensive investment experience in the power and broader commodities industries, his many years of management and leadership experience, as well as his service on several boards and committees throughout his career.
Susan S. Brennan.   Ms. Brennan has served as a member of our board of directors since December 2020. Ms. Brennan has 30 years of experience as a global leader in the automotive and energy industries, with roles in Fortune 100 companies, Nissan Motor and Ford Motor. Since November 2013, Ms. Brennan has served as Chief Operations Officer of Bloom Energy, and acted as one of the key leaders in its scale growth and IPO. Since January 2016, Ms. Brennan has also served as a Non-Executive Board Director for Senior PLC, a FTSE 350 corporation with a global footprint in aerospace and automotive. Prior to her current roles, from November 2013 through October 2018, Ms. Brennan was Vice President of Manufacturing and the highest-ranking woman in operations at Nissan North America where she ran the highest output automotive manufacturing plant in world, with 10,000 employees that produced more than $10 billion worth of vehicles. She also managed the powertrain plant that produced EV components and more than one million engines per year for North America, Asia, and Europe. Prior to Nissan, Ms. Brennan spent 13 years, from March 1995 through September 2008, at Ford holding multiples roles including Director of Global Manufacturing Business Office and Director of Manufacturing Operations. Since January 2009, Ms. Brennan has served as Founder and Board member of Southern Automotive Women’s Forum a 501(c)(3) organization that supports Women in STEM (Science, Technology, Engineering and Math) and has changed the face of the Automotive Industry in the SouthEast. She also served as a national advisory board member for the National Center for Engineering Pathways to Innovation (Epicenter) at Stanford University from 2014 – 2015, which empowers undergraduates in engineering to bring their ideas to life. Ms. Brennan received her M.B.A in Economics from the University of Nebraska at Omaha, B.S. in Microbiology from the University of Illinois-Champaign-Urbana, and is an alumna of the Prince of Wales Business and Environment Program.
Ms. Brennan is well-qualified to serve on our board of directors based on her strong background, extensive leadership and business experience in the automotive and energy industries.
Brady Ericson.   Mr. Ericson has served as a member of our board of directors since December 2020. Mr. Ericson has served as a Vice President of BorgWarner Inc., a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles, since 2011. He has been the President and General Manager of Morse Systems since June 2019, in which he is responsible for BorgWarner’s global Morse Systems business which includes the BorgWarner Romeo Power joint venture. Prior to this role, Mr. Ericson held a number of positions of increasing responsibility since joining BorgWarner in 2000. These roles include: Chief Strategy Officer (from 2017 to 2019), in which he oversaw all corporate strategy, advanced technology, market research and M&A for BorgWarner; President and General Manager, Emissions Systems (from 2011 to 2016), in which he was responsible for BorgWarner’s global Emissions Systems business; Vice President and General Manager, Emissions Systems; Vice President, Global Manufacturing Strategies for Turbo and Emissions Systems; Vice President, Operations China and Korea, Turbo and Emissions Systems; and several other roles in operations, engineering and sales. He has lived and worked in the US, Germany, South Korea, China, and Spain while working for BorgWarner. Prior to joining BorgWarner, Mr. Ericson held various sales and engineering positions with Honeywell (formerly

AlliedSignal), Delco Remy, and Ford Motor Company. From May 2019 to December 2020, Mr. Ericson served on Legacy Romeo’s board of directors. Mr. Ericson holds a Bachelor of Science degree in Mechanical Engineering from Kettering University and a Master of Business Administration from Duke University.
Mr. Ericson is well-qualified to serve on our board of directors based on his strong background, extensive leadership and business experience in the automotive industry, as well as his experience on the board of directors of Legacy Romeo.
Donald S. Gottwald.   Mr. Gottwald has served as a member of our board of directors since December 2020. Mr. Gottwald has more than 30 years of experience as an executive and operator in the automotive and financial industries. From 2009 to 2020, Mr. Gottwald served in various positions with KAR Auction Services, Inc., a NYSE-listed company facilitating automotive marketplaces, including as President of Digital, Data, and Mobility Solutions from 2019 to 2020, Chief Strategy Officer from 2017 to 2020, Chief Operating Officer from 2014 to 2019, and Chief Executive Officer and President of Automotive Finance Corporation, a subsidiary of KAR, from 2009 to 2014. Prior to KAR, Mr. Gottwald served as an Executive Vice President in the consumer finance division of HSBC Holdings plc from 2005 to 2008 and served in various roles, including as Executive Vice President and Managing Director, for Nuvell Financial Services Corp., a subsidiary of GMAC Financial Services (now Ally Financial) serving the OEM and retail automotive industry. Mr. Gottwald’s non-profit engagement includes his current service on the Northwood University Automotive Management Curriculum Advisory Board. Mr. Gottwald received his M.B.A. from Duke University, Fuqua School of Business, where he graduated as a Fuqua Scholar and a General Motors Fellow, and received his B.B.A. in Management, summa cum laude, from Northwood University.
Mr. Gottwald is well qualified to serve on our board of directors based on his leadership and operational experience in the automotive and automotive finance industries.
Philip Kassin.   Mr. Kassin has served as a member of our board of directors since inception and previously served as our President and Chief Operating Officer from inception until December 2020. He also serves as the Chief Operating Officer and a director of both RMG Acquisition Corporation II since its inception in July 2020 and RMG Acquisition Corp. III since its inception in December 2020. From August 2016 to October 2016, Mr. Kassin was a Managing Director and Head of M&A and Financing at M-III Partners and has over 35 years of experience as both an advisor and investor in public and private equity. At M-III Partners, he completed a $345 million SPAC transaction for M-III Acquisition Corp., successfully acquiring Infrastructure and Energy Alternatives (NASDAQ: IEA) from Oaktree Capital Management, and serving on its board from March 2018 to September 2018. Prior to joining M-III Partners, Mr. Kassin was a Senior Managing Director at Evercore from July 2010 to April 2016, specializing in chemicals and energy. Prior to Evercore, from September 2005 to July 2010, Mr. Kassin was the Head of M&A and Financing for Access Industries, a privately held industrial group which focused on natural resources and chemicals, media and telecommunications, technology and e-commerce and real estate. Mr. Kassin also served as a Supervisory Board Member of Basell Polyolefins from 2005 to 2007 and as a Supervisory Board Member of LyondellBasell Industries from 2007 to 2010, where he also served as Chairman of the Finance and Investment Committee and Chairman of the Audit Committee. Earlier in his career, Mr. Kassin held senior investment banking roles at Morgan Stanley, Goldman Sachs, Merrill Lynch and AIG. He was also a Partner at PwC where he was responsible for its energy M&A consulting practice. Mr. Kassin started his career as a utilities analyst at Standard & Poor’s. Mr. Kassin earned an M.P.A. from the Maxwell School at Syracuse University and a B.A., in Policy Studies from Syracuse University. He also has FINRA Series 24, 63 and 79 Qualifications.
Mr. Kassin is well-qualified to serve on our board of directors due to his extensive principal investment expertise in the diversified resources and industrial materials sectors, investment banking, M&A, capital markets and publicly listed company director experience.
Timothy E. Stuart.   Mr. Stuart has served as a member of our board of directors since December 2020. Since May 2019, Mr. Stuart has served as Executive Vice President, Chief Operating Officer to Republic Services, Inc. (“Republic”). He is responsible for operationalizing Republic’s strategy and executing its business plan across field operations. Prior to his current role, Mr. Stuart served as Executive Vice President, Operations to Republic from January 2016 to May 2019, where he was responsible for maximizing field performance, executing the operating plan, and achieving financial and operational results across Republic.

Mr. Stuart previously served as Republic’s East Region President from September 2013 to January 2016. He joined Republic in April 2006 as Director of Operations and has held a variety of roles with the company, including Area President, Vice President of Customer Experience, and Region Vice President. Mr. Stuart has over 25 years of experience in the waste industry. Mr. Stuart serves on the University of Alabama’s business school board of visitors. Mr. Stuart has a B.S. in business administration from the University of Alabama and an M.B.A. from Florida Gulf Coast University.
Mr. Stuart is well-qualified to serve on our board of directors due to his deep operational experience and proven leadership in the many roles throughout his career.
Paul S. Williams.   Mr. Williams has served as a member of our board of directors since December 2020. Prior to his retirement in 2018, Mr. Williams served as a Partner and Managing Director of Major, Lindsey & Africa, LLC, an executive recruiting firm, where he conducted searches for board members, CEOs and senior legal executives from 2005 to 2018. He also served as Director of Global Diversity Search, assisting legal organizations in enhancing their diversity. From 2001 to 2005, Mr. Williams served as Executive Vice President, Chief Legal Officer & Corporate Secretary of Cardinal Health, Inc. Since 2009, Mr. Williams has served as a member of the board of directors of Compass Minerals International, Inc. (NYSE: CMP). Mr. Williams also chaired the CEO search committee which spearheaded the appointment of Compass Minerals International, Inc.’s current CEO. Since early 2020, Mr. Williams has served on the board of directors of a large cluster of funds in the American Funds mutual fund family (part of the privately-held Capital Group, which is a registered investment company). From 2003 to 2015, Mr. Williams served on the board of directors of State Auto Financial Corporation (NASDAQ: STFC). From 2007 to 2017, Mr. Williams served as a member of the board of directors Bob Evans Farms, Inc. From 2014 to 2019, Mr. Williams served on the board of directors of Essendant, Inc. (f/k/a United Stationers Inc.). Mr. Williams is a member of the Economic Club of Chicago and has served as president of the Chicago chapter of the National Association of Corporate Directors since 2017. Mr. Williams received an undergraduate degree, cum laude, from Harvard and a J.D. from Yale Law School.
Mr. Williams is well-qualified to serve on our board of directors due to his extensive legal and executive management experience and distinctive knowledge of executive compensation and corporate governance matters.
Board Composition
Our business and affairs are organized under the direction of our board of directors which currently consists of nine members. Robert S. Mancini serves as Chairman of the Board. The primary responsibility of our board of directors is to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and additionally as required.
At all meetings of stockholders for the election of directors at which a quorum is present, directors shall be elected by a plurality in voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Subject to any limitation imposed by applicable law or the Stockholders’ Agreement or the Certificate of Incorporation, our board of directors or any individual director or directors may be removed with or without cause by the affirmative vote of the holders of a majority of the then-outstanding shares of our capital stock of entitled to vote generally at an election of directors.
Independence of Directors
NYSE listing standards require that a majority of our board of directors be independent. The NYSE listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Robert S. Mancini, Susan S. Brennan, Donald S. Gottwald, Philip Kassin, Timothy E. Stuart and Paul S. Williams are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight
Our board of directors recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, we do not have a policy requiring combination or separation of leadership roles, and our governing documents do not mandate a particular structure. This allows our board of directors the flexibility to establish the most appropriate structure for the Company at any given time.
Our board of directors oversees the risk management activities designed and implemented by our management. Our board of directors does not have a standing risk management committee, but rather executes its oversight responsibility both directly and through its standing committees. Our board of directors considers specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. Our management, including our executive officers, are primarily responsible for managing the risks associated with the operation and business of the Company and providing appropriate updates to the board of directors and the audit committee. Our board of directors has delegated to the audit committee oversight of the Company’s risk management process, and our other board committees also will consider risks as they perform their respective committee responsibilities. All board committees will report to our board of directors as appropriate, including, but not limited to, when a matter rises to the level of a material or enterprise risk.
Board Committees of the Combined Company’s Board of Directors
Our board of directors has established: an audit committee; a nominating and corporate governance committee; a compensation committee; and a finance and investment committee. In addition, from time to time, special committees may be established under the direction of our board of directors when necessary to address specific issues. Copies of each board committee’s charter are posted on our website. Our website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this prospectus.
Audit Committee Information
Our audit committee consists of Philip Kassin, Donald S. Gottwald, and Paul S. Williams. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Philip Kassin, Donald S. Gottwald, and Paul S. Williams each meet the independent director standard under the NYSE’s listing standard and under Rule 10A-3(b)(1) of the Exchange Act, and Philip Kassin serves as chairperson of the audit committee.
Each member of the audit committee is financially literate, and our board of directors has determined that Philip Kassin qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
Our board of directors has adopted an audit committee charter, which details the principal functions of the audit committee, including:
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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by the Company;

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pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by the Company, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent auditors all relationships the auditors have with the Company in order to evaluate their continued independence;

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setting clear hiring policies for employees or former employees of the independent auditors;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to the Company entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Nominating and Corporate Governance Committee Information
Our nominating and corporate governance committee consists of Susan S. Brennan, Timothy E. Stuart, and Paul S. Williams. Under NYSE listing standards and applicable SEC rules, our nominating and corporate governance committee must consist of all independent members. Susan S. Brennan, Timothy E. Stuart, and Paul S. Williams meet the independent director standard under the NYSE listing standard, and Susan S. Brennan serves as chairperson of the nominating and corporate governance committee.
The primary purposes of our nominating and corporate governance committee is to assist the board of directors in:
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identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

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developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Guidelines for Selecting Director Nominees
Our nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders.
Our nominating and corporate governance committee will recommend to the board of directors candidates for nomination who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In general, in identifying and evaluating nominees for director, our board of directors considers experience in corporate management such as serving as an officer or former officer of a publicly held company, experience as a board member of another publicly held company, professional and academic experience relevant to our business, leadership skills, experience in finance and accounting or executive compensation practices, whether candidate has the time required for preparation, participation and attendance at board of directors meetings and committee meetings, if applicable, independence and the ability to represent the best interests of our stockholders.
Compensation Committee Information
Our compensation committee consists of Donald S. Gottwald, Timothy E. Stuart and Paul S. Williams. Under NYSE listing standards and applicable SEC rules our compensation committee must consist of all independent members. Donald S. Gottwald, Timothy E. Stuart and Paul S. Williams meet the independent director standard under the NYSE listing standard, and Paul S. Williams serves as chairperson of the compensation committee.

Our board of directors has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving on an annual basis the compensation of all other officers;

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reviewing on an annual basis our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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if required, producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Finance and Investment Committee Information
Our finance and investment committee consists of Philip Kassin, Robert S. Mancini, Brady Ericson, Susan S. Brennan and Lauren Webb. Philip Kassin serves as chairperson of the finance and investment committee. Our board of directors has adopted a finance and investment committee charter, which details the principal functions of the compensation committee, including:
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reviewing analyses and providing guidance and advice regarding acquisitions and divestments and discussing and reviewing the Company’s tax strategies, planning, and related structures;

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reviewing the Company’s capital structure and capital allocation, including any organic and inorganic investments;

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reviewing and discussing any dividend policy;

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reviewing and discussing any share repurchase activities and plans; and

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reviewing and discussing any debt portfolio, credit facilities, compliance with financial covenants, commodity, interest rate, and currency derivative strategies, and proposed securities offerings.

Code of Business Conduct and Ethics
Our code of business conduct and ethics, which applies to all executive officers, directors and employees, codifies the business and ethical principles that govern all aspects of our business. We will provide, without charge, upon request, copies of the code of business conduct and ethics. The code of business conduct and ethics is also available on our website at www.romeopower.com. Our website, and the information contained on, or that can be accessed through, our website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. The nominating and corporate governance committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website. For copies of the code of business conduct and ethics, please see the section entitled “Where You Can Find More Information.”

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been an executive officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving or will serve as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION
Except as otherwise noted, this section presents the executive and director compensation of Legacy Romeo prior to the Business Combination.
Executive Officer and Director Compensation
To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work toward achieving our goals.
We believe our compensation program should promote the success of the company and align executive incentives with the long-term interests of our stockholders. Our compensation programs for our executive officers consist primarily of salary and stock option awards. As our needs evolve, we intend to continue to evaluate our compensation philosophy and programs.
This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below, which includes amounts paid by Legacy Romeo prior to the consummation of the Business Combination.
The compensation committee of our board of directors, with input from our Chief Executive Officer, determines the compensation for our named executive officers. For the year ended December 31, 2020, our named executive officers were the following individuals:
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Lionel E. Selwood, Jr., President and Chief Executive Officer

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Michael Patterson, Chief Sales Officer

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Criswell Choi, Chief Operating Officer

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Robert S. Mancini, Former Chief Executive Officer of RMG

Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2019 and December 31, 2020 (other than Mr. Mancini, who did not receive any compensation during the fiscal year ended December 31, 2020).
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Lionel E. Selwood, Jr.	2019	325,000	0	123,956	35,675(2)	484,631
President and Chief Executive Officer	2020	385,653	0	5,860,800	36,276(2)	6,282,729
Michael Patterson	2019	250,000	0	0	0	250,000
Chief Sales Officer	2020	251,278	0	9,626,480	0	9,877,758
Criswell Choi	2019	281,250	0	160,604	0	441,854
Chief Operating Officer	2020	300,000	0	1,154,250	0	1,454,250

(1)
The amounts in this column represent the aggregate grant date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 8 to the audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions we made in determining the grant date fair value of Legacy Romeo’s equity awards.

(2)
Pursuant to Mr. Selwood’s employment agreement, we provide a monthly stipend of $3,023 for rent in the Los Angeles area.

Narrative Disclosure to Summary Compensation Table
For the year ended December 31, 2020, the compensation program for our named executive officers consisted of base salary and incentive compensation provided in the form of stock option awards by Legacy Romeo to certain officers. Mr. Mancini, who served as Chief Executive Officer of RMG prior to the consummation of the Business Combination, did not receive any compensation during the year ended December 31, 2020.
Base Salary
Our established base salaries for each of the named executive officers (other than Mr. Mancini) are at a level that is commensurate with the executive’s duties and authorities, contributions and prior experience.
Cash Bonus
Neither Legacy Romeo nor the Company had any arrangements with the named executive officers providing for annual cash bonus awards in the years ended December 31, 2019 or 2020, except as described below with respect to Mr. Selwood’s employment agreement and did not award any cash bonuses to its named executive officers in the years ended December 31, 2019 and 2020.
Stock Option Awards
Legacy Romeo granted stock options to certain named executive officers pursuant to the Romeo Systems, Inc. 2016 Stock Plan (the “2016 Plan”).
Legacy Romeo 2016 Stock Plan
Legacy Romeo’s board of directors approved the 2016 Plan on August 1, 2016. Legacy Romeo’s board of directors administered the 2016 Plan and the awards granted thereunder. As of September 30, 2020, Legacy Romeo had reserved 91,964,208 shares of its Class A common stock for issuance under the 2016 Plan.
Options granted pursuant to the 2016 Plan to eligible service providers, including executive officers, had an exercise price that Legacy Romeo’s board of directors determined is not less than the fair market value of the underlying stock on the date of grant. Options generally vested and became exercisable over a three-year period, subject to the option holder’s continued service with Legacy Romeo. Options generally expired ten years from the date of grant. Following the consummation of the Business Combination, no new awards have been or will be granted under the 2016 Plan.
Upon consummation of the Business Combination, each of the Legacy Romeo options that was outstanding immediately prior to the Closing, whether vested or unvested, became exercisable to purchase a number of shares of our Common Stock equal to the number of shares of Legacy Romeo common stock subject to such Legacy Romeo options multiplied by the Exchange Ratio (rounded down to the nearest whole share) at an exercise price per share divided by the Exchange Ratio (rounded up to the nearest whole cent). All other provisions which govern either the exercise or the termination of Legacy Romeo Options remain the same.
As of December 29, 2020, there were 11,295,587 options to purchase shares of our Common Stock (after the conversion described above) outstanding under the 2016 Plan and no other awards outstanding under the 2016 Plan.
2020 Stock Incentive Plan
The 2020 Plan was previously approved by our board of directors and stockholders prior to the closing of the Business Combination and is discussed further below under “Equity Benefit Plans”.
Benefits and Perquisites
Except as described herein, we provide benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; critical illness insurance; short-and long-term disability insurance; and a tax-qualified Section 401(k) plan. We do not maintain any executive-specific benefit or perquisite programs except as described below with respect to Mr. Selwood’s employment agreement.
Agreements with Our Named Executive Officers and Potential Payments Upon Termination or Change of Control
We have entered into employee agreements with each of our named executive officers other than Mr. Mancini, and the details of such agreements are outlined below.
Agreements with Lionel E. Selwood, Jr.
2018 Agreement.   On June 11, 2018, Lionel E. Selwood, Jr. entered into an employment agreement with Legacy Romeo and this agreement has been superseded by the agreement he entered into on September 18, 2020, as described below. Mr. Selwood’s agreement did not have a fixed term, and his employment would continue until terminated in accordance with the terms of the employment agreement. Pursuant to this prior employment agreement, Mr. Selwood’s initial base salary was $325,000 per year and Mr. Selwood was granted options under the 2016 Plan to purchase 1,500,000 shares of Legacy Romeo common stock (which became exercisable to purchase shares of Common Stock upon consummation of the Business Combination). Mr. Selwood’s performance against agreed upon goals and objectives were to be reviewed on no less than an annual basis, and Mr. Selwood was eligible for a base salary increase of no less than 15%, a discretionary cash bonus of up to 100% of base salary and additional equity grants based on a performance review by Legacy Romeo’s board of directors. Mr. Selwood’s prior employment agreement provided that he was eligible to participate in Legacy Romeo’s health and welfare benefit plans maintained for the benefit of Legacy Romeo’s employees. Legacy Romeo was also required to provide Mr. Selwood with a monthly stipend of $3,023 for him to rent an apartment in Los Angeles until he relocated to Los Angeles and also provide relocation assistance if he decided to move his permanent residence to Los Angeles (the details of which were to be determined at the time of his move). If Mr. Selwood’s employment was terminated by Legacy Romeo, he was entitled to receive, as severance, six months of salary and six months of continued health benefits, and the vesting of all of his unvested options would have accelerated at the time of termination.
2020 Agreement.   On September 18, 2020, Mr. Selwood, who previously served as Legacy Romeo’s President and General Manager, entered into an employment agreement with Legacy Romeo to become its Chief Executive Officer, effective September 17, 2020. Mr. Selwood’s agreement does not have a fixed term, and his employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Selwood’s base salary will be $500,000 as of September 4, 2020, and he is eligible for a discretionary annual bonus of up to 100% of his base salary. Mr. Selwood also was granted additional options under the 2016 Plan to purchase 8,000,000 shares of Legacy Romeo common stock (which became exercisable to purchase shares of Common Stock upon consummation of the Business Combination) that are subject to vesting in equal monthly increments over the twelve months following the date of grant. Mr. Selwood is eligible for an additional performance-based award which he can earn subject to the achievement of “stretch” stock price and/or market capitalization milestones to be established by our board of directors. Mr. Selwood’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Selwood will be eligible to receive a monthly stipend of $3,000 to rent an apartment in Los Angeles until he relocates to Los Angeles, and we will provide relocation assistance if he decides to move his permanent residence to Los Angeles (the details of which will be determined at the time of his move). In addition, we will reimburse Mr. Selwood for reasonable travel expenses from Tampa, Florida to Los Angeles, California until the earlier of the time that he relocates to Los Angeles or when our board of directors, in conjunction with an annual review of such travel reimbursement, determines that he should no longer receive such travel reimbursement. If Mr. Selwood’s employment involuntarily terminates other than for cause, he is entitled to receive, as severance, twelve months of salary, twelve months of continued health benefits and accelerated vesting of his unvested options which were granted prior to August 1, 2020, subject to his timely execution and non-revocation of a general release of claims against the Company. If Mr. Selwood’s employment terminates due to his death or disability, his outstanding performance-based equity awards will remain outstanding and will vest, if at all, based on performance through the end of the applicable performance period on a prorated basis, based on the ratio of the number of days he was employed during such performance period and the total number of days between the grant date and the vesting date of such award.
Agreement with Michael Patterson
On August 7, 2020, Michael Patterson entered into an employment agreement with Legacy Romeo pursuant to which Mr. Patterson would continue as Legacy Romeo’s Chief Executive Officer and Chairman of its board of directors. Following Mr. Selwood’s transition to serve as Legacy Romeo’s Chief Executive Officer, Mr. Patterson’s title was changed to Chief Sales Officer. Mr. Patterson’s agreement does not have a fixed term and his employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Patterson’s annual base salary is $300,000, effective as of January 1, 2021. Mr. Patterson may also receive a discretionary annual bonus of up to $400,000, based on the achievement of criteria specified by our board of directors. No such criteria were specified for 2020, but our board of directors may award Mr. Patterson a discretionary bonus. Mr. Patterson’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. If we terminate Mr. Patterson’s employment without cause or Mr. Patterson resigns for good reason, he is entitled to receive, as severance, twelve months of base salary, subject to his timely execution and non-revocation of a general release of claims against the Company. We may terminate Mr. Patterson for “cause” as a result of the following: (i) he fails to perform his responsibilities or duties to the Company; (ii) he engages in illegal conduct or gross misconduct in connection with his employment; (iii) he commits, is convicted of, or pleads guilty or nolo contendere to, a felony, a crime involving moral turpitude; (iv) he materially breaches his duty of loyalty to the Company or a material Company policy; (v) he engages in dishonesty, fraud, gross negligence or repetitive negligence in the course of discharging his duties to the Company; or (vi) his continued employment with the Company harms or could reasonably be expected to harm the Company due to a complaint or other matter involving any governmental, regulatory, or self-regulatory organization. Mr. Patterson’s right to resign for “good reason” may be triggered by occurrence of either of the following without his consent: (i) a material reduction of his base salary without a comparable reduction of the base salaries of similarly-situated executives of the Company, or (ii) the relocation of his workplace by more than fifty miles from the place at which he was assigned to principally perform services immediately prior to the relocation.
As contemplated in his employment agreement, Legacy Romeo granted Mr. Patterson an option to purchase 38,067,678 shares of Legacy Romeo’s Class A common stock at a purchase price of $0.814 per share (which remains outstanding after the Business Combination but became exercisable to purchase 4,633,978 shares of Common Stock at a price per share of $6.69). All of the shares covered by such option are subject to vesting. Assuming Mr. Patterson remains employed through the “Liquidity Date,” which is defined as the end of the 180-day contractual lock-up period applicable to certain of our stockholders, or if Mr. Patterson is terminated without cause or resigns for good reason, the number of shares that will vest will be determined solely by the value of Common Stock after the Liquidity Date. Specifically, the number of shares of Common Stock subject to the option granted to Mr. Patterson that will vest will be the amount specified in the table below under “Cumulative Number of Shares That Will Vest” corresponding to the average of the closing price per share of Common Stock on the NYSE on each of the five trading days immediately following the Liquidity Date, as set forth in the table below under “Liquid Share Price”:
Liquid Share Price	Cumulative Number of Shares That Will Vest
$6.6869 – $8.9452	926,795
$8.9453 – $11.9272	1,853,591
$11.9273 – $14.9092	3,243,781
$14.9093	4,633,978
Any shares subject to the option granted to Mr. Patterson that do not vest based on the “Liquid Share Price” targets above will be forfeited. In addition, if Mr. Patterson's employment is terminated for cause, due to his resignation without good reason or due to his death or disability, all of the shares subject to this option, including any vested shares subject to the option, will be forfeited.

Agreement with Criswell Choi
On April 1, 2019, Criswell Choi entered into an employment agreement with Legacy Romeo to serve as Chief Operating Officer. Mr. Choi’s agreement does not have a fixed term and his employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Choi’s initial base salary was $300,000 per year and Mr. Choi was entitled to receive an additional option to purchase 1,500,000 shares of Legacy Romeo common stock pursuant to the 2016 Plan that vests over three years. Mr. Choi’s employment agreement provides that he is eligible to participate in Legacy Romeo’s health and welfare benefit plans maintained for the benefit of Legacy Romeo’s employees. If Mr. Choi’s employment involuntarily terminates other than for cause, death or disability, he is entitled to receive, as severance, four months of salary and twelve months of continued health benefits, subject to his timely execution and non-revocation of a general release of claims against Legacy Romeo. Mr. Choi’s agreement does not provide for any additional terms in the event of a change of control.
Retention Agreements
Each of Mr. Selwood, Mr. Patterson and Mr. Choi entered into a retention agreement with Legacy Romeo in December 2020, pursuant to which each executive is entitled to a retention bonus of $400,000, less applicable withholdings. To earn the retention bonus, the executive must be an active employee of the Company or its affiliates as of June 30, 2021, the executive must satisfactorily perform his or her job responsibilities through such date, and the executive must not have provided notice of his or her resignation.
The retention bonus was paid to the executive as a cash advance in January 2021 and if the executive’s employment ends before June 30, 2021 due to a termination by the Company or its affiliates without cause or the executive’s resignation for any reason, the executive is required to repay the retention bonus as of his or her employment termination date.
Retirement Benefits
Our employees, including named executive officers, participate in a tax-qualified Section 401(k) plan. We do not provide a match for participants’ elective contributions to the Section 401(k) plan, nor do we make any other employer contributions to the Section 401(k) plan. We do not provide our employees, including the named executive officers, with any other retirement benefits, including, but not limited to, other tax-qualified retirement plans, supplemental executive retirement plans or nonqualified deferred compensation plans.
RMG Executive Officer Compensation
In the year ended December 31, 2020, no executive officer of RMG received any cash compensation for services rendered to RMG. Such executive officers did receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on RMG’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations. Since its formation, RMG did not grant any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers.

Outstanding Equity Awards at 2020 Year End
The following table presents information regarding outstanding equity awards held by the named executive officers as of December 31, 2020 (other than Mr. Mancini, who did not hold any outstanding equity awards as of December 31, 2020).
	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Lionel E. Selwood, Jr.	2/21/17(1)	42,606	0	4.10	2/20/27
	11/16/18(1)	182,595	0	6.09	11/15/28
	10/30/19(3)	81,661	58,329	1.57	10/29/29
	9/17/20(4)	243,460	730,380	6.09	9/16/30
Michael Patterson	8/25/17(1)	1,343,666	0	4.10	8/24/27
	1/12/18(1)	261,268	7,465	6.09	1/11/28
	8/12/20(5)	0	4,633,978	6.69	8/12/23(6)
Criswell Choi	1/12/18(1)	1,183	34	6.09	1/11/28
	10/30/19(3)	120,918	60,459	1.57	10/29/29
	9/17/20(3)	15,216	167,379	6.08	9/16/30

(1)
Options vest over a three year period. One-third of the shares vest after one year and the remainder of the shares vest in equal monthly increments over the following 24 month period.

(2)
Options vest over a three year period in equal annual increments.

(3)
Options vest over a three year period in equal monthly increments.

(4)
Options vest over a one year period in equal monthly increments.

(5)
As discussed above, Legacy Romeo granted Mr. Patterson an option to purchase 38,067,678 shares of Legacy Romeo’s Class A common stock at a purchase price of $0.814 per share (which remains outstanding after the Business Combination but became exercisable to purchase 4,633,978 shares of Common Stock at a price per share of $6.69). All of the shares covered by such option are subject to vesting. Assuming Mr. Patterson remains employed through the “Liquidity Date,” which is defined as the end of the 180-day contractual lock-up period applicable to certain of our stockholders, or if Mr. Patterson is terminated without cause or resigns for good reason, the number of shares that will vest will be determined solely by the value of Common Stock after the Liquidity Date.

(6)
Options expire on the earlier of (i) August 12, 2023 or (ii) five business days following the Liquidity Date.

Equity Benefit Plans
In December 2020, our board of directors adopted and our stockholders approved the 2020 Plan. The 2020 Plan became effective immediately upon the closing of the Business Combination.
Stock Awards.   The 2020 Plan provides for the grant of ISOs, non-qualified stock options (“NSOs”), restricted stock awards, restricted stock unit awards, stock appreciation rights, dividend equivalent rights cash-based awards, and performance-based stock awards, or collectively, stock awards. ISOs may be granted only to our employees, including officers, and the employees of our subsidiaries. All other stock awards may be granted to our employees, officers, non-employee directors, and consultants and the employees and consultants of our subsidiaries and affiliates.
Share Reserve.   The aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the 2020 Plan will not exceed the sum of (x) 15,000,000 shares, plus (y) the number of shares subject to outstanding awards under the 2016 Plan on the date of the closing of the Business Combination that are subsequently terminated, forfeited, cancelled or expire unexercised. Shares with respect to an award which are used to satisfy tax withholding obligations with respect to such award (other than an option or stock appreciation right) for future grant pursuant to the 2020 Plan.
Shares issued under the 2020 Plan are authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted and no shares of Common Stock have been issued under the 2020 Plan.
The closing price of a share of Common Stock on January 25, 2021 was $18.49 per share.
Incentive Stock Option Limit.   The maximum number of shares of Common Stock that may be issued upon the exercise of ISOs under the 2020 Plan is 15,000,000 shares.
Grants to Non-Employee Directors.   No non-employee director shall receive in excess of $600,000 of compensation in any calendar year, determined by adding (i) all cash compensation to such non-employee director and (ii) the fair market value of all awards granted to such non-employee director pursuant to the 2020 Plan in such calendar year, based on the fair market value of such awards on the grant date. However, our board of directors, in its sole discretion, may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, provided that this limit would not be exceeded if the $600,000 figure were instead $750,000, provided that any non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.
Administration.   The 2020 Plan will be administered by a committee appointed by our board of directors (the “Committee”). Subject to the limitations set forth in the 2020 Plan, the Committee will have the authority to determine, among other things, the type or types of awards to be granted to each participant, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The Committee also will have the authority to determine the consideration and methodology of payment for awards.
Repricing; Cancellation and Re-Grant of Stock Awards.   Other than in connection with an adjustment of an award pursuant to a corporate adjustment, dissolution, liquidation or reorganization, the Committee may not modify outstanding options or stock appreciation rights to lower the exercise price or grant price nor may the administrator assume or accept the cancellation of outstanding options in return for cash or the grant of new awards when the exercise price is greater than the fair market value of the shares covered by such options or stock appreciation rights, unless such action has been approved by our stockholders.
Eligibility.   Awards may be granted to our employees, directors and consultants (including our potential employees, directors and consultants to whom an offer of a service relationship has been extended) and employees and consultants of any entity controlled by us or in which we have a significant equity interest. ISOs may be granted only to employees who, as of the time of grant, are employees of the Company or any subsidiary corporation of the Company. As of December 3, 2020, there were approximately 159 employees including five executive officers and seven non-employee directors eligible to be granted awards under the 2020 Plan assuming that the 2020 Plan was in effect as of such date.
Stock Options.   A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under the 2020 Plan, ISOs and NSOs are granted pursuant to stock option agreements adopted by the Committee. The Committee determines the exercise price for a stock option, within the terms and conditions of the 2020 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our Common Stock on the date of grant as well as the forms of payment of the exercise price, which may include, without limitation, cash or shares of our Common Stock or any combination thereof. Options granted under the 2020 Plan vest at the rate specified by the Committee.
Stock options granted under the 2020 Plan generally must be exercised by the optionee before the earlier of the expiration of such option, which may not exceed ten years, or the expiration of a specified period following the optionee’s termination of employment. Each stock option agreement will set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.
Tax Limitations on Incentive Stock Options.   The aggregate fair market value, determined at the time of grant, of our Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of stock plans of the Company and its affiliates, may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Awards.   A restricted stock award is the award of shares of our Common Stock that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. The terms of any awards of restricted shares under the 2020 Plan will be set forth in a restricted stock agreement to be entered into between the Company and the recipient of such restricted stock award. The Committee will determine the terms and conditions of the restricted stock agreements, which need not be identical, which may include limitations on the right to vote or receive any dividend or other right. Restricted shares may be issued for such consideration as the Committee may determine, including cash, cash equivalents, full recourse promissory notes, past services and future services.
Restricted Stock Unit Awards.   Restricted stock unit awards give recipients the right to acquire a specified number of shares of stock (or equivalent cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the Committee and as set forth in a restricted stock unit award agreement. A restricted stock unit award may be settled by cash, delivery of stock, or a combination of cash and stock as deemed appropriate by the Committee. At the Committee’s discretion and as set forth in the restricted stock unit award agreement, restricted stock units may provide for the right to dividend equivalents.
Stock Appreciation Rights.   Stock appreciation rights generally provide for payments to the recipient based upon increases in the price of our Common Stock over the exercise price of the stock appreciation right. The Committee determines the grant price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our Common Stock on the date of grant. A stock appreciation right granted under the 2020 Plan vests at the rate specified in the stock appreciation right agreement as determined by the Committee. The Committee determines the term of stock appreciation rights granted under the 2020 Plan, up to a maximum of ten years. Upon the exercise of a stock appreciation right, we will pay the participant an amount in stock, cash, or a combination of stock and cash as determined by the Committee, equal to the product of (1) the excess of the per share fair market value of our Common Stock on the date of exercise over the grant price, multiplied by (2) the number of shares of our Common Stock with respect to which the stock appreciation right is exercised.
Dividend Equivalents.   The Committee may grant dividend equivalent awards to participants who have awards pursuant to the 2020 Plan (other than options and stock appreciation rights) which give the holders thereof the right to receive payments equivalent to dividends or interest with respect to a number of shares determined by the Committee and will be subject to such terms and conditions as determined by the Committee.
Other Awards.   The Committee may grant other awards based in whole or in part by reference to our Common Stock as well as awards denominated in cash. The Committee will establish the number of shares under a stock-based award and all other terms and conditions of such stock-based and cash awards.
Performance-Based Awards.   The number of shares or other benefits granted, issued, retainable and/or vested under a stock or stock unit award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.
Changes to Capital Structure.   In the event of a recapitalization, stock split, or similar capital transaction, the Committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2020 Plan, the number of shares that can be issued as ISOs, the number of shares subject to outstanding awards and the grant or exercise price under each outstanding option or stock appreciation right.

Director Compensation
In the year ended December 31, 2020, no director of Legacy Romeo, RMG or the Combined Company after the Business Combination received any compensation for service on the board of directors of Legacy Romeo, RMG or the Combined Company. The Company’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board of directors and committee meetings or performing other services in their capacities as directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following includes a summary of transactions since January 1, 2018 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than transactions that are described under the section “Executive Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Stockholders’ Agreement
In connection with the Closing of the Business Combination, we entered into that certain Stockholders’ Agreement, dated December 29, 2020 (the “Stockholders’ Agreement”), with RMG Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Republic Services Alliance Group III, Inc. (“Republic”), a Delaware corporation affiliated of Republic Services, Inc., and certain Legacy Romeo stockholders pursuant to which:
•
the Sponsor will have the right to designate (a) one director for election to our board of directors for so long as it maintains beneficial ownership of 25% or more of the shares of our Common Stock owned by the Sponsor on the closing date of the Business Combination and (b) two directors for election to our board of directors for so long as it maintains beneficial ownership of 50% or more of the shares of our Common Stock owned by the Sponsor on the closing date of the Business Combination;

•
certain stockholders of Legacy Romeo will have the right to designate (a) at any time when BorgWarner has the right to designate a director for election to our board of directors, one director for election to our board of directors for so long as such stockholders collectively maintain beneficial ownership of 25% or more of the shares of our Common Stock owned by them on the closing date of the Business Combination, and (b) at any time when BorgWarner does not have the right to designate a director for election to our board of directors, (i) two directors for election to our board of directors for so long as such stockholders collectively maintain beneficial ownership of 50% or more of the shares of our Common Stock owned by them on the closing date of the Business Combination and (ii) one director for election to our board of directors for so long as such stockholders collectively maintain beneficial ownership of 25% or more of the shares of our Common Stock owned by them on the closing date of the Business Combination;

•
BorgWarner will have the right to designate one director for election to our board of directors for so long as it maintains ownership equal to 5% of the total issued and outstanding shares of our Common Stock on the closing date of the Business Combination;

•
Republic Services Alliance Group III, Inc. will have the right to designate one director for election to our board of directors for so long as it maintains beneficial ownership of 1,500,000 shares of our Common Stock; and

•
our board of directors will consist of nine members.

Amended and Restated Registration Rights Agreement
In connection with the Closing of the Business Combination, we entered into that certain Amended and Restated Registration Rights Agreement, dated December 29, 2020 (the “Registration Rights Agreement”), with the Sponsor, certain persons holding Founder Shares and Private Warrants, Legacy Romeo directors and officers, and certain Legacy Romeo stockholders (collectively, with each other person who has executed and delivered a joinder thereto, the “RRA Parties”), pursuant to which we have agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement. We also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the RRA Parties against certain liabilities.

Indemnity Agreements
In connection with the Closing of the Business Combination, we entered into indemnity agreements (each, an “Indemnity Agreement”) with each of our directors and executive officers. These Indemnity Agreements provide the directors and executive officers with contractual rights to indemnification and advancement for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers.
RMG Related Person Transactions
Founder Shares
In November 2018, we issued 7,187,500 shares of Class B common stock (the “Founder Shares”) to the Sponsor for $25,000 in cash, at a purchase price of approximately $0.003 per share, in connection with our organization. On December 17, 2018, we effectuated an 0.8-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 5,750,000 Founder Shares. In January 2019, the Sponsor forfeited to us 575,000 Founder Shares and certain funds and accounts managed by subsidiaries of BlackRock, Inc. and certain funds and accounts managed by Alta Fundamental Advisers LLC (together, the “Anchor Investors”) purchased from us 575,000 Founder Shares for cash consideration of approximately $2,300. The Founder Shares automatically converted into Class A common stock on a one-for-one basis at the time of the Business Combination. After the Closing and following the effectiveness of our Certificate of Incorporation, each share of Class A Common Stock was automatically reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock, without any further action by us or any stockholder.
In connection with the Business Combination, the Sponsor entered into a lock-up agreement on October 5, 2020, pursuant to which the Common Stock received on conversion of the Founder Shares held by it will be subject to transfer restrictions until the earlier of (i) one year from the closing of the Business Combination, (ii) the date on which the last sales price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days following the closing of the Business Combination and (iii) the date the Company (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
Private Warrants
The Sponsor and RMG’s officers and directors purchased an aggregate of 3,766,667 Private Warrants (for a total purchase price of $5,650,000.50) from RMG on a private placement basis simultaneously with the consummation of the Initial Public Offering. The Private Warrants are identical to Public Warrants except that the Private Warrants: (i) are not redeemable by us and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. The initial purchasers of the Private Warrants have agreed not to transfer, assign or sell any of the Private Warrants, including the Common Stock issuable upon exercise of the Private Warrants (except to certain permitted transferees), until 30 days after the closing date of the Business Combination.
Subscription Agreements
In connection with the execution of the Merger Agreement, on October 5, 2020, RMG entered into the Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to subscribe for and purchase and RMG agreed to issue and sell to the Subscribers an aggregate of 16,000,000 PIPE Shares for a purchase price of $10.00 per share, or an aggregate of $160 million in gross cash proceeds. On December 29, 2020, the Subscribers purchased from the Company an aggregate of 16,000,000 PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $160,000,000. Pursuant to the

Subscription Agreements, the Company gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of PIPE Shares was consummated concurrently with the Closing.
Republic Services Alliance Group III, Inc. (an affiliate of Republic Services (defined below), of which Timothy E. Stuart, one of our directors, is Executive Vice President, Chief Operating Officer) was one of the Subscribers in the Private Placement and purchased 1,500,000 PIPE Shares in the Private Placement for a total purchase price of $15,000,000.
After the Closing and following the effectiveness of our Certificate of Incorporation, each share of Class A Common Stock, including the PIPE Shares, was automatically reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock, without any further action by us or any stockholder.
Additional Related Party Transactions
Other than as described above, no compensation of any kind has been paid by the Company to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals have been or will be reimbursed for any out-of-pocket expenses incurred in connection with activities on RMG’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee has reviewed on a quarterly basis all payments that were made to the Sponsor, officers, directors or its or their affiliates.
All ongoing and future transactions between the Company and any of its officers and directors or their respective affiliates will be on terms believed by the Company to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties.
Legacy Romeo Related Person Transactions
Investment Private Placement
HG Ventures LLC (of which John Glushik, a former member of Legacy Romeo’s board of directors, is Managing Director) purchased 2,500,000 shares of Class A common stock in the Private Placement for a total purchase price of $25,000,000. In connection with the foregoing purchase in the Private Placement, we agreed with HG Ventures LLC that it would not need to enter into a lock-up agreement, despite the fact that certain other Legacy Romeo stockholders would be obligated to do so.

Equity Financings
Series A Preferred Stock Financing
The following table summarizes purchases of Legacy Romeo’s Series A preferred stock and note conversions in connection therewith by related persons and their affiliated entities.
Stockholder	Shares of Series A Preferred Stock Purchased	Note Conversion Amount	Total Purchase Price
BorgWarner Inc.(1)	137,741,046	—	$49,999,999.70
Michael Patterson(2)	35,661,574	$1,781,095.89	$9,409,119.10
Scott Beck(3)	1,280,410	$464,788.83	$464.788.83
Lauren Webb(4)	30,496	$11,070.05	$11,070.05
HG Ventures LLC(5)	19,131,589	$4,040,766.81	$5,040,766.81
Paul Marsolan(6)	2,000,000	—	$250,000.00
OpenDoor Venture Capital, LLC(7)	8,009,358	$1,744,438.36	$1,744,438.17
Drew Lane Capital, LLC(8)	36,017,269	$5,596,619.17	$6,096,619.17
Ulysses Ventures, LLC(9)	36,012,332	$5,595,756.15	$6,095,756.15

(1)
In connection with BorgWarner’s Series A investment, (i) BorgWarner appointed Brady Ericson and Craig Aaron to Legacy Romeo’s board of directors, (ii) BorgWarner and Legacy Romeo entered into a joint venture and certain related arrangements, as explained in further detail below and (iii) BorgWarner gained an ownership stake in Legacy Romeo that was greater than 5%.

(2)
At the time of Legacy Romeo’s Series A round, Michael Patterson (i) held a beneficial ownership stake in Legacy Romeo that was greater than 5%, (ii) was serving as Legacy Romeo’s Chief Executive Officer and (iii) was a member of Legacy Romeo’s board of directors.

(3)
At the time of Legacy Romeo’s Series A round, Scott Beck was a member of Legacy Romeo’s board of directors.

(4)
At the time of Legacy Romeo’s Series A round, Lauren Webb was serving as Legacy Romeo’s Chief Financial Officer.

(5)
In connection with HG Ventures LLC’s initial Series A investment in 2019, John Glushik, who is Managing Director of HG Ventures LLC, was appointed to Legacy Romeo’s board of directors. At the time HG Ventures LLC purchased additional Series A shares in 2020, John Glushik was a member of Legacy Romeo’s board of directors.

(6)
At the time of Legacy Romeo’s Series A round, Paul Marsolan was a member of Legacy Romeo’s board of directors.

(7)
At the time of Legacy Romeo’s Series A round, Ken Fried, who is affiliated with OpenDoor Venture Capital, LLC, was a member of Legacy Romeo’s board of directors.

(8)
In connection with the initial Series A investment by Drew Lane Capital, LLC, James Gertler, the owner of Drew Lane Capital, LLC, gained a beneficial ownership stake in Legacy Romeo that was greater than 5%. At the time Drew Lane Capital, LLC purchased additional Series A shares in 2020, James Gertler held a beneficial ownership stake in Legacy Romeo that was greater than 5%.

(9)
In connection with the initial Series A investment by Ulysses Ventures, LLC, Eric Gertler, the owner of Ulysses Ventures, LLC, gained a beneficial ownership stake in Legacy Romeo that was greater than 5%. At the time Ulysses Ventures, LLC purchased additional Series A shares in 2020, Eric Gertler held a beneficial ownership stake in Legacy Romeo that was greater than 5%.

Investors’ Rights Agreement
In connection with its Series A round, Legacy Romeo entered into an Investors’ Rights Agreement (the “Legacy Romeo IRA”), which granted rights to certain holders of its stock, including (i) BorgWarner Inc., which held a beneficial ownership stake in Legacy Romeo that was greater than 5% and appointed two members of Legacy Romeo’s board of directors, (ii) Michael Patterson, who held a beneficial ownership stake in Legacy Romeo that was greater than 5% and was a member of Legacy Romeo’s board of directors, (iii) Scott Beck, who was a member of Legacy Romeo’s board of directors, (iv) Lauren Webb, who was Legacy Romeo’s Chief Financial Officer, (v) HG Ventures LLC, of which John Glushik, who was a member of Legacy Romeo’s board of directors, is Managing Director, (vi) Paul Marsolan, who was a member of Legacy Romeo’s board of directors, (vii) OpenDoor Venture Capital, LLC, to which Ken Fried, who was a member of Legacy Romeo’s board of directors, is affiliated, (viii) Drew Lane Capital, LLC, which held a beneficial ownership stake in Legacy Romeo that was greater than 5%, and (ix) Ulysses Ventures, LLC, which held a beneficial ownership stake in Legacy Romeo that was greater than 5% (collectively, the “Legacy Romeo IRA Parties”).
Pursuant to the Legacy Romeo IRA, certain holders of Legacy Romeo’s capital stock, including the Legacy Romeo IRA Parties, agreed to vote in a certain way on certain matters, including with respect to the election of directors of Legacy Romeo. The Legacy Romeo IRA also provided the parties thereto with certain registration rights, pre-emptive rights, information and inspection rights, drag-along rights and rights of first offer, among other rights (including certain rights in connection with the foregoing that are specific to BorgWarner). The Legacy Romeo IRA terminated upon the consummation of the Business Combination.
Related Party Loans
In connection with Legacy Romeo’s Series A round in March 2019, the following loans by related parties were repaid or converted. Through a purchase of Legacy Romeo’s Series A preferred stock, Michael Patterson immediately reinvested $6,778,023.21 of the amounts repaid to him into Legacy Romeo.
Loan Date	Lender	Interest Rate	Loan Balance	Total Principal and Interest	Repay or Convert	Repayment Date (Est.)
12/29/2016	Michael Patterson	8%	$1,500,000.00	$1,781,095.89	Convert	5/3/2019
2/26/2018	OpenDoor Venture Capital	8%	$1,500,000.00	$1,744,438.36	Convert	5/3/2019
4/11/2018	Michael Patterson	8%	$723,500.00	$799,655.73	Repay*	5/3/2019
5/11/2018	Michael Patterson	8%	$600,000.00	$646,947.95	Repay*	5/3/2019
5/29/2018	Michael Patterson	8%	$250,000.00	$268,575.34	Repay*	5/3/2019
6/4/2018	Michael Patterson	8%	$800,000.00	$858,389.04	Repay*	5/3/2019
6/12/2018	Michael Patterson	8%	$1,000,000.00	$1,071,232.88	Repay*	5/3/2019
7/5/2018	Lauren Webb	8%	$10,000.00	$11,070.13	Convert	5/3/2019
7/24/2018	Michael Patterson	8%	$550,000.00	$584,115.07	Repay*	5/3/2019
8/13/2018	Michael Patterson	8%	$500,000.00	$528,821.92	Repay*	5/3/2019
8/30/2018	Michael Patterson	8%	$200,000.00	$210,783.56	Repay*	5/3/2019
9/11/2018	Michael Patterson	8%	$400,000.00	$420,515.07	Repay*	5/3/2019
10/12/2018	Michael Patterson	8%	$500,000.00	$522,246.58	Repay*	5/3/2019
12/28/2018	Michael Patterson	8%	$200,000.00	$205,523.29	Repay*	5/3/2019
1/2/2019	Michael Patterson	8%	$1,200,000.00	$1,231,824.66	Repay*	5/3/2019
1/11/2019	Michael Patterson	8%	$1,000,000.00	$1,024,547.95	Repay*	5/3/2019
1/17/2019	Michael Patterson	8%	$120,000.00	$122,787.95	Repay*	5/3/2019
2/26/2019	Michael Patterson	8%	$1,000,000.00	$1,014,465.75	Repay*	5/3/2019
3/13/2019	Michael Patterson	8%	$650,000.00	$657,265.75	Repay*	5/3/2019
3/25/2019	Michael Patterson	8%	$950,000.00	$958,120.55	Repay*	5/3/2019
4/10/2019	Michael Patterson	10%	$210,000.00	$211,323.29	Repay*	5/3/2019

On December 23, 2019, Legacy Romeo entered into a convertible promissory note agreement with Drew Lane Capital, LLC, which held a beneficial ownership stake in Legacy Romeo that was greater than 5%. The promissory note was for a principal amount of $1,000,000 and bears an interest rate of 8.0% per annum. As contemplated in the Merger Agreement, upon the Closing, all principal and accrued but unpaid interest due in respect of such promissory note was converted into the right to receive the same Merger Consideration had such promissory note converted as of immediately prior to the effective time of the Business Combination into Legacy Romeo common stock at a price of $0.4339 per share.
On December 23, 2019, Legacy Romeo entered into a convertible promissory note agreement with HG Ventures LLC, of which John Glushik, who was a member of Legacy Romeo’s board of directors, is Managing Director. The promissory note was for a principal amount of $3,000,000 and bears an interest rate of 8.0% per annum. As contemplated in the Merger Agreement, upon the Closing, all principal and accrued but unpaid interest due in respect of such promissory note was converted into the right to receive the same Merger Consideration had such promissory note converted as of immediately prior to the effective time of the Business Combination into Legacy Romeo common stock at a price of $0.4339 per share.
On December 30, 2019, Legacy Romeo entered into a convertible promissory note agreement with Ulysses Ventures, LLC, which held a beneficial ownership stake in Legacy Romeo that was greater than 5%. As contemplated in the Merger Agreement, upon the Closing, all principal and accrued but unpaid interest due in respect of such promissory note was converted into the right to receive the same Merger Consideration had such promissory note converted as of immediately prior to the effective time of the Business Combination into Legacy Romeo common stock at a price of $0.4339 per share.
On March 31, 2020, Legacy Romeo entered into a promissory note agreement with BorgWarner Romeo Power LLC, which held a beneficial ownership stake in Legacy Romeo that was greater than 5%. The promissory note was for a principal amount of $2,000,000 and bears an interest rate equal to the Applicable Federal Rate (AFR) for March 2020 1.53% per annum. The note was paid off in connection with the Closing.
Legacy Romeo entered into the non-convertible promissory notes identified below with Michael Patterson, who held a beneficial ownership stake in Legacy Romeo that was greater than 5%, was a member of Legacy Romeo’s board of directors and at the time that the non-convertible promissory notes were entered into, served as Legacy Romeo’s Chief Executive Officer or Chief Sales Officer, depending on the date. The non-convertible promissory notes were paid off in connection with the Closing.
•
Grid Note, issued on December 5, 2019, for a principal amount of $100,000 and an interest rate of 1.55%;

•
Grid Note, issued on January 29, 2020, for a principal amount of $100,000 and an interest rate of 1.55%;

•
Grid Note, issued on February 11, 2020, for a principal amount of $300,000 and an interest rate of 1.58%;

•
Grid Note, issued on February 27, 2020, for a principal amount of $100,000 and an interest rate of 1.58%;

•
Grid Note, issued on March 11 2020, for a principal amount of $250,000 and an interest rate of 1.09%;

•
Grid Note, issued on October 7, 2020, for a principal amount of $200,000 and an interest rate of 0.09%; and

•
Grid Note, issued on October 22, 2020, for a principal amount of $125,000 and an interest rate of 0.09%.

Legacy Romeo Warrants
Legacy Romeo entered into those certain Stock Purchase Warrant Agreements, as outlined in the below table, with Drew Lane Capital, LLC (which held a beneficial ownership stake in Legacy Romeo that was greater than 5%) and James Gertler, the owner of Drew Lane Capital, LLC. The warrants have been fully exercised and there are no longer any shares of Legacy Romeo’s stock outstanding thereunder.
Holder Name	Grant Name	Stock Designation	Grant Date	Grant Price	Shares Granted
James Gertler	8/23/18 – $0.23 USD – Warrant	Class A Common	08/23/2018	$0.23	2,250,181
Drew Lane Holdings, LLC	8/23/18 – $0.23 USD – Warrant	Class A Common	08/23/2018	$0.23	978,339
Drew Lane Holdings, LLC	8/23/18 – $0.23 USD – Warrant	Class A Common	08/23/2018	$0.23	587,003
Drew Lane Holdings, LLC	11/16/18 – $0.74 USD – Warrant	Class A Common	11/16/2018	$0.74	2,024,100
Drew Lane Holdings, LLC	11/16/18 – $0.74 USD – Warrant	Class A Common	11/16/2018	$0.74	1,351,351
Drew Lane Holdings, LLC	11/16/18 – $0.28 USD – Warrant	Class A Common	11/16/2018	$0.28	964,912
Drew Lane Holdings, LLC	11/16/18 – $0.23 USD – Warrant	Class A Common	11/16/2018	$0.23	2,631,579
Drew Lane Holdings, LLC	1/25/19 – $0.23 USD – Warrant	Class A Common	01/25/2019	$0.23	1,000,000
Drew Lane Holdings, LLC	1/25/19 – $0.23 USD – Warrant	Class A Common	01/25/2019	$0.23	350,000
Legacy Romeo entered into those certain Stock Purchase Warrant Agreements, as outlined in the table below, with Ulysses Ventures, LLC, which held a beneficial ownership stake in Legacy Romeo that was greater than 5%. The warrants have been fully exercised and there are no longer any shares of Legacy Romeo’s stock outstanding thereunder.
Holder Name	Grant Name	Stock Designation	Grant Date	Grant Price	Shares Granted
Ulysses Ventures, LLC	8/23/18 – $0.23 USD – Warrant	Class A Common	08/23/2018	$0.23	2,250,181
Ulysses Ventures, LLC	8/23/18 – $0.23 USD – Warrant	Class A Common	08/23/2018	$0.23	978,339
Ulysses Ventures, LLC	8/23/18 – $0.23 USD – Warrant	Class A Common	08/23/2018	$0.23	587,003
Ulysses Ventures, LLC	11/16/18 – $0.74 USD – Warrant	Class A Common	11/16/2018	$0.74	2,024,100
Ulysses Ventures, LLC	11/16/18 – $0.74 USD – Warrant	Class A Common	11/16/2018	$0.74	1,351,351
Ulysses Ventures, LLC	11/16/18 – $0.28 USD – Warrant	Class A Common	11/16/2018	$0.28	964,912
Ulysses Ventures, LLC	11/16/18 – $0.23 USD – Warrant	Class A Common	11/16/2018	$0.23	2,631,579
Ulysses Ventures, LLC	1/25/19 – $0.23 USD – Warrant	Class A Common	01/25/2019	$0.23	1,000,000
Ulysses Ventures, LLC	1/25/19 – $0.23 USD – Warrant	Class A Common	01/25/2019	$0.23	350,000
Legacy Romeo entered into a Stock Purchase Warrant Agreement, dated as of January 30, 2019, with HG Ventures LLC (of which John Glushik, who was a member of Legacy Romeo’s board of directors, is Managing Director) for 3,795,786 shares of Legacy Romeo’s Class A common stock, at a price of $0.5269 per share. Following the Business Combination, this warrant remains outstanding and is exercisable to purchase 462,061 shares of our Common Stock which was based on the same exchange ratio used for converting shares of Legacy Romeo common stock into shares of our Common Stock in the Business Combination (with a purchase price also adjusted by the same exchange ratio).
Legacy Romeo entered into a Stock Purchase Warrant Agreement, dated as of November 28, 2019, with OpenDoor Venture Capital, LLC (to which Ken Fried, who was a member of Legacy Romeo’s board of directors, is affiliated) for 2,027,027 shares of Legacy Romeo’s Class A common stock, at a price of $0.24 per share. Following the Business Combination, this warrant remains outstanding and is exercisable to purchase 246,750 shares of our Common Stock based on the same exchange ratio used for converting shares of Legacy Romeo common stock into shares of our Common Stock in the Business Combination (with a purchase price also adjusted by the same exchange ratio).
Legacy Romeo entered into each of the warrant agreements listed above in connection with promissory notes issued to each warrant holder in 2018.

A warrant for 1,000,000 shares of Class B common stock at $0.01 per share was transferred to Michael Patterson from a former employee after it was pledged as security for a loan.
Additionally, Legacy Romeo held demand promissory notes (the “Demand Promissory Notes”) for payment to Legacy Romeo of $9,122,685 in term debt from the following entities related to cashless exercise of warrants: (i) JSG Romeo Holdings, LLC, FOXMPP Holdings Limited Partnership and Drew Lane Holdings, LLC (which, together with Drew Lane Capital, LLC, held a beneficial ownership stake in Legacy Romeo that was greater than 5%) and (ii) Ulysses Ventures, LLC (which held a beneficial ownership stake in Legacy Romeo that was greater than 5%). Obligations under the Demand Promissory Notes were secured through Pledge and Security Agreements pledging as security the shares obtained through exercise of each underlying warrant. Pursuant to amendments to the Demand Promissory Notes, $3,808,905 of the debt under the Demand Promissory Notes was forgiven upon receipt of prepayment of the remaining $5,313,780 due pursuant to such notes. There were no amounts outstanding under the Demand Promissory Notes as of December 29, 2020.
Commercial Agreements and Partnerships
JV and Related Agreements with BorgWarner
In connection with BorgWarner’s investment in Legacy Romeo’s Series A round, BorgWarner and Legacy Romeo formed the BorgWarner JV, pursuant to which BorgWarner and Legacy Romeo entered into a Joint Venture Agreement, the IP License and certain related ancillary agreements. For additional information about the BorgWarner JV and related agreements, see the section entitled “Business — Joint Venture with BorgWarner.”
Partnership with Heritage Environmental Services
Legacy Romeo has entered into the Heritage Agreement with HBR, an affiliate of HES. Under the Heritage Agreement, HBR is to design, build and operate the System to be located at HES’s facility in Arizona. For additional information about our strategic partnership and related agreement with HBR and HES, see the section entitled “Business — Strategic Partnership with Heritage Environmental Services.”
HBR and HES are affiliated with HG Ventures LLC, of which John Glushik, a member of Legacy Romeo’s board of directors, is Managing Director.
Partnership with Republic Services
We intend to enter into a strategic alliance with Republic Services, Inc. (“Republic Services”). See the section entitled “Business — Other Strategic Partnerships.”
Lock-up Agreement
Certain Legacy Romeo stockholders that received shares of our Common Stock in the Business Combination have entered into a Lock-Up Agreement with Company, pursuant to which such stockholders have agreed that, from the Closing Date until the 180th day after the Closing Date, they will not (subject to certain exceptions) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of Common Stock (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company received in connection with the transactions contemplated by the Merger Agreement.
Employment Agreements and Other Transactions with Executive Officers
Legacy Romeo had entered into employment agreements and offer letter agreements with certain of its executive officers and reimbursed affiliates for reasonable travel related expenses incurred while conducting business on behalf of Legacy Romeo. See the section entitled “Executive Compensation — Executive Officer and Director Compensation.”

Conflict of Interest Policy
Our Code of Business Conduct and Ethics requires the Company to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.
Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent that the Company enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
Related Person Transactions Policy
Our board of directors has adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest. Transactions involving compensation for services provided to the Company as an employee, consultant or director are not considered related person transactions under this policy.
Under the policy, a “related person” is any executive officer, director, nominee to become a director, or a holder of more than 5% of any class of our voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the audit committee (or, where review by the audit committee would be inappropriate, to another independent body of our board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders.
Our audit committee will approve only those transactions that it determines are fair to and in the best interests of the Company and our stockholders. All of the transactions described above were entered into prior to the adoption of such policy.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock as of December 29, 2020 (the “Closing Date”), after giving effect to the Closing, by:
•
each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;

•
each executive officer and director of the Company; and

•
all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership percentages set forth in the table below are based on approximately 126,787,151 shares of Common Stock issued and outstanding as of the Closing Date, after giving effect to the Closing.
Unless otherwise indicated in the footnotes to the table below, and subject to applicable community property laws, the Company believes that all persons named in the table below have sole voting and investment power with respect to their beneficially owned shares of Common Stock.
Unless otherwise indicated, the address of each person listed in the table below is c/o Romeo Power, Inc., 4380 Ayers Avenue, Vernon, CA 90058.
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Directors and Executive Officers:
Lionel E. Selwood, Jr.(1)	720,405	*
Michael Patterson(2)	14,241,222	11.1%
Lauren Webb(3)	543,865	*
Abdul Kader El Srouji, Ph.D.(4)	608,650	*
Criswell Choi(5)	207,955	*
Robert S. Mancini(6)	8,941,667	6.8%
Philip Kassin(6)(9)	9,104,725	7.0%
Brady Ericson	—	—
Susan S. Brennan	—	—
Donald S. Gottwald	—	—
Timothy E. Stuart	—	—
Paul S. Williams	—	—
All executive officers and directors as a group (12 individuals)	25,426,822	18.9%
Five Percent Holders:
BorgWarner Inc.(7)	19,315,399	15.2%
RMG Sponsor, LLC(6)	8,941,667	6.8%
Ulysses Ventures, LLC(8)	6,584,389	5.6%

*
Less than 1%.

(1)
Consists of 720,405 shares of Common Stock subject to options that have vested or will vest and are exercisable within 60 days of December 29, 2020.

(2)
Consists of (a) 12,628,823 shares of Common Stock and (b) 1,612,399 shares of Common Stock subject to options that have vested or will vest and are exercisable within 60 days of December 29, 2020.

(3)
Consists of (a) 23,920 shares of Common Stock and (b) 519,945 shares of Common Stock subject to options that have vested or will vest and are exercisable within 60 days of December 29, 2020.

(4)
Consists of 608,650 shares of Common Stock subject to options that have vested or will vest and are exercisable within 60 days of December 29, 2020.

(5)
Consists of 207,955 shares of Common Stock subject to options that have vested or will vest and are exercisable within 60 days of December 29, 2020.

(6)
Consists of (i) 5,175,000 shares of Common Stock and (ii) 3,766,667 Warrants that are exercisable for 3,766,667 shares of Common Stock within 60 days of December 29, 2020. RMG Sponsor, LLC is the record holder of the shares of Common Stock and Warrants reported herein. Each of Messrs. Mancini, Carpenter and Kassin is, directly or indirectly, a member of RMG Sponsor, LLC. MKC Investments LLC is the sole managing member of RMG Sponsor, LLC, and Messrs. Mancini, Carpenter and Kassin are the managing members of MKC Investments LLC. As such, they may be deemed to have or share beneficial ownership of the Common Stock and Warrants held directly by RMG Sponsor, LLC. Each such person disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address for RMG Sponsor, LLC is 50 West Street, Suite 40-C, New York, NY 10006.

(7)
The business address for BorgWarner Inc. is 3850 Hamlin Road, Auburn Hills, MI 48326.

(8)
Consists of (a) 36,635 shares of Common Stock held directly by Mr. Eric Gertler and (b) 6,547,754 shares of Common Stock held directly by Ulysses Ventures, LLC. Mr. Gertler is the managing member of Ulysses Ventures, LLC. The business address for Ulysses Ventures, LLC is 510 Madison Ave., New York, NY 10022.

(9)
Mr. Kassin owns in his personal capacity an additional 163,058 Warrants that are exercisable for 163,058 shares of Common Stock within 60 days of December 29, 2020.

SELLING SECURITYHOLDERS
This prospectus relates to the possible resale by the Selling Securityholders of up to 62,150,554 shares of our Common Stock, 4,600,000 Private Warrants and 163,058 Public Warrants. The Subscribers that participated in the Private Placement acquired 16,000,000 shares of Class A Common Stock concurrently with the Closing of the Business Combination. The Sponsor and the Anchor Investors acquired shares of Class A Common Stock and Private Warrants exercisable for shares of Class A Common Stock concurrently with our Initial Public Offering (including shares converted from Founder Shares into Class A Common Stock in connection with the Business Combination). Each share of Class A Common Stock has been reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock. Certain holders of Legacy Romeo securities acquired shares of Common Stock pursuant to the Business Combination.
Pursuant to the Registration Rights Agreement, the Subscription Agreements and the Warrant Agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale (i) the Private Warrants (and the shares of Common Stock that may be issued upon exercise of the Private Warrants), (ii) the shares of our Common Stock issued to the Selling Securityholders pursuant to the Subscription Agreements and the Merger Agreement and (iii) the shares of common stock issued upon the conversion of the Founder Shares. A description of our relationships with certain of the Selling Securityholders and their affiliates is set forth in “Certain Relationships and Related Person Transactions.”
Certain Legacy Romeo stockholders that received shares of our Common Stock in the Business Combination have entered into a Lock-Up Agreement with the Company, pursuant to which such stockholders have agreed that, from the Closing Date until the 180th day after the Closing Date, they will not (subject to certain exceptions) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of Common Stock (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company received in connection with the transactions contemplated by the Merger Agreement. The initial purchasers of the Private Warrants and the Sponsor have also entered into lock-up agreements with respect to the Private Warrants, including the Common Stock issuable upon exercise of the Private Warrants, and the shares of Common Stock issued upon conversion of the Founder Shares, respectively. Additional information about these lock-up agreements is set forth in “Certain Relationships and Related Person Transactions.” Other Selling Securityholders, including the Subscribers that purchased PIPE Shares, will be able to sell their shares of our Common Stock immediately after the registration statement of which this prospectus is a part is declared effective by the SEC.
When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, or other transferees who later come to hold any of the Common Stock or Warrants other than through a public sale, including through a distribution by such Selling Securityholders to their members.
Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of December 29, 2020 regarding the beneficial ownership of our Common Stock and Warrants by the Selling Securityholders and the shares of Common Stock and Warrants being offered by the Selling Securityholders. The applicable percentage ownership of Common Stock is based on approximately 126,787,151 shares of Common Stock outstanding as of December 29, 2020. The applicable percentage ownership of warrants is based on approximately 15,458,583 warrants outstanding as of December 29, 2020 (including the Legacy Romeo warrants). Information with respect to shares of Common Stock and Warrants owned beneficially after the offering assumes the sale of all of the shares of Common Stock and Warrants offered and no other purchases or sales of our Common Stock or Warrants. The Selling Securityholders may offer and sell some, all or none of their shares of Common Stock or Warrants, as applicable.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.
Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering	Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered(1)	Number of Warrants Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent	Number	Percent
PIPE Shares
AGR Trading SPC – Series EC Segregated Portfolio(2)	9,159	—	9,159	—	—	—	—	—
Altium Growth Fund, LP(3)	1,000,000	—	1,000,000	—	—	—	—	—
Alyeska Master Fund, L.P.(4)	1,421,725	—	500,000	—	921,725	*	—	—
Arbitrage Fund(5)	334,950	—	291,250	—	43,700	*	—	—
BEMAP Master Fund Ltd(6)	166,149	—	166,149	—	—	—	—	—
BESPOKE ALPHA MAC MIM LP(6)	19,031	—	19,031	—	—	—	—	—
Boothbay Absolute Return Strategies, LP(2)	17,503	—	17,503	—	—	—	—	—
DSAM+ Master Fund(7)	1,395,787	—	930,000	—	465,787	*	—	—
Electron Global Master Fund, L.P. (8)	574,021	—	574,021	—	—	—	—	—
Electron Infrastructure Master Fund, L.P.(9)	399,317	—	399,317	—	—	—	—	—
Ghisallo Master Fund LP(10)	500,000	—	500,000	—	—	—	—	—
HG Ventures PIPE, LLC(11)	5,600,009	375,601	2,500,000	—	3,100,009	2.4%	375,601	2.4%
Jane Street Global Trading, LLC(12)	2,187,223	26,365	2,000,000	—	187,223	*	26,365	*
Kepos Alpha Master Fund L.P. (13)	500,000	—	500,000	—	—	—	—	—
Linden Capital L.P.(14)	500,000	471,600	500,000	—	—	—	471,600	3.1%
LMA SPC-MAP 112 Segregated Portfolio (7)	408,464	—	270,000	—	138,464	*	—	—
Lugard Road Capital Master Fund, LP (15)	609,134	—	609,134	—	—	—	—	—
Luxor Capital Partners Offshore Master Fund, LP(16)	438,761	—	438,761	—	—	—	—	—
Luxor Capital Partners, LP(16)	628,196	—	628,196	—	—	—	—	—
Luxor Wavefront, LP(16)	323,909	—	323,909	—	—	—	—	—
Maven Investment Partners US Limited – New York Branch(17)	150,000	—	150,000	—	—	—	—	—
Monashee Pure Alpha SPV I LP (6)	87,748	—	87,748	—	—	—	—	—
Monashee Solitario Fund LP (6)	101,802	—	101,802	—	—	—	—	—
Morningstar Alternatives Fund(5)	15,980	—	13,880	—	2,100	*	—	—
Nineteen77 Global Merger Arbitrage Master Limited(18)	346,125	—	346,125	—	—	—	—	—
Nineteen77 Global Merger Arbitrage Opportunity Fund(18)	57,750	—	57,750	—	—	—	—	—
Nineteen77 Global Multi-Strategy Alpha Master Limited(18)	346,125	—	346,125	—	—	—	—	—
PartnerSelect Alternative Strategies Fund(5)	128,660	—	111,860	—	16,800	*	—	—
Republic Services Alliance Group III, Inc.(19)	1,500,000	—	1,500,000	—	—	—	—	—
Schonfeld Strategic 460 Fund LLC(20)	500,000	—	500,000	—	—	—	—	—
Scopus Asset Management, L.P.(21)	500,000	—	500,000	—	—	—	—	—
SFL SPV I LLC(6)	25,270	—	25,270	—	—	—	—	—
Water Island Event-Driven Fund(5)	47,410	—	41,210	—	6,200	*	—	—
Water Island LevArb Fund, LP(5)	14,910	—	13,010	—	1,900	*	—	—
Water Island Long/Short Fund(5)	4,640	—	4,040	—	600	*	—	—
Water Island Merger Arbitrage Institutional Commingled Fund, LP(5)	28,450	—	24,750	—	3,700	*	—	—

Name of Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering	Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered(1)	Number of Warrants Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent	Number	Percent
Conversion Shares
Alta Fundamental Advisers LLC(22)	869,445	277,778	469,445	277,778	400,000	*	—	—
BlackRock, Inc.(23)	938,888	555,555	938,888	555,555	—	—	—	—
RMG Sponsor, LLC(24)	8,941,667	3,766,667	8,941,667	3,766,667	—	—	—	—
Merger Consideration Securities
BorgWarner Inc.(25)	19,315,399	—	19,315,399	—	—	—	—	—
Lauren Webb(26)	543,865	—	543,865	—	—	—	—	—
Michael Patterson(27)	14,241,222	—	14,241,222	—	—	—	—	—
Management Securities
Abdul Kader El Srouji, Ph.D. (28)	608,650	—	608,650	—	—	—	—	—
Criswell Choi (29)	207,955	—	207,955	—	—	—	—	—
Lionel E. Selwood, Jr.(30)	720,405	—	720,405	—	—	—	—	—
Philip Kassin(31)	163,058	163,058	163,058	163,058	—		—
TOTAL:	67,438,762	5,636,624	62,150,554	4,763,058	5,288,208	4.2%	873,566	5.7%

*
Less than one percent.

(1)
The amounts set forth in this column are the number of shares of Common Stock that may be offered by each Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Common Stock that the Selling Securityholder may own beneficially or otherwise.

(2)
Electron Capital Partners has voting and investment control over the securities held by these entities. James O. Shaver is the managing member of Electron Capital Partners. The address of each entity and Mr. Shaver is 10 East 53rd Street, 19th Floor, New York, NY 10022.

(3)
Voting and investment power over the shares held by Altium Growth Fund, LP resides with Altium Capital Management, LP. Jacob Gottlieb may also be deemed to have voting and investment control over the shares held by each such entity. The address of the Mr. Gottlieb and the foregoing entities is 152 West 57 Street, FL 20, New York, NY 10019.

(4)
Alyeska Investment Group, L.P., the investment manager of the Selling Securityholder, has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The address of these entities and Mr. Parekh is 77 W. Wacker, Suite 700, Chicago, Illinois 60601.

(5)
Water Island Capital, LLC has voting and investment power over the shares held by these entities. Jon Orrico, the majority holder of Water Island, LLC may also be deemed to have voting and investment control over the shares held by these entities. The address of the entities and Mr. Orrico is 41 Madison Ave, 42nd Floor New York, NY 10010.

(6)
Voting and investment power over the shares held by these entities resides with Monashee Investment Management, LLC. Jeff Muller, in his capacity as Chief Compliance Officer of Monashee Investment Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by each such entity. The address of the foregoing individual and entities is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, MA 02116.

(7)
DSAM Partners (London) Ltd., the investment advisor of the listed securityholder, may be deemed to have voting and investment control of the shares held by such Selling Securityholder. DSAM Partners

(London) Ltd. is ultimately controlled by Mr. Guy Shahar. Mr. Shahar and the listed securityholders, however, disclaim any beneficial ownership of the shares held by these entities. The address of DSAM+ Master Fund is C/O Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KY1-1104. The address of LMA SPC — MAP 112 Segregated Portfolio is c/o Walkers Corporate Services Limited, 190 Elgin Avenue George Town, Grand Cayman, KY1-1104.
(8)
The general partner of Electron Global Master Fund L.P. is Electron GP LLC. James O. Shaver is the managing member of Electron GP LLC. The address of each entity and Mr. Shaver is 10 East 53rd Street, 19th Floor, New York, NY 10022.

(9)
The general partner of Electron Infrastructure Master Fund L.P. is Electron Infrastructure GP, LLC. James O. Shaver is the managing member of Electron Infrastructure GP, LLC. The address of each entity and Mr. Shaver is 10 East 53rd Street, 19th Floor, New York, NY 10022.

(10)
Ghisallo Master Fund LP is managed by Ghisallo Capital Management LLC. Michael Germino controls Ghisallo Capital Management LLC and has voting and investment control over the shares held by Ghisallo Master Fund LP. The address of each entity and Mr. Germino is 27 Hospital Road, Georgetown, Grand Cayman KY1-9008.

(11)
Voting and investment power over the shares held by the Selling Securityholder resides with The Heritage Group. Amy Schumacher and John Vercruysse may also be deemed to have voting and investment power over the shares held by the Selling Securityholder. John Glushik, managing director of HG Ventures, LLC, an affiliate of the Selling Securityholder, was a member of the board of directors of Legacy Romeo from mid-2019 to December 29, 2020. The address of the Selling Securityholder, The Heritage Group and the foregoing listed persons is 6320 Intech Way, Indianapolis IN 46278.

(12)
Jane Street Global, LLC, the sole owner of Jane Street Capital Global Trading, LLC, has voting and investment control of the shares held by Jane Street Capital Global Trading, LLC. Michael A. Jenkins and Robert A. Granieri are the members of the Operating Committee of Jane Street Group, LLC and may be deemed to have voting and investment control over such shares. Jane Street Global Trading, LLC is under common control with the following registered broker-dealers: Jane Street Capital, LLC, Jane Street Options, LLC; and Jane Street Execution Services, LLC. The Selling Securityholder has certified that it bought the registrable securities in the ordinary course of business, and at the time of the purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the registrable securities. The address of these entities, Mr. Jenkins and Mr. Granieri is 250 Vesey Street, New York, NY 10281.

(13)
Kepos Capital LP, the investment manager of Kepos Alpha Master Fund L.P. has voting and investment control of the shares held by Kepos Alpha Master Fund L.P. Kepos Capital GP LLC is the general partner of Kepos Capital LP. Mark Carhart controls Kepos Capital GP LLC and, accordingly, may be deemed to have voting and investment control over the shares held by Kepos Alpha Master Fund L.P. Mr. Carhart, however, disclaims any beneficial ownership of the shares held by Kepos Alpha Master Fund L.P. The address of these entities and Mr. Carhart is 11 Times Square, 35th Flr, New York NY 10036.

(14)
The securities directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P. The address of each entity is 590 Madison Ave, 15th Floor, New York, NY 10022.

(15)
Jonathan Green may be deemed to have investment discretion and voting power over the securities held by the Selling Securityholder on behalf of Luxor Capital Group, LP, the investment manager of the Selling Securityholder and Lugard Road Capital GP, LLC, the general partner of the Selling Securityholder. The address of each entity is 1114 Avenue of the Americas, 28th Floor, New York, NY 10036.

(16)
Christian Leone may be deemed to have investment discretion and voting power over the securities held by the Selling Securityholder on behalf of Luxor Capital Group, LP, the investment manager of the Selling Securityholder and LCG Holdings, LLC, the general partner of the Selling Securityholder. The address of each entity is 1114 Avenue of the Americas, 28th Floor, New York, NY 10036.

(17)
Anand K. Sharma may be deemed to have investment discretion and voting power over the securities held by the Selling Securityholder. The address of Maven Investment Partners US Limited — New York Branch is 675 3rd Avenue, 15th Floor, New York, NY 10017.

(18)
Voting and investment power over the shares held by the Selling Securityholder resides with UBS O’Connor LLC, the investment manager of each entity. Kevin Russell may also be deemed to have voting and investment control over the shares held by the Selling Securityholder. The address for each entity is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, IL 60606.

(19)
The Selling Securityholder is a subsidiary of Republic Services, Inc. Timothy Stuart, Executive Vice President and Chief Operating Officer of Republic Services, Inc., currently serves on the Board of Directors of the Company. As described elsewhere in this prospectus, Republic and Legacy Romeo intend to enter into a strategic alliance. The address of the entity 18500 North Allied Way, Phoenix, AZ 85054.

(20)
Schonfeld Strategic Advisors LLC is a Registered Investment Advisor and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the Selling Securityholder as a general partner or investment manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the Selling Securityholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any other purpose.

(21)
Scopus Asset Management, L.P. is the investment advisor for: Scopus Partners, L.P., Scopus Partners II, L.P., Scopus Vista Partners, L.P., Scopus Fund Ltd, and Scopus Vista Fund Ltd. Scopus Capital, Inc. is the general partner of Scopus Asset Management, L.P. Alexander Mitchell holds 100% of the ownership interest of Scopus Capital, Inc. The address of each entity and Mr. Mitchell is c/o Scopus Asset Management, L.P., 717 Fifth Ave, 21st FL, New York, NY 10022.

(22)
The registered holders of the referenced shares to be registered are the following funds and accounts under management by Alta Fundamental Advisers LLC: Alta Fundamental Advisers Master LP, Star V Partners LLC and Blackwell Partners LLC — Series A. Alta Fundamental Advisers LLC, has voting and investment power, solely with regard to the assets managed on behalf of the registered holders, over the shares held by the funds and accounts which are the registered holders of the referenced shares. Jeremy Carton and Gilbert Li are the managing members of Alta Fundamental Advisers LLC. The address of such funds and accounts, is 1500 Broadway, Suite 704, New York, NY 10036. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders.

(23)
Consists of (i) 383,333 shares of Common Stock and (ii) 555,555 Warrants that are exercisable for 555,555 shares of Common Stock within 60 days of December 29, 2020.The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Credit Alpha Master Fund L.P. and HC NCBR Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.

(24)
MKC Investments LLC has voting and investment power over the shares held by RMG Sponsor, LLC. Robert S. Mancini, Philip Kassin and D. James Carpenter may also be deemed to have voting and investment power over the shares held by RMG Sponsor, LLC. Mr. Carpenter was Chairman of the Board of Directors of RMG from October 2018 to December 2020. Mr. Mancini was the Chief Executive Officer and Director of RMG from October 2018 to December 2020. Since December 2020, Mr. Mancini has been the Chairman of the Board of Directors of the Company. Mr. Kassin was the President, Chief Operating Officer and Director of RMG from October 2018 to December 2020. Since

December 2020, Mr. Kassin has been a director of the Company. The address of the foregoing persons and entities is 50 West Street, Suite 40-C, New York, NY 10006.
(25)
Brady Ericson, the Vice President of BorgWarner Inc., currently serves on the Board of Directors of the Company. As described elsewhere in this prospectus, BorgWarner Inc. and Legacy Romeo are parties to the BorgWarner JV. The business address for BorgWarner Inc. is 3850 Hamlin Road, Auburn Hills, MI 48326.

(26)
Ms. Webb is the Chief Financial Officer and a Director of the Company. Consists of (a) 23,920 shares of Common Stock and (b) 519,945 shares of Common Stock subject to options that have vested or will vest and are exercisable within 60 days of December 29, 2020.

(27)
Mr. Patterson is the Chief Sales Officer of the Company and was the Chief Executive Officer and Chairman of the Board of Legacy Romeo from January 2016 to September 2020. Consists of (a) 12,628,823 shares of Common Stock and (b) 1,612,399 shares of Common Stock subject to options that have vested or will vest and are exercisable within 60 days of December 29, 2020.

(28)
Dr. Srouji is the Chief Technology Officer of the Company. Consists of 608,650 shares of Common Stock subject to options that have vested or will vest and are exercisable within 60 days of December 29, 2020.

(29)
Mr. Choi is the Chief Operating Officer of the Company. Consists of 207,955 shares of Common Stock subject to options that have vested or will vest and are exercisable within 60 days of December 29, 2020.

(30)
Mr. Selwood is the President and Chief Executive Officer of the Company. Consists of 720,405 shares of Common Stock subject to options that have vested or will vest and are exercisable within 60 days of the December 29, 2020.

(31)
Mr. Kassin was the President, Chief Operating Officer and Director of RMG from October 2018 to December 2020. Since December 2020, Mr. Kassin has been a director of the Company. Mr. Kassin may also be deemed to beneficially own the shares held by RMG Sponsor, LLC. The address of Mr. Kassin is 50 West Street, Suite 40-C, New York, NY 10006.

PLAN OF DISTRIBUTION
We are registering the issuance by us of (i) up to 4,600,000 shares of Common Stock that are issuable upon the exercise of the Private Warrants by the holders thereof and (ii) up to 7,666,648 shares of Common Stock that are issuable upon the exercise of the Public Warrants by the holders thereof. We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (i) up to 62,150,554 shares of Common Stock (including up to 4,600,000 shares of Common Stock that may be issued upon exercise of the Private Warrants and up to 163,058 shares of Common Stock that may be issued upon exercise of 163,058 Public Warrants), and (ii) up to 4,763,058 Warrants, which consists of up to 4,600,000 Private Warrants and up to 163,058 Public Warrants.
We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock or Warrants.
The shares of Common Stock and Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock or Warrants by one or more of, or a combination of, the following methods:
•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of the NYSE;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
to or through underwriters, agents or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
in privately negotiated transactions;

•
in options transactions;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. If treated as so under applicable securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, American Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth therein, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations, taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Common Stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations, or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”) and that acquire our Common Stock and Warrants for cash pursuant to this prospectus. No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to, any of the tax aspects set forth below.
For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:
•
an individual who is a United States citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation) created in, or organized under the law of, the United States or any state or political subdivision thereof;

•
an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member, or other beneficial owner in such partnership will generally depend upon the status of the partner, member, or other beneficial owner, the activities of the partnership, and certain determinations made at the partner, member, or other beneficial owner level. If you are a partner, member, or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSIDERATIONS.
U.S. Holders
Taxation of Distributions
If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.
Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock
A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.
The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Common Stock received generally should equal the holder’s adjusted tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Common Stock generally would include the holding period of the Warrant.

It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the Warrants being exercised having a value equal to the exercise price of such Warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Common Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
Sale, Exchange, Redemption or Expiration of a Warrant
Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Common Stock), or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.
A redemption of Warrants for Common Stock described in this prospectus under “Description of Securities — Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Common Stock. Your aggregate initial tax basis in the shares of Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the shares of Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants. However, there is some uncertainty regarding this tax treatment and, accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a redemption of Warrants for Common Stock.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.
Information Reporting and Backup Withholding.
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a Non-U.S. Holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits
Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a Warrant
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the Non-U.S. Holder would be the same as those described below in “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”
Redemption of Warrants for Common Stock
A redemption of Warrants for Common Stock described in this prospectus under “Description of Securities — Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Common Stock. Your aggregate initial tax basis in the shares of Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the shares of Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants. However, there is some uncertainty regarding this tax treatment and, accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a redemption of Warrants for Common Stock.
Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants or an expiration or redemption of our Warrants, unless:
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the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

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the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

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we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our Common Stock or Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our common stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a Non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a Non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. A Non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such Non-U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.
Foreign Account Tax Compliance Act
Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our units, shares of Common Stock and Warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR COMMON STOCK AND WARRANTS BASED ON THE INVESTOR’S CIRCUMSTANCES.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, the Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Our Certificate of Incorporation authorizes the issuance of 250,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of December 29, 2020, there were approximately 126,787,151 shares of Common Stock and no shares of preferred stock outstanding. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.
Common Stock
Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.
There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of Common Stock voted for the election of directors can elect all of the directors.
Holders of Common Stock will be entitled to dividends, if any, as may be declared from time to time by our board of directors in its discretion.
In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock.
Holders of Common Stock do not have any conversion, preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to the common stock.
Preferred Stock
Our Certificate of Incorporation authorizes the issuance of 10,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors may, without stockholder approval, issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.
Warrants
Each outstanding Warrant will enable the holder to purchase one share of our Common Stock at a price of $11.50 per share, beginning 30 days from the Closing, subject to adjustment as discussed below. The Warrants will expire at 5:00 p.m., New York City time, five years after the Closing or earlier upon redemption or liquidation.
We agreed that as soon as practicable, but in no event later than 15 business days after the Closing, we would use our reasonable best efforts to file, and within 60 business days after the Closing to have declared effective, a registration statement for registration under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. We will use our reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Common Stock is, at the time of any exercise of a Warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
We may call the Warrants for redemption for cash, in whole and not in part, at a price of $0.01 per Warrant,
•
at any time while the Warrants are exercisable;

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upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

•
if, and only if, the reported last sale price of our Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under applicable state securities law. The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.
Commencing 90 days after the Warrants become exercisable, we may redeem the outstanding Warrants (including both Public Warrants and Private Warrants):
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in whole and not in part;

•
at a price equal to a number of shares of our Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below) except as otherwise described below;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last sale price of our Common Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of our Common Stock that a Warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.
Redemption Date	Fair Market Value of Common Stock
(period to expiration of Warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364

Redemption Date	Fair Market Value of Common Stock
(period to expiration of Warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The “fair market value” of our Common Stock shall mean the average reported last sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the average reported last sale price of our Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11 per share, and at such time there are 57 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.277 shares of Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average reported last sale price of Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.298 shares of Common Stock for each whole Warrant. Finally, as reflected in the table above, we can redeem the Warrants for no consideration in the event that the Warrants are “out of the money” (i.e. the trading price of our Common Stock is below the exercise price of the Warrants) and about to expire.
This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide the Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Warrants for shares of Common Stock, instead of cash, for “fair market value” without the Warrants having to reach the $18.00 per share threshold to redeem the Warrants for cash. Holders of the Warrants will, in effect, receive a number of shares having a value reflecting a premium for their Warrants, based on the “redemption price” as determined pursuant to the above table. We have calculated the “redemption prices” as set forth in the table above to reflect a premium in value as compared to the expected trading price at which the Warrants would be expected to trade. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Warrants, in this case, for shares of Common Stock, and therefore have certainty as to (i) our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed and (ii) the amount of cash provided by the exercise of the Warrants and available to us, and also provides a ceiling to the theoretical value of the Warrants as it locks in the “redemption prices” we would pay to Warrant holders if we chose to redeem Warrants in this manner. While we will effectively be required to pay a “premium” to Warrant holders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the Warrants for shares of Common Stock if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the premium to the Warrant holders. In particular, it would allow us to quickly redeem the Warrants for shares of Common Stock, without having to negotiate a redemption price with the Warrant holders, which in some situations, may allow us to more quickly and easily close a business combination, and for this right, we are effectively agreeing to pay a premium to the Warrant holders. In addition, the Warrant holders will have the ability to exercise the Warrants prior to redemption if they should choose to do so.
As stated above, we can redeem the Warrants when our Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with a premium (in the form of shares of Common Stock). If we choose to redeem the Warrants when our Common Stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50. No fractional shares of Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder. Any redemption of the Warrants for shares of Common Stock will apply to both the Public Warrants and the Private Warrants.
If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the shares of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of shares of our Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.
The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.
The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of our Common Stock or any voting rights unless and until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders.
Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder (together with such holder’s affiliates), would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Common Stock is increased by a share dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or redemption and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, which are dividends of $0.50 or less in any fiscal year (subject to adjustments), then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock. We will not be required to make adjustments to the exercise price for any other events including the issuance of additional shares of Common Stock other than dividends paid in Common Stock as described above.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In the case of any reclassification or reorganization of the outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the

Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the Warrant holder for the loss of the option value portion of the Warrant due to the requirement that the Warrant holder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
No fractional shares of Common Stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, we will, upon exercise, follow the requirements of the DGCL.
As of December 29, 2020, approximately 7,666,648 Public Warrants were outstanding and were exercisable for approximately 7,666,648 shares of Common Stock.
The Private Warrants are identical to the Public Warrants except that the Private Warrants: (i) are not redeemable by us and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Private Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of such warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. The initial purchasers of the Private Warrants have agreed not to transfer, assign or sell any of the warrants, including the Common Stock issuable upon exercise of the Warrants (except to certain permitted transferees), until 30 days after the Closing.
As of December 29, 2020, approximately 4,600,000 Private Warrants were outstanding and were exercisable for approximately 4,600,000 shares of Common Stock.
Legacy Romeo Warrants
Prior to the execution of the Merger Agreement, Legacy Romeo issued warrants to purchase shares of Legacy Romeo’s Class A common stock. At the Effective Time, holders of such Legacy Romeo warrants continue to hold such warrants, but such warrants became exercisable to purchase a number of shares of Common Stock equal to the number of shares of Legacy Romeo common stock subject to such Legacy Romeo warrants multiplied by the Exchange Ratio (rounded down to the nearest whole share) at an exercise price per share divided by the Exchange Ratio (rounded up to the nearest whole cent). Accordingly, after the Effective Time, 38 Legacy Romeo warrants became exercisable to purchase an aggregate of approximately 3,191,935 shares of Common Stock at exercise prices varying from $1.89 per share to $6.09 per share of Common Stock. The Legacy Romeo warrants were issued between October 13, 2017 and March 15, 2019 and are exercisable for a period of 5 years from their respective issuance dates.
Lock-Up Restrictions
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Person Transactions.”
Certain Anti-Takeover Provisions
Stockholder action; Special meeting of stockholders
Our Certificate of Incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholder. Our Bylaws provide that special meetings of stockholders may be called only by (i) the chairperson of our board of directors, (ii) our chief executive officer or (iii) a majority vote of our board of directors.
Advance notice requirements for stockholder proposals and director nominations
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of our stockholders, or to nominate candidates for election as directors at an annual meeting or special meeting of our stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice of its intent to bring business or to nominate candidates for election as directors at an annual meeting of our stockholders will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. To be timely, a stockholder’s notice of its intent to nominate candidates for election as directors at a special meeting of our stockholders will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure of the date of such special meeting was first made. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before a meeting of our stockholders or from making nominations for directors at a meeting of stockholders.
Authorized but unissued shares
Our authorized but unissued Common Stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Selection
Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. We cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
Our Certificate of Incorporation provides that the exclusive forum provision is applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, the choice of forum provision will not apply to claims brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Amendment of Certificate of Incorporation or Bylaws
Our Bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of at least sixty-six and two-thirds percent of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class; provided however, that the alteration or repeal of certain provisions of our Bylaws requires (i) the affirmative vote of two-thirds of the directors then in office and (ii) the affirmative vote of at least sixty-six and two-thirds percent of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of at least sixty-six and two-thirds percent in voting power of the outstanding shares entitled to vote would be required to amend certain provisions of our Certificate of Incorporation.
Limitation on Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•
for any transaction from which the director derives an improper personal benefit;

•
for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
for any unlawful payment of dividends or redemption of shares; or

•
for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
In addition, we have entered into separate indemnity agreements with our directors and officers. These agreements, among other things, provide the directors and executive officers with contractual rights to indemnification and advancement for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Rule 144
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
Upon the Closing, the Company ceased to be a shell company.
When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
one percent (1%) of the total number of shares of Common Stock then outstanding; or

•
the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Transfer Agent, Warrant Agent and Registrar
The transfer agent, Warrant Agent and registrar for our Common Stock and Warrants is American Stock Transfer & Trust Company.
Listing of Securities
Our Common Stock and Public Warrants are listed on the NYSE under the symbols “RMO” and “RMO.WT,” respectively.

LEGAL MATTERS
The validity of any securities offered by this prospectus will be passed upon for us by Paul Hastings LLP.
EXPERTS
The consolidated financial statements of Romeo Systems, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to conditions that raise substantial doubt about Romeo Systems, Inc. ability to continue as a going concern and a change in accounting principle). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The audited financial statements of RMG Acquisition Corp. as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and for the period from October 22, 2018 (date of inception) through December 31, 2018, included in this prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of such firm as experts in accounting and auditing.
CHANGE IN AUDITOR
On December 29, 2020, our board of directors approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2020. Deloitte served as the independent registered public accounting firm of Legacy Romeo prior to the Business Combination. Accordingly, Grant Thornton LLP (“Grant Thornton”), the Company’s independent registered public accounting firm prior to the Business Combination, was informed that it would be dismissed and replaced by Deloitte as the Company’s independent registered public accounting firm following completion of the Company’s review of the quarter ended September 30, 2020, which consists only of the accounts of the pre-Business Combination special purpose acquisition company.
The audit report of Grant Thornton on the Company’s financial statements as of December 31, 2019 and December 31, 2018, and for the year ended December 31, 2019 and for the period from October 22, 2018 (date of inception) to December 31, 2018, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope, or accounting principles except for an explanatory paragraph in such report regarding substantial doubt about the Company’s ability to continue as a going concern.
During the period from October 22, 2018 (inception) through December 31, 2019, and the subsequent period prior to Grant Thornton’s dismissal, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make a reference in connection with their opinion to the subject matter of the disagreement or reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.
The Company has provided Grant Thornton with a copy of the disclosures made by us in response to Item 304(a) of Regulation S-K under the Exchange Act (“Regulation S-K”) and has requested that Grant Thornton furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A letter from Grant Thornton is attached hereto as Exhibit 16.1.

WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
Our website address is www.romeopower.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS
RMG ACQUISITION CORP.
Page
Audited Financial Statements as of and for the period from Inception to December 31, 2019
Report of Independent Registered Public Accounting Firm	F-23
Balance Sheets as of December 31, 2019 and 2018	F-24
Statements of Operations for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) through December 31, 2018	F-25
Statements of Changes in Stockholder’s Equity for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) through December 31, 2018	F-26
Statements of Cash Flows for the year ended December 31, 2019 and for the period from October 22, 2018 (inception) through December 31, 2018	F-27
Notes to Financial Statements	F-28
ROMEO SYSTEMS, INC.
Page
Unaudited Condensed Consolidated Financial Statements as of September 30, 2020 and December 31, 2019 and for the nine months ended September 30, 2020 and 2019
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019	F-41
Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 2020 and 2019	F-43
Unaudited Condensed Consolidated Statements of Changes in Stockholder’s Deficit for the nine months ended September 30, 2020 and 2019	F-44
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019	F-45
Notes to Financial Statements	F-47

RMG ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	September 30, 2020	December 31, 2019
	(unaudited)
Assets:
Current assets:
Cash	$315,502	$1,175,207
Prepaid expenses and other assets	144,188	176,403
Total current assets	459,690	1,351,610
Restricted cash equivalents held in Trust Account	234,179,516	233,232,730
Total Assets	$234,639,206	$234,584,340
Liabilities, Redeemable Class A Common Stock and Stockholders’ Equity:
Current liabilities:
Accounts payable	$6,490	$133,562
Accrued expenses	202,344	50,000
Franchise tax payable	150,050	200,000
Income tax payable	—	88,057
Total current liabilities	358,884	471,619
Deferred legal fees	450,000	450,000
Deferred underwriting commissions	8,050,000	8,050,000
Note payable	41,666	—
Total liabilities	8,900,550	8,971,619
Commitments and contingencies
Class A common stock, $0.0001 par value; 22,073,865 and 22,061,272 shares subject to possible redemption at $10 per share at September 30, 2020 and 2019 respectively	220,738,650	220,612,720
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 926,135 and 938,728 shares issued and outstanding (excluding 22,073,865 and 22,061,272 shares subject to possible redemption) at September 30, 2020 and 2019 respectively	93	94
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding at September 30, 2020 and 2019	575	575
Additional paid-in capital	7,326,942	4,749,168
Retained earnings (Accumulated deficit)	(2,327,604)	250,164
Total stockholders’ equity	5,000,006	5,000,001
Total Liabilities, Redeemable Class A Common Stock and Stockholders’ Equity	$234,639,206	$234,584,340
The accompanying notes are an integral part of these unaudited condensed financial statements.

RMG ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
General and administrative expenses	$589,274	$210,806	$1,049,053	$668,222
Franchise tax expense	50,000	50,000	150,169	150,000
Loss from operations	(639,274)	(260,806)	(1,199,222)	(818,222)
Interest income	13	8,839	1,111	22,725
Interest earned on restricted cash equivalents held in Trust Account	28,551	—	1,153,171	—
Gain on marketable securities (net), and dividends held in Trust Account	—	1,142,497	—	3,299,930
Interest expense	(104)	—	(104)	—
(Loss) income before income tax expense (benefit)	(610,814)	890,530	(45,044)	2,504,433
Income tax expense (benefit)	(119,129)	232,380	(170,979)	668,514
Net (loss) income	$(491,685)	$658,150	$125,935	$1,835,919
Weighted average shares outstanding of Class A common stock	23,000,000	23,000,000	23,000,000	22,909,091
Basic and diluted net income per share, Class A	$—	$0.04	$0.05	$0.11
Weighted average shares outstanding of Class B common stock	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net loss per share, Class B	$(0.10)	$(0.04)	$(0.18)	$(0.11)
The accompanying notes are an integral part of these unaudited condensed financial statements.

RMG ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
	Common Stock
	Class A		Class B		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – December 31, 2019	938,728	$94	5,750,000	$575	$4,749,168	$250,164	$5,000,001
Class A common stock subject to possible redemption	(62,237)	(6)	—	—	1,463,719	(2,086,083)	(622,370)
Net income	—	—	—	—	—	622,375	622,375
Balance – March 31, 2020	876,491	88	5,750,000	575	6,212,887	(1,213,544)	5,000,006
Class A common stock subject to possible redemption	475	—	—	—	627,125	(622,375)	4,750
Net loss	—	—	—	—	—	(4,755)	(4,755)
Balance – June 30, 2020	876,966	88	5,750,000	575	6,840,012	(1,840,674)	5,000,001
Class A common stock subject to possible redemption	49,169	5	—	—	486,930	4,755	491,690
Net loss	—	—	—	—	—	(491,685)	(491,685)
Balance – September 30, 2020	926,135	$93	5,750,000	$575	$7,326,942	$(2,327,604)	$5,000,006
The accompanying notes are an integral part of these unaudited condensed financial statements.

RMG ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CONTINUED)
	Common Stock
	Class A		Class B		Additional Paid-In Capital	Earnings (Accumulated Deficit)	Retained Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – December 31, 2018	—	$—	5,750,000	$575	$24,425	$(2,555)	$22,445
Issuance of Class B common stock to Anchor Investors	—	—	575,000	58	2,255	—	2,313
Forfeiture of Class B common stock from Sponsor	—	—	(575,000)	(58)	58	—	—
Sale of units in initial public offering, gross	23,000,000	2,300	—	—	229,997,700	—	230,000,000
Offering costs	—	—	—	—	(13,448,120)	—	(13,448,120)
Sale of private placement warrants to Sponsor and Anchor Investors in private placement	—	—	—	—	6,900,000	—	6,900,000
Class A common stock subject to possible redemption	(21,880,163)	(2,188)	—	—	(218,799,442)	—	(218,801,630)
Net income	—	—	—	—	—	324,994	324,994
Balance – March 31, 2019	1,119,837	112	5,750,000	575	4,676,876	322,439	5,000,002
Class A common stock subject to possible redemption	(85,277)	(9)	—	—	(530,322)	(322,439)	(852,770)
Net income	—	—	—	—	—	852,775	852,775
Balance – June 30, 2019	1,034,560	103	5,750,000	575	4,146,554	852,775	5,000,007
Class A common stock subject to possible redemption	(65,815)	(6)	—	—	194,631	(852,775)	(658,150)
Net income	—	—	—	—	—	658,150	658,150
Balance – September 30, 2019	968,745	$97	5,750,000	$575	$4,341,185	$658,150	$5,000,007
The accompanying notes are an integral part of these unaudited condensed financial statements.

RMG ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
	For the nine months ended
	September 30, 2020	September 30, 2019
Cash Flows from Operating Activities:
Net income	$125,935	$1,835,919
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on marketable securities (net), and dividends held in Trust Account	—	(3,299,930)
Changes in operating assets and liabilities:
Prepaid expenses	115,187	(172,974)
Accounts payable	(127,072)	109,264
Accrued expenses	152,344	13,000
Due to related parties	—	(40,381)
Franchise tax payable	(49,950)	150,000
Income tax payable	(171,029)	591,258
Net cash provided by (used in) operating activities	45,415	(813,844)
Cash Flows from Investing Activities
Purchase of marketable securities held in Trust Account	—	(575,947,949)
Proceeds received from sales, redemptions and maturities of marketable securities held in Trust Account	—	346,951,000
Net cash provided by investing activities	—	(228,996,949)
Cash Flows from Financing Activities:
Proceeds received under loans from related parties	—	38,501
Repayment of amounts due to related parties	—	(113,501)
Proceeds from issuance of Class B common stock to anchor investors	—	2,313
Proceeds received from initial public offering, gross	—	230,000,000
Proceeds received from private placement	—	6,900,000
Proceeds received under PPP loan from Small Business Administration	41,666	—
Offering costs paid	—	(4,758,272)
Net cash provided by financing activities	41,666	232,069,041
Net increase in cash and cash equivalents	87,081	2,258,248
Cash – beginning of the period	234,407,937	37,044
Cash and restricted cash equivalents held in Trust Account – end of the period	$234,495,018	$2,295,292
Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$—	$100,000
Forfeiture of Class B common stock from Sponsor	$—	$58
Deferred underwriting commissions in connection with the initial public offering	$—	$8,050,000
Deferred legal fees in connection with the initial public offering	$—	$150,000
Reclassification of deferred offering costs to equity upon completion of the initial public offering	$—	$670,220
Value of common stock subject to possible redemption	$125,930	$220,312,550
Supplemental cash flow disclosure:
Cash paid for income taxes	$—	$77,257
The accompanying notes are an integral part of these unaudited condensed financial statements.

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
Note 1 — Description of Organization, Business Operations and Basis of Presentation
RMG Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on October 22, 2018 (date of inception) for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus its search for a target business in the diversified resources and industrial materials sectors. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of September 30, 2020, the Company had not commenced any operations. All activity for the period from October 22, 2018 (date of inception) through September 30, 2020 relates to the Company’s formation, the preparation for the initial public offering (“Initial Public Offering”), and since the Initial Public Offering, the search for a target for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is RMG Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources. The registration statement for the Company’s Initial Public Offering was declared effective on February 12, 2019. On February 12, 2019, the Company consummated its Initial Public Offering of 20,000,000 units (“Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), and on February 19, 2019, the underwriters fully exercised their over-allotment option to purchase 3,000,000 additional Units to cover over-allotments at $10.00 per Unit, generating aggregate gross proceeds of $230 million, and incurring offering costs of approximately $13.4 million, inclusive of $8.05 million in deferred underwriting commissions (Note 7).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor and the Anchor Investors (as defined in Note 3), generating gross proceeds of $6.0 million (Note 4). In connection with the full exercise of the over-allotment option by the underwriters, the Sponsor and the Anchor Investors purchased an additional 600,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, which generated additional gross proceeds of $900,000.
Upon the closing of the Initial Public Offering and Private Placement, $230 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”), located at Deutsche Bank Trust Company Americas, with American Stock Transfer & Trust Company acting as trustee, and were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
The Company will provide its holders of the outstanding Class A common stock, par value $0.0001, sold in the Initial Public Offering (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined below in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor has agreed to waive its redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Company’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.
The Sponsor and the Company’s officers and certain directors have agreed not to propose an amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Class A common stock in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 12, 2021 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes as well as expenses relating to the administration of the Trust Account (less up to $100,000 of interest released to the Company to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its Board, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete its Business Combination within the prescribed time period.
The Sponsor, officers and certain directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor, officers or directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters of the Initial Public Offering have agreed to waive their rights to its deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Basis of Presentation
The accompanying unaudited condensed interim financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed interim financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the year ended December 31, 2020, or any future period. These unaudited condensed financial statements should be read in conjunction with the audited financial statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2020.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has irrevocably elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, will adopt the new or revised standard at the time public companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another emerging growth company which has not opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Going Concern Consideration
As of September 30, 2020, the Company had approximately $316,000 in its operating bank account held outside of the Trust Account, and approximately $4.2 million of investment income earned on money market funds and marketable securities held in the Trust Account available to pay franchise tax and income tax obligations. The Company will use the funds available outside of the Trust Account primarily to meet the Company’s operating cash flow and working capital needs.
Through September 30, 2020, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (as defined in Note 6), approximately $153,000 received from the Sponsor under Expenses Reimbursement arrangement in 2019 (see Note 6), the proceeds from the consummation of the Private Placement not held in the Trust Account and the loan proceeds under the PPP Note (see Note 5) received in June 2020. The Company fully repaid the loans from the Sponsor in 2019. The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing investment income earned on the Trust Account (less amounts released to the Company for taxes payable, expenses relating to the administration of the Trust Account and deferred underwriting commissions) to complete the Initial Business Combination.
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the mandatory liquidation and subsequent dissolution related to the Combination Period described above raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 12, 2021.
Note 2 — Summary of Significant Accounting Policies
Net Income per Common Stock
Net income per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 12,266,666 Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.
The Company’s statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per common stock, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A common stock outstanding for the periods. Net loss per common stock, basic and diluted for Class B common stock is calculated by dividing the net income, less income attributable to Class A common stock and any working capital loans, by the weighted average number of Class B common stock outstanding for the periods presented.
The Company’s net income is adjusted for the portion of income that is attributable to Class A common stock subject to redemption, as these shares only participate in the earnings of the Trust Account (less applicable taxes) and not the income or losses of the Company. Accordingly, basic and diluted income per Class A common stock is calculated as follows:
	For the three months ended		For the nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest income on restricted cash equivalents held in Trust Account	$28,551	$5,321	$1,153,171	$12,025
Gain on marketable securities (net), and dividends held in Trust Account	—	1,142,497	—	3,299,930
Expenses available to be paid with interest income from Trust	69,129	(282,380)	20,810	(818,514)
Net income available to holders of Class A common stock	97,680	865,438	1,173,981	2,493,441
Net (loss) income	(491,685)	658,150	125,935	1,835,919
Less: Income attributable to Class A common stock	(97,680)	(865,438)	(1,173,981)	(2,493,441)
Net loss attributable to holders of Class B common stock	$(589,365)	$(207,288)	$(1,048,046)	$(657,522)
Weighted average shares outstanding of Class A common stock	23,000,000	23,000,000	23,000,000	22,909,091
Basic and diluted net income per share, Class A	$—	$0.04	$0.05	$0.11
Weighted average shares outstanding of Class B common stock	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net loss per share, Class B	$(0.10)	$(0.04)	$(0.18)	$(0.11)
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to credit risk consist principally of cash, restricted cash equivalents held in the Trust Account, and marketable securities held in the Trust Account. Cash and restricted cash equivalents are maintained in accounts with financial institutions, which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant. As of September 30, 2020 and December 31, 2019, the balance of restricted cash equivalents held in the Trust Account are comprised entirely of an investment in a single money market fund which invests all of its assets in cash, U.S. Treasury bills, notes, and other obligations issued or guaranteed as to principal and interest by the U.S. Treasury. As of September 30, 2020 and December 31, 2019, the Company had no investments in marketable securities.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had approximately $234.2 million and $233.2 million in restricted cash equivalents held in the Trust Account as of September 30, 2020 and December 31, 2019, respectively.
The following table provides a reconciliation of cash and cash equivalents reported within the financial statements:
	September 30, 2020	December 31, 2019
Cash	$315,502	$1,175,207
Restricted cash equivalents held in Trust Account	234,179,516	233,232,730
Total cash and restricted cash equivalents held in Trust Account shown in the statement of cash flows	$234,495,018	$234,407,937
Marketable Securities Held in the Trust Account
At times, the Company invests in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in the Trust Account in the accompanying statements of operations. The estimated fair values of marketable securities held in the Trust Account are determined using available market information. As of September 30, 2020, and December 31, 2019, the Company had no investments in marketable securities.
Fair Value of Financial Instruments
Fair value measurements are based on the premise that fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value (see Note 9):
Level 1	—	Quoted prices in active markets for identical assets or liabilities on the reporting date.
Level 2	—	Pricing inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	—	Pricing inputs are generally unobservable and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require management’s judgment or estimation of assumptions that market participants would use in pricing the assets or liabilities. The fair values are therefore determined using factors that involve considerable judgment and interpretations, including but not limited to private and public comparables, third-party appraisals, discounted cash flow models, and fund manager estimates.
As of September 30, 2020, and December 31, 2019, the recorded values of cash and restricted cash equivalents held in the Trust Account, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred of approximately $13.4 million that are directly related to the Initial Public Offering. These costs were charged to stockholders’ equity upon the completion of the Initial Public Offering in February 2019. As of December 31, 2019, the Company had $50,000 of accrued offering costs in the accompanying balance sheet. During the three months ended September 30, 2020, the Company reversed the remaining accrued offering costs against additional paid-in-capital in the accompanying balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Management has determined that a full valuation allowance on the deferred tax asset (related to start-up costs) is appropriate at this time after consideration of all available positive and negative evidence related to the realization of the deferred tax asset.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020 and December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Class A Common Stock Subject to Possible Redemption
Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2020 and December 31, 2019, 22,073,865 and 22,061,272 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.
Recent Accounting Pronouncements
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The ASU allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted classified as liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, such as warrants, an entity will treat the value of the effect of the down round, when triggered, as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company adopted this guidance. As a result, the warrants issued in February 2019, in connection with the Initial Public Offering and Private Placement, were equity-classified.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Initial Public Offering
On February 12, 2019, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). On February 19, 2019, the underwriters fully exercised their over-allotment option to purchase 3,000,000 additional Units to cover over-allotments at $10.00 per Unit, generating additional gross proceeds of $30.0 million. Each whole Public Warrant will entitle the holder to purchase one Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8).
Of the Units sold in the Initial Public Offering, an aggregate of 2,530,000 Units were purchased by certain funds and accounts managed by subsidiaries of BlackRock, Inc. and certain funds and accounts managed by Alta Fundamental Advisers LLC (together, the “Anchor Investors”).
Note 4 — Private Placement
On February 12, 2019, the Company sold 4,000,000 Private Placement Warrants to the Sponsor and the Anchor Investors at $1.50 per warrant, generating gross proceeds of $6.0 million in the Private Placement.

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
On February 19, 2019, in connection with the full exercise of the over-allotment option by the underwriters, the Sponsor and the Anchor Investors purchased 600,000 additional Private Placement Warrants, which generated additional gross proceeds of $900,000.
Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at $11.50 per share. A portion of the net proceeds from the Private Placement was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
Note 5 — Notes Payable
On June 24, 2020, the Company received loan proceeds in the amount of $41,666 under the Paycheck Protection Program (“PPP Note”) from Canandaigua National Bank & Trust (“Lender”). The PPP Note was established as part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the qualifying business. The PPP Note bears interest at 1.00% per annum, payable monthly beginning October 18, 2021, and is due on June 18, 2025. The PPP Note may be repaid at any time without penalty. Under the Payroll Protection Program, the Company will be eligible for loan forgiveness up to the full amount of the PPP Note and any accrued interest as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent, and utilities, and maintains its payroll levels. No assurance is provided that the Company will obtain forgiveness under the PPP Note in whole or in part. The PPP Note contains customary events of default relating to, among other things, payment defaults, breach of representations and warranties, or provisions of the promissory note. The occurrence of an event of default may result in a claim for the immediate repayment of all amounts outstanding under the PPP Note.
Note 6 — Related Party Transactions
Founder Shares
On November 6, 2018, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share (the “Class B common stock”), for an aggregate price of $25,000. On December 17, 2018, the Company effectuated an 0.8-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 5,750,000 Founder Shares. In January 2019, the Sponsor forfeited to the Company 575,000 Founder Shares and the Anchor Investors purchased from the Company 575,000 Founder Shares for cash consideration of approximately $2,300. Additionally, the Sponsor had agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. On February 19, 2019, the underwriters fully exercised its over-allotment option; thus, these shares were no longer subject to forfeiture.
The Founder Shares will automatically convert into Class A common stock on a one-for-one basis at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions.
Related Party Reimbursements and Loans
The Sponsor and the management agreed to cover for certain general and administrative expenses and offering costs in connection with the Initial Public Offering (“Expenses Reimbursement”), and expected to be reimbursed upon the completion of the Initial Public Offering. The Company borrowed approximately $153,000 under the Expenses Reimbursement and fully repaid this amount to the related parties in 2019.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. To date, except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.
Note 7 — Commitments & Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A common stock) pursuant to a registration and shareholder rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On February 19, 2019, the underwriters fully exercised its over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $8.05 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Lease Agreement
In November 2018, the Company entered into a lease agreement for its office space in New York starting in January 2019, which called for a monthly rent of $10,000 and a security deposit of $20,000. Effective December 2019, the Company entered into an annual lease agreement for its new office space. The agreement called for a security deposit of approximately $12,000 and a monthly rent of approximately $8,000. In May 2020, the Company cancelled the lease and in August 2020 received the security deposit back, net of repair costs.
As of September 30, 2020, and December 31, 2019, approximately $12,000 and $32,000 related to the security deposit was recorded in Prepaid expenses and other assets, respectively. For the three months ended September 30, 2020 and 2019, the Company recorded rent expense of approximately $38,000 and $32,000 in the accompanying statements of operations, respectively. For the nine months ended September 30, 2020 and 2019, the Company recorded rent expense of approximately $61,000 and $61,000 in the accompanying statements of operations, respectively.

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
Deferred legal fees
The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the legal counsel agreed to defer all fees until the closing of a Business Combination. As of September 30, 2020, and December 31, 2019, the Company recorded an aggregate of $450,000 in connection with such arrangement in deferred legal fees in the accompanying balance sheet, respectively.
Litigation
To our knowledge, there is no litigation currently pending or contemplated against the Company, any of its officers or directors in their capacity as such or against any of the Company’s property. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability, if any, related to pending claims and litigation.
Note 8 — Stockholder’s Equity
Common stock
Class A Common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2020, and December 31, 2019, there were 23,000,000 shares of Class A common stock issued or outstanding, including 22,073,865 and 22,061,272 share of Class A common stock subject to possible redemption, respectively.
Class B Common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On December 17, 2018, the Company effectuated an 0.8-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 5,750,000 Founder Shares. Of the 5,750,000 Class B common stock outstanding, up to 750,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the holders of the Company’s Class B common stock would have collectively owned 20.0% of the Company’s issued and outstanding common stock after the Initial Public Offering. On February 19, 2019, the underwriters fully exercised its over-allotment option; thus, 750,000 shares of Class B common stock were no longer subject to forfeiture. As a result, there were 5,750,000 shares of Class B common stock outstanding as of September 30, 2020 and December 31, 2019.
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.
The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment.
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
Warrants  —  Upon the closing of the Initial Public Offering and Private Placement, the Company issued the Public Warrants and the Private Placement Warrants. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued. The Public Warrants will become exercisable on the later of   (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor and the Company’s officers and directors or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported last sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (except with respect to the Private Placement Warrants) in whole and not in part, for the number of Class A common stock determined by reference to the table set forth in the Company’s prospectus relating to the Initial Public Offering based on the redemption date and the “fair market value” of the Class A common stock, upon a minimum of 30 days’ prior written notice of redemption and if, and only if, the last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders. The “fair market value” of the Class A common stock is the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The exercise price and number of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. If, in connection with the closing of the initial Business Combination, the Company issues additional shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock for capital raising purposes at an issue price or effective issue price of less than $9.20 per share, the warrant exercise price will be adjusted to be equal to 115% of the price received in the new issuance. The Company adopted the provisions of ASU 2017-11 effective January 1, 2019. As a result, this exercise price reset provision was excluded from the assessment of whether the warrants are considered indexed to the Company’s own stock. The warrants otherwise meet the requirements for equity classification, as such were initially classified in stockholder’s equity. The Company will recognize the value of the exercise price reset provision if and when it becomes triggered, by recognizing the value of the effect of the exercise price reset as a deemed dividend and a reduction of income available to common shareholders in computing basic earnings per share.
Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 9 — Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
September 30, 2020
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets held in Trust:
U.S. Treasury Securities	$—	$—	$—
Cash equivalents – money market funds	234,179,516	—	—
	$234,179,516	$—	$—
December 31, 2019
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets held in Trust:
U.S. Treasury Securities	$—	$—	$—
Cash equivalents – money market funds	233,232,730	—	—
	$233,232,730	$—	$—
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for three and nine months ended September 30, 2020.

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued.
Proposed Business Combination
On October 5, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, RMG Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Romeo Systems, Inc., a Delaware corporation (“Romeo”), which provides for, among other things the merger of Merger Sub with and into Romeo, with Romeo continuing as the surviving corporation (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, Romeo will become a wholly-owned subsidiary of the Company, with the stockholders of Romeo becoming stockholders of the Company. The transactions set forth in the Merger Agreement, including the Merger, will constitute a “Business Combination” as contemplated by the Company’s Amended and Restated Certificate of Incorporation.
Under the Merger Agreement, the stockholders of Romeo will receive a number of shares of the Company’s common stock based on an exchange ratio (the “Exchange Ratio”), the numerator of which is equal to $900 million (plus net cash of Romeo less debt of Romeo, plus the aggregate exercise price of all Romeo options and warrants (all calculated at the closing of the Merger)) divided by $10, and the denominator of which is equal to the number of outstanding shares of Romeo, including shares issuable upon conversion of outstanding convertible notes. The holders of Romeo options and warrants will receive the Company’s options and warrants equal to the number of shares of Romeo Common Stock subject to the Romeo options and warrants multiplied by the Exchange Ratio at an exercise price per share divided by the Exchange Ratio.
In connection with the Transactions, the Sponsor, agreed to enter into a lock-up agreement, pursuant to which the Company’s common stock received upon conversion of the shares of the Company’s Class B common stock held by the Sponsor will be subject to transfer restrictions until the earlier of (i) one year from the closing of the Merger, (ii) the date on which the last sales price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 trading days after the closing of the Merger and (iii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, and the warrants held by the Sponsor will be subject to transfer restrictions until the date that is 30 days following the closing of the Merger.
Certain stockholders of Romeo receiving shares of the Company’s common stock in connection with the Merger will be subject to a 180-day lockup period for all shares of the Company’s common stock held by such persons.
The Merger Agreement contains certain representations and warranties of the parties to the Merger Agreement and consummation of the Transactions is conditioned on approval thereof by the Company’s stockholders and is further conditioned upon, representations and warranties of the parties and other closing conditions.
The Merger Agreement may be terminated at any time, but not later than the closing of the Merger, as follows:
•
by mutual written consent of the Company and Romeo;

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
•
by either the Company or Romeo if the Transactions are not consummated on or before the later of February 12, 2021 and such later date as the Company’s stockholders may approve, provided that the terminating party shall not have been the primary cause of the failure to close by such date;

•
by either the Company or Romeo if consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable order, decree or ruling of a governmental entity or a statute, rule or regulation, provided that the terminating party shall not have been the primary cause of thereof;

•
by either the Company or Romeo if the other party has breached any of its representations, warranties or covenants, such that the closing conditions would not be satisfied at the closing, and has not cured such breach within 45 days of notice from the other party of its intent to terminate, provided that the terminating party is itself not in breach;

•
by the Company if Romeo stockholder approval of the Transactions has not been obtained within three business days following the date that the Registration Statement is disseminated by Romeo to its stockholders; or

•
by either the Company or Romeo if, at the Company’s shareholder meeting, the Transactions shall fail to be approved by the required vote described herein (subject to any adjournment or recess of the meeting).

At the closing of the Merger, certain of Romeo’s stockholders and other parties thereto will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement. The Company also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.
At the closing of the Merger, the Sponsor, Republic and certain stockholders of Romeo will enter into a Stockholders’ Agreement (the “Stockholders’ Agreement”) with the Company, pursuant to which the stockholders of Romeo will have the right to designate up to two directors for election to the Company’s board of directors (of which BorgWarner, Inc. has the right to select one director provided that it maintains ownership of a certain percentage interest in the Company) for so long as they maintain collective ownership of a certain percentage interest in the Company, the Sponsor will have the right to designate up to two directors for election to the Company’s board of directors for so long as it maintains ownership of a certain percentage interest in the Company and Republic will have the right to designate one director provided that it maintains ownership of a certain number of shares in the Company.
In connection with the execution of the Merger Agreement, certain stockholders of Romeo who hold a majority of the outstanding stock of Romeo have entered into support agreements pursuant to which they will agree to vote in favor of the Transactions at a meeting called to approve the Transactions by Romeo stockholders (or to act by written consent approving the Transactions).
In connection with the execution of the Merger Agreement, the Company entered into Subscription Agreements with certain accredited investors or qualified institutional buyers (collectively, the “Subscription Investors”) concurrently with the execution of the Merger Agreement on October 5, 2020. Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell, to the Subscription Investors an aggregate of 15,000,000 shares of Class A common stock of the Company for a purchase price of $10.00 per share, or an aggregate of approximately $150 million, in a private placement. Additionally, the Company has granted a Subscription Investor a 30-day option to purchase an additional 2,500,000 shares of Class A common stock at the same purchase price and on the same terms as described in the Subscription Agreements.
The closing of the private placement will occur on the date of and immediately prior to the consummation of the Transactions and is conditioned thereon and on other customary closing conditions.

RMG ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
The Class A common stock to be issued pursuant to the Subscription Agreements has not been registered under the Securities Act, and will be issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreements will terminate and be void and of no further force or effect upon the earlier to occur of: (a) such date and time as the Merger Agreement is validly terminated in accordance with its terms, (b) upon the mutual written consent of each of the parties to each such Subscription Agreement, (c) the Company’s notification to the Subscriber Investor in writing that it has abandoned its plans to move forward with the Transactions and/or terminates Subscriber’s obligations, (d) if the conditions to closing set forth in the Subscription Agreement are not satisfied on or prior to the closing date and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the closing or (e) at the election of Subscriber, on or after the date that is 270 days after the date hereof if the closing has not occurred on or prior to such date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
RMG Acquisition Corp.
Opinion on the financial statements
We have audited the accompanying balance sheets of RMG Acquisition Corp. (a Delaware corporation) (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2019 and the period from October 22, 2018 (date of inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and the period from October 22, 2018 (date of inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Going concern
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will cease all operations, except for the purpose of winding up, redeeming all public shares outstanding and dissolving and liquidating in the event that the Company does not consummate an initial business combination by February 12, 2021. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2018.
New York, New York
March 16, 2020

RMG ACQUISITION CORP.
BALANCE SHEETS
	December 31,
	2019	2018
Assets:
Current assets:
Cash	$1,175,207	$37,044
Prepaid expenses and other assets	176,403	32,152
Total current assets	1,351,610	69,196
Restricted cash equivalents held in Trust Account	233,232,730	—
Deferred offering costs associated with the initial public offering	—	411,948
Total Assets	$234,584,340	$481,144
Liabilities, Redeemable Class A Common Stock and Stockholders’ Equity:
Current liabilities:
Accounts payable	$133,562	$21,218
Accrued expenses	50,000	22,100
Due to related parties	—	115,381
Franchise tax payable	200,000	—
Income tax payable	88,057	—
Total current liabilities	471,619	158,699
Deferred legal fees	450,000	300,000
Deferred underwriting commissions	8,050,000	—
Total liabilities	8,971,619	458,699
Commitments and contingencies
Class A common stock, $0.0001 par value; 22,061,272 and -0- shares subject to possible redemption at $10 per share at December 31, 2019 and 2018, respectively	220,612,720	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 938,728 and -0- shares issued and outstanding (excluding 22,061,272 and -0- shares subject to possible redemption) at December 31, 2019 and 2018, respectively	94	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding at December 31, 2019 and 2018(1)	575	575
Additional paid-in capital	4,749,168	24,425
Retained earnings (Accumulated deficit)	250,164	(2,555)
Total stockholders’ equity	5,000,001	22,445
Total Liabilities, Redeemable Class A Common Stock and Stockholders’ Equity	$234,584,340	$481,144

(1)
This number includes up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 19, 2019, the over-allotment was exercised in full; thus, these shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

RMG ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	For the year ended December 31, 2019	For the period from October 22, 2018 (date of inception) through December 31, 2018
General and administrative expenses	$893,066	$2,565
Franchise tax expense	200,000	—
Loss from operations	(1,093,066)	(2,565)
Interest income	12,602	10
Interest earned on restricted cash equivalents held in Trust Account	398,809	—
Gain on marketable securities (net), and dividends held in Trust Account	3,565,051	—
Income (loss) before income tax expense	2,883,396	(2,555)
Income tax expense	797,313	—
Net income (loss)	$2,086,083	$(2,555)
Weighted average shares outstanding of Class A common stock	22,934,985	—
Basic and diluted net income per share, Class A	$0.13	$—
Weighted average shares outstanding of Class B common stock	5,750,000	5,000,000
Basic and diluted net loss per share, Class B	$(0.15)	$(0.00)

(1)
This number excludes an aggregate of up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 19, 2018, the over-allotment was exercised in full; thus, these shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

RMG ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
	Common Stock
	Class A		Class B		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – October 22, 2018 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(2,555)	(2,555)
Balance – December 31, 2018	—	$—	5,750,000	$575	$24,425	$(2,555)	$22,445
Issuance of Class B common stock to Anchor Investors	—	—	575,000	58	2,255	—	2,313
Forfeiture of Class B common stock from Sponsor	—	—	(575,000)	(58)	58	—	—
Sale of units in initial public offering, gross	23,000,000	2,300	—	—	229,997,700	—	230,000,000
Offering costs	—	—	—	—	(13,398,120)	—	(13,398,120)
Sale of private placement warrants to Sponsor and Anchor Investors in private placement	—	—	—	—	6,900,000	—	6,900,000
Class A common stock subject to possible redemption	(22,061,272)	(2,206)	—	—	(218,777,150)	(1,833,364)	(220,612,720)
Net income	—	—	—	—	—	2,086,083	2,086,083
Balance – December 31, 2019	938,728	94	5,750,000	575	4,749,168	250,164	5,000,001

(1)
This number includes up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 19, 2019, the over-allotment was exercised in full; thus, these shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

RMG ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	For the year ended December 31, 2019	For the period from October 22, 2018 (date of inception) through December 31, 2018
Cash Flows from Operating Activities:
Net income (loss)	$2,086,083	$(2,555)
Gain on marketable securities (net), and dividends held in Trust Account	(3,565,051)	—
Changes in operating assets and liabilities:
Prepaid expenses	(144,251)	(3,246)
Accounts payable	112,344	5,721
Franchise tax payable	200,000	—
Income tax payable	88,057	—
Net cash used in operating activities	(1,222,818)	(80)
Cash Flows from Investing Activities
Purchase of marketable securities held in Trust Account	(575,947,949)	—
Proceeds received from sales, redemptions and maturities of marketable securities held in Trust Account	579,513,000	—
Net cash provided by investing activities	3,565,051	—
Cash Flows from Financing Activities:
Proceeds received under loans from related parties	38,501	75,000
Repayment of amounts due to related parties	(153,882)	—
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from issuance of Class B common stock to anchor investors	2,313	—
Proceeds received from initial public offering, gross	230,000,000	—
Proceeds received from private placement	6,900,000	—
Offering costs paid	(4,758,272)	(62,876)
Net cash provided by financing activities	232,028,660	37,124
Net increase in cash and cash equivalents	234,370,893	37,044
Cash – beginning of the period	37,044	—
Cash and restricted cash equivalents held in Trust Account – end of the period	$234,407,937	$37,044
Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$50,000	$22,100
Offering costs included in accounts payable	$—	$15,497
Offering costs included in loans from related parties	$—	$11,475
Prepaid and other expenses included in loans from related parties	$—	$28,906
Forfeiture of Class B common stock from Sponsor	$58	$—
Deferred underwriting commissions in connection with the initial public offering	$8,050,000	$—
Deferred legal fees in connection with the initial public offering	$150,000	$300,000
Reclassification of deferred offering costs to equity upon completion of the initial public offering	$461,948	$—
Value of common stock subject to possible redemption	$220,612,720	$—
Supplemental cash flow disclosure:
Cash paid for income taxes	$709,257	$—
The accompanying notes are an integral part of these financial statements.

Note 1 — Description of Organization, Business Operations and Basis of Presentation
RMG Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on October 22, 2018 (date of inception) for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to focus its search for a target business in the diversified resources and industrial materials sectors. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2019, the Company had not commenced any operations. All activity for the period from October 22, 2018 (date of inception) through December 31, 2019 relates to the Company’s formation, the preparation for the initial public offering (“Initial Public Offering”), and since the Initial Public Offering, the search for a target for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is RMG Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources. The registration statement for the Company’s Initial Public Offering was declared effective on February 12, 2019. On February 12, 2019, the Company consummated its Initial Public Offering of 20,000,000 units (“Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), and on February 19, 2019, the underwriters fully exercised their over-allotment option to purchase 3,000,000 additional Units to cover over-allotments at $10.00 per Unit, generating aggregate gross proceeds of $230 million, and incurring offering costs of approximately $13.4 million, inclusive of $8.05 million in deferred underwriting commissions (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor and the Anchor Investors (as defined in Note 3), generating gross proceeds of $6.0 million (Note 4). In connection with the full exercise of the over-allotment option by the underwriters, the Sponsor and the Anchor Investors purchased an additional 600,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, which generated additional gross proceeds of $900,000.
Upon the closing of the Initial Public Offering and Private Placement, $230 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”), located at Deutsche Bank Trust Company Americas, with American Stock Transfer & Trust Company acting as trustee, and were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the outstanding Class A common stock, par value $0.0001, sold in the Initial Public Offering (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor has agreed to waive its redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Company’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.
The Sponsor and the Company’s officers and certain directors have agreed not to propose an amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Class A common stock in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 12, 2021 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes as well as expenses relating to the administration of the Trust Account (less up to $100,000 of interest released to the Company to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its Board, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if the Company fails to complete its Business Combination within the prescribed time period.
The Sponsor, officers and certain directors have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor, officers or directors acquire Public Shares in or after the Initial Public

Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters of the Initial Public Offering have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Basis of Presentation
The accompanying balance sheet is presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has irrevocably elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, will adopt the new or revised standard at the time public companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another emerging growth company which has not opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Going Concern Consideration
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of

Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the mandatory liquidation and subsequent dissolution related to the Combination Period described above raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 12, 2021.
As of December 31, 2019, the Company had approximately $1.2 million in our operating bank account held outside of the Trust Account, and approximately $3.2 million of investment income earned on money market funds and marketable securities held in the Trust Account available to pay franchise tax and income tax obligations. The Company will use the funds available outside of the Trust Account primarily to meet the Company’s operating cash flow and working capital needs.
Through December 31, 2019, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (as defined in Note 5), approximately $153,000 received from the Sponsor under Expenses Reimbursement arrangement, and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the loans from the Sponsor in 2019. The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing investment income earned on the Trust Account (less amounts released to the Company for taxes payable, expenses relating to the administration of the Trust Account and deferred underwriting commissions) to complete the Initial Business Combination.
Note 2 — Summary of Significant Accounting Policies
Net Income per Common Stock
Net income per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 12,266,666 Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.
The Company’s statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per common stock, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A common stock outstanding for the period. Net loss per common stock, basic and diluted for Class B common stock is calculated by dividing the net income, less income attributable to Class A common stock and any working capital loans, by the weighted average number of Class B common stock outstanding for the periods presented.
The Company’s net income is adjusted for the portion of income that is attributable to Class A common stock subject to redemption, as these shares only participate in the earnings of the Trust Account (less applicable taxes) and not the income or losses of the Company. Accordingly, basic and diluted income per Class A common stock is calculated as follows:

	For the year ended December 31, 2019	For the period from October 22, 2018 (date of inception) to December 31, 2018
Interest income on restricted cash equivalents held in Trust Account	$398,809	$—
Gain on marketable securities (net), and dividends held in Trust Account	3,565,051	—
Expenses available to be paid with interest income from Trust	(997,313)	—
Net income available to holders of Class A common stock	2,966,547	—
Net income (loss)	2,086,083	$(2,555)
Less: Income attributable to Class A common stock	(2,966,547)	—
Net loss attributable to holders of Class B common stock	$(880,464)	$(2,555)
Weighted average shares outstanding of Class A common stock	22,934,985	—
Basic and diluted net income per share, Class A	$0.13	$—
Weighted average shares outstanding of Class B common stock	5,750,000	5,000,000
Basic and diluted net loss per share, Class B	$(0.15)	$—
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to credit risk consist principally of cash, restricted cash equivalents held in the Trust Account, and marketable securities held in the Trust Account. Cash and restricted cash equivalents are maintained in accounts with financial institutions, which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant. As of December 31, 2019, the balance of restricted cash equivalents held in the Trust Account are comprised entirely of an investment in a single money market fund which invests all of its assets in cash, U.S. Treasury bills, notes, and other obligations issued or guaranteed as to principal and interest by the U.S. Treasury. As of December 31, 2019, the Company had no investments in marketable securities.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had approximately $233.2 million and $0 in restricted cash equivalents held in the Trust Account as of December 31, 2019 and 2018, respectively.
The following table provides a reconciliation of cash and cash equivalents reported within the financial statements:
	December 31,
	2019	2018
Cash	$1,175,207	$37,044
Restricted cash equivalents held in Trust Account	233,232,730	—
Total cash and restricted cash equivalents held in Trust Account shown in the statement of cash flows	$234,407,937	$37,044

Marketable Securities Held in the Trust Account
At times, the Company invests in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in the Trust Account in the accompanying statements of operations. The estimated fair values of marketable securities held in the Trust Account are determined using available market information. As of December 31, 2019, the Company had no investments in marketable securities.
Fair Value of Financial Instruments
Fair value measurements are based on the premise that fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value (see Note 8):
Level 1	—	Quoted prices in active markets for identical assets or liabilities on the reporting date.
Level 2	—	Pricing inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	—	Pricing inputs are generally unobservable and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require management’s judgment or estimation of assumptions that market participants would use in pricing the assets or liabilities. The fair values are therefore determined using factors that involve considerable judgment and interpretations, including but not limited to private and public comparables, third-party appraisals, discounted cash flow models, and fund manager estimates.
As of December 31, 2019 and 2018, the recorded values of cash and restricted cash equivalents held in the Trust Account, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred of approximately $13.4 million that are directly related to the Initial Public Offering. These costs were charged to stockholders’ equity upon the completion of the Initial Public Offering in February 2019. As of December 31, 2019 and 2018, the Company had $50,000 and $22,100 of accrued offering costs in the accompanying balance sheets.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Management has determined that a full valuation allowance on the deferred tax asset (related to start up costs) is appropriate at this time after consideration of all available positive and negative evidence related to the realization of the deferred tax asset.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019 and 2018. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Class A Common Stock Subject to Possible Redemption
Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2019, 22,061,272 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Recent Accounting Pronouncements
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. The ASU allows companies to exclude a down round feature when determining whether a financial instrument (or embedded conversion feature) is considered indexed to the entity’s own stock. As a result, financial instruments (or embedded conversion features) with down round features may no longer be required to be accounted classified as liabilities. A company will recognize the value of a down round feature only when it is triggered and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, such as warrants, an entity will treat the value of the effect of the down round, when triggered, as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. For convertible instruments with embedded conversion features containing down round provisions, entities will recognize the value of the down round as a beneficial conversion discount to be amortized to earnings. The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company adopted this guidance in the current quarter, effective January 1, 2019. As a result, the warrants issued in February 2019, in connection with the Initial Public Offering and Private Placement, were equity-classified.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Initial Public Offering
On February 12, 2019, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). On February 19, 2019, the underwriters fully exercised their over-allotment option to purchase 3,000,000 additional Units to cover over-allotments at $10.00 per Unit, generating additional gross proceeds of $30.0 million. Each whole Public Warrant will entitle the holder to purchase one Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).
Of the Units sold in the Initial Public Offering, an aggregate of 2,530,000 Units were purchased by certain funds and accounts managed by subsidiaries of BlackRock, Inc. and certain funds and accounts managed by Alta Fundamental Advisers LLC (together, the “Anchor Investors”).
Note 4 — Private Placement
On February 12, 2019, the Company sold 4,000,000 Private Placement Warrants to the Sponsor and the Anchor Investors at $1.50 per warrant, generating gross proceeds of $6.0 million in the Private Placement. On February 19, 2019, in connection with the full exercise of the over-allotment option by the underwriters, the Sponsor and the Anchor Investors purchased 600,000 additional Private Placement Warrants, which generated additional gross proceeds of $900,000.
Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at $11.50 per share. A portion of the net proceeds from the Private Placement was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.
Note 5 — Related Party Transactions
Founder Shares
On November 6, 2018, the Sponsor purchased 7,187,500 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 per share (the “Class B common stock”), for an aggregate price of $25,000. On December 17, 2018, the Company effectuated an 0.8-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 5,750,000 Founder Shares. In January 2019, the Sponsor forfeited to the Company 575,000 Founder Shares and the Anchor Investors purchased from the Company 575,000 Founder Shares for cash consideration of approximately $2,300. Additionally, the Sponsor had agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. On February 19, 2019, the underwriters fully exercised its over-allotment option; thus, these shares were no longer subject to forfeiture.
The Founder Shares will automatically convert into Class A common stock on a one-for-one basis at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions.
Related Party Reimbursements and Loans
The Sponsor and the management agreed to cover for certain general and administrative expenses and offering costs in connection with the Initial Public Offering (“Expenses Reimbursement”), and expected to be reimbursed upon the completion of the Initial Public Offering. The Company borrowed approximately $153,000 under the Expenses Reimbursement and fully repaid this amount to the related parties in 2019.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.
Note 6 — Commitments & Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A common stock) pursuant to a registration and shareholder rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On February 19, 2019, the underwriters fully exercised its over-allotment option.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $8.05 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Lease Agreement
In November 2018, the Company entered into a lease agreement for its office space in New York starting in January 2019, which called for a monthly rent of $10,000 and a security deposit of $20,000. Effective December 2019, the Company entered into an annual lease agreement for its new office space. The agreement called for a security deposit of approximately $12,000 and a monthly rent of approximately $8,000.
As of December 31, 2019 and 2018, approximately $32,000 related to the security deposit was recorded in Prepaid expenses and other assets. For the year ended December 31, 2019, the Company recorded rent expense of approximately $105,000 in the accompanying statements of operations.
Deferred legal fees
The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the legal counsel agreed to defer all fees until the closing of a Business Combination. As of December 31, 2019 and 2018, the Company recorded an aggregate of $450,000 and $300,000 in connection with such arrangement in deferred legal fees in the accompanying balance sheet, respectively.
Litigations
To our knowledge, there is no litigation currently pending or contemplated against the Company, any of its officers or directors in their capacity as such or against any of the Company’s property. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim or legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability, if any, related to pending claims and litigation.
Note 7 — Stockholder’s Equity
Common stock
Class A Common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. There were no shares of Class A common stock issued and outstanding as of December 31, 2018. As of December 31, 2019, there were 23,000,000 shares of Class A common stock issued or outstanding, including 22,061,272 share of Class A common stock subject to possible redemption.
Class B Common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. On December 17, 2018, the Company effectuated an 0.8-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 5,750,000 Founder Shares. As of December 31, 2018, there were 5,750,000 shares of Class B common stock outstanding. Of the 5,750,000 Class B common stock outstanding, up to 750,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the holders of the Company’s Class B common stock would have collectively owned 20.0% of the Company’s issued and outstanding common stock after the Initial Public Offering. On February 19, 2019, the underwriters fully exercised its over-allotment option; thus, 750,000 shares of Class B common stock were no longer subject to forfeiture. As a result, there were 5,750,000 shares of Class B common stock outstanding as of December 31, 2019.
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.
The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment.
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.
Warrants — Upon the closing of the Initial Public Offering and Private Placement, the Company issued the Public Warrants and the Private Placement Warrants. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued. The Public Warrants will become exercisable on the later of   (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor and the Company’s officers and directors or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported last sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (except with respect to the Private Placement Warrants) in whole and not in part, for the number of Class A common stock determined by reference to the table set forth in the Company’s prospectus relating to the Initial Public Offering based on the redemption date and the “fair market value” of the Class A common stock, upon a minimum of 30 days’ prior written notice of redemption and if, and only if, the last sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders. The “fair market value” of the Class A common stock is the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The exercise price and number of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, or recapitalization, reorganization, merger or consolidation. If, in connection with the closing of the initial Business Combination, the Company issues additional shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock for capital raising purposes at an issue price or effective issue price of less than $9.20 per share, the warrant exercise price will be adjusted to be equal to 115% of the price received in the new issuance. The Company adopted the provisions of ASU 2017-11 effective January 1, 2019. As a result, this exercise price reset provision was excluded from the assessment of whether the warrants are considered indexed to the Company’s own stock. The warrants otherwise meet the requirements for equity classification, as such were initially classified in stockholder’s equity. The Company will recognize the value of the exercise price reset provision if and when it becomes triggered, by recognizing the value of the effect of the exercise price reset as a deemed dividend and a reduction of income available to common shareholders in computing basic earnings per share.

Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 8 — Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets held in Trust:
U.S. Treasury Securities	$—	$—	$—
Cash equivalents – money market funds	233,232,730	—	—
	$233,232,730	$—	$—
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the year ended December 31, 2019.
Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
Note 9 — Income Taxes
The income tax provision (benefit) consists of the following:
	For the year ended December 31, 2019	For the period from October 22, 2018 (date of inception) to December 31, 2018
Current
Federal	$793,057	$—
State	—	—
Deferred
Federal	—	—
State	—	—
Valuation allowance	—	—
Income tax provision	$793,057	$—
The Company’s net deferred tax assets are as follows:
	December 31,
	2019	2018
Deferred tax assets:
StartUp/Organization Costs	$185,966	$539
Total deferred tax assets	185,966	539
Valuation allowance	(185,966)	(539)
Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2019 and 2018, the valuation allowance was approximately $186,000 and $500, respectively.
A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate is as follows:
	December 31,
	2019	2018
Statutory Federal income tax rate	21.0%	21.0%
Meals & entertainment	0.1%	0.0%
Change in fair value of warrant liabilities	0.0%	0.0%
Change in Valuation Allowance	6.4%	(21.0)%
Income Taxes Provision (Benefit)	27.5%	0.0%

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019
(In thousands, except share data)
	September 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$246	$429
Accounts receivable – net of allowance for doubtful accounts (2020 – $238; 2019 – $238)	996	307
Inventories – net	8,572	6,670
Insurance receivable	6,000	6,000
Deferred costs	2,357	—
Prepaid expenses	1,834	1,616
Total current assets	20,005	15,022
RESTRICTED CASH	1,500	1,500
PROPERTY, PLANT AND EQUIPMENT – Net	5,316	6,573
INVESTMENT IN UNCONSOLIDATED JOINT VENTURE	1,208	2,480
OPERATING LEASE RIGHT-OF-USE ASSETS	5,531	5,707
DEFERRED OFFERING COSTS	2,804	—
OTHER NONCURRENT ASSETS	1,154	1,296
TOTAL ASSETS	$37,518	$32,578
(Continued)

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)
AS OF SEPTEMBER 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019
(In thousands, except share data)
	September 30, 2020	December 31, 2019
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$10,348	$5,811
Accrued expenses	3,923	1,105
Contract liabilities	3,104	289
Current maturities of long-term debt	8,437	5,000
Current maturities of long-term debt to related parties	2,850	100
Operating lease liabilities – current	853	851
Legal settlement payable	6,000	6,000
Accrued interest	407	92
Other current related party liability	1,614	—
Other current liabilities	314	315
Total current liabilities	37,850	19,563
COMMITMENTS AND CONTINGENCIES (Note 12)
LONG-TERM DEBT – Net of current portion	8,712	5,225
LONG-TERM ACCRUED INTEREST	429	—
OPERATING LEASE LIABILITIES – Noncurrent	4,782	4,949
OTHER NONCURRENT LIABILITIES	56	268
Total liabilities	51,829	30,005
PREFERRED STOCK:
Series seed (par value $0.00001, 46,729,574 and 69,555,890 shares authorized as of September 30, 2020 and December 31, 2019, 44,900,782 shares issued and outstanding, with a liquidation preference of $10,087 in-total at September 30, 2020 and December 31, 2019)	7,369	7,369
Series A-1 (par value $0.00001, 137,741,046 shares authorized, issued and outstanding, with a liquidation preference of $50,000 in-total at September 30, 2020 and December 31, 2019)	49,762	49,762
Series A-2 (par value $0.00001, 56,016,884 shares authorized, 54,918,474 shares issued and outstanding, with a liquidation preference of $19,935 in-total at September 30, 2020 and December 31, 2019)	19,818	19,818
Series A-3 (par value $0.00001, 29,161,738 shares authorized, issued and outstanding, with a liquidation preference of $6,351 in-total at September 30, 2020 and December 31, 2019)	8,698	8,698
Series A-4 (par value $0.00001, 93,465,679 shares authorized, issued and outstanding, with a liquidation preference of $16,338 in-total at September 30, 2020 and December 31, 2019)	17,933	17,933
Series A-5 (par value $0.00001, 32,000,000 shares authorized, issued and outstanding, with a liquidation preference of $4,000 in-total at September 30, 2020 and no shares authorized, issued or outstanding at December 31, 2019)	4,000	—
Total preferred stock	107,580	103,580
STOCKHOLDERS’ DEFICIT:
Class A common ($0.00001 par value, 800,000,000 and 725,000,000 shares authorized, 122,353,887 and 119,949,562 issued and outstanding as of September 30, 2020 and December 31, 2019)	1	1
Class B common ($0.00001 par value, 108,297,023 shares authorized, 107,295,776 shares issued and outstanding as of September 30, 2020 and December 31, 2019)	1	1
Notes receivable from stockholders	(9,175)	(9,175)
Additional paid-in capital	79,818	77,992
Accumulated deficit	(192,536)	(169,826)
Total stockholders’ deficit	(121,891)	(101,007)
TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$37,518	$32,578
(Concluded)
See accompanying notes to condensed consolidated financial statements.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
(In thousands)
	For the Nine Months Ended September 30,
	2020	2019
REVENUE:
Product revenue	$2,097	$3,097
Service revenue	202	1,051
Related party service revenue	2,027	1,209
Total revenue	4,326	5,357
COST OF SALES
Product cost	5,182	8,779
Service cost	919	868
Related party service cost	1,750	1,028
Total cost of sales	7,851	10,675
GROSS LOSS	(3,525)	(5,318)
OPERATING EXPENSES:
Research and development	5,213	9,697
Selling, general, and administrative	10,303	11,205
Total operating expenses	15,516	20,902
OPERATING LOSS	(19,041)	(26,220)
INTEREST EXPENSE	(783)	(10,848)
INTEREST INCOME	—	266
LOSS ON EXTINGUISHMENT OF DEBT	—	(9,181)
OTHER EXPENSE	(1,614)	—
NET LOSS BEFORE INCOME TAXES AND EQUITY (LOSS) IN AFFILIATES	(21,438)	(45,983)
EQUITY (LOSS) IN AFFILIATES	(1,272)	(669)
INCOME TAX EXPENSE	—	(1)
NET LOSS	$(22,710)	$(46,653)
See accompanying notes to condensed consolidated financial statements.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
(In thousands, except share data)
	Class A Common Stock		Class B Common Stock		APIC	Notes Receivable from Stockholders	Accumulated Deficit	Total
	Shares	Par	Shares	Par
BALANCE – December 31, 2018	94,860,482	$1	106,552,443	$1	$62,297	$(52)	$(109,972)	$(47,725)
Issuance of Class A common stock	32,502,429	—	—	—	11,729	—	—	11,729
Issuance of detachable warrants associated with convertible notes, inclusive of beneficial conversion amount	—	—	—	—	2,187	—	—	2,187
Convertible note issuance premium	—	—	—	—	5,318	—	—	5,318
Dividend to preferred stockholders	—	—	—	—	(4,090)	—	—	(4,090)
Stockholder note receivable	—	—	—	—	—	(9,123)	—	(9,123)
Stock based compensation	—	—	743,333	—	949	—	—	949
Net loss	—	—	—	—	—	—	(46,653)	(46,653)
BALANCE – September 30, 2019	127,362,911	$1	107,295,776	$1	$78,390	$(9,175)	$(156,625)	$(87,408)
BALANCE – December 31, 2019	119,949,562	1	107,295,776	1	77,992	(9,175)	(169,826)	(101,007)
Issuance of Class A common stock	2,404,325	—	—	—	1,042	—	—	1,042
Stock based compensation	—	—	—	—	784	—	—	784
Net loss	—	—	—	—	—	—	(22,710)	(22,710)
BALANCE – September 30, 2020	122,353,887	$1	107,295,776	$1	$79,818	$(9,175)	$(192,536)	$(121,891)
See accompanying notes to condensed consolidated financial statements.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
(In thousands)
	For the Nine Months Ended September 30,
	2020	2019
OPERATING ACTIVITIES:
Net loss	$(22,710)	$(46,653)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,404	1,387
Stock-based compensation	784	949
Inventory provision	—	880
Loss on extinguishment of debt	—	9,181
Interest expense attributable to amortization of debt discount	—	5,585
Loss on equity method investment	1,272	669
Non-cash lease expense – operating leases	176	157
Non-cash lease expense – financing leases	211	—
Derivative expense	1,614	—
Changes in operating assets and liabilities:
Accounts receivable	(689)	(1,735)
Inventories	(1,902)	(2,968)
Prepaid expenses	(218)	(568)
Accounts payable	2,734	(1,743)
Interest accrued on notes payable	741	362
Accrued expenses	2,163	(1,636)
Contract liabilities	458	(1,403)
Operating lease liabilities	(165)	(133)
Other – net	1	(2)
Net cash used for operating activities	(14,126)	(37,671)
INVESTING ACTIVITIES:
Capital expenditures	(491)	(844)
Other – net	(70)	1
Net cash used for investing activities	(561)	(843)
FINANCING ACTIVITIES:
Issuance of convertible notes	1,924	225
Issuance of term notes	4,450	16,900
Proceeds from PPP loan	3,300	—
Repayment of term and convertible notes	—	(25,624)
Issuance of line of credit	—	32,000
Repayment of line of credit	—	(32,000)
Issuance of preferred stock – net	4,000	56,489
Redemption of preferred stock	—	(4,046)
Dividend to preferred stockholders	—	(4,090)
Issuance of common stock	1,027	—
Exercise of stock options	15	41
Exercise of stock warrants	—	2,565
Payment for financed capital expenditures	—	(165)
Principal portion of finance lease liabilities	(212)	—
Net cash provided by financing activities	14,504	42,295
(Continued)

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
(In thousands)
	For the Nine Months Ended September 30,
	2020	2019
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	$(183)	$3,781
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period	1,929	1,511
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$1,746	$5,292
RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED CASH TO THE CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$246	$3,792
Restricted cash	1,500	1,500
Total cash, cash equivalents, and restricted cash	$1,746	$5,292
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—	$4,486
Cash paid for income taxes	$—	$1
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property, plant and equipment in accounts payable at period end	$686	$750
Deferred offering costs in accounts payable and accrued expenses at period end	$2,804	$—
Conversion of promissory notes and accrued interest to preferred stock	$—	$31,846
Allocation of debt proceeds to beneficial conversion feature	$—	$329
Allocation of debt proceeds to stock warrants	$—	$2,047
Exercise of warrants in exchange for note receivable	$—	$9,123
Investment in Joint Venture	$—	$4,000
Issuance of preferred stock	$—	$4,000
(Concluded)
See accompanying notes to condensed consolidated financial statements.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
1.
DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Romeo Systems, Inc. dba Romeo Power Technology (the “Company”), a Delaware corporation, was organized and incorporated in June 2014. The Company designs, engineers, and manufactures lithium-ion cylindrical battery packs for electric vehicles and energy storage solutions, with a focus on battery innovation, functionality, energy density, safety, and performance. The Company is headquartered in Vernon, California.
In 2019, the Company and BorgWarner, Inc. (“BorgWarner”) formed BorgWarner Romeo Power LLC (the “Joint Venture”) of which the Company owns 40%. The Joint Venture is intended to accelerate the Company’s reach into international regions in a capital efficient way. As a result, the Company shifted and repositioned operations to focus on this specific production in addition to its core operations.
Interim Financial Information — The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP can be condensed or omitted. These condensed consolidated financial statements have been prepared on the same basis as its annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2020, or for any other interim period or for any other future year. All intercompany balances and transactions have been eliminated in consolidation.
Funding Risks and Going Concern — During 2016 and 2017, the Company was in its start-up phase and did not generate significant revenues. The focus was on developing superior battery technology, investing in production capacity and infrastructure, and planning for large scale growth in the next few years.
Through September 30, 2020, the Company had an accumulated deficit of $192.54 million including a net loss of $22.71 million and $46.65 million, for the nine months ended September 30, 2020 and September 30, 2019, respectively. The Company used cash of $14.13 million in operations for the nine months ended September 30, 2020, compared to a cash and cash equivalents and restricted cash balances of $1.75 million as of September 30, 2020. Cash used for operations during the nine months ended September 30, 2020 was primarily financed by capital stock contributions and debt financing. Between January and September 2020, the Company raised $9.67 million in additional debt financing, $1.04 million through the issuance of Class A common stock and $4.00 million through the issuance of Series A-5 Preferred Stock.
Management’s plans to continue as a going concern one year after the issuance of these interim financial statements include raising additional financing, through the issuance of debt or equity and entering into business transactions that provide revenue with respect to the Company’s products and services. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms or at all and, as such management concluded that substantial doubt exists about the Company’s ability to continue as a going concern. The interim financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or on the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.
The Company’s interim financial statements have been prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Deferred Offering Costs — Offering costs consist of legal, accounting, underwriting fees and other costs incurred that are directly related to the Company’s planned reverse recapitalization transaction (See

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
Note 14). These costs will be charged to stockholders’ equity (deficit) upon the completion of the reverse recapitalization transaction. During the nine months ended September 30, 2020 the Company incurred offering costs of approximately $2.80 million. As of September 30, 2020 the Company had $2.80 million of accrued offering costs in the accompanying balance sheets.
Recently Adopted Accounting Pronouncements
Credit Losses on Financial Instruments — In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Accounting Standards Codification (“ASC”) 326, Financial Instruments — Credit Losses (“ASC 326”): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASC 326 replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The Company adopted ASC 326 as of January 1, 2020. The adoption of the new guidance did not have a material impact on our financial position, operating results or cash flows.
The Company’s financial assets that are measured in accordance with ASC 326 include accounts receivable and an insurance receivable. Subsequent to January 1, 2020, receivables are recorded at amortized cost less an allowance for expected credit losses. The Company estimates the allowance for credit losses in relation to receivables based on relevant qualitative and quantitative information about historical events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported accounts receivable.
Accounting Pronouncements Issued, But Not Yet Adopted
In December 2019, the FASB issued ASU No. 2019-12, Accounting Standards Codification (“ASC”) 740, “Income Taxes (Topic ASC 740): Simplifying the Accounting for Income Taxes”, which is intended to simplify various aspects related to accounting for income taxes.” ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The guidance is effective for all public business entities for fiscal years beginning after December 15, 2020, including interim periods therein. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2021, and for interim periods beginning after December 15, 2022. Early adoption is also permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting”. This ASU provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. Companies can apply the ASU immediately, however the guidance will only be available until December 31, 2022. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
In June 2020, the FASB issued ASU No. 2020-06, ASC 470-20, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, “which addresses issues identified as a result of the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. Complexity associated with the accounting is a significant contributing factor to numerous financial statement restatements and results in complexity for users attempting to understand the results of the current guidance. The new guidance is effective for all public business entities after December 15, 2021 and all other entities after December 15, 2023. Early adoption is

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company is currently assessing the potential impact that the adoption will have on its condensed consolidated financial statements and related disclosures.
3.
REVENUE

Contract Liabilities — Contract liabilities are recorded as deferred revenue on the accompanying condensed consolidated balance sheets and include payments received in advance of performance obligations under the contract and are realized when the associated revenue is recognized under the contract. Changes in contract liabilities were as follows (in thousands):
Balance on December 31, 2019	$289
Revenue recognized	(372)
Increase due to billings	3,187
Balance on September 30, 2020	$3,104
All of the $0.29 million contract liabilities balance outstanding as of December 31, 2019 was recognized by September 30, 2020. The September 30, 2020 contract liabilities balance of $3.10 million will be earned as services and prototypes are transferred to the customer, and nearly all is expected to be earned within the next twelve months.
As of September 30, 2020, the Company had executed certain contracts with customers to deliver specific battery packs, modules, and battery management system and software services. These contracts contain minimum quantity purchase requirements that are non-cancellable (other than for a breach by Romeo), and Romeo has enforceable rights to pursue cash flows due under these contracts under make-whole provisions or through customary remedies for breach of contract if the minimum quantities are not ordered. As of September 30, 2020, the Company had $289 million of unsatisfied performance obligations related to minimum quantity purchase commitments included in these contracts. If these customers do not follow through on their minimum purchase commitments of $289 million, the Company would receive a maximum of $240 million under the make-whole provisions or through customary remedies for breach of contract. Of the $289 million of unsatisfied performance conditions as of September 30, 2020, $68.0 million is expected to be earned during the last three months of fiscal year 2020 through December 31, 2021, $199.65 million is expected to be earned during fiscal years ending December 31, 2022 and 2023, and the remaining $21.35 million is expected to be earned thereafter.
Disaggregation of Revenue — The Company earns revenue by providing services through the sale of products and services. Product and service lines are the disaggregation of revenue primarily used by management, as this disaggregation allows for the evaluation of market trends and certain product lines and services vary in recurring versus non-recurring nature. The Company does not have any sales outside of North America.
The following table disaggregates revenue by type of products, services and segment for the periods ended September 30, 2020 and 2019 (in thousands):

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
	2020
	Romeo Power North America	Joint Venture Support	Total
Products:
Modules	$2,097	$—	$2,097
Packs	—	—	—
Total products revenue	2,097	—	2,097
Services:
Non-recurring engineering and prototype	202	—	202
Joint Venture support	—	2,027	2,027
Total service revenue	202	2,027	2,229
Total revenue	$2,299	$2,027	$4,326

	2019
	Romeo Power North America	Joint Venture Support	Total
Products:
Modules	$2,966	$—	$2,966
Packs	131	—	131
Total products revenue	3,097	—	3,097
Services:
Non-recurring engineering and prototype	1,051	—	1,051
Joint Venture support	—	1,209	1,209
Total service revenue	1,051	1,209	2,260
Total revenue	$4,148	$1,209	$5,357
The following table disaggregates revenue by when control is transferred for the periods ended September 30, 2020 and 2019 (in thousands):
	2020	2019
Point in time	$2,299	$4,148
Over time	2,027	1,209
Total	$4,326	$5,357

4.
LEASES

The Company has operating and finance leases for our warehouse and certain equipment. Our leases have remaining terms from 1 to 12 years, some of which include options to extend the leases for up to 10 years. Short term leases with a term of 12 months or less are not presented on the balance sheet and expense is recognized as incurred. Operating leases are reported as operating lease right-of-use (“ROU”) assets, operating lease liabilities — current, and operating lease liabilities — noncurrent on the Company’s condensed consolidated balance sheets. Finance leases are reported in other noncurrent assets, other current liabilities, and other noncurrent liabilities on the Company’s condensed consolidated balance sheets.
There have been no material changes in the Company’s lease portfolio since December 31, 2019.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
5.
INVENTORY

Inventory consisted of the following (in thousands):
	September 30, 2020	December 31, 2019
Raw materials	$6,517	$5,535
Work in process	1,063	462
Finished goods	992	673
Total Inventory	$8,572	$6,670
The Company writes down inventory for obsolete inventory items and when the net realizable value of inventory items is less than the carrying value. During the nine months ended September 30, 2019, the Company recorded a write-down of $0.88 million, in cost of sales. There was no write down of inventory during the nine months ended September 30, 2020.
6.
SHORT-TERM AND LONG-TERM DEBT

As of September 30, 2020 and December 31, 2019, short-term and long-term debt is comprised of the following (in thousands):
	2020	2019
Convertible notes:
Issued 2019 and 2020, interest rate fixed at 8%. Principal and interest are payable at maturity in various dates in 2022 and 2023. Conversion price is the lesser of the next equity financing or $0.4339 per share	$6,000	$4,200
Issued 2019 and 2020, interest rate fixed at 8%. Principal and interest are payable at maturity in December 2022. Conversion price is $0.4339 per share	1,149	1,025
Total convertible notes	7,149	5,225
Term notes:
Issued 2019 and 2020, interest rate fixed at 0.25% – 1.58%. Principal and interest are payable at maturity in various dates in 2020 and 2021	4,550	100
Issued 2019, interest rate fixed at 8% and modified to 10% in 2020. Principal and interest are payable at maturity in February 2021	5,000	5,000
Total term notes	9,550	5,100
Paycheck Protection Program:
Issued June 2020, interest rate fixed at 1%. Principal and interest are due in installments starting 6 months after issuance through maturity in June 2022	3,300	—
Total short-term and long-term debt	19,999	10,325
Less current portion to related parties	(2,850)	(100)
Less current portion	(8,437)	(5,000)
Total long-term debt	$8,712	$5,225
Convertible Notes — The Company entered into various convertible notes with stockholders and employees from 2016 through 2020. Holders of the convertible notes are entitled to various rights, including automatic or voluntary conversion privileges. Certain of these convertible notes were also issued with

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
freestanding warrants to which a portion of the note proceeds were ascribed. Convertible notes that were issued to either principal owners or members of the Company’s management team have been separately reported as short-term or long-term debt due to related parties on the face of the condensed consolidated balance sheet.
Generally, the convertible notes allow for voluntary conversion subsequent to note issuance. Most of the convertible notes also provide for voluntary or mandatory conversion rights upon certain financing and non-financing events. Upon the closing of a next equity financing, a holder could elect or be required to convert the outstanding balance of the convertible note. A next equity financing is defined as a transaction or series of transactions pursuant to which the Company issues and sells shares of its capital stock for sufficient gross proceeds or effectuates a reverse recapitalization transaction. Upon a next equity financing, the convertible notes could convert into a number of shares of the Company’s class of capital stock issued in that next equity financing equal to the outstanding balance divided by the conversion price. The conversion price associated with the convertible notes varies, as is further described below.
In January and February 2019, the Company issued $0.23 million in convertible notes. Interest accrued on the outstanding principal balance of these notes at 8%, per year with any outstanding principal and interest due in full at maturity 6 months from the date of issuance. These convertible notes are voluntarily convertible into shares of Class A common stock at the option of the holder or automatically convertible upon a Change of Control event. The convertible notes are also mandatorily convertible into the shares of capital stock issued in a next equity financing. The Conversion Price for these convertible notes is the lesser of the price per share paid by the other purchasers of the capital stock sold in the applicable next equity financing or the conversion price determined based upon a $180 million valuation cap.
In January through April 2019, the Company modified the maturity dates to March or April 2019, certain interest rates, certain conversion features, and certain principal amounts for $8.30 million of convertible notes issued in 2018 and $4.4 million of term notes issued in 2018. The Company accounted for these modifications as an extinguishment of the existing notes, and execution of new notes. As a result, the Company recorded a loss from extinguishment of convertible notes of $5.14 million, which was included in other loss on extinguishment of debt on the condensed consolidated statement of operations for the nine months ended September 30, 2019. The convertible notes extinguished were reissued at a substantial premium, based on the fair value of the new convertible notes. The Company considered this premium to be equivalent to a capital contribution and has recorded the $5.32 million premium as additional paid-in capital in the Company’s 2019 condensed consolidated statement of changes in stockholders’ deficit as of September 30, 2019. The Company evaluated the newly issued convertible promissory notes for embedded conversion features and determined that the effective conversion price of the convertible promissory notes was below the fair value of the Company’s common stock. The Company evaluated the newly issued convertible promissory notes for embedded conversion features and determined that the effective conversion price for certain convertible promissory notes was below the fair value of the Company’s common stock. As such, the Company recorded a beneficial conversion feature of $0.33 million as a debt discount to be amortized to interest expense over the term of the notes.
On May 6, 2019, in connection with the issuance of the Series A Preferred Stock (Note 7), $19.20 million of the Company’s outstanding convertible notes, $8.71 million of the Company’s Term Notes and $3.89 million of accrued and unpaid interest, converted into Series A Preferred Stock. The notes converted at the lesser of $0.36 per share or the respective convertible note’s valuation cap divided by the fully diluted shares outstanding. As of the date of the conversion, all discounts related to the initial beneficial conversion features had been fully amortized, and the Company recognized incremental interest expense for contingent beneficial conversion features determined based upon the notes’ ultimate conversion prices. For the nine months ended September 30, 2019 the Company recorded $1.90 million of interest expense related to beneficial conversion features. Where notes did not convert in accordance with their original terms, the

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
Company recognized a loss on extinguishment of $3.68 million on the condensed consolidated statement of operations for the nine months ended September 30, 2019. Immediately after this conversion, the Company did not have any convertible notes outstanding.
In December 2019 the Company issued $5.23 million in new convertible notes. In January and February 2020, the Company issued an additional $1.9 million in new convertible notes. Interest accrues on the outstanding principal balance of the notes at 8%, compounded annually, with any outstanding principal and interest due in full at maturity, which ranges from December 2022 through February 2023. The convertible notes are automatically convertible into the shares of capital stock issued in a next equity financing, of $20.0 million or more, or are voluntarily convertible at maturity into new preferred stock. In the event of a Change of Control, the convertible notes are automatically either redeemed or converted into shares of Class A common stock, whichever is greater. The conversion price for these convertible notes is $0.4339 or the lesser of the next equity financing or $0.4339. At the issuance date, the Company evaluated the embedded features associated with the convertible promissory notes. Based on the analysis performed, the Company determined that no features required separate accounting. As of September 30, 2020, none of the newly issued convertible promissory notes had been converted. Long term accrued interest on the notes at September 30, 2020, was $0.43 million. These notes were classified as long-term debt in the Company’s financial statements.
Term Notes — In June 2019, the company pre-paid in full a $2.00 million term note outstanding and recorded a $0.36 million loss on extinguishment.
In September and November 2019, the Company issued $5.0 million of term notes. Interest accrued on the outstanding principal balance of the notes at 8%, with any outstanding principal and interest due in full at maturity. In September 2020, the Company modified the maturity dates to February 12, 2021 and increased the interest rate to 10%. The Company accounted for one modification as an extinguishment of the existing note, and execution of a new note. Based upon the fair value of the new note, the Company did not record a gain or loss upon extinguishment.
In December 2019, the Company issued $0.1 million of term notes. In January through September 2020, the Company issued an additional $4.45 million of term notes. Interest accrues on the outstanding principal balance of the notes at the Applicable Federal Rate (“AFR”) as of the date of issuance, which ranges from 0.25% – 1.58%. Any outstanding principal and interest are due in full at maturity, which ranges from December 2020 through March 2021. Accrued interest on the notes at September 30, 2020, was $0.41 million.
Line of Credit — In 2017, the Company entered into a Line of Credit Agreement with UBS Bank USA (“UBS”) for borrowings in an amount up to $2.70 million (the “UBS Line of Credit”), with an interest rate that would be determined at the time of a draw. Outstanding draws are limited to and collateralized by the Company’s cash balance. On May 8, 2019, the Company increased its UBS Line of Credit approval to $32.00 million, with an interest rate that would be determined at the time of a draw. In May 2019, the Company utilized $32.00 million under the UBS Line of Credit to improve the Company’s financial position, with an annual interest rate of 3.937%. The Company paid interest on the note monthly and, on September 9, 2019, paid all amounts due on the UBS Line of Credit. During the nine-months ending September 30, 2019 the Company incurred $0.42 million in interest expense related to the UBS Line of Credit.
Paycheck Protection Program (“PPP”) Loan — In March 2020, the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. As a result of COVID-19, the Company faces risks to raising necessary capital which could significantly disrupt our business. To help mitigate those risks and support the Company’s ongoing operations, on June 4, 2020, the Company received loan proceeds in the amount of $3.30 million under the PPP. The PPP, established as part of the Coronavirus Aid, Relief and Economic

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses. The loans and accrued interest are forgivable after 24 weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the forgiveness period. Any unforgiven portion of the PPP loan would be payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. The Company currently believes that its use of the loan proceeds through the forgiveness period has been in compliance with the conditions for forgiveness of the loan. The Company applied for forgiveness of the loan following the covered period of the loan.
Fair Value of Debt — The carrying value of the Term Loans and PPP Loan approximated their fair value as of September 30, 2020. The estimated aggregate fair value of the Convertible Notes was $20.36 million as of September 30, 2020. The Company’s short-term and long-term debt obligations were classified as Level 3 in the fair value hierarchy because determining the fair value of these instruments required the use of significant unobservable inputs, consistent with those used in determining the Company’s common and preferred stock fair value and the probability of certain future financing and liquidity events.
7.
PREFERRED STOCK

The following table presents a summary of activity for the Company’s preferred stock issued and outstanding (in thousands except share data):
	Series Seed		Series A-1		Series A-2		Series A-3		Series A-4		Series A-5
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Total
Balance – December 31, 2019	44,900,782	$7,369	137,741,046	$49,762	54,918,474	$19,818	29,161,738	$8,698	93,465,679	$17,933	—	$—	$103,580
Issuance of Series A Preferred Stock	—	—	—	—	—	—	—	—	—	—	32,000,000	4,000	4,000
Balance – September 30, 2020	44,900,782	$7,369	137,741,046	$49,762	54,918,474	$19,818	29,161,738	$8,698	93,465,679	$17,933	32,000,000	$4,000	$107,580

In April and May 2020, the Company executed the Series A-5 Preferred Stock round of financing that raised $4 million in cash investment in exchange for 32,000,000 shares of newly authorized Series A-5 preferred stock.
Dividend Rights — Each share of Series A-5 preferred stock represents an interest in the Company. At the discretion of the Board of Directors, holders of the Series A-5 preferred stock are entitled to receive dividends per share each year on each outstanding share. The dividend rate per share for the Series A-5 preferred stock is $0.010, per share. Dividends are not cumulative and as of September 30, 2020, no dividends had been declared by the Board of Directors.
Redemption Rights — In the event of certain capital transactions deemed to be a liquidation transaction, the holders of the Series A-5 preferred stock are entitled to a per share liquidation preference plus any declared but unpaid dividends on such shares, before any distributions are made to any class of common stockholders. The liquidation preference for the Series A-5 preferred stock is $0.125 per share. In the event that the available proceeds from a liquidation transaction are not sufficient to redeem all outstanding shares of preferred stock, then the Company will distribute all available assets pro-rata among the preferred stockholders.
Conversion Rights — Each share of Series A-5 preferred stock can be voluntarily converted into shares of Class A common stock at any time. All outstanding shares of Series A-5 preferred stock will automatically convert into Class A common stock in the event of an initial public offering, which can include a reverse

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
recapitalization transaction, or through a majority vote of all outstanding preferred stockholders, voting together as a single class on an as-converted basis. Each share of Series A-5 preferred stock will convert into the number of shares of Class A common stock determined by dividing the original issuance price by the conversion price. The initial Series A- 5 conversion price is $0.125 per share and may be adjusted for issuances of additional shares of common stock if the consideration per share is less than the conversion price in effect immediately prior to the issuance of additional shares.
Voting Rights — Holders of the Series A-5 preferred stock shall vote as part of the total voting power and are entitled to a number of votes equal to the number of shares of Class A common stock into which such shares could be converted, receiving 1 vote per share.
8.
2016 STOCK PLAN

The Company estimates the grant date fair value of stock options containing only a service condition using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires inputs such as the fair value of the Company’s common stock, the risk-free interest rate, expected term, expected dividend yield and expected volatility. The fair value of the Company’s common stock is calculated with the assistance of an independent third-party valuation firm using a combination of a market and income approach. The risk-free interest rate assumption is determined by using the U.S Treasury rates of the same period as the expected option term of each stock option. The Company uses the simplified method to calculate the expected term. The dividend yield assumption is based on the dividends expected to be paid over the expected life of the stock option. The Company’s volatility is derived from several publicly traded peer companies. The Company estimates the grant date fair value of awards with market conditions using a Monte Carlo simulation or other appropriate fair value method with the assistance of an independent third-party valuation firm.
Time Based Awards
In March 2020, the Company awarded 3,600,000 stock options to 1 employee at an exercise price of $0.19 per share, which vest over a three-year period based on service.
In September 2020, the Company awarded 2,857,000 stock options to employees, at an exercise price of $0.74 per share, which vest over a three-year period based on service. Also, in September 2020, the Company awarded 8,000,000 stock options to the Company’s CEO, at an exercise price of $0.74 per share, which vests over a one-year period based on service.
The fair value of the time-based stock options granted during the nine months ended September 30, 2020 and 2019 was determined using the following assumptions:
Fair Value Assumptions	September 30, 2020	September 30, 2019
Risk-free interest rate	0.28% – 0.92%	2.28%
Expected term (in years)	5.5 – 6.5	6.5
Expected volatility	60% – 77%	87%
Dividend yield	0%	0%
Grant date fair value per share	$0.18 – $1.05	$0.19
Performance and Market Based Awards
In August 2020, the Company awarded 38,067,678 stock options to the Company’s then CEO at an exercise price of $0.814 per share. All of the shares covered by such option are subject to time based,

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
performance and market condition vesting requirements. Assuming a Liquidity Event, which would include a reverse recapitalization, is consummated prior to the time service with Romeo terminates, the number of shares that will vest will be determined solely by the value of Romeo’s share price at the expiration of any lockup periods applicable to the Liquidity Event. As of September 30, 2020, the Company concluded that the events surrounding the occurrence of a Liquidity Event performance condition were not entirely in its control and that it cannot conclude if any of the stock options will vest. Therefore, the Company concluded that it is not probable that the performance condition will be met, and as of September 20, 2020 the Company has not recognized any expense related to the granting of these options. In the event of a Liquidity Event, shares will vest as set forth in the table below:
Share Price	Cumulative Number of Shares that will Vest
$0.8140 – $1.0889	7,613,536
$1.0890 – $1.4519	15,227,071
$1.4520 – $1.8149	26,647,345
$1.8150	38,067,678
The share price targets and corresponding cumulative number of shares that will vest may vary depending on the ultimate structure, terms and conditions of the Liquidity Event. The Company will begin recognizing expense related to the granting of these options, upon the occurence of a Liquidity Event, which will satisfy the performance condition.
Stock-based compensation expense
During the nine months ended September 30, 2020 and 2019, the Company recognized a total of $0.78 million and $0.95 million, respectively, stock-based compensation expense related to the vesting of stock options.
The following table summarizes our stock-based compensation expense by line item in the condensed consolidated statements of operations (in thousands):
	For the Nine Months Ended September 30,
	2020	2019
Cost of Sales	$277	$113
Selling, general, administrative	507	836
Total	$784	$949

9.
INCOME TAXES

The Company’s income tax provision consists of federal and state income taxes. The tax provision for the nine months ended September 30, 2020 and 2019 was based on the estimated effective tax rates applicable for the full years ending December 31, 2020 and 2019. The Company’s overall effective tax rate of 0% is different than the federal statutory tax rate because the Company has established a full valuation allowance against its net deferred income tax assets.
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the tax-basis amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all the deferred tax assets will be realized, and due to cumulative losses, management

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
believes that the Company’s net deferred tax assets are not more likely than not realizable. The realization of deferred tax assets may be dependent on the Company’s ability to generate sufficient income in future years in the associated jurisdiction to which the deferred tax asset relates. As of September 30, 2020, the Company continues to record a full valuation allowance against the deferred tax asset balance as realization was uncertain.
The Company recognizes interest and penalties related to unrecognized tax benefits in operating expenses. No such interest and penalties were recognized during the nine months ended September 30, 2020 and September 30, 2019.
10.
INFORMATION ON BUSINESS SEGMENTS

The Company has two operating segments, which are also reporting segments. Our reportable segments are presented based on how information is used by our Chief Operating Decision Maker, (“CODM”), which is collectively a senior leadership team consisting of two individuals, to measure performance and allocate resources. These reportable segments are Romeo Power North America and Joint Venture Support. The activities of our Romeo Power North America reportable segment include the research, design, development, and manufacture of electrical power systems for commercial vehicles (Class 6-8: trucks and buses) in the North American market. Our Joint Venture Support reportable segment provides design, research and development, and other engineering related services exclusively to the Joint Venture.
The Company commenced providing services to the Joint Venture on the formation date of June 28, 2019, and as a result, our results include services rendered to the Joint Venture beginning with the June 28, 2019 joint venture formation date. The CODM evaluates and monitors segment performance primarily through segment sales and gross profit. Asset information has not been separately disclosed for the segments, as this information is not regularly reported to CODM for purposes of allocation of resources to the Company’s segment or assessing segment performance
Net sales and gross profit from each of our reportable segments are as follows (in thousands):
	For the Nine Months Ended September 30,
	2020	2019
Net sales:
Romeo Power North America	$2,299	$4,148
Joint Venture Support	2,027	1,209
Total net sales	$4,326	$5,357
Gross profit (loss):
Romeo Power North America	$(3,802)	$(5,499)
Joint Venture Support	277	181
Total business segment gross profit (loss)	$(3,525)	$(5,318)
All of the Company’s sales (based on location of customer) and long-lived assets were within North America.
11.
TRANSACTIONS WITH RELATED PARTIES

Notes Receivable from Stockholders — The Company has notes receivable outstanding to certain stockholders related to the Special Tax 83(b) election for restricted stock issuances. The notes originated on December 30, 2016 and $0.05 million remain outstanding as of September 30, 2020 and December 31, 2019.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
During the year ended December 31, 2019, the Company allowed two stockholders to exercise outstanding Warrants in exchange for notes receivable as presented below (in thousands):
	Principal Amount	Maturity Date
Stockholder 1	$4,562	July 7, 2022
Stockholder 2	4,561	August 19, 2022
Total	$9,123
Each loan accrues interest at 2% and is due and payable, including all accrued and unpaid interest, at maturity. Amounts due under these arrangements become immediately due and payable in the event of the closing of a firm commitment underwritten public offering or certain capital transactions that are considered a liquidation transaction. In April 2020, in consideration of ongoing substantial financial support provided between 2017 and the first quarter of 2020, the Company’s Board of Directors agreed to cancel $1.79 million of the $9.12 million stockholder note receivable, in the event of a sale of the Company, an initial public offering or a reverse recapitalization. The Company has accounted for this obligation as a derivative liability and recorded $1.61 million in Other expense for the nine months ended September 30, 2020, which represents the estimated fair value of the derivative liability as of September 30, 2020. The Company will continue to remeasure the fair value of the derivative liability through earnings until the underlying contingency is resolved. The Company estimated the fair value of the derivative using Level 3 inputs in the fair value hierarchy. The Company accrued the $1.61 million derivative liability in Other current related party liabilities as of September 30, 2020.
Transactions with Employees — The Company had the following Convertible and Term Notes outstanding with employees (in thousands):
	September 30, 2020	December 31, 2019
Convertible notes	$—	$—
Term notes	850	100
Total	$850	$100
In the first fiscal quarter of 2020, the Company issued term notes to the CEO totaling $0.75 million with a 1-year term that incurs interest equal to the AFR at the date of issuance.
As of September 30, 2020, and December 31, 2019 the convertible and term notes were included in current maturities of long-term debt to related parties.
Transactions with Directors — The Company had the following Convertible and Term Notes outstanding with Directors (in thousands):
	September 30, 2020	December 31, 2019
Convertible notes	$3,000	$3,000
Term notes	—	—
Total	$3,000	$3,000
As of September 30, 2020, and December 31, 2019 the convertible and term notes were included in long-term debt — net of current portion.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
Transactions with the Joint Venture — In May 2019, BorgWarner, in connection with the Company’s investment in the Joint Venture, participated in the Company’s Series A Preferred Stock financing. BorgWarner contributed $50.00 million in exchange for 137,741,046 shares of Series A-1 Preferred Stock. BorgWarner’s interest in the Company represents approximately 20% ownership on an as converted, fully diluted basis.
In connection with the Company’s investment in the Joint Venture formed on June 28, 2019, the Company entered into a services agreement to provide various professional services to the Joint Venture. Revenue earned for services rendered through September 30, 2020 and 2019 was $2.03 million and $1.21 million.
In March 2020, the Company issued term notes to the Joint Venture totaling $2.0 million with a 1-year term that incur interest equal to the AFR at the date of issuance.
Short-term and Long-term Debt with Stockholders — The Company had the following Convertible and Term Notes outstanding with beneficial owners who own greater than 5% of the Company (in thousands):
	September 30, 2020	December 31, 2019
Convertible notes	$2,000	$2,000
Term notes*	2,850	100
Total	$4,850	$2,100

*
Includes amounts due to the Company’s CEO and the Joint Venture

As of September 30, 2020, $2.85 million of the outstanding convertible and term notes were included in current maturities of long-term debt to related parties and $2.00 million were included in long-term debt — net of current portion. As of December 31, 2019, $0.1 million of the outstanding convertible and term notes were included in current maturities of long-term debt to related parties and $2.00 million were included in long-term debt — net of current portion.
12.
COMMITMENTS AND CONTINGENCIES

Litigation — The Company is subject to certain claims and legal matters that arise in the normal course of business. Management does not expect any such claims and legal actions to have a material adverse effect on the Company’s financial position, results of operations or liquidity, except the following:
A police officer was injured as a result of an automobile accident resulting from an intoxicated Company employee driving following his departure from a 2017 company holiday party that occurred after hours and not on the Company’s premises. The Company terminated the employee’s employment shortly after the incident occurred. This matter resulted in a personal injury lawsuit (Chelico et al. v. Romeo Systems, Inc., et al., Case # 18STCV04589, LA County (LA)), for which the Company is a named defendant. In July 2020, the Company settled this matter in principle and agreed to pay a settlement of $6.0 million. The Company’s business and umbrella insurance carriers have agreed to cover the cost of damages owed. As a result, as of September 30, 2020 and December 31, 2019, the Company has accrued $6.0 million in legal settlement expense reflected as legal settlement payable and has recorded an insurance receivable for $6.0 million reflected as an insurance receivable in the condensed consolidated balance sheets.
13.
MAJOR CUSTOMERS AND ACCOUNTS RECEIVABLE

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
For the nine months ended September 30, 2020, one customer accounted for approximately 47% of total revenue and the Joint Venture engineering services revenue accounted for 47% of total revenue. For the nine months ended September 30, 2019, two customers accounted for approximately 74% of total revenue and the Joint Venture engineering services revenue accounted for 23% of total revenue. As it relates to the two customers for the nine months ended September 30, 2019, the total percentage of revenue for each customer was 62% and 12%.
As of September 30, 2020, one customer accounted for 71% of accounts receivable. As of December 31, 2019, four customers accounted for approximately 98% of accounts receivable. As it relates to the four customers as of December 31, 2019, the total percentage of accounts receivable for each customer was 34%, 22%, 21%, and 21%.
The major customers identified are included in the Romeo Power North America operating segment and the JV shared services amounts are included in the Joint Venture Engineering Services operating segment.
14.
SUBSEQUENT EVENTS

Management has evaluated subsequent events that have occurred through November 20, 2020, which is the date that the financial statements were available to be issued, and has determined that there were no subsequent events that required recognition or disclosure in the financial statements as of and for the nine months ended September 30, 2020, except as disclosed below.
On October 2, 2020, the Company entered into a Battery Recycling Agreement between the Company and Heritage Battery Recycling, LLC (“HBR”), an affiliate of Heritage Environmental Services, Inc. In the event that the Company receives at least $200 million in net proceeds from the Business Combination with RMG and the issuance of 15 million shares of RMG’s Class A common stock to private placement investors in accordance with subscription agreements conditioned upon the Business Combination, Romeo will pay $35 million to HBR and will fund 30% of any operating shortfall for the duration of the agreement with HBR, in exchange for the right to receive 30% of the profit generated by HBR’s battery recycling system. The Company also has agreed to fund up to $10 million for a pilot that, if successful, could lead to the purchase by HBR’s affiliate of commercial vehicles through Romeo. The Battery Recycling Agreement establishes a ten-year strategic partnership with Heritage Environmental Services for the collection of the Company’s battery packs for recycling. The strategic partnership is expected to create a system for battery recycling and reuse of all Company-produced lithium-ion batteries.
On October 5, 2020, RMG, RMG Merger Sub (“Merger Sub”), and Romeo entered into a merger agreement (“Merger Agreement”), amended by Amendment No.1 dated November 18, 2020, pursuant to which RMG plans to acquire all of the issued and outstanding equity interests of Romeo. Upon consummation of the Business Combination, the newly formed Merger Sub, as a wholly-owned and direct subsidiary of RMG, will merge with and into Romeo, with Romeo surviving as a wholly-owned subsidiary of RMG. In addition, RMG, as the issuer of the publicly traded equity of the Combined Company, will immediately change its name to Romeo Power, Inc. Consideration for the Transaction will consist of shares of RMG’s Class A common stock issued in exchange for all outstanding shares of Romeo’s Class A common stock. Pursuant to the Merger Agreement, the aggregate consideration to be paid upon consummation of the Business Combination is $900 million, adjusted for Romeo’s closing date cash and indebtedness. In connection with the Business Combination, all issued and outstanding warrants and stock options for the purchase of shares of Romeo’s common stock, will be exchanged for warrants and stock options for the purchase of common stock of the Combined Company.
In October 2020, the Company awarded stock options to a non-employee to purchase up to 1,000,000 shares of common stock at an exercise price of $0.81 per share. Vesting is subject to the consummation of a liquidity transaction, which would include the transaction contemplated by the Merger Agreement entered into by the Company on October 5, 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Romeo Systems, Inc.
Vernon, California
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Romeo Systems, Inc. (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, negative cash flows from operations, and has a significant accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Change in Accounting Principle
As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for leasing transactions in 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases, using the optional transition method.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Los Angeles, California
October 15, 2020
We have served as the Company’s auditor since 2018.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2019 AND 2018
(In thousands, except share data)
	For the Years Ended December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$429	$11
Accounts receivable – net of allowance for doubtful accounts (2019 – $238; 2018 – $238)	307	58
Inventories – net	6,670	5,843
Insurance receivable	6,000	—
Deferred costs	—	707
Prepaid expenses	1,616	188
Total current assets	15,022	6,807
RESTRICTED CASH	1,500	1,500
PROPERTY, PLANT AND EQUIPMENT – Net	6,573	7,653
INVESTMENT IN UNCONSOLIDATED JOINT VENTURE	2,480	—
OPERATING LEASE RIGHT-OF-USE ASSETS	5,707	—
LONG-TERM INSURANCE RECEIVABLE	—	6,000
OTHER NONCURRENT ASSETS	1,296	483
TOTAL ASSETS	$32,578	$22,443
(Continued)

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2019 AND 2018
(In thousands, except share data)
	For the Years Ended December 31,
	2019	2018
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$5,811	$8,302
Accrued expenses	1,105	2,948
Contract liabilities	289	1,894
Current maturities of long-term debt	5,000	28,801
Current maturities of long-term debt to related parties	100	5,733
Operating lease liabilities – current	851	—
Legal settlement payable	6,000	—
Accrued interest	92	3,575
Other current liabilities	315	—
Total current liabilities	19,563	51,253
COMMITMENTS AND CONTINGENCIES (Note 13)
LONG-TERM DEBT – Net of current portion	5,225	—
LONG-TERM DEBT TO RELATED PARTIES – Net of current portion	—	1,500
LONG-TERM LEGAL SETTLEMENT PAYABLE	—	6,000
OPERATING LEASE LIABILITIES – Noncurrent	4,949	—
OTHER NONCURRENT LIABILITIES	268	—
Total liabilities	30,005	58,753
PREFERRED STOCK:
Series seed (par value $0.00001, 69,555,890 shares authorized, 44,900,782 shares issued and outstanding, with a liquidation preference of $10,087 in-total at December 31,2019 and 70,000,000 shares authorized, 69,555,900 shares issued and outstanding with a liquidation preference of $15,626 in total at December 31,2018)	7,369	11,415
Series A-1 (par value $0.00001, 137,741,046 shares authorized, issued and outstanding, with a liquidation preference of $50,000 in-total at December 31, 2019 and no shares authorized, issued or outstanding at December 2018)	49,762	—
Series A-2 (par value $0.00001, 56,016,884 shares authorized, 54,918,474 shares issued and outstanding, with a liquidation preference of $19,935 in-total at December 31, 2019 and no shares authorized, issued or outstanding at December 2018)	19,818	—
Series A-3 (par value $0.00001, 29,161,738 shares authorized, issued and outstanding, with a liquidation preference of $6,351 in-total at December 31, 2019 and no shares authorized, issued or outstanding at December 2018)	8,698	—
Series A-4 (par value $0.00001, 93,465,679 shares authorized, issued and outstanding, with a liquidation preference of $16,338 in-total at December 31, 2019 and no shares authorized, issued or outstanding at December 2018)	17,933	—
Total preferred stock	103,580	11,415
STOCKHOLDERS’ DEFICIT:
Class A common ($0.00001 par value, 725,000,000 shares authorized, 119,949,562 shares issued and outstanding at December 31, 2019 and 350,000,000 shares authorized, 94,860,482 shares issued and outstanding at December 31, 2018)	1	1
Class B common ($0.00001 par value, 108,297,023 shares authorized, 107,295,776 shares issued and outstanding at December 31, 2019 and 200,000,000 shares authorized, 106,552,443 shares issued and outstanding at December 31, 2018)	1	1
Notes receivable from stockholders	(9,175)	(52)
Additional paid-in capital	77,992	62,297
Accumulated deficit	(169,826)	(109,972)
Total stockholders’ deficit	(101,007)	(47,725)
TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$32,578	$22,443
(Concluded)
See accompanying notes to consolidated financial statements.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
(In thousands)
	For the Years Ended December 31,
	2019	2018
REVENUE:
Product revenue	$4,847	$842
Service revenue	1,665	2,222
Related party service revenue	1,976	—
Total revenue	8,488	3,064
COST OF SALES:
Product cost	12,703	6,540
Service cost	2,877	6,255
Related party service cost	1,657	—
Total cost of sales	17,237	12,795
GROSS LOSS	(8,749)	(9,731)
OPERATING EXPENSES:
Research and development	11,242	18,446
Selling, general, and administrative	13,890	19,768
Legal settlement expense	4,586	—
Total operating expenses	29,718	38,214
OPERATING LOSS	(38,467)	(47,945)
INTEREST EXPENSE	(10,954)	(8,802)
INTEREST INCOME	269	—
LOSS ON EXTINGUISHMENT OF DEBT	(9,181)	(2,580)
NET LOSS BEFORE INCOME TAXES AND EQUITY (LOSS) IN AFFILIATES	(58,333)	(59,327)
EQUITY (LOSS) IN AFFILIATES	(1,520)	—
INCOME TAX EXPENSE	(1)	(1)
NET LOSS	$(59,854)	$(59,328)
See accompanying notes to consolidated financial statements.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR THE
YEARS ENDED DECEMBER 31, 2019 AND 2018
(In thousands, except share data)
	Class A Common Stock		Class B Common Stock		APIC	Notes Receivable from Stockholders	Accumulated Deficit	Total
	Shares	Par	Shares	Par
BALANCE – December 31, 2017	63,438,004	$1	104,681,193	$1	$38,065	$(52)	$(51,358)	$(13,343)
Issuance of Class A common stock	11,626,079	—	—	—	7,332	—	—	7,332
Adoption of ASC 606 (Note 2)	—	—	—	—	—	—	714	714
Conversion of promissory notes and accrued interest into Class A common stock	19,796,399	—	—	—	5,741	—	—	5,741
Issuance of detachable warrants associated with convertible notes, inclusive of beneficial conversion amount	—	—	—	—	8,211	—	—	8,211
Stock based compensation	—	—	1,871,250	—	2,948	—	—	2,948
Net loss	—	—	—	—	—	—	(59,328)	(59,328)
BALANCE – December 31, 2018	94,860,482	1	106,552,443	1	62,297	(52)	(109,972)	(47,725)
Issuance of Class A common stock	32,848,131	—	—	—	11,878	—	—	11,878
Issuance of detachable warrants associated with convertible notes, inclusive of beneficial conversion amount	—	—	—	—	2,187	—	—	2,187
Convertible note issuance premium					5,318			5,318
Rescission of common stock	(7,759,051)	—	—	—	(1,164)	—	—	(1,164)
Dividend to preferred stockholders	—	—	—	—	(4,090)	—	—	(4,090)
Stockholder note receivable	—	—	—	—	—	(9,123)	—	(9,123)
Stock based compensation	—	—	743,333	—	1,566	—	—	1,566
Net loss	—	—	—	—	—	—	(59,854)	(59,854)
BALANCE – December 31, 2019	119,949,562	$1	107,295,776	$1	$77,992	$(9,175)	$(169,826)	$(101,007)
See accompanying notes to consolidated financial statements.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
(In thousands)
	For the Years Ended December 31,
	2019	2018
OPERATING ACTIVITIES:
Net loss	$(59,854)	$(59,328)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,871	1,573
Stock-based compensation	1,566	2,948
Inventory provision	1,743	292
Loss on extinguishment of debt	9,181	2,580
Interest expense attributable to amortization of debt discount	5,585	4,837
Loss on disposal of property and equipment	—	926
Loss on equity method investment	1,520	—
Non-cash lease expense – operating leases	213	—
Non-cash lease expense – finance leases	(15)	—
Changes in assets and liabilities:
Accounts receivable	(249)	270
Inventories	(2,570)	(3,404)
Prepaid expenses	(1,428)	396
Accounts payable	(2,130)	526
Interest accrued on notes payable	455	3,516
Accrued expenses	(1,768)	1,674
Contract liabilities	(898)	1,146
Operating lease liabilities	(180)	—
Other – net	(6)	(289)
Net cash used for operating activities	(46,964)	(42,337)
INVESTING ACTIVITIES:
Capital expenditures	(1,099)	(2,980)
Other – net	(72)	(69)
Net cash used for investing activities	(1,171)	(3,049)
FINANCING ACTIVITIES:
Issuance of convertible notes	5,450	10,350
Issuance of term notes	19,000	32,184
Repayment of term and convertible notes	(25,624)	(8,575)
Issuance of line of credit	32,000	—
Repayment of line of credit	(32,000)	—
Issuance of preferred stock – net	56,489	—
Redemption of preferred stock	(4,046)	—
Dividend to preferred stockholders	(4,090)
Issuance of common stock	150	7,200
Exercise of stock options	41	132
Exercise of stock warrants	2,565	—
Payment for financed capital expenditures	(187)	(264)
Principal portion of finance lease l i abilities	(31)	—
Rescission of common stock	(1,164)	—
Net cash provided by financing activities	48,553	41,027
(Continued)

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
(In thousands)
	For the Years Ended December 31,
	2019	2018
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	$418	$(4,359)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period	1,511	5,870
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$1,929	$1,511
RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED CASH TO THE CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$429	$11
Restricted cash	1,500	1,500
Total cash, cash equivalents, and restricted cash	$1,929	$1,511
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$4,486	$150
Cash paid for income taxes	$1	$1
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property, plant and equipment in accounts payable at year end	$1,030	$1,400
Conversion of promissory notes and accrued interest to Class A common stock	$—	$5,741
Conversion of promissory notes and accrued interest to preferred stock	$31,846	$—
Allocation of debt proceeds to beneficial conversion feature	$329	$3,159
Allocation of debt proceeds to stock warrants	$2,047	$5,052
Exercise of warrants in exchange for note receivable	$9,123	$—
Investment in Joint Venture	$4,000	$—
Issuance of preferred stock	$4,000	$—
(Concluded)
See accompanying notes to consolidated financial statements.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Romeo Systems, Inc. dba Romeo Power Technology (the “Company”), a Delaware corporation, was organized and incorporated in June 2014. The Company designs, engineers, and manufactures lithium- ion cylindrical battery packs for electric vehicles and energy storage solutions, with a focus on battery innovation, functionality, energy density, safety, and performance. The Company is headquartered in Vernon, California.
In 2019, the Company and BorgWarner, Inc. (“BorgWarner”) formed BorgWarner Romeo Power LLC (the “Joint Venture”) of which the Company owns 40%. The Joint Venture is intended to accelerate the Company’s reach into international regions in a capital efficient way. As a result, the Company shifted and repositioned operations to focus on this specific production in addition to its core operations.
Basis of Presentation — The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).
Funding Risks and Going Concern — During 2016 and 2017, the Company was in its start-up phase and did not generate significant revenues. The focus was on developing superior battery technology, investing in production capacity and infrastructure, and planning for large scale growth in the next few years.
Through December 31, 2019 and 2018, the Company had an accumulated deficit of $169.83 million and $109.97 million, respectively, including a net loss of $59.85 million and $59.33 million for the years then ended. The Company used cash of $46.96 million and $42.34 million for operations during 2019 and 2018, respectively, compared to combined cash and cash equivalents and restricted cash balances of $1.93 million and $1.51 million as of December 31, 2019 and 2018. Cash used for operations during 2019 was primarily financed by capital stock contributions and debt financing. Between January and June 2020, the Company raised $5.67 million in additional debt financing, $1.03 million through the issuance of Class A common stock, and $4.00 million through the issuance of Series A-5 Preferred Stock.
Management’s plans to continue as a going concern one year after the issuance of these financial statements include raising additional financing through the issuance of debt or equity and entering into business transactions that provide revenue with respect to the Company’s products and services. There can be no assurance that the Company will be able to obtain the needed financing on acceptable terms or at all and, as such, management concluded that substantial doubt exists about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or on the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.
The Company’s financial statements have been prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated. The Company considers the criteria established under the Financial Accounting Standards Board (“FASB”) — Accounting Standards Code (“ASC”) 810, Consolidations, and the effect of variable interest entities, in its consolidation process.
Use of Estimates — The preparation of the financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from those

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
estimates. Significant estimates made by the Company relate to revenue and associated cost recognition; the useful lives assigned to and the recoverability of property, plant, and equipment; reserves recorded for inventory obsolescence; reserves recorded for warranty liabilities; the incremental borrowing rate for lease liabilities; and the determination of the fair value of debt and equity instruments, including preferred and common stock, warrants, and stock-based compensation awards. The Company bases these estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. Actual results could differ from the Company’s estimates.
Cash and Cash Equivalents — The Company considers cash on hand, deposits in banks, and investments with original maturities of three months or less to be cash and cash equivalents. The Company maintains cash balances that at times exceed amounts insured by the Federal Deposit Insurance Corporation (FDIC). Accounts are guaranteed by the FDIC up to $0.25 million per institution. From time to time during the year ended December 31, 2019, the Company had amounts in excess of FDIC-insured limits. The Company has not experienced any losses in these accounts and does not believe it is exposed to any significant credit risk in this area.
Restricted Cash — The Company issued a standby letter of credit that is collateralized by restricted cash. The letter of credit is required as a security deposit on the warehouse facility lease in Vernon, California which expires in January 2022.
Accounts Receivable, Net of Allowance for Doubtful Accounts — Accounts receivable are customer obligations due under normal trade terms. Management performs continuing credit evaluations on each customer’s financial condition and reviews accounts receivable on a periodic basis to determine if any accounts receivable will potentially be uncollectible. The Company reserves for any accounts receivable balances that are determined to be uncollectible in the allowance for doubtful accounts.
After all attempts to collect an accounts receivable balance have failed, the accounts receivable balance is written off against the allowance for doubtful accounts. As of December 31, 2019 and 2018, the Company reported an allowance for doubtful accounts balance of $0.24 million.
Leases — The Company evaluates whether our contractual arrangements contain leases at the inception of such arrangements. Specifically, management considers whether the Company can control the underlying asset and has the right to obtain substantially all of the economic benefits or outputs from the asset. Short term leases with a term of 12 months or less are not presented on the balance sheet and expense is recognized as incurred. Operating leases are reported as operating lease right-of-use (“ROU”) assets, operating lease liabilities — current, and operating lease liabilities — noncurrent on the Company’s consolidated balance sheets. Finance leases are reported in other noncurrent assets, other current liabilities, and other noncurrent liabilities on the Company’s consolidated balance sheets.
ROU lease assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments. Both the ROU lease asset and liability are recognized as of the lease commencement date based on the present value of the lease payments over the lease term. The Company’s leases do not provide an implicit borrowing rate that can readily be determined. Therefore, the Company applies a discount rate based on the incremental borrowing rate, which is determined using the credit rating and other information available as of the lease commencement date. ROU lease assets also include any lease payments made before their contractual due dates and exclude any lease incentives.
The Company’s lease agreements may include options to extend the lease term or to terminate the lease early. The Company includes options to extend or terminate leases upon determination of the ROU lease asset and liability when it is reasonably certain the Company will exercise these options. Operating lease expense attributable to lease payments is recognized on a straight-line basis over the lease term and is included in cost of sales and selling, general, and administrative expense on our consolidated statement of operations.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
Finance leases result in the recognition of depreciation expense, which is recognized on a straight-line basis over the expected life of the leased asset, and interest expense, which is recognized following an effective interest rate method. Depreciation expense attributable to finance leases is included in cost of sales on our consolidated statement of operations.
The Company has lease arrangements that include lease and non-lease components. The non-lease components in the arrangements are not significant when compared to the lease components. For all leases, the Company accounts for the lease and non-lease components as a single component.
Additionally, for certain equipment leases, management applies a portfolio approach to effectively account for the ROU assets and liabilities. The Company evaluates ROU assets for impairment consistent under the impairment of long-lived assets policy.
Inventory — The Company’s inventory, which includes raw materials, work in-process, and finished goods, is carried at the lower of cost or net realizable value. Cost is computed using standard costing, which approximates the value of inventory on a first-in, first-out basis. The Company records inventory write-downs for excess or obsolete inventories based upon assumptions about current and future demand forecasts. If our inventory on-hand is in excess of our future demand forecast, the excess amounts are written-off.
Property, Plant and Equipment — Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense for property, plant and equipment is computed using the straight-line method applied over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the applicable lease term, including anticipated renewals.
Betterments, renewals, and repairs that extend the useful life of the asset are capitalized. Other repairs and maintenance charges are expensed as incurred. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation and amortization are eliminated from the Company’s accounts, and any resulting gain or loss is recognized in the accompanying consolidated statement of operations.
Depreciation and amortization are computed using the following estimated useful lives of the assets:
Asset	Years
Production and test equipment	7
Furniture and fixtures	7
Tooling	5
Automobiles	5
Computer equipment	4
Software	3
Investment in Joint Venture — On May 6, 2019, the Company and BorgWarner closed a Series A-1 Preferred stock round of financing through a Stock Purchase Agreement for the sum of $50.00 million. In connection with this investment in the Company by BorgWarner, the Company and BorgWarner formed BorgWarner Romeo Power LLC on June 28, 2019. The Company and BorgWarner contributed $4.00 million and $6.00 million of cash at inception, for a 40% and 60% interest in the Joint Venture, respectively. This Joint Venture was entered into for the Company and BorgWarner to collaborate in the design and manufacture of specific battery module and pack technology and extend the reach into other international regions. The Company concurrently entered into a licensing agreement with the Joint Venture, allowing the Joint Venture rights to use, market, offer for sale and sell products and services using the Company’s intellectual property in return for royalty payments payable and based on a percentage of revenue generated by the Joint Venture. The Company also entered into a separate services agreement to provide engineering and other professional services to the Joint Venture. The Company recognized revenue of

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
$1.98 million related to the services agreement during the year ended December 31, 2019. Royalty revenue associated with the licensing agreement through December 31, 2019, was immaterial.
The Joint Venture is a variable interest entity. The Company does not consolidate the Joint Venture in the consolidated financial statements as it is not the primary beneficiary. The investment in the Joint Venture is accounted for under the equity method of accounting as the Company does not have a controlling financial interest. In 2019, the Company recorded a $1.52 million loss from equity investment, representing the Company’s share of the joint venture’s net loss for the period from the date of investment through December 31, 2019. This loss was recorded as equity (loss) from affiliates on the consolidated statement of operations and reduced the carrying value of the Company’s investment as of December 31, 2019.
Impairment of Long-Lived Assets — The Company reviews the carrying value of its long-lived assets, including property, plant and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company measures recoverability by comparing the carrying amount to the future undiscounted cash flows that the asset or asset group is expected to generate. If the asset or asset group is not recoverable, its carrying amount would be adjusted down to its fair value. No impairment losses of long-lived assets were recognized for the years ended December 31, 2019 and 2018.
Revenue Recognition — ASC 606, Revenue from Contracts with Customers, was adopted for the fiscal year beginning January 1, 2018. Concurrent with the adoption of the new standard, the Company has updated its revenue recognition policy as follows:
The Company determines revenue recognition by applying the following steps:
1.
identifying the contract with a customer

2.
identifying the performance obligations in the contract

3.
determining the transaction price

4.
allocating the transaction price to the performance obligations; and

5.
recognizing revenue as the performance obligations are satisfied.

The Company recognizes revenue when (or as) performance obligations are satisfied by transferring control of the performance obligation to a customer. Control of a performance obligation may transfer to the customer either at a point in time or over time depending on an evaluation of the specific facts and circumstances for each contract, including the terms and conditions of the contract as agreed with the customer, as well as the nature of the products or services to be provided.
The Company’s contracts with customers generally include either a combination of prototypes with related engineering services or product sales. For product sales, the Company’s primary performance obligation to its customers is the delivery of finished goods and products under associated purchase orders. Control of the products sold typically transfers at a point in time upon delivery to the customer’s warehouse or at transportation shipping point, based upon when title of ownership passes to the customer under the terms and conditions of the arrangement.
Each customer purchase order sets forth the transaction price for the products and services purchased under the arrangement. For contracts with multiple performance obligations, the Company evaluates whether the stated selling prices for the products or services represent their standalone selling prices. When it is necessary to allocate the transaction price to multiple performance obligations (i.e. for customized solutions unique to a customer’s specifications), management typically uses the expected cost plus a reasonable profit margin to estimate the standalone selling price of each product or service. For standard products and services with observable sales transactions, the observable sales transactions are used to determine the standalone selling price.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
Some customer arrangements include variable consideration, such as volume discounts, some of which depend upon the customers meeting specified performance criteria, such as a purchasing level over a period of time. The Company uses judgment to estimate the most likely amount of variable consideration at each reporting date. When estimating variable consideration, the Company also applies judgment when considering the probability of whether a reversal of revenue could occur and only recognizes revenue subject to this constraint.
Customer arrangements that include the provision of developed or customized products that require the bundling of promises, such as providing non-recurring engineering and development services that lead to a prototype, are combined into a single performance obligation because the individual products and services that are required to fulfill the customer requirements do not meet the criteria for a distinct performance obligation. These customized products generally have no alternative use to the Company and are recognized over time or at a point in time depending on whether the terms and conditions of these arrangements give the Company the enforceable right to payment for performance completed to date, including a reasonable profit margin.
For arrangements that give an enforceable right to payment, control transfers over time and the Company measures progress towards completion by selecting the input or output method that best depicts the transfer of control of the underlying goods and services to the customer for each respective arrangement. Methods used by the Company to measure progress toward completion include the use of a percentage of completion cost-to-cost measure of progress because it best depicts the transfer of control to the customer as the Company incurs costs on our contracts. Under the percentage-of- completion cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs to complete the performance obligation(s). For arrangements where no enforceable right to payment exists, the Company will recognize revenue at a point in time based on the title transfer of the final prototype or specified product.
The Company also provides services to the Joint Venture under separate work orders and contractual arrangements. These services include a single performance obligation for non-recurring and other engineering services, which are provided at cost incurred plus a fixed fee percentage. Revenue for these services is recognized over time, based on costs incurred or the right to invoice method (i.e., in situations where the value transferred matches the billing rights), as the customer receives and consumes the benefits.
The Company’s typical payment terms are 30-60 days, and sales arrangements do not include any significant financing components for its customers.
Any payments that are received from a customer in advance of satisfaction of a related performance obligation, as well as billings in excess of revenue recognized, are deferred and treated as a contract liability. Advance payments and billings in excess of revenue recognized are classified as current or non- current contract liabilities based on the timing of when the recognition of revenue is expected.
Freight charges billed to customers are included in sales, and the related shipping costs are included in cost of sales on the consolidated statements of operations. If shipping activities are performed after a customer obtains control of a product, the Company applies a policy election under ASC 606 to account for shipping as an activity to fulfill the promise to transfer the product to the customer.
The Company applies a policy election to exclude transaction taxes collected from customers from sales when the tax is both imposed on and concurrent with a specific revenue-producing transaction.
The Company generally provides customers with a product warranty that assures that the products meet standard specifications and are free of defects. Claims incurred under the Company’s standard product warranty programs are recorded based on open claims and historical experience, which have not been significant and were not significant for the years ended December 31, 2019 and 2018.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
Cost of Sales — The Company includes within cost of sales those costs related to the manufacture and distribution of our battery packs and energy storage solutions. Specifically, the Company includes in cost of sales each of the following: material costs; labor and employee benefit costs related to the manufacture of our products, including stock-based compensation costs; depreciation and amortization; lease costs; and freight and shipping costs. Costs are expensed as incurred, or as control of products is transferred, except for costs incurred to fulfill a contract, which are capitalized and amortized on a straight-line basis over the expected period of performance. The Company does not incur significant incremental costs to acquire contracts.
Research and Development — Research and development primarily consist of costs associated with the development and testing of the Company’s products. Research and development costs include the salary and benefits of certain personnel, consultants, facility costs, supplies and other direct and allocated indirect expenses incurred to support the Company’s research and development programs. Total research and development costs for the years ended December 31, 2019 and 2018 were $11.24 million and $18.45 million, respectively.
Advertising Costs — Advertising costs are expensed as incurred and included in selling, general and administrative expenses in the accompanying consolidated statement of operations. For the years ended December 31, 2019 and 2018, advertising costs were $0.04 million and $0.24 million, respectively.
Other Costs — We include within selling, general and administrative expenses, labor and other costs not directly related to the development and manufacture of our products, including expenses, such as compensation for the Company’s sales team and travel expense incurred in connection with sales efforts.
Income Taxes — The Company applies the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.
The Company records a valuation allowance, when necessary, to reduce deferred tax assets to the amount expected to be realized. Estimates of the realizability of deferred tax assets, as well as the Company’s assessment of whether an established valuation allowance should be reversed, are based on projected future taxable income, the expected timing of the reversal of deferred tax liabilities, and tax planning strategies. When evaluating whether projected future taxable income will support the realization of the Company’s deferred tax assets, the Company considers both its historical financial performance and general economic conditions. In addition, the Company considers the time frame over which it would take to utilize the deferred tax assets prior to their expiration.
The Company utilizes a two-step approach to recognizing and measuring uncertain income tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained upon examination by the Internal Revenue Service (IRS) or other taxing authorities, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and may not accurately forecast actual outcomes. Management determined there were no uncertain tax positions at December 31, 2019 and 2018 that would more likely than not be subject to tax by the taxing authorities. No examinations are currently pending.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
Stock-Based Compensation — The Company uses the fair value recognition method of accounting for stock options, warrants and restricted stock awards granted to employees, non-employees and directors to measure the cost of services received in exchange for stock-based awards. Under the fair value recognition method, cost is measured at the grant date based on the estimated fair value of the award and is recognized as expense on the straight-line basis over the requisite service period, which is generally the vesting period. Stock options generally vest over 3 years, net of actual forfeitures in the period.
The estimated fair value of stock options and warrants is estimated on the grant date using the Black- Scholes option-pricing model, and the estimated fair value of restricted stock awards is measured based on the grant date estimated fair value of the Company’s common stock. The Black-Scholes option-pricing model requires inputs such as the estimated fair value of the Company’s common stock, the risk-free interest rate, expected term and expected volatility. The Company uses the simplified method to calculate the expected term. The most significant assumption used in determining the fair value of the Company’s stock-based awards is the estimated fair value of common stock on the date of grant. In order the determine the fair value of the common stock on the date of grant, a valuation analysis is performed by management, with the assistance of a third-party valuation firm, using a combination of market and income approaches.
Convertible Notes — The Company issued numerous convertible promissory notes. The Company evaluates embedded conversion and other features within convertible debt to determine whether any embedded features should be bifurcated from the host instrument and accounted for as a derivative at fair value, with changes in fair value recorded in the consolidated statement of operations.
If the conversion feature does not require recognition as a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any BCF requiring separate recognition. The Company assesses the existence of a BCF based upon a comparison of a convertible debt instrument’s effective conversion price (e.g., after allocation of a portion of debt proceeds to other freestanding or embedded features) to the commitment date fair value of the equity into which the debt instrument is convertible. When the Company records a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument, with an offset to additional paid-in capital. The debt discount attributable to the intrinsic value of the BCF is subsequently amortized to interest expense over the life of the debt. In certain instances, the ultimate conversion price attributable to the Company’s convertible notes has been contingent on future events not certain to occur. In these cases, any contingent beneficial conversion feature is measured using the commitment date fair value of the equity into which the notes are convertible; however, the Company does not recognize the incremental intrinsic value that may result from a change in the conversion price until the contingencies are resolved.
Fair Value of Financial Instruments — The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and establishes the disclosure requirements regarding fair value measurements. Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:
Level 1 Inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 Inputs — Inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
Level 3 Inputs — Unobservable inputs reflecting the Company’s assessment of assumptions that market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available.
As of December 31, 2019, the fair value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other payables approximated carrying value due to their short-term maturities. At December 31, 2019, the fair value of the Company’s short-term and long-term debt obligations approximated the carrying value of the debt and were considered a level 3 liability of the fair value hierarchy because determining the fair value of these instruments required the use of significant unobservable inputs, consistent with those used in determining the Company’s common and preferred stock fair value and the probability of certain future financing and liquidity events.
Preferred Stock — The Company has issued numerous classes of redeemable, convertible Preferred Stock. The Company evaluates embedded conversion and other features within its Preferred Stock to determine whether any embedded features should be bifurcated from the host instrument and accounted for as a derivative at fair value, with changes in fair value recorded in the consolidated statement of operations.
If a conversion feature does not require recognition of a bifurcated derivative, the Preferred Stock is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When the Company records a BCF, the intrinsic value of the BCF is recorded as a discount against the face amount of the respective Preferred Stock instrument, with an offset to additional paid-in capital. Since the Preferred Stock is voluntarily convertible at inception by the holder, the BCF will immediately be amortized as a return to the holder.
Recently Adopted Accounting Pronouncements
Revenue Recognition — In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, ASC 606, Revenue from Contracts with Customers (“ASC 606”). ASU No. 2014-09 will supersede much of the existing authoritative literature for revenue recognition. In July 2015, the FASB deferred the effective date of this standard. Before the date of the initial application of the standard the FASB subsequently issued additional guidance on several areas, including the implementation of principal versus agent considerations and the treatment of modifications. The FASB also clarified how an entity should evaluate when a promised good or service is distinct within the context of a contract and allowed entities to disregard goods or services that are immaterial in the context of a contract. Entities can transition to the new standard by either full retrospective application or a modified retrospective method of recognizing the cumulative effect.
The Company adopted ASC 606 as of January 1, 2018 using the modified retrospective method. Accordingly, the Company applied the new standard to each prior year presented in our financial statements going back to January 1, 2018, with a cumulative-effect adjustment of $0.71 million to accumulated deficit as of January 1, 2018 for contracts that were in process as of that point in time. Accordingly, the amounts for all periods presented have been adjusted to reflect the impacts of ASC 606. The adoption of the standard did not have a material impact on our financial position, operating results or cash flows.
Costs to Obtain Contracts with Customers — ASU No. 2014-09 also introduced new authoritative guidance to address the accounting treatment that shall be applied to costs to obtain a contract. This new authoritative guidance has been codified in ASC Subtopic 340-40, Other Assets and Deferred Costs — Contracts with Customers. In connection with the adoption of ASC 606, the Company also adopted the new authoritative guidance related to costs to obtain a contract as of January 1, 2018, applying the modified retrospective adoption approach. The amounts reported for all periods presented in our financial statements have been adjusted to reflect the impact of adopting this new guidance. The Company records sales commissions to sales representatives, which are considered an incremental cost of obtaining a contract with a customer, as an asset, if the Company expects the benefit of those costs to cover a period greater than

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
one year and conclude that those costs are recoverable. In cases where the recoverability period is less than one year, the Company utilizes the practical expedient to record these costs of obtaining a contract as an expense as they are incurred. The adoption of the new guidance did not have a material impact on our financial position, operating results or cash flows.
Leases — Effective January 1, 2019, the Company adopted ASU 2016-02, ASC 842, Leases (“ASC 842”), as amended, which requires lessees to recognize a right-of-use (ROU) asset and lease liability on the consolidated balance sheet for most lease arrangements and expands disclosures about leasing arrangements, among other items. The Company adopted ASC 842 using the optional transition method whereby the Company applied the new lease requirements under ASC 842 through a cumulative-effect adjustment, which after completing our implementation analysis, resulted in no adjustment to our January 1, 2019 beginning accumulated deficit balance. On January 1, 2019, the Company recognized approximately $5.92 million of ROU operating lease assets and approximately $5.98 million of operating lease liabilities, including noncurrent operating lease liabilities of approximately $5.15 million, as a result of adopting this standard. The difference between ROU operating lease assets and operating lease liabilities was primarily due to accrued rent expense relating to periods prior to January 1, 2019. As part of our adoption, the Company elected the package of practical expedients, which among other things, permits the carry forward of historical lease classifications. The Company did not elect to use the practical expedient permitting the use of hindsight in determining the lease term and in assessing impairment of our ROU assets. The adoption of the standard did not have a material impact on our operating results or cash flows. Financial information for periods prior to January 1, 2019, have not been restated for the adoption of ASC 842.
Accounting Pronouncements Issued, But Not Yet Adopted
In June 2016, the FASB issued ASU No. 2016-13, ASC 326, Financial Instruments — Credit Losses
(“ASC 326”): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Company does not believe that the adoption will have a material impact on its consolidated financial statements.
In December 2019, the FASB issued ASU No. 2019-12, ASC 740, Income Taxes (“ASC 740”): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The guidance is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the potential impact that the adoption will have on its consolidated financial statements.
3. REVENUE
Contract Liabilities — As of January 1, 2018, the Company’s opening balance of contract liabilities was $0.71 million, all of which was recognized during the year ended December 31, 2018. Of the December 31, 2018 contract liabilities balance of $1.89 million, $1.69 million was recognized during the year ended December 31, 2019.
The December 31, 2019 contract liabilities balance of $0.29 million will be earned as services and prototypes are transferred to the customer, and nearly all is expected to be earned within the next twelve months.
Disaggregation of Revenue — The Company earns revenue through the sale of products and services. Product and service lines are the disaggregation of revenue primarily used by management, as this

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
disaggregation allows for the evaluation of market trends and certain product lines and services vary in recurring versus non-recurring nature. The Company does not have any material sales outside of North America.
The following table disaggregates revenue by type of products, services and segment for the years ended December 31, 2019 and 2018 (in thousands):
	2019
	Romeo Power North America	Joint Venture Support	Total
Products:
Modules	$4,652	$—	$4,652
Packs	195	—	195
Total products revenue	4,847	—	4,847
Services:
Non-recurring engineering and prototype	1,665	—	1,665
Joint Venture support	—	1,976	1,976
Total service revenue	1,665	1,976	3,641
Total revenue	$6,512	$1,976	$8,488

	2018
	Romeo Power North America	Joint Venture Support	Total
Products:
Modules	$445	$—	$445
Packs	397	—	397
Total products revenue	842	—	842
Services:
Non-recurring engineering and prototype	2,222	—	2,222
Joint Venture support	—	—	—
Total service revenue	2,222	—	2,222
Total revenue	$3,064	$—	$3,064
The following table disaggregates revenue by when control is transferred for the years ended December 31, 2019 and 2018 (in thousands):
	2019	2018
Point in time	$6,512	$3,064
Over time	1,976	—
Total	$8,488	$3,064
4. PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment for the years ended December 31, 2019 and 2018, consisted of the following (in thousands):

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
	2019	2018
Production and test equipment	$5,726	$5,805
Computer equipment	778	749
Software	2,093	1,717
Tooling	203	58
Furniture and fixtures	97	97
Leasehold improvements	1,076	1,060
Automobiles	22	22
Assets not yet in service	753	450
Total property, plant and equipment	10,748	9,958
Less accumulated depreciation and amortization	(4,175)	(2,305)
Total property, plant and equipment – net	$6,573	$7,653
Total depreciation and amortization expense for the years ended December 31, 2019 and 2018, was $1.87 million and $1.57 million, respectively. During the year ended December 31, 2018, the Company incurred a loss of $0.93 million on the disposal of property and equipment no longer in use. The Company reported this loss in selling, general, and administrative expense on the consolidated statement of operations.
5. LEASES
The Company has operating and finance leases for our warehouse and certain equipment. Our leases have remaining terms from 1 to 12 years, some of which include options to extend the leases for up to 10 years.
The components of lease expense as of December 31, 2019, were as follows (in thousands):
Operating lease cost	$912
Finance lease cost:
Amortization of right-of-use assets	$62
Interest on lease liabilities	15
Total finance lease cost	$77
Supplemental cash flow information related to leases as of December 31, 2019, was as follows (in thousands):
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$878
Operating cash flows from finance leases	15
Financing cash flows from finance leases	31
Right-of-use assets obtained in exchange for finance lease obligations:	$614
Supplemental consolidated balance sheet information related to leases as of December 31, 2019, was as follows (in thousands):

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
Operating leases:
Right-of-use assets-operating leases	$5,707
Lease liabilities-operating leases(current)	$851
Lease liabilities-operating leases(non-current)	4,949
Total lease liabilities-operating leases	$5,800
Finance leases:
Other noncurrent assets	$551
Other current liabilities	$315
Other noncurrent liabilities	268
Total leases liabilities-finance leases	$583
Weighted Average Remaining Lease Term
Operating leases	12 years
Finance leases	2 years
Weighted Average Discount Rate
Operating leases	12.0%
Finance leases	11.2%
Maturities of lease liabilities were as follows (in thousands):
Year Ended December 31	Operating Leases	Finance Leases
2020	$899	$331
2021	901	295
2022	902	19
2023	902	—
2024	902	—
Thereafter	6,391	—
Total future minimum lease payments	10,897	645
Less imputed interest	(5,097)	(62)
Total	$5,800	$583
Rent expense for the year ended December 31, 2018 was $0.98 million. As of December 31, 2018, future minimum lease payments under non-cancelable operating leases were as follows (in thousands):

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
Year Ended December 31
2019
2020	$891
2021	880
2022	571
75
Total	$2,417
6. INVENTORY
As of December 31, 2019, and 2018, inventory consisted of the following (in thousands):
	2019	2018
Raw materials	$5,535	$4,336
Work-in-process	462	867
Finished goods	673	640
Total inventories	$6,670	$5,843
The Company writes down inventory for obsolete inventory items and when the net realizable value of inventory items is less than their carrying value. During the years ended December 31, 2019 and 2018, the Company recorded a write-down of $1.74 million and $0.29 million, respectively, in cost of sales.
7. SHORT-TERM AND LONG-TERM DEBT
As of December 31, 2019 and 2018, short-term and long-term debt is comprised of the following (in thousands):

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
	2019	2018
Convertible notes:
Issued 2016, interest rate fixed at 8%. Principal and interest are payable at maturity in December in 2021. Conversion price is the lesser of the next equity financing or a conversion rate determined using an $80.00 million valuation cap	$—	$1,500
Issued 2018, interest rate fixed at 8%. Principal and interest are payable at maturity in February 2019. Conversion price is the lesser of the next equity financing or a conversion rate determined using an $190.00 million valuation cap	—	1,250
Issued 2018, interest rate fixed at 18%. Principal and interest are payable at maturity in various dates in 2019. Conversion price is a conversion rate determined using an $120.00 million valuation cap	—	2,300
Issued 2018, interest rate fixed at 10% and modified to 18% in 2019. Principal and interest are payable at maturity in various dates 2019. Conversion price is the lesser of the next equity financing or conversion rate determined using an $80.00 million valuation cap	—	9,100
Issued 2019, interest rate fixed at 8%. Principal and interest are payable at maturity in December 2022. Conversion price is the lesser of the next equity financing or $0.4339 per share	4,200	—
Issued 2019, interest rate fixed at 8%. Principal and interest are payable at maturity in December 2022. Conversion price is $0.4339 per share	1,025	—
Subtotal	5,225	14,150
Less beneficial conversion feature and warrant issuance discounts – net of accumulated amortization	—	(2,573)
Total convertible notes	5,225	11,577
Term Notes:
Issued 2018, interest rate fixed at 8%. Principal and interest are payable on demand or at maturity in various dates in 2019	—	12,008
Issued 2018, with a fixed interest payment ranging from 10%-25% of note principal. Principal and interest are payable on demand or at maturity in various dates in 2019	—	11,700
Issued 2018, with a fixed interest payment ranging of 50% of note principal. Principal and interest are payable on demand or at maturity in various dates in 2019	—	1,550
Issued 2019, interest rate fixed at 1.55%. Principal and interest are payable at maturity in December 2020	100	—
Issued 2019, interest rate fixed at 8%. Principal and interest are payable at maturity in various dates in 2020	5,000	—
subtotal	5,100	25,258
Less warrant issuance discounts – net of accumulated amortization	—	(801)
Total term notes	5,100	24,457
Total short-term and long-term debt	10,325	36,034
Less current portion to related parties	(100)	(5,733)
Less current portion	(5,000)	(28,801)
Total long-term debt	$5,225	$1,500

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
Convertible Notes — The Company entered into various convertible notes with stockholders and employees from 2016 through 2019. Holders of the convertible notes are entitled to various rights, including automatic or voluntary conversion privileges. Certain of these convertible notes were also issued with freestanding warrants to which a portion of the note proceeds were ascribed. Convertible notes that were issued to either principal owners or members of the Company’s management team have been separately reported as short-term or long-term debt due to related parties on the face of the consolidated balance sheet.
Generally, the convertible notes allow for voluntary conversion subsequent to note issuance. Most of the convertible notes also provide for voluntary or mandatory conversion rights upon certain financing and non-financing events. Upon the closing of a next equity financing, a holder could elect or be required to convert the outstanding balance of the convertible note. A next equity financing is defined as a transaction or series of transactions pursuant to which the Company issues and sells shares of its capital stock for sufficient gross proceeds or effectuates a reverse recapitalization transaction. Upon a next equity financing, the convertible notes could convert into a number of shares of the Company’s class of capital stock issued in that next equity financing equal to the outstanding balance divided by the conversion price. The conversion price associated with the convertible notes varies, as is further described below.
For accounting purposes, the conversion feature associated with each convertible note was evaluated to determine if it represented an embedded derivative that should be bifurcated, and if not, represented a beneficial conversion feature. In instances where a beneficial conversion feature was deemed to exist because the effective conversion price was less than the fair value of the Company’s stock at the time of note issuance, a portion of the note proceeds equal to the beneficial conversion feature was allocated to additional paid in capital, and the Company commenced amortization of the related note discount to interest expense over the term of the note. Notes for which the conversion price was subject to adjustment as a result of a change in fully diluted shares were determined to have a contingent beneficial conversion feature that may require recognition of an incremental note discount if a subsequent adjustment to the conversion price were to occur.
On July 31, 2018, convertible notes totaling $2.93 million plus accrued interest of $0.23 million, were converted into shares of Class A common stock at a conversion rate of $0.15965 per share. As the conversion did not occur in accordance with the terms of the agreement, the Company recorded a loss on extinguishment of $2.58 million in loss on extinguishment of debt on the consolidated statement of operations for the year ended December 31, 2018. After the conversion, $1.50 million of convertible notes, due in December 2021 remained outstanding.
Between April and October 2018, the Company issued additional convertible notes totaling $10.35 million, with maturity dates varying from six to nine months from date of issuance, and outstanding principal and interest due in full at maturity. Interest accrued on the outstanding principal balance of these notes at either 8% or 10% per year. These convertible notes were voluntarily convertible into shares of Class A common stock at the option of the holder or automatically convertible upon a change of control event. Certain of the convertible notes are mandatorily convertible and certain of the convertible notes are voluntarily convertible into the shares of capital stock issued in a next equity financing. The conversion price for these convertible notes is the lesser of the price per share paid by the other purchasers of the capital stock sold in the applicable next equity financing or the conversion price determined based upon their respective valuation cap. Of the $10.35 million of notes issued, notes totaling $9.10 million were ascribed a valuation cap of $80.00 million; whereas, the remaining notes totaling $1.25 million were ascribed a valuation cap of $190.00 million. Beneficial conversion features recognized as debt discounts for the portion of these notes for which the initial conversion price was determined to be less than the fair value of the Company’s common stock at the time of note issuance totaled $3.07 million. The Company has amortized these beneficial conversion features to interest expense over the terms of the respective notes.
On December 9, 2018, the Company entered into forbearance agreements for four term notes totaling $2.30 million, which remained outstanding beyond their stated maturity dates and, accordingly, were due

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
on demand. In connection with the forbearance agreements, the maturity date was extended to March 31, 2019, the interest rate increased to 18% and the notes became voluntarily convertible at any time into shares of the Company’s Class A common stock equal to the outstanding principal and unpaid accrued interest divided by the conversion price per share. The Conversion Price is the quotient resulting from dividing the $120.00 million valuation cap established at note issuance by the fully diluted shares outstanding immediately prior to the determination of the conversion price. The Company accounted for these modifications as an extinguishment of the existing notes, and the execution of new convertible notes. The Company evaluated the newly issued convertible promissory notes for embedded conversion features and determined that the conversion price of the convertible promissory notes was below the fair value of the Company’s Class A common stock. As such, the Company recorded a beneficial conversion feature of $0.09 million as a debt discount to be amortized to interest expense over the term of the notes.
In January and February 2019, the Company issued $0.23 million in convertible notes. Interest accrued on the outstanding principal balance of these notes at 8% per year, with any outstanding principal and interest due in full at maturity 6 months from the date of issuance. These convertible notes are voluntarily convertible into shares of Class A common stock at the option of the holder or automatically convertible upon a change of control event. The convertible notes are also mandatorily convertible into the shares of capital stock issued in a next equity financing. The conversion price for these convertible notes is the lesser of the price per share paid by the other purchasers of the capital stock sold in the applicable next equity financing or the conversion price determined based upon a $180 million valuation cap.
In January through April 2019, the Company modified the maturity dates to March or April 2019, certain interest rates, certain conversion features, and certain principal amounts for $8.30 million of convertible notes issued in 2018 and $4.4 million of term notes issued in 2018. The modified term notes became voluntarily convertible at any time into shares of the Company’s capital stock equal to the outstanding principal and unpaid accrued interest divided by the conversion price per share. The conversion price for the modified term notes became the quotient resulting from dividing the valuation cap of $80.00 million or $120.00 million by the fully diluted shares outstanding immediately prior to the determination of the conversion price. The Company accounted for all of the modifications as an extinguishment of the existing notes, and execution of new notes. The Company recorded a loss from extinguishment of convertible notes of $5.14 million, which was included in loss on extinguishment of debt on the consolidated statement of operations for the year ended December 31, 2019. The convertible notes extinguished were reissued at a substantial premium, based on the fair value of the new convertible notes. The Company considered this premium to be equivalent to a capital contribution and has recorded the $5.32 million premium as additional paid-in capital in the Company’s 2019 consolidated statement of stockholder’s equity. The Company evaluated the newly issued convertible promissory notes for embedded conversion features and determined that the effective conversion price for certain convertible promissory notes was below the fair value of the Company’s common stock. As such, the Company recorded a beneficial conversion feature of $0.33 million as a debt discount to be amortized to interest expense over the term of the notes.
On May 6, 2019, in connection with the issuance of the Series A Preferred Stock (Note 8), $19.20 million of the Company’s outstanding convertible notes, $8.71 million of the Company’s term notes and $3.89 million of accrued and unpaid interest, converted into Series A Preferred Stock. The notes converted at the lesser of $0.36 per share or the respective convertible note’s valuation cap divided by the fully diluted shares outstanding. As of the date of the conversion, all discounts related to the initial beneficial conversion features had been fully amortized, and for certain notes, the Company recognized incremental interest expense for contingent beneficial conversion features determined based upon the notes’ ultimate conversion prices. For the year ended December 31, 2019, the Company recorded $1.90 million of interest expense related to beneficial conversion features. Where notes did not convert in accordance with their original terms, the Company recognized a loss on extinguishment of $3.68 million on the consolidated statement of operations for the year ended December 31, 2019. Immediately after this conversion, the Company did not have any convertible notes outstanding.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
In December 2019 the Company issued $5.23 million in new convertible notes. Interest accrues on the outstanding principal balance of the notes at 8%, compounded annually, with any outstanding principal and interest due in full on December 15, 2022. The convertible notes are automatically convertible into the shares of capital stock issued in a next equity financing, of $20.00 million or more, or are voluntarily convertible at maturity into new preferred stock. In the event of a change of control, the convertible notes are automatically either redeemed or converted into shares of Class A common stock, whichever is greater. The conversion price for these convertible notes is $0.4339 or the lesser of the next equity financing or $0.4339. At the issuance date, the Company evaluated the embedded features associated with the convertible promissory notes. Based on the analysis performed, the Company determined that no features required separate accounting. As of December 31, 2019, none of the newly issued convertible promissory notes had been converted. Accrued interest on the notes at December 31, 2019, was $0.09 million. These notes were classified as long-term debt in the Company’s financial statements.
Term Notes — During the year ended December 31, 2018, the Company issued $32.18 million in term notes and made $8.58 million in associated principal payments. As of December 31, 2018, $25.26 million of term notes remained outstanding.
During the year ended December 31, 2019, the Company issued $19.00 million of term notes and made $25.62 million in associated principal payments. In June 2019, the company pre-paid in full a $2.00 million term note outstanding and recorded a $0.36 million loss on extinguishment. As of December 31, 2019, $5.10 million of Term Notes remained outstanding, with maturity dates from September – December 2020.
Line of Credit — In 2017, the Company entered into a Line of Credit Agreement with UBS Bank USA (“UBS”) for borrowings in an amount up to $2.70 million (the “UBS Line of Credit”), with an interest rate that would be determined at the time of a draw. Outstanding draws are limited to and collateralized by the Company’s cash balance. On May 8, 2019, the Company increased its UBS Line of Credit approval to $32.00 million, with an interest rate that would be determined at the time of a draw. In May 2019, the Company utilized $32.00 million under the UBS Line of Credit to improve the Company’s financial position, with an annual interest rate of 3.937%. The Company paid interest on the note monthly and, on September 9, 2019, paid all amounts due on the UBS Line of Credit. During the year ended December 31, 2019 the Company incurred $0.42 million in interest expense related to the UBS Line of Credit.
The expected maturities associated with the Company’s outstanding debt as of December 31, 2019 were as follows (in thousands):
December 31
2020	$5,100
2021	—
2022	5,225
2023	—
2024	—
Thereafter	—
Total	$10,325
Warrants — The Company issued certain of its convertible notes and term notes with detachable warrants for the purchase of shares of the Company’s Class A common stock. The Company utilized a Black-Scholes pricing model to determine the fair value of each warrant, which was recorded as a debt discount to be amortized over the term of the notes. During the years ended December 31, 2019 and 2018, the Company issued warrants valued at $2.57 million and $5.05 million, respectively.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
Amortization of the debt discount included in interest expense for the years ended December 31, 2019 and 2018 totaled $3.69 million and $3.05 million.
The following table presents a summary of activity for the warrants issued in connection with short- term and long-term debt:
Warrant Activity and Other Data	Number of Warrants	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Warrants Outstanding, January 1, 2019	35,887,208	$0.47	9.6	$—
Granted	17,100,651	0.34	—	—
Exercised	(24,793,537)	0.40	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—
Warrants outstanding, December 31, 2019	28,194,322	$0.46	8.8	$—
Warrants exercisable, December 31, 2019	28,194,322	$0.46	8.8	$—
Under the fair value method, the fair value of each warrant was estimated on the grant date using the Black-Scholes option pricing model and the assumptions in the following table:
Fair Value Assumptions	December 31, 2019
Risk-free interest rate	2.46% and 2.37%
Expected term (in years)	5
Expected volatility	85% and 86%
Dividend yield	0%
Grant date fair value per share	$0.14 – $0.18
PREFERRED STOCK
The following table presents a summary of the activity impacting the Company’s issued and outstanding preferred stock during the years ended December 31, 2019 and 2018 (in thousands except share data):
	Series Seed		Series A-1		Series A-2		Series A-3		Series A-4
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Total
Balance – January 1, 2018	69,555,900	$11,415	—	$—	—	$—	—	$—	—	$—	$11,415
Balance – December 31, 2018	69,555,900	11,415	—	—	—	—	—	—	—	—	11,415
Redemption of Series Seed Preferred Stock	(24,655,118)	(4,046)	—	—	—	—	—	—	—	—	(4,046)
Issuance of Series A Preferred Stock	—	—	137,741,046	49,762	29,691,523	10,727	—	—	—	—	60,489
Conversion of Notes into Series A Preferred Stock	—	—	—	—	25,226,951	9,158	29,161,738	6,351	93,465,679	16,338	31,847
Contingent BCF and Loss on Extinguishment of Convertible Notes	—	—	—	—	—	(67)	—	2,347	—	1,595	3,875
Balance – December 31, 2019	44,900,782	$7,369	137,741,046	$49,762	54,918,474	$19,818	29,161,738	$8,698	93,465,679	$17,933	$103,580

In May and June of 2019, the Company closed a Series A Preferred Stock round of financing that included $56.49 million in cash investment, net of the Company’s investment in the joint venture and

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
issuance costs and $31.85 million in converted debt and interest in exchange for an aggregate of 315,286,937 shares of newly authorized Series A-1, Series A-2, Series A-3, and Series A-4 preferred stock. Also, in connection with the Series A Preferred Stock financing, the Company redeemed 35.45% of each Series Seed stockholder’s shares of Series Seed preferred stock issued and outstanding totaling $8.14 million. Each Series Seed stockholder received a payment in cash equal to $0.33 per share. The Series Seed preferred stock was not mandatorily redeemable in advance of the Series A preferred stock sale. In connection with the execution of the Series A Preferred Stock Agreement, the Series Seed stockholders agreed to the redemption. The Company considered amounts paid to the Series Seed stockholders in excess of the carrying amount of the preferred stock to be a return to the Series Seed preferred stockholders, and as a result, the Company recorded a $4.09 million dividend to preferred stockholders in additional paid-in capital in the Company’s consolidated statement of stockholder’s equity.
The Company has determined that its convertible preferred stock is contingently redeemable due to the existence of deemed liquidation provisions, not certain to occur, contained in its certificate of incorporation. The holders of the preferred stock, control more than 50% of the voting interest in the Company when aggregated with their common ownership, therefore the Company classifies its preferred stock outside of permanent equity.
Series Seed Preferred Stock
Dividend Rights — Each Series Seed preferred stock share represents an interest in the Company. At the discretion of the Board of Directors, holders of the Series Seed preferred stock are entitled to receive annual dividends, if declared, at a rate of $0.01797 per share on each outstanding share. Dividends are not cumulative and, as of December 31, 2019, no dividends had been declared by the Board of Directors.
Redemption Rights — In the event of certain capital transactions deemed to be a liquidation transaction, the holders of the Series Seed preferred stock are entitled to a liquidation preference, prior to distributions to any class of common stockholders, of $0.22466 per share, plus any declared but unpaid dividends on such shares. In the event that the available proceeds from a liquidation transaction are not sufficient to redeem the outstanding shares of all classes of preferred stock at their liquidation preference, then the Company will distribute all available assets ratably among the holders of Preferred Stock in proportion to the preferential amount each holder is otherwise entitled to receive.
Conversion Rights — Each share of Series Seed preferred stock can be voluntarily converted into shares of Class A common stock at any time. All outstanding shares of Series Seed preferred stock will automatically convert into Class A common stock in the event of an initial public offering, which can include a reverse recapitalization transaction, or through a majority vote of all outstanding preferred stockholders, voting together as a single class on an as-converted basis. Each share of Series Seed will convert into the number of shares of Class A common stock determined by dividing the original issuance price by the conversion price. The Series Seed conversion price is $0.22466 per share. This conversion price is subject to adjustment upon issuances of additional shares of common stock, if the consideration paid per common share is less than the conversion price in effect immediately prior to the issuance of the additional shares.
Voting Rights — Holders of the Series Seed preferred stock shall vote as part of the total voting power and are entitled to a number of votes equal to the number of shares of Class A common stock into which such shares could be converted.
Series A Preferred Stock
On May 6, 2019 and June 3, 2019, the Company sold the following shares of Series A Preferred Stock for total proceeds of $92.63 million, inclusive of the conversion of $31.85 million of outstanding notes payable (in thousands except share and per share data):

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
Series	Price per Share	Shares Issued	Total Proceeds
A-1	$0.36	137,741,046	$50,000
A-2	0.36	54,918,474	19,936
A-3	0.22	29,161,738	6,351
A-4	0.17	93,465,679	16,338
Total		315,286,937	$92,625
The Company incurred $0.29 million of equity issuance costs in connection with the sale of the Series A Preferred Stock, which the Company accounted for as a reduction of proceeds from the offering.
Dividend Rights — Each Series A preferred stock share represents an interest in the Company. The holders of the Series A preferred stock are entitled to receive annual dividends per share on each outstanding share if dividends are declared by the board of directors. The dividend rate per share for the Series A-1, A-2, A-3 and A-4 preferred stock is $0.02904, $0.02904, $0.1742, and $0.01398, respectively. Dividends are not cumulative and, as of December 31, 2019, no dividends had been declared by the Board of Directors.
Redemption Rights — In the event of certain capital transactions deemed to be a liquidation transaction, the holders of the Series A preferred stock are entitled to a per share liquidation preference, plus any declared but unpaid dividends on such shares, prior to distributions to any class of common stockholders. The liquidation preference for the Series A-1, A-2, A-3, and A-4 preferred stock is $0.3630, $0.3630, $0.2178, and $0.1748, respectively. In the event that the available proceeds from a liquidation transaction are not sufficient to redeem the outstanding shares of all classes of preferred stock at their liquidation preference, then the Company will distribute all available assets ratably among the holders of Preferred Stock in proportion to the preferential amount each holder is otherwise entitled to receive.
Conversion Rights — Each share of Series A preferred stock can be voluntarily converted into shares of Class A common stock at any time. All outstanding shares of Series A preferred stock will automatically convert into Class A common stock in the event of an initial public offering, which can include a reverse recapitalization transaction, or through a majority vote of all outstanding preferred stockholders, voting together as a single class on an as-converted basis. Each share of Series A preferred share will convert into the number of shares of Class A common stock determined by dividing the original issuance price by the conversion price. The initial Series A-1, A-2, A-3, and A-4 conversion prices are $0.3630, $0.3630, $0.2178, and $0.1748 per share, respectively. These conversion prices are subject to adjustment upon issuances of additional shares of common stock, if the consideration paid per common share is less than the conversion price in effect immediately prior to the issuance of the additional shares.
Voting Rights — Holders of the Series A preferred stock shall vote as part of the total voting power and are entitled to a number of votes equal to the number of shares of Class A common stock into which such shares could be converted. The holders Series A-1 preferred stock select two of nine members of the Board of Directors.
8. 2016 STOCK PLAN
In October 2016, the Company adopted the 2016 Stock Plan (the “Plan”), as amended in February 2017. The Plan authorizes a maximum of 56,576,658 shares of Class A common stock and 8,590,706 shares of Class B common stock for issuance to officers, directors, employees and consultants of the Company. The Plan also allows for the issuance of both incentive stock option and nonqualified stock options.
In October 2016, the Company entered into a Restricted Stock Purchase Agreement with individuals and issued shares of Class B common stock which vest over 3 years from the issuance date. During 2019, the Company recognized $0.04 million of stock-based compensation expense related to the vesting of 743,333

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
shares. Once vested, each Class B common stock share entitles the holder to 10 votes, and each share is convertible into one share of Class A common stock at the option of the holder. As of December 31, 2019, all of the Class B common stock issued under the Restricted Stock Purchase Agreement had either vested or been cancelled and, accordingly, the restrictions have been removed.
The following table presents the activity related to issued and outstanding restricted Class B shares for the years ended December 31, 2018 and 2019:
Number of Restricted Class B Shares
Outstanding restricted shares, January 1, 2018	4,120,837
Cancelled	(1,438,336)
Shares vested	(1,897,500)
Outstanding restricted shares, December 31, 2018	785,001
Cancelled	(41,668)
Shares vested	(743,333)
Outstanding restricted shares, December 31, 2019	—
During 2019, the Company issued stock options to purchase a total of 14,503,648 shares of the Company’s Class A common stock. This included 9,625,830 incentive stock options granted to employees and 4,877,818 nonqualified stock options granted to employees, directors, and consultants. Generally, the Company’s stock options vest over three years, with either one third of the options vesting at the one-year anniversary and 1/36 of the options vesting each month thereafter or 1/36 of the options vesting each month. All stock options expire after 10 years from the grant date. Vesting ceases when the employment or consulting relationship ends.
The following table summarizes the Company’s stock option activity:
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding Options, January 1, 2018	41,154,437	$0.50	9.5	$—
Granted	8,449,945	0.74
Exercised	(264,923)	0.50		—
Cancelled	(10,832,599)	0.50
Outstanding Options, December 31, 2018	38,506,860	$0.54	8.7	$—
Exercisable and vested, December 31, 2018	24,739,945	$0.52	8.5	$—

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding Options, January 1, 2019	38,506,860	$0.54	8.7	$—
Granted	14,503,648	0.32
Exercised	(77,846)	0.53		—
Cancelled	(11,110,562)	0.52
Outstanding Options, December 31, 2019	41,822,100	$0.48	8.5	$—
Exercisable and vested, December 31, 2019	29,210,485	$0.52	8.2	$—
The Company uses the fair value method in recognizing stock-based compensation expense. Under the fair value method, the fair value of each stock option award was estimated on the grant date using the Black-Scholes option pricing model and the assumptions in the following table:
Fair Value Assumptions	2019	2018
Risk-free interest rate	1.95% and 2.28%	1.90% and 2.59%
Expected term (in years)	6.5	6.5
Expected volatility	71% and 87%	65% and 83%
Dividend yield	0%	0%
Grant date fair value per share	$0.17 and $0.19	$0.21 and $0.28
During the year ended December 31, 2019, the Company recognized a total of $1.57 million of stock- based compensation expense related to the vesting of stock options. This included $0.41 million in stock-based compensation for incentive stock options and $1.12 million in stock-based compensation for nonqualified stock options. As of December 31, 2019, the Company had a total of $1.24 million in unrecorded compensation expense related to 12,612,256 unvested shares.
The following table summarizes our stock-based compensation expense by line item for the years ended December 31, 2019 and 2018, in the consolidated statements of operations (in thousands):
	2019	2018
Cost of sales	$218	$25
Selling, general, and administrative	1,348	2,923
Total	$1,566	$2,948
From 2015 through 2018, the Company issued Warrants for the purchase of shares of the Company’s Class A common stock in exchange for historical and upcoming services provided to the Company. The Company utilized a Black-Scholes pricing model to determine the fair value of each warrant, which was recorded as compensation expense immediately, as the Warrants were immediately exercisable. There was no expense for Warrants related to services provided for the year ended December 31, 2019.
The following table presents a summary of activity for the warrants issued for services provided:

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
	Number of Warrants	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Warrant activity and other data:
Warrants outstanding, January 1, 2019	16,531,184	$0.37	8.8	$—
Granted	—	—
Exercised	7,631,046	0.23		—
Forfeited	—	—
Expired	—	—
Warrants outstanding, December 31, 2019	8,900,138	$0.48	7.8	$—
Warrants outstanding exercisable, December 31, 2019	8,900,138	$0.48	7.8	$—

10.
INCOME TAXES

The Company’s provision for income taxes was as follows for the years ended December 31, 2019 and 2018 (in thousands):
	2019	2018
Current:
Federal	$—	$—
State	1	1
Total current	1	1
Total deferred	—	—
Total provision for income taxes	$1	$1
The following table presents the reconciliation of the federal statutory rate to the effective tax rate as of December 31, 2019 and 2018:
	Year Ended December 31
	2019	2018
Federal statutory rate	21.0%	21.0%
State statutory rate, net of federal tax benefit	4.4	5.7
Tax credits	3.6	5.2
Stock-based compensation	(0.2)	(0.2)
Valuation allowance adjustments	(22.9)	(28.4)
Interest expense on converted debt	(3.9)	(2.2)
Loss on extinguishment on converted debt	(1.0)	(0.9)
Loss from joint venture	(0.6)	—
Others	(0.4)	(0.2)
Effective tax rate	—%	—%
The following table presents the principal components of deferred tax assets and liabilities as of December 31, 2019 and 2018 (in thousands):

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
	Year Ended December 31
	2019	2018
Deferred tax asset:
Accrued expense	$1,975	$2,387
Stock-based compensation	667	348
Tax credits	8,191	6,287
Net operating loss carryforwards	34,419	24,083
Total deferred tax asset	45,252	33,105
Deferred tax liability:
Property, plant and equipment	(465)	(230)
Total deferred tax liability	(465)	(230)
Net deferred tax asset	44,787	32,875
Valuation allowance	(44,787)	(32,875)
Net deferred tax liability	$—	$—
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the tax-basis amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all the deferred tax assets will be realized. The realization of deferred tax assets may be dependent on the Company’s ability to generate sufficient income in future years in the associated jurisdiction to which the deferred tax asset relates. As of December 31, 2019, and 2018, the Company recorded a valuation allowance of $44.79 million and $32.88 million, respectively, against the deferred tax asset balance as realization was uncertain.
The Company recognizes interest and penalties related to unrecognized tax benefits in operating expenses. No such interest and penalties were recognized during the years ended December 31, 2019 and 2018.
As of December 31, 2019, and 2018, the Company had federal net operating loss carryforwards of $123.48 million and $86.58 million and state net operating loss carryforwards of $121.54 million and $84.49 million, respectively, which will begin to expire in 2036 and are subject to certain limitations.
11. INFORMATION ON BUSINESS SEGMENTS
The Company has two operating segments, which are also reportable segments. Our reportable segments are presented based on how information is used by our Chief Operating Decision Maker (“CODM”), which is collectively a senior leadership team consisting of two individuals, to measure performance and allocate resources. These reportable segments are Romeo Power North America and Joint Venture Support. The activities of our Romeo Power North America reportable segment include the research, design, development, and manufacture of electrical power systems for commercial vehicles (Class 6-8: trucks and buses) in the North American market. Our Joint Venture Support reportable segment provides design, research and development, and other engineering related services exclusively to the Joint Venture.
The Company commenced providing services to the joint venture on the formation date of June 28, 2019, and as a result, our 2019 results include services rendered to the Joint Venture from the June 28, 2019 joint venture formation date through December 31, 2019. The CODM evaluates and monitors segment performance primarily based upon segment sales and gross profit. Asset information has not been separately

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
disclosed for the segments, as this information is not regularly reported to CODM for purposes of allocation of resources to the Company’s segment or assessing segment performance.
Net sales and gross profit from each of our reportable segments are as follows (in thousands):
	Year Ended December 31
	2019	2018
Net sales:
Romeo Power North America	$6,512	$3,064
Joint Venture Support	1,976	—
Total net sales	$8,488	$3,064
Gross profit (loss):
Romeo Power North America	$(9,068)	$(9,731)
Joint Venture Support	319	—
Total business segment gross profit (loss)	$(8,749)	$(9,731)
All of the Company’s sales (based on location of customer) and long-lived assets were within North America for the years ended December 31, 2019 and 2018.
12. TRANSACTIONS WITH RELATED PARTIES
Notes Receivable from Stockholders — The Company has notes receivable outstanding to certain stockholders related to the Special Tax 83(b) election for restricted stock issuances. The notes originated on December 30, 2016 and $0.05 million remain outstanding as of December 31, 2019 and 2018.
During the year ended December 31, 2019, the Company allowed two stockholders to exercise outstanding Warrants in exchange for notes receivable as presented below (in thousands):
	Principal Amount	Maturity Date
Stockholder 1	$4,562	July 7, 2022
Stockholder 2	4,561	August 19, 2022
Total	$9,123
Each loan accrues interest at 2% and is due and payable, including all accrued and unpaid interest, at maturity. Amounts due under these arrangements become immediately due and payable in the event of the closing of a firm commitment underwritten public offering or certain capital transactions that are considered a liquidation transaction. In April 2020, the Company’s Board of Directors agreed to cancel $1.79 million of the $9.12 million stockholder note receivable, in the event of a sale of the Company or an initial public offering.
As of December 31, 2019, the principal balance of the notes receivable from stockholders remains outstanding. The Company has not accrued interest income related to the notes receivable from stockholders.
Transactions with Employees — The Company had the following Convertible and Term Notes outstanding with employees (in thousands):

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
	December 31,
	2019	2018
Convertible notes	$—	$1,500
Term notes	100	5,734
Total	$100	$7,234
During the year ended December 31, 2018, the Company borrowed $9.23 million from the Company’s CEO and CFO through a series of notes. During the year ended December 31, 2018, the Company repaid $7.45 million to the CEO, including $3.95 million of notes that were outstanding at December 31, 2017. As of December 31, 2018, $7.23 million of the notes remained outstanding.
In May 2019, the Company’s CEO purchased 18,672,239 shares of the Company’s Series A-2 Preferred Stock in connection with the Series A Financing (Note 8) at a price per share equal to the fair value of the stock issued. Additionally, the Company’s CEO and CFO converted $1.51 million in Convertible and Term Notes into the Company’s Series A-4 and A-2 Preferred Stock, respectively, in connection with the Series A Financing at a price per share equal to the conversion price at that date. During the year ended December 31, 2019 the Company borrowed an additional $5.24 million from the Company’s CEO and CFO through a series of notes and re-paid $10.86 million in aggregate indebtedness to the CEO and CFO.
In the first fiscal quarter of 2020, the Company issued term notes to the CEO totaling $0.75 million with a 1-year term that incurs interest equal to the Applicable Federal Rate (“AFR”) at the date of issuance.
Transactions with Directors — The Company had the following Convertible and Term Notes outstanding with Directors (in thousands):
	December 31,
	2019	2018
Convertible notes	$3,000	$—
Term notes	—	1,500
Total	$3,000	$1,500
As of December 31, 2019 the convertible notes were included in long-term debt — net of current portion. As of December 31, 2018 the term notes were included in current maturities of long-term debt.
Short-term and Long-term Debt with Stockholders — The Company had the following Convertible and Term Notes outstanding with beneficial owners who own greater than 5% of the Company (in thousands):
	December 31,
	2019	2018
Convertible notes*	$2,000	$10,600
Term notes*	100	5,724
Total	$2,100	$16,324

*
Includes amounts due to the Company’s CEO

As of December 31, 2019, $0.1 million of the outstanding convertible and term notes were included in current maturities of long-term debt to related parties and $2.00 million were included in long-term debt — net of current potion. As of December 31, 2018, $5.72 million of the outstanding convertible and term notes were included in current maturities of long-term debt to related parties, $1.50 million were included

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
in long-term debt to related parties — net of current portion, and $9.10 million were included in long-term debt — net of current portion.
Liquidity Bonus Agreement — In February 2017, the Company entered into a Liquidity Bonus Agreement with an executive. The agreement provided the executive with a liquidity bonus upon the first to occur of a qualifying initial public offering or the closing of a change in control transaction (together a “Liquidity Event”). The liquidity bonus was to be determined based on the proceeds of such a Liquidity Event. During the year ended December 31, 2019 the executive voluntarily terminated his employment and the agreement was automatically terminated per its terms and conditions.
Transactions with the Joint Venture — In May 2019, BorgWarner, in connection with the Company’s investment in the Joint Venture, participated in the Company’s Series A Preferred Stock financing. BorgWarner contributed $50.00 million in exchange for 137,741,046 shares of Series A-1 Preferred Stock. BorgWarner’s interest in the Company represents approximately 20% ownership on an as converted, fully diluted basis In connection with the Series A investment, BorgWarner was given an anti-dilution right through May 2022, enabling BorgWarner to maintain beneficial ownership of 20% on an as converted, fully diluted basis.
In connection with the Company’s investment in its Joint Venture formed on June 28, 2019 (Note 2), the Company has entered into a services agreement to provide various professional services to the Joint Venture. Revenue earned for services rendered through December 31, 2019 was $1.98 million of which all amounts have been collected as of December 31, 2019.
13. COMMITMENTS AND CONTINGENCIES
Litigation — The Company is subject to certain claims and legal matters that arise in the normal course of business. Management does not expect any such claims and legal actions to have a material adverse effect on the Company’s financial position, results of operations or liquidity, except the following:
A shareholder purchased shares of the Company’s common stock through a group of related entities during 2017, at a time when the Company was heavily focused on developing its stationary energy storage business in parallel with its commercial vehicle battery platform. The Company completed its Series A preferred raise in May 2019 at a price per share that was lower than the purchase price paid by the shareholder for its common stock in 2017. During this time, the Company also paused its stationary energy storage business in order to focus its resources on scaling production of its commercial vehicle batteries, which was not the intention of the Company during 2017. This shareholder subsequently claimed that he and his related entities overpaid for the Company’s common stock during 2017 and that the subsequent course of action of the Company was not in line with the 2017 projections. In order to settle the shareholder’s claim, during November 2019, the Company entered into a confidential settlement agreement with the shareholder to resolve the dispute. As a result of the settlement agreement, the Company rescinded the share purchase transaction and made a cash payment to the former shareholder. The amount paid in excess of the estimated fair value of the shares that were rescinded resulted in the recognition of $4.59 million of settlement expense, which is reported as Legal settlement expense on the condensed consolidated statement of operations.
A police officer was injured as a result of an automobile accident resulting from an intoxicated Company employee driving following his departure from a 2017 company holiday party that occurred after hours and not on the Company’s premises. The Company terminated the employee’s employment shortly after the incident occurred. This matter resulted in a personal injury lawsuit (Chelico et al. v. Romeo Systems, Inc., et al., Case # 18STCV04589, LA County (LA)), for which the Company is a named defendant. In July 2020, the Company settled this matter in principle and agreed to pay a settlement of $6.0 million. The Company’s business and umbrella insurance carriers have agreed to cover the cost of damages owed. As a result, for the years ended December 31, 2019 and 2018, the Company has accrued $6.0 million in legal settlement

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
expense reflected as legal settlement payable and has recorded an insurance receivable for $6.0 million reflected as an insurance receivable in the condensed consolidated balance sheets.
14. MAJOR CUSTOMERS AND ACCOUNTS RECEIVABLE
The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:
For the year ended December 31, 2019, two customers accounted for approximately 74% of total revenue and the Joint Venture engineering services revenue accounted for 23% of total revenue. Of the two customers for the year ended December 31, 2019, one customer accounted for approximately 59% and the second customer accounted for 15%. For the year ended December 31, 2018, four customers accounted for 78% of revenue. As it relates to the four customers for the year ended December 31, 2018, the total percentage of revenue for each customer was 33%, 17%, 16%, and 12%.
As of December 31, 2019, four customers accounted for approximately 98% of accounts receivable. As it relates to the four customers as of December 31, 2019, the total percentage of accounts receivable for each customer was 34%, 22%, 21%, and 21%. As of December 31, 2018, three customers accounted for 88% of accounts receivable. As it relates to the three customers as of December 31, 2018, the total percentage of accounts receivable for each customer was 39%, 37%, and 12%.
The major customers identified are included in the Romeo Power North America operating segment, and the JV shared services amounts are included in the Joint Venture Support operating segment.
15. SUBSEQUENT EVENTS
Management has evaluated subsequent events that have occurred through October 15, 2020, which is the date that the financial statements were available to be issued, and has determined that there were no subsequent events that required recognition or disclosure in the financial statements as of and for the year ended December 31, 2019, except as disclosed below.
In the first fiscal quarter of 2020, the Company issued term notes to the CEO totaling $0.75 million with a 1-year term that incurs interest equal to the Applicable Federal Rate (“AFR”) at the date of issuance.
In March 2020, the Company issued term notes totaling $3.0 million, including a $2.0 million term note to the Joint Venture, with a 1-year term that incur interest equal to the AFR.
In the first fiscal quarter of 2020, the Company issued $1.9 million in convertible notes that incur interest at 8% per year. These notes mature one to three years from date of issuance and convert at a price of $0.4339 (or the sale price of the next round of financing if lower).
In March 2020, the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. The Company’s manufacturing operations have remained open and producing through the issuance date of these financial statements. As a result of COVID-19, the Company faces risks to raising necessary capital, which could significantly disrupt our business. To help mitigate those risks and support the Company’s ongoing operations, on June 4, 2020, the Company received loan proceeds in the amount of $3.30 million under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses. The loans and accrued interest are forgivable after 24 weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the forgiveness period. Any unforgiven portion of the PPP

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
loan would be payable over two years at an interest rate of 1%, with a deferral of payments for the first six months. The Company currently believes that its use of the loan proceeds through the issuance date of these financial statements has been in compliance with the conditions for forgiveness of the loan and are expected to continue as such through the remainder of the forgiveness period. The Company plans to apply for forgiveness of the loan following the covered period of the loan.
In the first fiscal quarter of 2020, the Company issued 2,367,120 shares of Class A Common Stock. The Company issued the Class A Common Stock at a purchase price $0.4339 per share, for a total raise of $1.03 million. In the second fiscal quarter of 2020, the Company closed a round of financing that included the issuance of 32,000,000 shares of newly authorized Series A-5 preferred stock with terms that are consistent with the previous rounds of preferred stock financing. The Company issued Series A- 5 Preferred shares at a purchase price of $0.1250 per share, for a total raise of $4.00 million. All funding was received by May 4, 2020.
On July 21, 2020, the Company entered into a non-binding letter of intent (the “LOI”) among the Company and RMG Acquisition Corp. (“RMG”), an entity listed on the New York Stock Exchange (“NYSE”) under the trade symbol RMG.U, that outlined RMG’s intentions with respect to a potential business combination transaction (the “Transaction”) involving the Company. The effect of the Transaction would be to publicly list the Company on the NYSE.
In August and September 2020, the Company awarded stock options to employees, executive officers and non-employees to purchase up to 49,946,178 shares of common stock at an exercise price of either $0.81 per share or $0.74 per share. Vesting for 39,067,678 of the awarded options is subject to the consummation of a liquidity transaction, which would include the transaction contemplated by the Merger Agreement entered into by the Company on October 5, 2020. The remaining options generally vest over a three year period.
On October 2, 2020, the Company entered into a Battery Recycling Agreement among the Company and Heritage Battery Recycling, LLC (“HBR”), an affiliate of Heritage Environmental Services, Inc. In the event that the Company receives at least $200 million in net proceeds from the Business Combination with RMG and the issuance of 15 million shares of RMG’s Class A common stock to private placement investors in accordance with subscription agreements condition upon the Business Combination, Romeo will pay $35 million to HBR and will fund 30% of any operating shortfall for the duration of the agreement with HBR, in exchange for the right to receive 30% of the profit generated by HBR’s battery recycling system. The Company has also agreed to fund up to $10 million for a pilot that, if successful, could lead to the purchase by HBR’s affiliate of commercial vehicles through Romeo. The Battery Recycling Agreement establishes a ten-year strategic partnership with Heritage Environmental Services for the collection of the Company’s battery packs for recycling. The strategic partnership is expected to create a system for battery recycling and reuse of all Company-produced lithium-ion batteries.
On October 5, 2020, RMG, RMG Merger Sub (“Merger Sub”), and Romeo entered into a merger agreement (“Merger Agreement”) pursuant to which RMG plans to acquire all of the issued and outstanding equity interests of Romeo. Upon consummation of the Business Combination, the newly formed Merger Sub, as a wholly-owned and direct subsidiary of RMG, will merge with and into Romeo, with Romeo surviving as a wholly-owned subsidiary of RMG. In addition, RMG, as the issuer of the publicly traded equity of the Combined Company, will immediately change its name to Romeo Power, Inc. Consideration for the Transaction will consist of shares of RMG’s Class A common stock issued in exchange for all outstanding shares of Romeo’s Class A common stock. Pursuant to the Merger Agreement, the aggregate consideration to be paid upon consummation of the Business Combination is $900 million, adjusted for Romeo’s closing date cash and indebtedness. In connection with the Business Combination, all issued and outstanding warrants and stock options for the purchase of shares of Romeo’s common stock, will be exchanged for warrants and stock options for the purchase of common stock of the Combined Company.

ROMEO SYSTEMS, INC.
(dba Romeo Power Technology)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
On October 5, 2020, concurrent with the execution of the Merger Agreement, RMG entered into Subscription Agreements with Subscription Investors that have agreed to purchase shares of RMG’s Class A common stock in connection with the Business Combination. Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase, and RMG agreed to issue and sell to such Subscription Investors, an aggregate of 15,000,000 shares of Class A common stock for a purchase price of $10.00 per share, or an aggregate of approximately $150 million in gross cash proceeds (the “Private Placement”). The closing of the Private Placement will occur immediately prior to the closing of the Business Combination and is conditioned thereon and on other customary closing conditions.